Exhibit 1

2021 INTEGRATED REPORT Building a Better Future

Table of Contents 2 Company Overview 3 CEMEX at a Glance 4 Performance and Progress Highlights 6 Letter to Stakeholders 10 How We Create Value 11 CEMEX Value Creation Model 12 Net Value We Create for Society 13 Contribution to the UN Sustainable Development Goals 15 Our 2030 Sustainability Targets 16 Engaging Our Stakeholders 18 Priorities for Our Stakeholders and CEMEX ESG Performance and Disclosure Ratings and Standards 20 Future in Action 24 Sustainable Products & Solutions 28 Decarbonizing our Operations 33 Innovation & Partnerships 36 Promoting a Green Economy 38 Our Progress in 2021 39 Our Health and Safety Commitment 45 Innovation in our Products & Solutions Portfolio 52 Delivering a Superior Customer Experience 56 Environmental Excellence 63 Social Impact 74 Building a Better Workforce Experience 83 Responsible Sourcing 86 Financial Performance 87 Financial Highlights 88 Advancing Materially Toward our Operation Resilience Goals 89 Consolidated Results 92 Governance 94 Board of Directors 100 Board Committees 101 Executive Committee 104 Ethics and Compliance 109 Risks and Opportunities 117 Our Commitment to Respect Human Rights 122 Our Performance in Detail 123 Financial Information 219 Non-Financial Information 226 Appendix 227 Scope and Boundaries of this Report 229 Global Reporting Initiative Index (GRI) 253 Sustainability Accounting Standards Board Response (SASB) 255 Task Force on Climate-related Financial Disclosure Response (TCFD) 272 Terms We Use 273 Cautionary Statement Regarding Forward Looking Statements 274 Investor, Media, and Sustainability Information Advancing in our Operation Resilience Strategy Our strategic efforts paid off in 2021, achieving important milestones across our Operation Resilience targets and strategic priorities. 88 Future in Action Our climate action goals are aligned to the most ambitious CO2 reduction pathway in the industry. 20 Our Progress in 2021 Our results, which were quite transformational, bolster our commitment to continue to live our purpose of building a better future. 38

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Company Overview CEMEX is a leading vertically integrated heavy building materials company focused on four core businesses—Cement, Ready-Mix Concrete, Aggregates, and Urbanization Solutions. Our high-quality products and innovative solutions across the construction value chain aim to exceed our customers’ expectations and sustainably meet society’s growing needs. CEMEX 2021 INTEGRATED REPORT 2

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CEMEX at a Glance

CEMEX is a leading vertically integrated heavy building materials company focused on four core businesses—Cement, Ready-Mix Concrete, Aggregates, and Urbanization Solutions.


USA 8,963 employees
Mexico 14,866 employees
SCA&C 5,325 employees
EMEA&A 11,582 employees
Others* 5,388 employees
SCA&C - South, Central America and the Caribbean
EMEA&A - Europe, Middle East, Asia and Africa
*Others includes Neoris and employees performing corporate functions in different locations.

EMPLOYEES

+46 thousand

CEMEX started doing business in 1906 and has grown from a local player to one of the top global companies in the industry. With more than 46,000 employees worldwide, CEMEX is strategically positioned in the Americas, Europe, Middle East, Asia, and Africa.

Our high-quality products and innovative solutions across the construction value chain aim to exceed our customers' expectations and sustainably meet society's growing needs.

We seek to provide a superior customer experience as the foundation for long-lasting partnerships. To this end, we continuously tailor our products and solutions to suit our customers' specific needs and ensure their satisfaction. This is not only our best competitive advantage, but also essential to our global business strategy.

As of December 31, 2021.

OUR CORE BUSINESSES

Cement - A binding agent, when mixed with aggregates and water, produces either ready-mix concrete or mortar.

Ready-Mix Concrete - A combination of cement, aggregates, admixtures, and water.

Aggregates - Inert granular materials, such as stone, sand, and gravel, which are only obtained land-based sources or by dredging marine deposits.

Urbanization Solutions - Complementary solutions to solve the most pressing needs for cities: net-zero and sustainability, circular solutions, and resilient buildings and infrastructure.

CEMENT	READY-MIX CONCRETE	AGGREGATES	TERMINALS
63 cement and grinding plants	**1,351** plants	**253** quarries	**269** land distribution centers
89 million metric tons installed production capacity	**49** million m³ annual sales volume	**137** million tons annual sales volume	**67** marine terminals

SASB EM-CM-000.A

CEMEX 2021 INTEGRATED REPORT 3

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Performance Highlights Financial Achievements in 2021 HIGHEST GROWTH in EBITDA in more than a decade EBITDA (millions of US dollars) 18% 2,861 2,421 2020 2021 Net Sales Leverage: Achieved below 3> in 2021 (millions of US dollars) with eyes on Investment Grade rating 14% Leverage Ratio1 S&P 5.2 5.2 Fitch 14,548 12,814 4.2 4.1 4.2 3.9 BB BB 3.7 2.7 B+ B+ 2020 2021 2014 2015 2016 2017 2018 2019 2020 2021 LARGEST EVER annual reduction in leverage ratio, 1.4x US$2.9 Billion EBITDA +18% vs 2020 US$14.5 Billion US$1.1 Billion US$2.3 Billion Net Sales Free Cash Flow after Consolidated Net +14% vs 2020 Maintenance CAPEX Debt Reduction1 +15% vs 2020 22% decrease vs 2020 BB Credit rating upgraded by Fitch Both Fitch and S&P raised their outlook to positive 1 Calculated in accordance with our contractual obligations under the 2021 Credit Agreement. CEMEX 2021 INTEGRATED REPORT 4

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Sustainability Performance Highlights

Climate Action Achievements in 2021

CO_2 emissions — **-29 kg, -4.7%** per ton of cementitious material; record reduction in CO_2 emissions

Clinker Factor — **75.2% (-1.8 pp)** lowest level reached in the last 10 years

Alternative Fuels — **29.2%**, Record substitution rate for our company

Clean electricity — **~30%** consumption

Health & Safety — **96%** of our operations with Zero employee and contractor LTIs

Customer Centricity — **68** annual global NPS ahead of our 2030 targets

Circular Economy — **23 M tons** of managed waste

Employee Experience — **48 eNPS** Employee Net Promoter Score above global benchmark for the second consecutive year*

Communities — **+25 Million** people benefited with our community programs

CEMEX 2021 INTEGRATED REPORT 5

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Dear Fellow Stakeholders: ROGELIO ZAMBRANO Chairman of the Board of Directors FERNANDO A. GONZÁLEZ Chief Executive Officer In the midst of the extraordinary conditions in which we had to operate, 2021 was undoubtedly transformative. The excellent results we achieved are a testament to the growth potential of our markets, our focus on customer experience, and, most importantly, the dedication and commitment of our people. We Advanced Materially in Our Operation Resilience Strategy We rolled out Operation Resilience in September 2020 in response to changes in market outlook brought on by the pandemic. This strategy focuses on de-risking the company, injecting growth into the portfolio with increased capital expenditure while advancing our sustainability agenda. 2021 results show the strategy paid off. Net sales grew 14% to US$14.5 billion, and operating EBITDA improved 18% to US$2.9 billion, the largest increase in more than a decade. EBITDA margin expanded 0.8 percentage points to 19.7%, supported by growing volumes and strong pricing, cost containment efforts, and a greater contribution from our urbanization solutions business. Furthermore, we continued increasing our financial flexibility and strengthening our capital structure. We refinanced our syndicated bank facility at a record low cost and with an investment-grade style structure, a first in over a decade. We also paid or refinanced over US$7.5 billion of debt, and by applying free cash flow and asset sales proceeds, we reduced consolidated net debt by more than US$2 billion. During the year, we reduced interest expenses by US$141 million, or 20%, versus 2020. Most importantly, we reduced the leverage ratio by 1.4 times—the largest ever annual reduction—to 2.73 times and significantly lengthened our average life of debt to 6.2 years. The rating agencies took note of all these achievements. During the year, Fitch upgraded our credit rating by one notch to BB, and both Fitch and S&P raised their outlook to positive. We also progressed significantly on our Operation Resilience goal of optimizing and rebalancing our portfolio for growth. To this end, we invested US$380 million in strategic capital expenditures during the year. Much of this went toward our growth strategy of investing in bolt-on and margin enhancement projects as well as capacity additions. Importantly, the growth strategy is paying off, with a contribution of US$100 million in incremental EBITDA in 2021. Additionally, EBITDA from our Urbanization Solutions core business grew 22% in the year. Through these investments and some strategic divestments, we are reorienting the portfolio more toward developed markets, particularly the U.S. and Europe. In the fourth quarter of 2021, we announced the sale of our operations in Costa Rica and El Salvador for US$335 million. The proceeds from this sale should support our growth investments in key markets and deleveraging. CEMEX 2021 INTEGRATED REPORT 6

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Future in Action: Committed to Net-Zero CO2 Our achievements in 2021 were not just financial. We made significant advancements against our Operation Resilience climate action goals and rolled out our Future in Action program, focused on developing low carbon products, solutions, and production processes. Our new more aggressive 2030 climate action goals are aligned to the most ambitious CO2 reduction pathway in our industry and validated by the Science Based Target Initiative (SBTi) according to the Well Below 2°C Scenario. Most importantly, these goals will keep us on the right path to achieving our ultimate goal to deliver net-zero CO2 concrete globally by 2050. In 2021, we published our Sustainability-Linked Financing Framework, considered by specialists as the most comprehensive to date within our industry. In 2021 we also joined the United Nations’ “Race to Zero” campaign and the Business Ambition for 1.5°C coalition, and as of November 2021, we are a founding member of the First Movers Coalition, an initiative of the World Economic Forum launched at COP26 to create market demand for zero-carbon solutions. In the first year since launching our CO2 roadmap, we reduced our carbon emissions by 4.7% —the largest annual decline we have ever achieved—to a historic low for CEMEX. An almost two percentage point decline in clinker factor, coupled with a four percentage point increase in alternative fuel usage, drove the significant carbon reduction. As of 2021, we have reduced our specific net CO2 emissions by 26.2% compared with the 1990 baseline, on track to achieve our more than 40% reduction goal by 2030. Our aggressive climate action 2030 goal and detailed plant-by-plant roadmap are currently our industry’s most ambitious CO2 reduction pathway. One of the main goals of our Future in Action strategy is, of course, to provide greener products and services to our customers so that the built world of the future is more sustainable and circular. We introduced our low carbon and net-zero CO2 concrete and low carbon cement under the Vertua® brand in 2020. By March of 2021, we had successfully rolled out these products globally. The products have been very favorably received by customers, with Vertua® cement volumes growing almost 50% since its global launch. Vertua® has already been used in La Marseillaise, a new skyscraper in Marseille, as well as in the new HS2 high-speed railway in London and in the Querétaro-Irapuato highway in Mexico. Our Vertua® products complement our existing and growing family of sustainable products and solutions designed to meet the needs of a green and circular economy—reducing energy consumption, improving insulation, enhancing the capacity of structures to withstand climate disasters, and, of course, reducing carbon emissions. Our Vertua® net-zero CO2 concrete, the first in the industry, is now available in all of our markets. The actions we are taking under Future in Action are good for the world as well as for CEMEX. Our alternative fuels strategy not only helps to reduce carbon emissions but also supports our communities in dealing with one of society’s most intractable challenges: waste. The ability of cement plants to use society’s waste as alternative fuels reduces fossil fuel consumption and the amount of waste deposited in landfills where it produces and releases methane, a greenhouse gas 80 times more harmful to the environment than CO2. For the year, alternative fuels constituted 29.2% of our fuel mix, a record substitution rate for our company. While Eu-rope continues to lead with the highest substitution rate, we are moving quickly to boost alternative fuels usage in all other regions. Our Mexican operations had an impressive performance, increasing alternative fuel usage by nine percentage points in 2021. To highlight the significance of this effort, our operations in Mexico processed the equivalent of 13% of the waste of Mexico City in 2021. 2021 was a year of many decade-long records despite unprecedented challenges Highest growth in EBITDA in more than a decade Achieved long-time leverage goal of below 3 times First investment-grade style structure in our syndicated credit agreement Record reduction in CO2 emissions CEMEX 2021 INTEGRATED REPORT 7

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix We have been a pioneer in the adoption of hydrogen within the cement industry. Since 2019, we have used hydrogen injection to increase the use of alternative fuels and maximize thermal efficiency, and, as of 2021, hydrogen is in use in all of our plants in Europe. Our recently announced partnership with HiiRoc on a new hydrogen injection technology should accelerate this strategy, allowing us to further explore and significantly scale the adoption of hydrogen in all of our operations while reducing the consumption of fossil fuels. We are also working with Acciona and Enagas on a Green Hydrogen Project in Mallorca, Spain. Additionally, we have made progress in our clean energy consumption strategy. 30% of our electricity supply is free of CO2 emissions, keeping us on track to achieve our 2030 goal of 55%. Our decarbonization experience in 2021 supports our strong belief that climate action is a tremendous opportunity and that the cement industry can shine in a circular economy. The transition to a low carbon and circular economy is not only good for the world and contributes to achieving the U.N. 2030 Agenda, but can also be a profitable journey. This year alone, through the use of alternative fuels and alternative raw materials, CEMEX managed close to 57 times the waste that we sent to landfills, and the use of alternative fuels alone produced US$200 million in savings versus using fossil fuels. Importantly, we have the knowledge and tools in place today to achieve our 2030 Climate Action goals. The technological challenge lies beyond 2030 to reach net zero. Carbon capture, in its many forms, offers the most encouraging prospects. We are actively engaged in seven carbon capture pilots, three of which have co-financing from the European Union and the U.S. Department of Energy. But many other possible technologies will contribute to the final solution. Among them, we recently announced that, for the first time, with our Synhelion partnership, we have produced clinker using solar energy, a breakthrough technology that we expect to continue to test to achieve an industrial scale. As one of the world’s largest suppliers of ready-mix concrete, our ability to transition our fleet to electric would be a pivotal event. We are piloting electric vehicles into our ready-mix fleet for the first time ever in several of our operations. This work is closely aligned to our founding membership in the First Movers Coalition (FMC), where we have committed to supporting breakthrough technology in developing heavy-duty electric trucks. FMC is an initiative launched at COP26 that unites forward-thinking companies ready to leverage their combined purchasing power to accelerate innovation and develop early-stage decarbonization technologies. We continued to make a significant contribution to our five priority U.N. Sustainable Development Goals. In 2021, we celebrated 20 years of CEMEX’s Conservation Program in El Carmen, where we have been able to restore habitats and reintroduce wildlife in a region that is eight times larger than the total area of our global operations. Furthermore, we commissioned BirdLife International to implement a new Biodiversity Proximity Study across all of our quarries, aiming to protect the natural habitats surrounding them. We are also moving forward with implementing Water Action Plans for our operations located in high water-stressed zones so that we can contribute to an optimized use of this vital natural resource. We executed our Social Impact strategy that allows us to contribute to the well-being of our communities in important areas such as education, employment, entrepreneurship, inclusion, environmental protection, community infrastructure, and affordable housing. Overall, we have positively impacted more than 24 million people on an accumulated basis. Our growth strategy is firmly rooted in our digital efforts Digital innovation is central to everything we do at CEMEX, including our commercial outreach, operations, and administrative management. On the commercial side, CEMEX Go continues to be instrumental in enabling our customers to safely and reliably acquire our products and services and ensure the loyalty of a growing number of customers. After four years of offering a superior digital customer experience through CEMEX Go, 61% of our sales are processed through this global digital platform, with a 93% overall usage rate among recurring customers. CEMEX Go reliability and service are key factors in our securing, for the second consecutive year, our highest annual global Net Promoter Score of 68, substantially above average for the construction and engineering industry of 45. While CEMEX Go was not built expressly for a pandemic, it has been an important competitive advantage over the last two years. CEMEX 2021 INTEGRATED REPORT 8

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix On the operational side, machine learning is helping us run our cement plants more effectively as we look to optimize energy efficiency, fuel mix, production, and scheduled maintenance in our kilns. To deal with the complexities of the ready-mix business, we have developed a proprietary, cloud-based ready-mix management system that is now being commercialized under the Arkik name. This solution gives independent ready mixers the capacity to integrate end-to-end commercial and order fulfillment processes. Our efforts take us one step further as the digital leader of the construction materials industry. We leverage world-class digital partners and expertise to optimize our processes in our administrative functions. We are making material progress in our Working Smarter digital transformation initiative, through which CEMEX is leveraging a combination of digital technologies, operative models, and innovation from leading service suppliers to reshape its business management services. Working Smarter is the most comprehensive adoption of digital technologies ever to transform how business services are provided at CEMEX, ranging from finance and accounting back office, information technology, and human resources to commercial back- and middle-office services. We are grateful to our employees who ensured our products and services’ safe operations and delivery during this second year of the pandemic. We are proud of our workforce We could not have attained this success in our 2021 results and future goals without our outstanding people. We are firmly committed to prioritizing their health and safety, providing a superior workforce experience, and maintaining high levels of employee satisfaction. In 2021, we reached an employee Net Promoter Score of 48, higher for the second consecutive year than the global benchmark score measured by our survey provider and above our 2030 goal. We are grateful to our employees who ensured our products and services’ safe operations and delivery during this second year of the pandemic. Thanks to their determination, our health and safety protocols, and the efforts of our medical workers, we registered a lower COVID-19 contagion rate in our operations compared to the average rate in each locality. Still, we suffered the unfortunate loss of valued colleagues, and we want to extend our deepest condolences again to their families. CEMEX continues to be a positive safety benchmark for a global company in our industry, registering an employee Lost Time Injury (LTI) Frequency Rate of between 0.5 and 0.6 for the past seven years. In 2021, 96% of our operations had zero employee and contractor LTIs. These results provide both motivation and clear evidence that our Zero4Life commitment is improving the way we operate and producing positive outcomes for our employees and contractors. Building a Better Future A year of many “records” and “firsts,” 2021 was in many ways a milestone year for CEMEX. Our results, which were quite transformational, bolster our commitment to continue to live our purpose of building a better future. Cement is fundamental to the needs of a growing, sustainable planet that is expected to continue to favor migration toward urban areas and welcome 68% of the population by 2050. We expect to continue playing an essential role in the construction and maintenance of the sustainable cities of tomorrow that are durable and designed to protect against climate change. As we look forward, we are excited about the new opportunities created by our robust capital structure, growth investments, digital transformation, and commitment to continue leading our industry in the global transition to a low carbon, green, circular economy. On behalf of CEMEX’s Board of Directors, our management team, and our employees, we thank you for your continued confidence in CEMEX. Sincerely, Rogelio Zambrano Chairman of the Board of Directors Fernando A. González Chief Executive Officer CEMEX 2021 INTEGRATED REPORT 9

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix How We Create Value Our mission is to create sustainable value by providing industry-leading products and solutions to satisfy the construction needs of our customers around the world. Our shared purpose is to build a better future for our employees, customers, shareholders, investors, suppliers, and the communities in which we live and work. 5 SDGs directly related to our strategy US$4.4 billion net value created CEMEX 2021 INTEGRATED REPORT 10

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CEMEX Value Creation Model

WHAT
WE DO

MISSION

Our mission is to create sustainable value by providing industry-leading products and solutions to satisfy the construction needs of our customers around the world.

WHY
OUR REASON OF BEING

PURPOSE

Building a better future

VALUES

- Ensure safety
- Focus on customers
- Pursue excellence
- Work as One CEMEX
- Act with integrity

HOW / WHO / VALUE

HOW WE DO BUSINESS OUR STRATEGIC PRIORITIES	WHO WE SHARE OUR VALUE WITH	VALUE HOW WE CREATE VALUE
HEALTH AND SAFETY	EMPLOYEES	• Provide a great workplace that helps employees grow • Build skills and expertise • Enable a strong sense of purpose
CUSTOMER CENTRICITY	CUSTOMERS	• Tailor our offerings to solve our clients' construction needs • Make it easy to work with us • Provide enhanced performance and reliability
INNOVATION	SHAREHOLDERS AND INVESTORS	• Grow revenue • Reduce costs • Optimize assets • Keep a tight rein on risks • Enforce a strong governance
SUSTAINABILITY	COMMUNITIES	• Be a relevant engine of economic growth • Build more capable, inclusive and resilient communities • Reduce impact on local air, water and waste and conserve biodiversity
EBITDA GROWTH	SUPPLIERS	• Encourage creation of innovative solutions to reduce costs while promoting sustainable goods and services • Be a reliable client throughout the value chain, adding a trustworthy reputation to the negotiation

SDGs
OUR 5 PRIORITY SDGs

8, 9, 11, 13, 15

GRI 102-42, GRI 102-46, GRI 102-47

CEMEX 2021 INTEGRATED REPORT 11

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Net Value We Create for Society

We are aware that our financial statements only partly reflect how our activities have an effect on society.

There are both positive and negative impacts that are not valued in the capital markets and, therefore, do not appear in our traditional profit and loss calculation. To estimate the net value we create for society, we quantify these so-called externalities in monetary terms using a process validated with the True Value methodology from KPMG. This exercise provides a comprehensive understanding of the materiality, relevance, and interdependency of our company's overall impact.

We believe this approach is an essential step to achieve our sustainability targets and improve the value that CEMEX contributes to building a better future for our employees, customers, shareholders, investors, suppliers, society, and the planet.

In 2021, the net value we created for society resulted in

US$4.4

billion **2.1 times** the benefit we retained in the same period.

HOW IS THE CEMEX NET VALUE CALCULATED?

The starting point for our analysis is the retained benefit; i.e., the part of our value creation that remains within our company (EBITDA minus taxes, interests, and dividends). Based on available studies, the methodology then attributes a monetary value to our most material positive and negative economic, social, and environmental impacts. Our Net Value to Society is the total sum of these figures.

Economic Impact

- **Salaries and Benefits** - Value that our company creates for our employees.
- **Taxes** - Value through our contribution to government funding. This item only contains income tax as shown in our profit and loss statement.
- **Interest and Dividends** - Value for shareholders and creditors.

Social Impact

- **Talent Development** - Value through our training programs and other educational initiatives. This only includes the value created outside our company (employee turnover).
- **Social Initiatives** - Value for our stakeholders through our social initiatives and inclusive businesses.
- **Health and Safety** - Impact on employees and their families from accidents (injuries and fatalities).

Environmental Impact

- **GHG Emissions** - Impact from the emission of greenhouse gases (scopes 1, 2, and 3).
- **Air Emissions** - Impact from the emission of other potentially noxious substances (SOx, NOx, particulate matter).
- **Water Consumption** - Impact from the use of a scarce resource.
- **Biodiversity** - Impact from the disturbance of land by our mining operations. This item also includes the value created by our conservation project in El Carmen on the U.S.-Mexico border.
- **Net Waste Balance** - Value derived from co-processing waste, minus the impact of waste generated in our operations.

CEMEX 2021 Net Value to Society Statement
(in millions of US dollars)


Net Value
Economic
Social
Environmental
2,093
2,413
194
574
2
325
(14)
(1,260)
(62)
(65)
59
150
4,409
RETAINED BENEFITS
SALARIES AND BENEFITS
TAXES
INTERESTS AND DIVIDENDS
TALENT DEVELOPMENT
COMMUNITY INVESTMENT
OCCUPATIONAL H&S
GHG EMISSIONS
AIR EMISSIONS
WATER CONSUMPTION
BIODIVERSITY
NET WASTE BALANCE
NET VALUE TO SOCIETY
Starting point:
Retained Benefits = EBITDA minus taxes, interest and dividends

CEMEX 2021 INTEGRATED REPORT 12

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Contribution to the UN Sustainable Development Goals OUR PRIORITY SDGS As a leading building materials company, we recognize and embrace our responsibility in the development of sustainable cities and resilient communities. Aligned with our commitment to the United Nations Sustainable Development Goals (SDGs), we prioritized five SDGs that are directly related to our company’s business strategy. SDGs 8, 9, 11, 13, and 15 represent our greatest opportunity to build a better and more sustainable future for current and future generations. To this end, we devised internal output indicators designed to enhance Our Five Priority SDGs We have set five priority SDGs upon which we can further contribute to achieving the United Nations 2030 Sustainable Development Agenda. Our priority SDGs represent our greatest opportunities for shared value creation and concentrate our largest potential for building a better future. CEMEX’s economic, environmental, social, and governance performance, as well as to track our contributions to our five priority SDGs. COLLABORATION TOWARD ACHIEVING THE SDGS Collaboration is crucial to address the critical and complex challenges facing humanity today. We join forces with our employees, sector peers, field experts, authorities, customers, suppliers, NGOs, and other stakeholders to collectively work toward achieving the SDG goals. To learn more about our industry’s joint contribution to achieve all 17 SDGs, visit the Global Cement and Concrete Association (GCCA) website. BUILDING AWARENESS AND KNOWLEDGE ON SDGS In 2021, CEMEX talent participated in the UN Global Compact’s Young SDG Innovators Programme for the third consecutive year and continue working in the UN Global Compact Mexican Network SDG roundtables through our Social Impact Stewards Program, enabling future change-makers to collaborate and develop innovative solutions that can advance the 2030 Global Sustainability Agenda. A Strong Commitment to Climate Action In 2021, CEMEX joined the United Nation’s Race to Zero campaign and the Business Ambition for 1.5°C coalition. The company validated its 2030 emissions targets under the most aggressive industry pathway of the Science-Based Targets initiative for 2030 currently available. We constantly strive to raise awareness and develop knowledge of CEMEX’s contribution to the UN SDGs among our people. We launched “UN SDGs – Building the Change”, a robust internal communication campaign for continue creating awareness of how each one of us at CEMEX can contribute to the 2030 Agenda. We expect to reach all our talent around the world, and further contribute to our Future in Action efforts. During COP26, we maintained active real-time communication to keep our people informed as CEMEX leaders participated and presented our Future in Action strategy. CEMEX Joins the UN CFO Coalition for the SDGs to Promote Sustainability Goals We continue to align our financial strategy to our leadership in addressing climate change. In 2021, CEMEX joined the UN Global Compact CFO Coalition for the SDGs to promote sustainability goals. The Coalition’s main goals are to engage the global CFO community, to integrate the SDGs into strategy, financing, and investor relations, and to create a broad sustainable finance market. “At CEMEX, we share the beliefs embodied in the CFO Principles and are honored to join the UN Global Compact CFO Taskforce for the SDGs through which we will actively contribute to the innovation of corporate finance that will enable the building of a more resilient future for all” Maher Al-Haffar, CFO of CEMEX. CEMEX 2021 INTEGRATED REPORT 13

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix CEMEX Participation in UN Initiatives Signatory and active participant in the UN Global Compact since 2004. Signatory to the Women’s Empowerment Principles and Target Gender Equality. Member of the UN Global Compact CFO Coalition for the SDGs. Joined the Race to Zero campaign and the Business Ambition for 1.5°C Coalition. Participant in the UN Global Compact Young SDG Innovators Programme. CEMEX employees take part in the UN Global Compact SDG roundtables in Mexico through the Social Impact Stewards Program. Member of the Mexican network of the Private Sector Alliance for Disaster Resilient Societies (ARISE) led by the UN Office for Disaster Risk Reduction. Participant at the COP26 UN Climate Change Conference in Glasgow. Contribution to SDGs 7, 9, and 12 CEMEX’s Sustainability-Linked Financing Framework, published in 2021, includes indicators that directly contribute to the UN SDGs 7, “Affordable and Clean Energy”, 9, “Industry, Innovation and Infrastructure”, and 12, “Responsible Consumption and Production”. To learn more, refer to page 88 of this report, or download our CEMEX Sustainability-Linked Financial Framework. DECENT WORK AND ECONOMIC GROWTH › We build our people’s skills through programs in CEMEX University and developing capabilities through leadership development programs, reaching over 600 people to date. › We’ve worked with over 53,000 youth to date bridging the gap and reducing the proportion of youth not in employment or education. SUSTAINABLE CITIES AND COMMUNITIES › Through our urbanization solutions strategy, we are enhancing inclusive and sustainable urbanization planning and management around the countries where we operate. › We have provided access to safe, affordable, accessible, and sustainable housing, as well as social impact actions, to positively impact around 25 million people. We are closer to our goal of impacting 30 million community partners by 2030. INDUSTRY, INNOVATION AND INFRAESTRUCTURE › We have delivered a superior customer experience enabled by digital technologies – as of 2021, over 61% of our global sales were processed through CEMEX Go. › We launched Vertua in 2020, our first-ever net-zero CO2 concrete, which is now part of an extensive family of products that includes low carbon cements, concrete, as well as aggregates and admixtures globally available. › Waste management, recycling, and reusing are key elements in our urbanization solutions portfolio that directly contribute to a circular economy. › CEMEX continues promoting a green and circular economy. We consume waste and contribute to the reduction of landfills. CLIMATE ACTION › One of the main goals of our Future in Action strategy is to provide low carbon and sustainable products and solutions to our customers so that the built world of the future is more sustainable and circular. › We have been working globally to take full advantage of proven technologies and maximize the technical levers currently available in the cement and concrete production processes to reduce the carbon footprint of our global operations. › We leverage the capabilities of our Global R&D, CEMEX Ventures, and Smart Innovation process to discover and scale breakthrough CO2 reduction and mitigation technologies throughout our entire value chain. › We promote and advocate for a circular economy, primarily focusing on waste directives for energy recovery, promoting the adoption of low carbon cements, increasing the availability of clean energy, recycling construction and demolition waste. LIFE ON LAND › Protecting biodiversity and the environment is fundamental to our commitment to carrying out our activities sustainably. Our Biodiversity Policy enables us to responsibly handle natural resources by integrating practices with best standards and aligning our biodiversity initiatives with our decision-making process, management system, and business model. › Our quarries rehabilitation and biodiversity conservation efforts enable CO2 removal and enhance these natural carbon sinks. Similarly, El Carmen, CEMEX’s 140,000-hectare biodiversity reserve located on the U.S.-Mexico border, stores around 12 million tons of CO2 in its natural habitat, contributing to climate change mitigation. CEMEX 2021 INTEGRATED REPORT 14

With the world moving toward a 2030 Agenda, we recognize our responsibility to join the collective action to positively impact the world. Our 2030 Sustainability Targets are designed to further enhance CEMEX’s economic, environmental, social and governance performance, and to strengthen our commitment to building a better future for all. Sustainability is embedded in our strategy and value creation model, and thus, it is linked to decision-making and target-setting processes across our business lines. We defined our 2030 Sustainability Targets aligned with our materiality matrix with input from senior management, representatives from across our business units, customers, suppliers, and key stakeholders. Other inputs factored into our internal discussions and analysis include the 2030 Agenda based on the UN SDGs, the Paris Agreement on Climate Change, milestones in carbon regulated markets, WBCSD-IEA Low-Carbon Transition in the Cement Industry Roadmap, as well as global trends, risks, challenges, and opportunities. These 2030 goals have a direct impact in our CEO’s and senior management’s variable compensation, which establish an immediate goal linked to an annual objective according to the progress of the main sustainability KPIs. Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix GRI 102-46, GRI 102-47 CEMEX 2021 INTEGRATED REPORT 15 Our 2030 Sustainability Targets Focus Area Key Performance Indicator 2021 2030 TARGET Link to Priority SDGs Health and Safety Employee fatalities (No) 1 0 8, 9, 11 Employee Lost Time Injuries Frequency Rate 0.5 0 8, 9, 11 Customer Centricity Net Promoter Score (NPS) 68 70 8, 9, 11 Climate Action Reduction of net CO2 emissions per ton of cementitious product vs. 1990(%)1 26.2 > 401 9, 11, 13, 15 Clinker Factor (cementitious) (%) 75.2 71 9, 11, 13, 15 Alternative fuelts rate (%) 29.2 50 9, 11, 13, 15 Clean electricity consumption in cement (%) 30 55 9, 11, 13, 15 Sustainable Construction Annual sales of cement and concrete products with outstanding sustainable attributes (%)6 56 ≥ 50 9, 11, 13, 15 Circular Economy Total waste-derived sources managed (million tons) 23 25 8, 9, 11, 13, 15 Air Emissions Reduction of dust emissions per ton of clinker vs. 2005 (%) 85 95 11, 15 Reduction of NOX emissions per ton of clinker vs. 2005 (%) 41 47 11, 15 Reduction of SOX emissions per ton of clinker vs. 2005 (%) 66 67 11, 15 Biodiversity Quarry rehabilitation plans, Biodiversity Action Plans, and third-party certification (%) 86 100 11, 13, 15 Third-party certification on critical sites (%)2 68 100 11, 13, 15 Water Implementation of Water Action Plans in sites located in water-scarce areas (%) 103 100 8, 9, 11, 15 Reduction in specific freshwater withdrawal in Cementitious (%)4 - 20 8, 9, 11, 15 Reduction in specific freshwater withdrawal in Aggregates (%)4 - 15 8, 9, 11, 15 Reduction in specific freshwater withdrawal in Concrete (%)4 - 10 8, 9, 11, 15 Employee Experience Employee Net Promoter Score (eNPS)6 48 ≥43 8, 9 Voluntary Turnover (%) 6 9.6 <10 8, 9 Communities Community engagement plans with formal stakeholder dialogues and committees in all priority sites (%) 86 100 8, 9, 11 Community partners (million people)5 25 30 8, 9, 11, 13, 15 Suppliers Sustainability assessment of critical suppliers by an independent third-party (% spend) 72 90 8, 9, 11, 13, 15 Ethics and Compliance Implementation of Ethics and Compliance Continuous Improvement Program (%) 89 100 8, 9 1 Target aligned with SBTi Well Below 2C Scenario. 2 In line to the new scoping study carried out in 2021. 3 We have implemented Water Action Plans in 100% of sites in extremely high water stress areas. 4 New KPI, implementation strategy will begin on 2022. 5 Individuals positively impacted from our social initiatives. 6 2030 KPI targets are annual targets.

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Engaging Our Stakeholders Our People Customers Our stakeholders include our people, customers, shareholders, investors, suppliers, communities, NGOs, academia, governments, policymakers, and business associations. We are committed to conducting stakeholder relations with honesty, respect, and integrity. Mainly through our Our employees are our competitive advantage and the reason for our success. We continuously communicate and listen to our employees to provide them with opportunities for growth and development, as well as a safe, healthy, diverse and inclusive work environment. For more on our People, please see pages 74-82 of this report. A core strategic goal is to become the most customer-centric company in our industry. By listening to our customers’ needs and understanding their challenges, we aim to place them at the center of everything we do, surpass their expectations, and become their partner of choice. For more on our Customers, please see pages 52-55 of this report. Code of Ethics and Business Conduct and Stakeholder Engagement Policy, we define the framework we use when deploying our proactive engagement strategy. Shareholders, Investors, and Analysts Suppliers Across the countries where we operate, we encourage and invest in developing strategic relations with our key stakeholders through open dialogue and customized engagement activities. By listening to what our stakeholders consider important, we are able to engage with their key interests proactively, manage risks and opportunities, and set a clear direction seeking to deliver long term shared value for our company and communities. Our commitment to delivering value to our investors, rests on a clear recognition that, as a public company, we are stewards of other people’s money. Consequently, we embark on a robust investor engagement strategy to foster a clear understanding not only of our company’s financial position, performance, business perspectives, and risks, but also of our management and environmental, social, and governance practices. For more on our Financial Performance, please see pages 86-91 of this report. As we continually work to build strong relationships across our network of suppliers, we engage them with our core values, aiming to ensure that our suppliers comply with our Code of Ethics and Business Conduct and our Code of Conduct when Doing Business With Us. When selecting our business partners, we offer equal opportunities to bid on and win contracts, following strict competitive pricing, quality, experience, and service criteria while adhering to sustainable practices. Our company also has a robust process to identify any potential or actual conflicts of interest with any suppliers and to eliminate the conflict of interest, if any. For more on our Suppliers, please see pages 83-85 of this report. CEMEX 2021 INTEGRATED REPORT 16

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Communities The regular, formal dialogues we conduct with our neighboring communities have proven key to building mutual trust between our company and the communities we serve. By understanding the expectations of neighboring communities, we can review progress and take action together toward achieving agreed plans. For more on Communities, please see pages 63-73 of this report. NGOs and Academic Institutions We build innovative collaboration platforms through which we find common ground with entities who share our vision of building a better future. To this end, in collaboration with NGOs, we foster global partnerships that are fundamental to the way we deliver value and improve the quality of people’s lives. Furthermore, we engage with leading academic institutions and invest in scientific research that enhances our understanding of how our products can benefit and enhance their environmental, societal, and economic impacts. Governments and Policymakers We cooperate and engage with governments, regulators, and legislators—both directly and through business associations— responsible for regulating and defining relevant policies for our industry. We actively participate in global and national industry policy discussions covering issues related to climate change, sustainable infrastructure, innovation, digital transformation, operational efficiency, health & safety, circular economy, alternative fuels, and waste management frameworks, among others. We strive to conduct our business and relations with government entities in a manner consistent with our values, our Code of Ethics, and Business Conduct, policies and guidelines, and the law. Business Associations We actively participate in various business associations at global, regional, and national levels to develop partnerships and promote our core cement, ready-mix concrete, aggregates, and urbanization solutions businesses within the sector. Our active involvement in these associations gives us a crucial perspective to support, along with other companies, fundamental topics for our sector. As a founding member of the GCCA, and together with other member companies, in compliance with antitrust laws, we speak with a single voice on behalf of the cement and concrete industry and actively promote the use of concrete as an essential material for sustainable construction. Main Cement and Concrete Associations in which CEMEX Participates1 Global Global Cement and Concrete Association (GCCA) Regional European Cement Association (CEMBUREAU) – Europe European Ready Mixed Concrete Organization (ERMCO) – Europe European Aggregates Association (UEPG) – Europe Inter-American Cement Federation (FICEM) – LATAM National National Chamber of Cement (CANACEM) – Mexico Portland Cement Association (PCA) – U.S. National Ready Mixed Concrete Association (NRMCA) – U.S. American Concrete Pavement Association (ACPA) – U.S. Cement Manufacturers’ Association of the Philippines (CEMAP) – Philippines OFICEMEN (Agrupación de Fabricantes de Cemento de España) – Spain Mineral Products Association (MPA) – U.K. To learn about our active participation in global initiatives led by the United Nations, visit page 14. 1 CEMEX participates in various associations, chambers, and international institutions not listed in this page. We are committed to conducting stakeholder relations with honesty, respect, and integrity. CEMEX 2021 INTEGRATED REPORT 17

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Priorities for Our Stakeholders and CEMEX

CEMEX's Materiality Assessment brings together financial and non-financial topics that matter most to our stakeholders and our business. Aligned with the GRI's framework and materiality principles, this analysis helps identify key topics to be addressed in our strategic planning and integrated reporting.

IDENTIFICATION OF RELEVANT ASSESSMENT TOPICS

To select the assessment topics, we considered internal and external stakeholder views, carried out an industry-level evaluation, and researched major economic, environmental, and social trends and challenges.

The identified topics were later prioritized and ranked based on their potential to impact our organization and according to stakeholders' concerns.

DEFINITION OF THE STAKEHOLDER TO TAKE PART IN THE ANALYSIS

Stakeholders that took part in the materiality assessment include employees, customers, shareholders, investors, suppliers, as well as non-market stakeholders, including community members, NGOs, and industry associations.

PRIORITIZATION OF THE TOPICS BY GATHERING STAKEHOLDER GROUPS' OPINIONS AND CONCERNS

To rank the significance that the assessment topics have for our stakeholders, we launched a worldwide materiality survey with the participation of all relevant stakeholder groups. The +2,000 responses received across all regions where CEMEX operates make up the "stakeholder concern" axis of our updated matrix.

RESULTS REVIEWED INTERNALLY TO ENSURE CONSISTENCY WITH OUR BUSINESS RISKS AND STRATEGY

CEMEX's strategic business functions carried out a deep-dive exercise to map the "impact on CEMEX" axis of the materiality matrix.

These functions include Sustainability, Health and Safety, Human Resources, Social Impact, Corporate Communications and Public Affairs, Corporate Finance, Energy, Enterprise Risk Management, Planning, Procurement, Supply Chain, Logistics, Legal, Investor Relations, Customer Experience, Commercial, and Urbanization Solutions.


Stakeholder Concern
Impact on CEMEX
Highest Materiality
Higher Materiality
High Materiality
Governance
Economic
Social
Environmental

Highest Materiality
1 Health and safety
2 Business ethics and compliance
3 Climate change and greenhouse gas emissions
4 Customer experience
5 Product quality, innovation and sustainability
6 Business continuity
7 Employee well-being
8 Pricing integrity and anti-trust compliance
9 Risk management
10 Energy costs, efficiency, and sourcing

Higher Materiality
11 Return on capital employed
12 Employee engagement and development
13 Alternative fuels and raw materials
14 Industry and market growth/ disruption
15 Circular economy and waste
16 Research and development
17 Air quality
18 Employee diversity and inclusion
19 Labor practices and decent work
20 Cyber threat and data protection
21 Supplier relations
22 Digital connectivity
23 Transport and logistics
24 Water

High Materiality
25 Human Rights
26 Environmental standards
27 Biodiversity conservation
28 Stakeholder engagement
29 Community infrastructure programs and housing
30 Community employability skills and wellbeing
31 Poverty and social injustice

GRI 102-40, GRI 102-44, GRI 102-46, GRI 102-47

CEMEX 2021 INTEGRATED REPORT 18

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Future in Action Our purpose is to build a better future; to do that, we must address humanity’s most pressing issue, climate change. As one of the world’s largest building solutions providers, and the largest manufacturer of concrete in the western world, climate action has been a priority for CEMEX for many years. 4.7% CO2 emissions reduction per ton of cementitious material vs 2020 Our ultimate goal is to deliver net-zero CO2 concrete globally by 2050. CEMEX 2021 INTEGRATED REPORT 20

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix FUTURE IN ACTION As one of the world’s largest building solutions providers, and the largest manufacturer of concrete in the western world, climate action has been a priority for CEMEX for many years. We are aware that our production processes have a carbon footprint. We also know that our end-product, ready-mix concrete, is the most used man-made material in the world and plays an essential role in society’s development and growth. As society is expected to continue developing, growing, and concentrating in urban areas, our purpose of building a better future calls for developing and offering net-zero products and solutions to society trough the construction industry. Recognizing that global climate action goals require stronger efforts, and ensuring sustainability is at the core of everything we do, in 2021 we created Future in Action, a program focused on becoming a net-zero CO2 company. Future in Action concentrates in four pillars: Sustainable Products & Solutions Decarbonizing our Operations Innovation & Partnership Promoting a Green Economy We achieved the largest annual CO2 reduction in our company’s history. 4.7% CO2 emissions reduction per ton of cementitious material vs 2020, to reach 591 kg CO2/ton (-29 kg CO2 per ton vs 2020). We achieved our best performance ever in the use of alternative fuels, clean electricity consumption, and clinker factor reduction. Our 2030 climate action goals are aligned to the most ambitious CO2 reduction pathway in our industry. We reaffirmed our commitment to deliver net-zero CO2 concrete by 2050 by joining the U.N. Race to Zero. Urbanization Solutions Through Urbanization Solutions, we are capitalizing on our critical mass and expertise in building materials to offer complementary solutions to solve the most pressing needs for cities: net-zero and sustainability, circular solutions, and resilient buildings and infrastructure. To learn more about our Urbanization Solutions core business and how it supports our Future in Action program, visit pages 50-51 of this report. SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 21

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

LEADING THE INDUSTRY TOWARD NET-ZERO CO_2

Our ultimate goal is to deliver net-zero CO_2 concrete globally by 2050. To ensure we are on the right track, we have set the most ambitious 2030 targets in our industry.

Our 2030 goals and commitments are aligned and have been validated by the Science Based Targets initiative according to the Well Below 2°C Scenario. Additionally, we signed for the Business Ambition for 1.5°C so that our targets beyond 2030 are fully aligned with the Paris Agreement goals.

CEMEX also joined the Race to Zero Campaign of the U.N. and its High-level Champions for Climate Action, to ensure that we will reach net-zero CO_2 concrete by 2050. Additionally, CEMEX is one of the founding members of the First Movers Coalition, launched at COP26 by the World Economic Form and the U.S. State Department, to create market demand for zero-carbon solutions.

Delivering on Our Goals from Day One

As of 2021, we have reduced our specific net CO_2 emissions by 26.2% compared with the 1990 baseline. In 2021 alone, we achieved a 4.7% CO_2 emissions reduction per ton of cementitious material—the largest annual CO_2 reduction in our company's history. We reached 591kg of CO_2 per ton of cementitious material, a reduction of 29kg compared to 2020. This reduction, together with our clean energy and electricity efficiency improvements, allowed us to avoid emitting 10.2 million tons of CO_2, equivalent to the annual emissions of 2.2 million passenger vehicles.



>40%
CO2 EMISSIONS BASELINE
-26% CO2 reduction
1990-2021
Progress achieved
SCIENCE BASED TARGETS
Well below 2° scenario
Launch of low CO2 products
Global rollout of proven technologies and practices
2022-2030
Intermediate targets
1.5°C
Full scale deployment of breakthrough technologies in the whole value chain
NET ZERO CO2
2031-2050
Reaching Net Zero CO2
RACE TO ZERO

Acceleration of Short Term efforts to Reach our Climate Goals

2025

- **35% reduction** of CO_2 emissions[1] in cement
- **43% use** of alternative fuels
- **74% of clinker factor**
- **40% in clean electricity** consumption

2030

- **>40% reduction** of CO_2 emissions[1] in cement.
- **35% reduction** of the CO_2 content in concrete[1].
- **55% in clean electricity** consumption.
- **71% of clinker factor**
- **50% use** of alternative fuels

2050

To deliver globally net-zero CO_2 concrete with an action plan that involves all the elements in the construction value chain.

1 Compared to our 1990 baseline.

SASB EM-CM-110a.2

CEMEX 2021 INTEGRATED REPORT 22

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CO_2 EMISSIONS IN THE CEMENT-TO-CONCRETE VALUE CHAIN

The cement industry is the source of about 5% to 8% of the world's CO_2 emissions[1]. Clinker, the main ingredient of cement, is produced in a kiln by calcination, when limestone reacts with silica-bearing minerals to form a mixture of calcium silicates. This process generates the largest percentage of CO_2 emissions in the cement-to-concrete value chain.

~53 M tons

CEMEX total 2021 emissions


Production Process
Power Supply
1 Raw Material Extraction
2 Clinker Production
3 Cement Production
4 Aggregates Production
5 Concrete Production
6 Construction: Buildings and Infrastructure
CO₂ Reduction Actions
Reforestation Offsets
Clinker
Alternative Fuels
Hydrogen Injection
Decarbonated Raw Materials
Low-Temperature Clinker
Low CO₂ Clinker
Carbon Capture, Utilization and Storage (CCUS)
Capture CO₂
CO₂ Storage
CO₂ to Produce Fuels
CO₂ Mineralization
Other CO₂ Uses
Solar Calcination
Cement
Additions
Integral Cement
Grinding Admixtures & Technologies
Calcined Clays
Ready-Mix & Aggregates
Additions
Binders
Recycled Aggregates
Construction & demolition
Fast Recarbonation of Recycled Concrete
Natural Carbonation of Concrete
Power Supply
Renewable Power
Energy Efficiency
Energy Storage
Waste to Energy
Waste Heat Recovery
Transport and Supplies
Low CO₂ Transport
Barges and Railroad
Routes Optimization
Low CO₂ Fuels

The three scopes of carbon emissions


CO₂
Scope 1 - Direct emissions occurring from sources owned or controlled by the company during the production process.
Process Emissions - Related to raw materials processed during calcination in the clinker production process.
Fuel Emissions - Produced from direct burning of fuels to heat the kilns nearing 1,500°C.
Scope 2 - Indirect emissions from the generation of purchased electricity consumed in the company-owned or controlled equipment.
Scope 3 - Indirect emissions that result from company activities that occur in sources not owned or controlled by the company.
Includes:
> Goods and services acquired (purchased aggregates, cement, and supplementary cementitious materials from third parties).
> Upstream transportation and distribution related to relevant purchased goods and services.
> Downstream transportation and distribution, including seaborne transportation of purchased goods by our trading operations, land transportation of aggregates and cement, and concrete distribution.
> Fuel trading activities not included in Scopes 1 or 2.

[1] According to the Global Cement and Concrete Association (GCCA)

SASB EM-CM-110a.1, SASB EM-CM-110a.2

CEMEX 2021 INTEGRATED REPORT 23

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Sustainable Products and Solutions One of the main goals of our Future in Action strategy is to provide low carbon and sustainable products and solutions to our customers so that the built world of the future is more sustainable and circular. To this end, we are investing in research and development to deliver innovative building materials and solutions that contribute to the construction of climate-smart urban projects, sustainable buildings, and climate-resilient infrastructures. ®: An Extensive Family of Low CO Vertua 2 Products We introduced our low carbon and industry-first net zero concrete, as well as low carbon cement, under the Vertua® brand in 2020. By March of 2021, we had successful completed the global rollout of these products. Customer receptivity has been very favorable; Vertua® cement volumes have grown almost 50% since its global launch in March. Vertua® products are uniquely designed to balance customers’ expectations for high-quality and performance with a lower carbon footprint for their construction projects. To this end, the Vertua® product range supports builders and contractors in earning credit points toward LEED®, Whole Building Life-Cycle Assessment, and other green building certifications. Our Vertua® net-zero carbon concrete, the first in the industry, is now available in our main markets. Concrete2 The Industry-first Net-zero CO2 Vertua Ultra® concrete uses cutting-edge technology to reduce its carbon footprint by 70%, neutralizing the remaining 30% through offsetting efforts. Vertua Ultra® concrete is a fundamental step in achieving our 2050 goal of delivering net-zero CO2 concrete globally. It replaces limestone-based clinker with a geopolymer technology that eliminates associated process emissions from the calcination of clinker. This clinker-free concrete can be used as an alternative to more commonly used clinker-based cement solutions in multiple applications. 2 Compared to industry-standard Portland-cement-based concrete. Sectoral global average net emission per ton of clinker. The direct net emission of each Vertua® cement is obtained through the “CO2 Protocol” verified annually for clinker and the clinker factor corresponding to each cement. Getting the Numbers Right https:// gccassociation.org/gnr/ SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 24

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Vertua® products are uniquely designed to balance customers' expectations for high-quality and performance with a lower carbon footprint.



Vertua® Concrete CO_2 Reduction


30%
50%
70%

Vertua® Low carbon by design | classic
Vertua® Low carbon by design | plus
Vertua® Low carbon by design | ultra zero

Vertua® Cement CO_2 Reduction

Vertua® Classic	Vertua® Plus	Vertua® Ultra
15%	25%	40%

We surpassed the first million cubic meters of Vertua® Concrete delivered to customers in 2021, contributing to emblematic projects in many parts of the world.



U.K.

UK HS2, high-speed rail.
Largest infrastructure project in Europe



FRANCE

La Marseillaise
30-story skyscraper in the city of Marseille



MEXICO

Querétaro-Irapuato Highway
Considered the first sustainable and ecological highway in the country



POLAND

P180
Office building in Warsaw

Click here for more information about Vertua® line of cement and concrete products.

SASB EM-CM-110a.2

CEMEX 2021 INTEGRATED REPORT 25

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Our global brands of value-added ready-mix concrete and aggregates products are helping meet the challenges of the cities of the future

OUR COMPLEMENTARY PORTFOLIO OF PRODUCTS WITH SUSTAINABLE ATTRIBUTES

Our Vertua® products complement our existing and growing family of products and solutions designed to meet the needs of a green and circular economy—reducing energy consumption, improving insulation, enhancing the capacity of structures to withstand climate disasters, and, of course, reducing carbon emissions.

An important share of our portfolio offers sustainability performance characteristics beyond traditional options. In 2021, 56% of our cement and ready-mix concrete sales were linked to products with outstanding sustainability attributes including resource and energy efficiency, resilience, low CO_2 footprint, and H&S benefits, among others.



1 **Porofoam®**
Ultra-light weight foamed concrete.

2 **Hidratium®**
Tolerates extreme conditions and has self-curing properties that eliminate concrete cracking.

3 **Evolution®**
Saves time and costs because it has self-compacting and self-leveling characteristics. It encompasses a range of strengths ranging from conventional to high strength.

4 **neogem®**
A range of value-added aggregates that offer unique construction solutions.

5 **Pervia®**
A solution for draining pavement that makes it easier for water to permeate and be conducted to a water management system.

6 **Vertua®**
Industry-first net-zero CO_2 concrete.

7 **Promptis®**
Rapid-hardening concrete that develops compressive strength to demold and move elements in four hours.

8 **Resilia®**
A substitute for steel with fibers that provide hyper strength and ductility.

9 **Insularis®**
Improves energy efficiency due to enhanced thermal insulation and elimination of thermal bridges.

SASB EM-CM-110a.2, SASB EM-CM-410a.1, EM-CM-410a.2

CEMEX 2021 INTEGRATED REPORT 26

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix THE ROLE OF CONCRETE IN BUILDING A CARBON-NEUTRAL ECONOMY Concrete, the most used man-made material in the world, is a sustainable building material found everywhere in our society. No substitute can match its cost-effective performance, which makes concrete essential for building long-lasting infrastructure and buildings. Due to the unique characteristics of concrete, a future without it is difficult to imagine. Some of the performance attributes of concrete make it essential in the transition to a carbon-neutral economy, including: Longer-lasting buildings and infrastructure. The inherent long-lasting characteristics of concrete contribute to developing durable structures, which conserves resources by reducing the need for reconstruction. Concrete will not rust or rot. Thermal mass. Concrete provides an efficient and cost-effective solution to reduce indoor temperature fluctuations, thereby lowering the energy required to heat and cool interior spaces. When combined with other materials, concrete has thermal insulation properties that can reduce the energy consumption of buildings. Resilient to natural disasters. Concrete is resistant to fire, wind, water, and earthquakes and can withstand weathering, erosion, and extreme weather conditions. Flexible and shapeable. Concrete is versatile and can be molded into any surface, texture, or pattern. Low maintenance costs. The durable characteristic of concrete contributes to its lower maintenance requirements throughout the entire life of the structure. 100% recyclable. Concrete can be recycled as aggregate for other applications, including as a base material or in the production of ready-mix concrete, helping to avoid carbon emissions and costs associated with its disposition, or with the extraction and transport of raw materials. Absorbs CO2. Concrete can absorb up to 25% of its total embodied carbon footprint3. This absorption occurs throughout the lifetime of concrete in built structures—and even beyond, since recycled concrete from construction and demolition waste, used as a secondary product, continues to uptake carbon. 3 According to the United Nations’ Intergovernmental Panel on Climate Change (IPCC) Sixth Assessment Report (AR6) on the physical science basis of climate change (August 2021) Concrete has two unique attributes that make it one of the most sustainable construction materials on earth: it is the only building material that absorbs CO2 over its lifetime and it is infinitely recyclable. SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 27

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Decarbonizing Our Operations

We have been working globally to take full advantage of proven technologies and maximize the technical levers currently available in the cement and concrete production processes to reduce the carbon footprint of our global operations.





To achieve our 2030 goals, Future in Action focuses on maximizing the following levers to reduce our carbon emissions:

- Accelerating the use of alternative fuels with high biomass content
- Optimizing thermal efficiency in our cement kilns
- Increasing the use of decarbonated raw materials in clinker
- Using novel clinkers: low-temperature clinker and low CO_2 clinker
- Reducing the clinker factor through blended cements
- Maximizing our clean electricity consumption
- Reducing our Transport Emissions

Our 2030 Target
(kg CO_2/ton of cementitious product)


801
620
591
<475
-22.6%
-26.2%
>-40.0%
1990
2020
2021
2030

Aligning Sustainability Targets to Well Below 2- Degrees Scenario of Science Based Targets Initiative


800
591
520
<475
1990
2021
2025
2030 Goal
CO2 reductions from:
Using alternative fuels
Gains in thermal efficiency
Using less clinker in cement
Remaining emissions

SASB EM-CM-110a.2, SASB EM-CM-130a.1
CEMEX 2021 INTEGRATED REPORT 28

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Alternative Fuels Rate
(percentage)


0.6
5.1
20.4
25.3
29.2
1990
2005
2010
2020
2021

ACCELERATING THE USE OF ALTERNATIVE FUELS WITH HIGH BIOMASS CONTENT

In 2021, alternative fuels constituted 29.2% of our fuel mix, a record substitution rate for our company. In the year we increased the alternative fuels rate by four percentage points compared to 2020.

While Europe continues to lead the way with the highest substitution rate, we are moving to accelerate alternative fuels usage in all other regions. Our Mexican operations had an impressive performance, increasing alternative fuel usage by 9 percentage points in 2021. To highlight the significance of this effort, our operations in Mexico processed 13% of the waste of Mexico City in 2021.

The use of alternative fuels with a high biomass content is a key lever to reduce direct CO_2 emissions from the clinker production process, reaching 10.7% of the total fuel mix during 2021. Alternative fuels can eliminate our reliance on carbon-intensive fossil fuels, powering our kilns while also supporting our communities in dealing with one of society's most intractable challenges: waste.

Alternative fuels mostly waste from human activities, which contain recoverable energy that would otherwise end up in landfills without energy recovery. The ensuing decomposition of biomass waste in landfills generates methane, a greenhouse gas up to 80 times more harmful to the environment than CO_2. Co-processing is a more efficient waste management solution than landfilling or incineration, positioning the cement industry as a net consumer of waste that shines in a circular economy.

The most common alternative fuels are biomass fuels (crop residues, nut hulls, wood waste), refuse-derived fuel (shredded or pelletized municipal solid waste), tire-derived fuel (tire waste, processed tire chips), and alternative liquids (waste oils). While there are many types of alternative fuels, they are not all equal. Biomass waste has already removed and absorbed CO_2 from the atmosphere, so when it is later used as a fuel it has a neutral impact in our gross emissions. CEMEX gives first priority to use of alternative fuels with high biomass content.

Successful Track Record

CEMEX is one of the largest contributors to the circular economy and a leader in using alternative fuels with close to 60% use across its European operations, significantly higher than the industry average. We currently have plants in the Czech Republic, Germany, and UK operating with substitution rates above 70%, and our plants in Poland have an alternative fuels substitution rate above 90%. To achieve our CO2 reduction goals, we will accelerate and expand the use of these technologies and processes to new geographies.

In 2021, we announced a US$25 million investment in a new system to replace fossil fuels at our Rugby cement plant in the U.K. Once fully optimized, the Rugby plant will have the capability to operate at 100% alternative fuels, contributing to our climate action targets.

SASB EM-CM-110a.2, SASB EM-CM-130a.1

CEMEX 2021 INTEGRATED REPORT 29

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix OPTIMIZING THERMAL EFFICIENCY IN OUR CEMENT KILNS During 2021, we used hydrogen injection in our cementi-tious kilns in all of our plants in Europe and we continued our global rollout of the technology. CEMEX began using hydrogen injection in 2019 as a means to increase our use of alternative fuel as well as to maximize thermal efficiency in our cement kilns. This technology increases the burnability of the raw material mix, allowing for greater use of alternative fuels and reducing CO2 emissions from fuel consumption. Furthermore, we are an industry leader when it comes to research and development relating to the use of hydrogen in our kilns. Our recently announced partnership with HiiRoc on a new hydrogen injection technology will accelerate this strategy, allowing us to further explore and significantly scale the adoption of hydrogen in all of our operations while reducing the consumption of fossil fuels. We are also working with Acciona and Enagas on a Green Hydrogen Project in Mallorca, Spain. Cement manufacturing is an energy-intensive process Cement manufacturing is an energy-intensive process, requiring raw materials to be heated to about 1,500°C in our kilns. Specific heat consumption (SHC) is the energy needed to produce one unit of clinker, the main ingredient of cement. SHC is a key performance indicator that helps us measure the thermal efficiency of each kiln and is impacted by many levers in the 2030 CO2 Reduction Roadmap. Each of these levers has potential to reduce the total fuel needed for clinker production and thus to lower net fuel emissions per clinker unit. INCREASING THE USE OF DECARBONATED RAW MATERIALS IN CLINKER In 2021, we avoided over 600,000 tons of CO2 with the use of decarbonated raw materials in our global operations. In our European cement operations, we achieved a 60% increase compared to 2020 in the consumption rate of decarbonated raw materials, which contributes to positioning Europe at the forefront of emissions reductions worldwide. The use of already decarbonated raw materials holds great potential to avoid process CO2 emissions as well as to reduce fuel emissions thanks to lower heat demand compared to what is typically required in decarbonizing the raw meal. We are investing in the research and development of decarbonated raw materials to replace virgin limestone in clinker production with a range of alternative materials containing calcium. The quality and scarcity of decarbonated materials is a challenge. CEMEX is continuously seeking collaborations with other industries, assessing new materials, and investing in developing new technologies to help us advance in the use of other decarbonated raw materials. USING NOVEL CLINKERS: LOW-TEMPERATURE CLINKER AND LOW CO2 CLINKER As of 2021, we have introduced novel clinkers in a significant number of our cement plants, primarily in Mexico and Europe, reaching 50% share in our clinker production in the latter region. CEMEX has researched low temperature and low CO2 clinkers for the past 20 years, successfully developing novel clinkers with a 10% to 20% lower CO2 footprint. By adjusting the traditional composition of clinker and using special mineralizers in the raw mix, these technologies significantly reduce the energy intensity of clinker production, improve the energy requirement for grinding, and utilize a different chemical reaction to release less CO2 compared to ordinary Portland Cement. For instance, low-temperature and low CO2 clinker require calcination temperatures below 1,350°C and 1,250°C, respectively. These temperatures are around 100 to 200 degrees lower than those required for ordinary Portland Cement clinker, and represent direct improvement in the energy intensity of clinker production. The availability of the required raw materials to produce novel clinkers can be challenging in some locations. That’s why CEMEX will continue to invest in the development of novel clinkers with a smaller CO2 footprint, actively scout potential sources of the key input materials, and leverage its global footprint to unlock the deployment at scale of these solutions across regions. SASB EM-CM-110a.2, SASB EM-CM-130a.1 CEMEX 2021 INTEGRATED REPORT 30

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix In 2021 we achieved the largest annual reduction in clinker factor in the last 10 years. REDUCING THE CLINKER FACTOR THROUGH BLENDED CEMENTS As of 2021, the average clinker factor in our cementitious products was 75.2% . In the year we achieved an almost two percentage point improvement in clinker factor from the previous year—the lowest level reached in the last 10 years. We aim to achieve further reductions in our clinker factor as a key contributor to reach our 2030 goal. To this end, in 2021 we continued to provide the market with more blended cements, increasing from 63% in 2020 to 66% of our total production. Blended types of cement (or blended cements) are composed of a reduced amount of clinker blended with supplementary cementitious materials (SCMs) that have the same strength, resilience, and durability performance as traditional cement and the subsequently produced concrete. CEMEX is increasingly using SCMs as a substitute for clinker in cement to reduce embodied CO2 process emissions and CO2 emissions from energy use associated with clinker production. The SCMs can include limestone, coal ashes, slag, natural pozzolans, calcined clays, and others. By co-processing SCMs in the production of blended types of cement, we can decrease the clinker factor, reducing the overall emission factor of CEMEX cement. Given the predicted gradual decline of SCMs, CEMEX is dedicating efforts and investing in the research and development of other cementitious materials and fillers to replace clinker content, like calcined clay a natural clay that has been partially calcinated to give it reactive properties. Additionally, CEMEX is developing the know-how to find the optimal synergies between chemicals admixtures and its clinker chemistry to develop tailor-made quality enhancer additives to improve the reactivity of cement and increase the inclusion of clinker substitutes. MAXIMIZING OUR CLEAN ELECTRICITY CONSUMPTION In 2021, CEMEX continued leading the industry in clean electricity with close to 30% clean electricity consumption in our cement plants. In 2020, we achieved 100% renewable energy supply for our operations in Poland thanks to an agreement with PGE Obrót. Additionally, we extended for three more years our agreement with Engie to supply 100% renewable energy for our operations in the United Kingdom. By 2030, CEMEX aims to source 55% of its global electricity consumption in cement from clean energy sources, almost double the current level. This target will require a combination of plant-specific solutions due to differences in the ability to generate clean electricity efficiently and cost-effectively as well as differences in the local regulatory and economic environments near each plant. Advancing the use of clean electricity in CEMEX’s cement operations complements the company’s ongoing efforts to achieve its zero-emissions ambition. Also, it makes good business sense given that the price of clean electricity is competitive in many markets against the price of fossil fuel generation. CLEAN POWER SOURCES DEVELOPED OR CONTRACTED* 250 MW Eurus wind farm 150 MWac Tuli solar farm Mexico 150 MWac Helios solar farm 126 MW Ventika I wind farm 126 MW Ventika II wind farm Germany 30 MW waste-to-energy facility United 100% renewable contract Kingdom Poland 100% renewable contract 30 MW sugarcane bagasse contract Colombia 11 MW hydropower portfolio Panama 100% hydroelectric contract California 7 MW wind portfolio 6 MW waste heat recovery facility in Solid Philippines 5 MW waste heat recovery facility in APO Dominican 1.5 MWac solar project Republic 20MWac solar project contracted * As of December 31, 2021. SASB EM-CM-110a.2, SASB EM-CM-130a.1 CEMEX 2021 INTEGRATED REPORT 31

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix IMPROVING ENERGY EFFICIENCY Energy efficiency in production processes is also a relevant contributor to reducing the demand for energy and lowering energy-related emissions. At CEMEX, we are focused on promoting a mindset of continuous improvement and constant innovation that enables us to leverage opportunities to capture savings and reduce energy consumption across our operations by replacing outdated equipment and modernizing our plants with the latest available energy-efficient technologies. Leading Energy Efficiency in the U.S. Our U.S. operations were named EPA ENERGY STAR® Partner of the Year for the third consecutive year, earning the 2021 Sustained Excellence Award from the U.S. Environmental Protection Agency and U.S. Department of Energy—the highest honor among ENERGY STAR® awards—in recognition of the company’s leadership in energy management and longstanding commitment to sustainability. Being honored with this award is a testament to our commitment to company-wide energy management and affirms our efforts and activities reflect the highest industry standards. The award puts CEMEX USA among a distinguished group of companies that have made long-term commitments to fighting climate change and protecting public health through energy efficiency. Since 2007, CEMEX USA operations have earned more than 50 ENERGY STAR® Certifications. REDUCING OUR TRANSPORT EMISSIONS As one of the largest ready-mix companies, our ability to reduce our transport emissions plays a key role to address climate change and reduce our CO2 footprint. Electric vehicles: We conducted in Berlin and Paris the first-ever pilot study of electric vehicles in our ready-mix fleet. This work is closely aligned to our founding membership in the First Movers Coalition (FMC), where we have committed to support breakthrough technology in the development of electric heavy-duty trucks. Renewable diesel: Furthermore, CEMEX is leading our industry in the use of renewable diesel. This advanced second-generation biofuel is fully compatible with our current fleet and can reduce 60% to 80% of the carbon footprint from transport when used in 100% concentrations. Electromobility solutions: In 2021, CEMEX announced its collaboration with Volvo Construction Equipment and other global players to develop zero-emissions equipment, including electromobility solutions that improve productivity and reduce the CO2 footprint of mobile construction equipment and trucks. Natural Gas Trucks: Moreover, CEMEX will continue to grow in 2022 its natural gas fleet in the U.S., Mexico, and Colombia, reducing by 25% the CO2 emissions of each truck replaced, contributing to cleaner cities while zero-emission technologies are developed for our main trucking applications. SASB EM-CM-110a.2, SASB EM-CM-130a.1 CEMEX 2021 INTEGRATED REPORT 32

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Innovation and Partnerships



We have the knowledge and tools in place to achieve our 2030 Future in Action goals. The technological challenge lies beyond 2030 to reach our goal of delivering only net-zero CO_2 concrete for all customers and geographies.

In addition to relying on further gains from the 2030 CO_2 Roadmap reduction levers, the key to achieving our 2050 goal is to discover and scale breakthrough CO_2 reduction and mitigation technologies throughout our entire value chain. We are taking decisive action to materialize these advancements by leveraging the capabilities of three key assets: CEMEX's Global Research and Development, CEMEX Ventures, and our internal Smart Innovation process.

Smart Innovation

Led by CEMEX Ventures, employees are encouraged to submit and identify valuable ideas aligned with the company's priorities and that can be executed on using agile, transparent, and disciplined processes.

Our Rüdersdorf Carbon Neutral Alliance aims to create the first net-zero CO_2 cement plant

In 2021 we announced that as part of our Future in Action program, we are developing a carbon-neutral alliance in Germany to test and accelerate innovative technologies to reach carbon neutrality in our Rüdersdorf plant.

We are collaborating with startups, universities, other industries, and authorities to develop industrial-scale solutions using leading-edge technologies to create a carbon-neutral cluster with the participation of over 20 partners in Rüdersdorf, Germany. All findings obtained in the Rüdersdorf Carbon Neutral Alliance will be developed, shared, and adapted to local conditions to accelerate our goal of decarbonizing our main cement plants around the world. With the innovative technologies, the CO_2 emitted in this cement plant, will be captured and converted to new forms of energy and materials for local use by industrial, residential, and transport sectors.


01
02
03
04
05
06
07
08
09
10
Water electrolyser
Cement plant

Announcing a medium-term carbon reduction goal in concrete of 165 kg of CO_2 by 2030


255
206
165
0
1990
2021
2030
2050
CO2 reductions from:
Cement levers
Concrete levers
Carbon capture, utilization and storage
Recarbonation
Remaining emissions

165 kg by 2030

35% reduction

Net-zero CO_2 by 2050

SASB EM-CM-110a.2

CEMEX 2021 INTEGRATED REPORT 33

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CEMEX believes that CCUS technology is one of the most critical and underdeveloped levers to transition to a carbon-neutral economy.

INVESTING IN CARBON CAPTURE, UTILIZATION, AND STORAGE TECHNOLOGY

As of 2021, CEMEX is actively engaged in seven industrial scale Carbon Capture, Utilization, and Storage (CCUS) pilot projects scheduled to begin operations between 2023 and 2024. Three of the projects have co-financing from the European Union and the US Department of Energy.

CEMEX believes that CCUS technology is one of the most critical and underdeveloped levers to transition to a carbon-neutral economy. CCUS is a way of taking the CO_2 produced from energy-intensive processes and separating it from the rest of the exhaust gases, transporting it for further use in other industrial processes, or storing it underground so that it cannot enter the atmosphere.



LOCATION	PARTNERS	EXPLORING CCUS TECHNOLOGIES WITH HIGHEST POTENTIAL
Victorville Plant USA	Carbon Clean, RTI, Oak Ridge Lab	Carbon Capture Technology: Amines Chemical absorption using amine-based solvents.
Balcones Plant USA	MTR, Sargent and Lundi	Carbon Capture Technology: CO_2-selective membranes that entrap gas.
Monterrey Plant Mexico	Air Liquide	Carbon Capture and Usage: Cryogenic / Membranes
Rüdersdorf Plant Germany	Carbon Clean, Enertrag, Sunfire	Carbon Capture, Utilization, and Storage: Comprehensive investigation of breakthrough technologies to prevent process-related CO_2 from entering the atmosphere and put it to beneficial use.
Europe – Location TBD	Synhelion	Solar Radiation-driven Clinker production and capture and utilization of CO_2 to produce synthetic fuels.
Chelm Plant Poland	Carbon Clean, Carbon Upcycling	Carbon Capture: Amines Chemical absorption using amine-based solvents.
LEILAC 2 Consortium Germany	Calix and other	Indirect Calcination and Carbon Capture

Leading-edge Collaborations

CEMEX is developing industrial-scale projects looking to put in place the technologies that capture CO_2 in the most efficient manner. CEMEX has been studying CCUS in collaboration with other companies, international organizations, and academic institutions.

carbon clean

Carbon Clean has developed a novel technology (CycloneCC) which can effectively and cost efficiently capture CO_2 from industrial processes. The goal of this breakthrough scalable modular technology is to reduce the equipment size by 10 times to reduce the footprint and cost by up to 50%.

Leilac

The Low Emissions Intensity Lime and Cement (LEILAC 2) project seeks to separate the carbon produced from the clinker manufacturing process so the concentrated CO_2 that result can be easily captured or stored. This indirect calcination technology also has the potential to be powered by electricity, which would reduce significantly the need for fuels in the whole calcination process if the energy is sourced from renewable sources.

SASB EM-CM-110a.2

CEMEX 2021 INTEGRATED REPORT 34

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix HARNESSING THE POWER OF SOLAR TO PRODUCE CLINKER We have produced clinker using solar energy, a breakthrough technology developed in partnership with Synhe-lion that we will continue to test to achieve industrial scale. Synhelion technology harnesses the power of solar heat, amplified through hundreds of perfectly angled mirrors, to power cement kilns, thereby eliminating the need for any other sources of fuel. Furthermore, this technology captures 100% of the carbon emissions, which can then be stored underground or utilized as feedstock for fuel production, enabling cement manufacturing to achieve net-zero level. STRENGTHENING THE CIRCULARITY OF CONCRETE The recyclable properties of concrete help avoid carbon emissions and costs from disposing of old concrete and from extraction, transport, and processing of new raw materials. CEMEX has focused efforts on developing in-house technology while also seeking complementary innovation through investments in startups and high-value collaboration agreements to strengthen the circular economy of concrete. Our operations in Colombia are using our admixture technology ISOCYCLE to recover and reuse fresh ready-mix concrete and residues that return to the plant inside ready-mix trucks. In a collaborative and multidisciplinary project administered by the French Institute for Applied Research and Experimentation in Civil Engineering (IREX), CEMEX is working on accelerated carbonation process to store CO2 in the aggregates of recycled concrete. The FastCarb Project seeks to plug the porosity typical of recycled concrete through carbonation, reducing the impact of CO2 in DEVELOPING NEW CONCRETE TECHNOLOGIES CEMEX continues developing partnerships and exploring innovative concrete technologies with a lower CO2 footprint than conventional concretes. The development of new concrete technologies includes: the smart use of high-performance materials and novel binders, accelerated recarbonation processes, the analysis of new sources of potential Alternative Supplementary Cementitious Materials (ASCM), development of new admixture technologies, and the formation of circular economy solutions that help avoid carbon emissions related to extraction, transport, and processing of new raw materials. MAXIMIZING THE CAPACITY OF CONCRETE TO ABSORB CO2 Like trees, concrete absorbs CO2. Recarbonation, which occurs in all concrete structures, including buildings, roads, sidewalks, dams, airport runways, and bridges, helps remove greenhouse gases from the atmosphere. CEMEX believes that the recarbonation of built concrete products over their life cycle should be recognized uniformly in CO2 emissions accounting, carbon footprint methodologies, and CO2 certification removal schemes. concrete contained in structures. IMPLEMENTING REFORESTATION AND OTHER CARBON OFFSET INITIATIVES Up to 23.5 million tons of CO2 are currently stored within the vegetation of CEMEX’s 300 quarries worldwide. Similarly, CEMEX’s nature reserve, El Carmen (a 140,000 hectares wildlife reserve located on the U.S.-Mexican border), stores around 11 million metric tons of biologically sequestered CO2. CEMEX strongly supports the role that natural carbon sinks can play in reducing the total CO2 concentration in the atmosphere. Quarry rehabilitation and biodiversity conservation efforts help enhance natural carbon sinks and enable CO2 removal in our industry. SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 35

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Promoting a Green Circular Economy ADOPTING POLICIES BASED UPON GREEN ECONOMY PRINCIPLES The cement industry is a net consumer of waste that can shine in a circular economy. CEMEX believes adopting policies based upon green and circular economy principles offers significant opportunities to achieve substantial, near-term emissions reductions across multiple sectors, with the cement and concrete industries playing a central role. We promote and advocate for a circular economy, primarily focusing on: Waste directives for energy recovery: We advocate for waste management policies that enable the valorization of waste streams and that are based on the understanding that our cement plants consume residues which simultaneously reduces landfilling and our CO2 footprint by replacing the use of fossil fuels. Promote the adoption of low carbon cements: We promote a more widespread adoption of blended cements with a lower clinker factor in all types of projects. Lower clinker cements have the same performance standards as conventional cement and are key for advancing global CO2 reduction targets. Increase the availability of clean electricity: We advocate for renewable energy policies that enable and promote the energy transition and clean electricity generation. Such policies will be key to achieve our target of 55% clean electricity consumption by 2030. Recycling construction and demolition waste: We promote the recycling of concrete waste from demolition and construction activities and we advocate to implement waste directives to ensure the proper disposal of concrete and enable it to be used again in the production process of cement and ready-mix concrete. Government and Multilateral R&D Funding: We promote government and multilateral funding for research and development aimed at accelerating the development and implementation of Carbon Capture, Utilization, and Storage (CCUS) technologies, or any other technology that can scale the decarbonization process. Carbon Pricing: We favor the implementation of market-based mechanisms in the form of emission trading systems to determine a carbon price. Such mechanisms provide certainty to investment and operational decisions to mitigate CO2 in a significant manner. Collaboration Within Our Industry and Other Industries Close collaboration with stakeholders within our industry and other industries is crucial for accelerating climate action on a global basis. We are active members and hold leadership positions in national, regional, and global industry associations that promote the transition to a green economy such as the GCCA (Global), CEMBU-REAU (Europe), FICEM (Central and South America), PCA (United States), and CANACEM (Mexico), among others. In addition, we proactively collaborate with cross-industry business associations, such as the CCE (Mexico). Global Cement and Concrete Association (GCCA) CEMEX is a founding member of the Global Cement and Concrete Association (GCCA), a global industry platform established to facilitate sustainable development of the cement and concrete sectors. GCCA members account for 80% of the global cement industry volume outside of China and include several large Chi-nese manufacturers. The GCCA has published a detailed roadmap that sets out the industry’s path to fully decarbonize by 2050, a target aligned with the Paris Agreement to limit global warming to 1.5°C. The move by the members of the GCCA marks the most significant global commitment by industry to net-zero so far. GCCA members are required to develop a robust climate change mitigation strategy, verify the key performance indicators by a third party, establish targets, and report progress following the GCCA Sustainability Charter. These measures are allowing the industry to standardize the measuring, and reporting of CO2 emissions at a global level. SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 36

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix COMMITTED TO CLIMATE ACTION DISCLOSURE LEADING OUR INDUSTRY THROUGH PARTNERSHIPS TO ACCELERATE CLIMATE ACTION CEMEX has signed the Business Ambition for 1.5°C commitment led by the We Mean Business Coalition in partnership with the Science Based Targets initiative and the U.N. Global Compact. CEMEX joined The Race to Zero Campaign of the UNFCCC launched to mobilize net-zero commitments from cities, businesses, and investors ahead of the 26th U.N. Climate Change Conference of the Parties (COP26). CEMEX is one of the founding members of the First Movers Coalition, announced at COP26. Created through a partnership between the U.S. State Department and the World Economic Forum, the FMC is a group of global companies joining together to scale up critical emerging technologies essential to the net zero transition. CEMEX became a founding member of the recently created United Nations Global Compact CFO Coalition for the SDGs, which provides a platform to interact with peers, investors, financial institutions, and the United Nations with the aim of attracting more capital towards sustainable development. CEMEX joined the Corporate Leaders Group Europe, convened by the Cambridge Institute for Sustainability Leadership in support of a climate neutral economy. CEMEX has been a driver of reporting and transparency within our sector. We are proud to be actively engaged and we adhere in our reporting to the guidelines and recommendation of the main carbon disclosure platforms. Creating a common understanding of climate-related risks and opportunities across the cement and concrete industry is key in the delivery of the Paris Agreement goals. Disclosures of information on climate-related governance, strategy, risk, and metrics is essential for successful long-term investors. CDP: In 2021, CDP awarded CEMEX its highest rating for climate action leadership, including the company in its prestigious A List. CDP recognized CEMEX for its actions to cut emissions, mitigate climate risks, and lead in the transition to a low-carbon economy. Furthermore, CDP named CEMEX a global leader in its Supplier Engagement Rating (SER), awarding the company its top score A for implementing best practices and successfully engaging its supply chain on climate change. Transition Pathway Initiative (TPI): CEMEX’s carbon strategy and the management of its risks and opportunities related to the low-carbon transition reached the top level according to its criteria. Task Force on Climate-Related Financial Disclosures (TCFD): CEMEX is a supporter of TCFD and has adopted its recommendations for climate related reporting since 2020. Our 2021 TCFD Disclosure is located on pages 255-271 of this report. Science Based Target Initiative (SBTi): CEMEX 2030 goals and commitments are aligned and have been validated by the Science Based Targets initiative according to the Well Below 2°C, the most ambitious scenario currently available for the cement industry. The SBTi, a partnership between CDP, the United Nations Global Compact, World Resources Institute, and the World Wide Fund for Nature, is the foremost authority on science-based climate action goals. SASB EM-CM-110a.2 CEMEX 2021 INTEGRATED REPORT 37

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Our Progress in 2021 Our 2021 results, which were quite transformational, bolster our commitment to continue to live our purpose of building a better future and are a testament to the growth potential of our markets, our focus on customer experience, and, most importantly, the dedication and commitment of our people. CEMEX 2021 INTEGRATED REPORT 38

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Our Health and Safety Commitment Employee Lost Time Injuries Frequency Rate (per million hours worked) 2.6 Our goal is that anyone who interacts with our operations returns home safely to their family. We consider this a moral imperative, and it is the reason health and safety is our company’s foremost value and priority. Contractor Safety: Fundamental in Our Zero4Life Ambition Advancing our Zero4Life commitment also requires searching for ways to positively influence our contractor’s safety practices and results. Our Contractor Health and Safety Verification Program helps us verify that certain contractors comply with health and safety processes and keep safe while working with us. Implemented by our Global Procurement team through a 0.6 0.5 2010 2015 2021 CEMEX is a positive safety benchmark ZERO4LIFE COMMITMENT We are constantly working toward our ultimate goal of zero injuries worldwide at every location—our Zero4Life commitment. This goal is vitally important to help safeguard our people, our contractors, and everyone who interacts with our company. Our H&S strategy and performance are overseen by our CEO. Our efforts to offer our employees and contractors a safe and healthy work environment and to provide for our communities’ wellbeing directly contribute to our priority SDGs 8, 9, and 11. Our Path to Becoming an Injury-free Company CEMEX is a positive safety benchmark for a global company in our industry registering an employee Lost Time Injury (LTI) Frequency Rate of between 0.5 and 0.6 for the past seven years. These results provide both motivation and clear evidence that our Zero4Life commitment is producing positive outcomes and becoming a reality across the vast majority of our sites. We have also set a 2025 target of 0.2 LTI Frequency Rate, aiming to continue making progress in our performance. Sadly, in 2021, one employee fatality occurred. We will not be satisfied until we have made all fatalities a thing of the past in our operations. We are also sad to report that after making considerable reductions in fatalities involving contractors in recent years, a setback was experienced with eight contractor fatalities during the year; 75% of the contractor fatalities occurred away from our premises and 83% of those involved road traffic incidents. specialized third-party organization that utilizes a data-driven system, the assessment checks for regulation compliance, liability policies, risk premiums, manuals and procedures, and applicable training and accreditations, among other requirements. In 2021 we reached an 88% contractor verification rate, the second consecutive year we surpassed our 2030 target of 80% certification of our procurement spend. Furthermore, in 2021 we successfully piloted in a number of our operations an additional audit process focused on key aspects of contractor management. These audits, which we plan to use more widely in 2022, are carried out by health and safety specialists who are independent of line management at the local site. for a global company in our industry: Employee LTI Frequency Rate of between 0.5 and 0.6 for the past seven years. 96% of our operations achieving zero employee and contractor LTIs in 2021. Zero Employee Total Recordable Injuries in 86% of our operations in 2021 SASB EM-CM-320a.1 CEMEX 2021 INTEGRATED REPORT 39

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix KEEPING OUR GUARD UP In the face of the COVID-19 pandemic, we came together from day one as one CEMEX family to act fast, learn, and adapt to a new situation for us all. Throughout 2021, we kept in constant communication with government authorities and maintained strict requirements as we worked to continue safeguarding our people and safely deliver to our customers the products and services needed to ensure the continuity of essential activities. We are aware that pandemic fatigue can be a serious issue, and we have addressed it as part of our training, awareness campaigns, and protocols to continue supporting our people. As we still have to co-exist with the virus, our mantra throughout the year became keep our guard up at all times. Furthermore, we have also updated our Back to the Office and Travel protocols in anticipation of gradually returning to some face-to-face activities in some geographies. Our local, regional, and global Rapid Response Teams continue working to implement preventive measures so that we can react to local situations in a very agile way. In addition to working to control what’s inside our premises, we continue raising awareness with the families of our employees and encouraging our communities to keep safe. Protecting our people from the risks of COVID-19 1. Health and Safety Management System (HSMS). The 15th element of the CEMEX HSMS guides us to remain effective in our management of risks associated with the COVID-19 virus. Added in 2020, this dedicated element of the HSMS is designed to help us be prepared in the future if situations of a similar nature occur by institutionalizing our approach to effectively managing and mitigating risks and impacts from pandemics and epidemics. 2. COVID-19 Protocols. The 52 hygiene and safety protocols developed in 2020 continue to be the cornerstone of our efforts to protect our employees as well as the people we interact with during our day-to-day business activities from potential risks presented by COVID-19. These guidelines are based on the best available information from the World Health Organization, health specialists, and our own company health and safety expertise. 3. Behaviors That Save Lives. For all employees, we continue to prioritize four essential behaviors to mitigate the risk of COVID-19 transmission: Identifying and Reporting Symptoms, Personal Hygiene, Physical Distancing, and Protecting Yourself and Others. Through guidelines, playbooks, as well as communication and training materials, we have embedded these “Behaviors That Save Lives” into daily activities throughout our operations. Carrying Out Essential Activities Safely Our production sites as well as construction operations are rigidly controlled environments well-suited to protecting workers and for continuing to carry out essential activities paramount to addressing society’s needs during the COVID-19 pandemic. In addition to operating under the strictest health and safety protocols, construction sites are normally low-density personnel operations that are closed to the general public and are situated in open outdoor spaces with abundant natural ventilation. Despite these inherent traits that make the building industry low risk for virus transmission, in 2020 we launched a group of initiatives designed to further protect our employees, customers, suppliers, and communities from the risks COVID-19 presents. ~2,000 of our employees around the world have taken the functional duties of COVID Coordinator 4. COVID Coordinators. Since 2020, almost 2,000 of our employees around the world have taken on the functional duties of COVID Coordinator. It is a role that continues to be critical to our efforts of safeguarding our people and seeking the continuity of our business during the ongoing COVID-19 pandemic. Our COVID coordinators monitor and support the adaptation of necessary measures at each facility so as to reduce the risk of contagion. 5. Close communications: We continue to keep close communication with our employees to understand more about how COVID-19 is impacting their lives and to keep them continuously informed of the actions and protocols we undertake. We have continually promoted the importance of vaccinations through regular campaigns. In some of our operations, we have also been able to play an active role in directly supporting their administration. In countries with visibility on employee vaccination levels, we have been pleased to see higher rates than those reported by local authorities. The constant communication to employees has helped us sustain significantly lower fatality rates than those in the communities in which we operate. SASB EM-CM-320a.1 CEMEX 2021 INTEGRATED REPORT 40

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix A COMPREHENSIVE APPROACH TO ROAD SAFETY Driving is one of the activities most linked to accident and fatality risks in our industry. To mitigate this risk, we rely on a comprehensive approach to road safety based on building one of the most advanced fleets in our industry, developing a strong culture of defensive driving practices for our employees and contractors, and comprehensively promoting a culture of road safety in our communities. We are leveraging new technologies to advance our Zero4Life goals on the road vehicle sensors GPS tracking ROAD SAFETY FEATURES camera systems mobile apps Building One of the Most Advanced Fleets in our Industry We are leveraging new technologies to proactively advance our Zero4Life goals on the road. The features include vehicle sensors, camera systems that alert our drivers to potential dangers, mobile apps, GPS tracking, and many other types of safety equipment. In 2021, we began testing artificial intelligence systems to create predictive tools that would alert managers about behaviors that might represent a risk. Our operations are utilizing truck GPS and telematics data not only to identify risky driving behaviors that require additional training, but also to highlight good driving performance that merits recognition. In addition to making trips safer, providing drivers with more specific feedback on their driving skills contributes to being able to avoid potentially risky situations in the long run. Data that we track include speed, harsh braking, and driving hours; several appropriate systems have been developed to monitor potential issues and to bring them to the attention of operations and their drivers. Defensive and Efficient Driving We strive for CEMEX to become a beacon for good road practices in every country where we operate. By repeatedly reinforcing defensive driving skills, our drivers and contractors manage to stay safe when they are on the road crossing thousands of kilometers to deliver our products on time. We also make use of driving simulators, certification processes, workshops, and video sessions so as to improve our drivers’ knowledge based on rigorous topics specific to our organization, such as logistics and transportation. Our monthly Global Road Transportation H&S Group meeting, which is attended by the senior supply chain leaders from each region, continually monitors current practices and processes and identifies new controls to deploy. Going Beyond Our Operations: Protecting Vulnerable Road Users In addition to advancing safety for our drivers and contractors in our transportation operations, we have adopted an innovative approach through which we draw on our know-how to promote best practices in our communities and contribute to making roads a safe place for all. Road safety—with a goal of zero incidents—requires that all users have the ability to interact and to coexist. During 2021, we continued to collaborate with educational institutions, traffic authorities, neighborhood groups, and civil society organizations to put together events that foster a culture of road safety, compliance with regulations, and accident prevention. From innovative awareness campaigns to defensive driving training and workshops, we aim to enhance road safety for drivers, motorcyclists, cyclists, pedestrians, and other vulnerable road users. As an example, in Colombia, using COVID-19 protection measures, our people worked alongside the Colombian Cement and Concrete Chamber to organize over 150 road safety events throughout the year; more than 50,000 people in total took part in one of the events. In the rest of our South, Central America, and Caribbean operations, close to 1,000 people from our communities learned about road safety in our safety trainings. During these sessions, CE-MEX employees offer talks and organize activities to highlight the importance of road safety basics such as wearing seatbelts, not using mobile phones while driving, upholding traffic regulations, respecting speed limits, obeying road signs, the proper way to cross at intersections, and being mindful of blind spots. Our instructors also explain the safety protocols integrated into our vehicles. SASB EM-CM-320a.1 CEMEX 2021 INTEGRATED REPORT 41

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

BUILDING A STRONG HEALTH AND SAFETY CULTURE

We continuously invest across our operations in initiatives that strengthen our culture of health and safety.

Our standardized global programs help us instill consistency across distinct geographies while we also place emphasis on the importance of developing and sharing local best practices as a path to finding innovative solutions to specific challenges.

Robust H&S Team

Our interconnected organizational structure fosters a coordinated, consistent, and collaborative approach to reach our company-wide goal of zero injuries, including our:

- **H&S Functional Network:** National health and safety specialists and their teams.
- **Global H&S Council:** Corporate and regional representatives who support our H&S Functional Network.
- **Global Health Forum of Experts:** Group of experts leading initiatives to share best practices and help employees and contractors adopt healthier lifestyles.

H&S Policies and Procedures: Reinforcing Our Top Priority

Our strong H&S team supports standardized controls and procedures to build safe operations and they consistently monitor the progress of our initiatives in the countries where we operate.

As our number one value and priority, we have strong policies in place to uphold our commitment to health and safety throughout our organization. Our Global Health and Safety Policy is the cornerstone of our CEMEX Health and Safety Management System (HSMS) and sets out clear expectations, for leaders and workforce, to carry out their activities in a safe manner and to care for the health and safety of our employees, contractors, and other people with whom we interact. Reviewed annually, the policy also reinforces topics such as communication with suppliers, reporting and incident investigation, as well as taking care of the health and safety of others.


CEMEX H&S MANAGEMENT SYSTEM
1 Leadership & Accountability
2 Risk Management
3 Regulation Policies
4 Driving Safety
5 Contractor Safety Management
6 Occupational Health & Wellbeing
7 People Training & Behaviours
8 Communication & Consultation
9 Document Control
10 Standard Operating Procedures
11 Operational Control
12 Emergency Management
13 Incident Reporting Investigation and Prevention
14 Audits, Inspections & Continuous Improvement
15 Management of Pandemics and Epidemics

Boosting Continuous Improvement

We are constantly searching for new ways to boost continuous improvement on our path to reaching our Zero4Life commitments. As of 2021, we are tracking a new portfolio of leading safety indicators designed to monitor and measure the effectiveness of our safety initiatives and cast light on the actions needed to prevent incidents.

Furthermore, our new Health and Safety Culture Survey provides a way to help our operations strategically identify specific areas for improvement by receiving constant direct feedback from our frontline employees about the effectiveness of our health and safety actions in the local context.

H&S Management System

Implementing the HSMS has led us to develop a positive culture that helps drive continuous improvement in our health and safety results.

In addition to defining the parameters to operate in accordance with local regulations, the HSMS is our main tool to establish performance requirements and goals for our operations by helping us assess potential risks and plan the measures needed to mitigate them in a coordinated manner.

The HSMS empowers our leaders to implement a successful health and safety strategy across our operations and guides us on how to adequately allocate resources to training programs for our employees. Furthermore, our line managers utilize our HSMS on an ongoing basis to make an annual deep review of further improvement opportunities and to formulate their annual Health and Safety Improvement Plans.

Communication mechanisms embedded in the HSMS allow us to share best practices, thereby optimizing the implementation of safety programs for our employees and contractors who participate in our operations.

SASB EM-CM-320a.1
CEMEX 2021 INTEGRATED REPORT 42

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 23 countries where the T5T program has already proved successful Looking After Each Other Cultivating an interdependent safety culture helps us build consistency and reliability in the workplace. Our Take 5 Together (T5T) global program encourages employees to adopt the personal habit of making a safety assessment before they begin their tasks. Taking a five-minute pause before work tasks allows our employees to observe their surroundings, take the necessary precautions to control potential risks depending on the tasks they will be performing, and reinforce the importance of keeping safe. Furthermore, in 2021 we expanded this concept to encourage employees and contractors to step in if they see a colleague taking a risk. The Take 5 Together program has already proved successful in the 23 countries where we have introduced it and we expect to continue to roll it out in the rest of our operations during 2022. Fostering Visible Felt Leadership Our Visible Felt Leadership (VFL) program provides the framework by which our leaders engage with our frontline employees and contractors. The purpose of VFL is to continually promote a positive culture and the importance of health and safety as our number one value and priority. In 2021, we continued implementing some in-person VFL site visits in adherence with physical distancing measures as well as virtual engagement exercises to reinforce our health and safety culture and maintain high levels of awareness. This approach was designed to convey organization-wide the genuine commitment of every manager to health and safety and to inspire positive behaviors by everyone during the pandemic. Learning from Every Incident Even as we continue to improve our health and safety culture, we must make all types of injuries to our employees and contractors a thing of the past, especially fatalities and other high severity incidents. For more than 10 years, CEMEX has consistently implemented the Near Miss/Hazard Alert System across all of our geographies and business lines. Our Mobile Intelex App gives our people the capability to report near misses, hazards, inspections, and leadership health and safety visits—anytime, anywhere—on their cell phones, tablets, and computers, enabling quicker reactions to prevent injuries. Employees, contractors, or anyone visiting a CEMEX site can use this tool to report identified risks, thus contributing greatly to the elimination of potential hazards. H&S Training: Achieving Our Zero4Life Commitment Executives, line managers, and supervisors must complete our Health and Safety Academy designed to reinforce our number one value and priority across our organization—from our production plants to our corporate offices. By continuously improving our training programs, we strive for all of our employees to possess the correct knowledge, skills, and experience to perform their jobs safely. For instance, we have strengthened our Health and Safety Academy training to address the new Pandemics and Epidemics Element included in our HSMS. Safety Academy Modules Module 1 prepares supervisors to promote safe behaviors by example. Module 2 enables supervisors to utilize the HSMS toolkit to achieve our Zero4Life commitment. Module 3 enhances health and safety proficiency in key topics for CEMEX. Health Learning Pathways By working together with CEMEX University, we curated new learning resources focused on helping our employees deal with the challenges of the COVID-19 pandemic, including: Virus and Vaccines Learning Pathway curated to help employees get a practical understanding of viruses and how different types of vaccines work. Working Remotely Learning Pathway provides helpful tips on how to collaborate effectively adopting healthy practices while working remotely from home. Well-being Learning Pathway addressing a holistic approach of mental, physical, and financial well-being. +5,000 employees invested more than 63,000 hours in our new Health Learning Pathways in 2021. SASB EM-CM-320a.1 CEMEX 2021 INTEGRATED REPORT 43

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix HEALTH AND WELLNESS CULTURE Promoting workforce health goes beyond being a direct benefit to our employees, it also creates a positive and efficient work culture and environment. Being healthy reduces risk factors for diseases and, more broadly, improves quality of life. CEMEX Health Essentials Health Essentials is our global health campaign designed to reduce the prevalence of health risks and encourage employees to live a healthy lifestyle both inside and outside the workplace. The campaign unifies many of our health efforts worldwide. The Health Essentials initiative is divided into twelve different health promotion topics aiming to cover the most important issues our people may face every day in both occupational and preventive health. The campaign features easy-to-understand materials that are distributed to CEMEX employees worldwide, as well as a system for global knowledge-sharing and standardized guidelines to promote a robust health culture within CEMEX. Global CEMEX Well-being Model In 2021 we developed the new CEMEX Well-being Model that provides our people with a holistic approach to developing interpersonal skills to enhance quality of life. The Model will be deployed in all CEMEX countries during 2022 with four key pillars: Emotional Health: Promotes a healthy state of mind through exercises that contribute to manage emotions and build resilience. Physical Health: Encourages physical health through regular exercise, well balanced nutrition, sufficient rest, and regular health checks. Financial Fitness: Provides personal financial skills including day-to-day spends as well as insurance and retirement planning. Workforce Experience: Promotes work-life balance through the implementation of internal policies and awareness campaigns. Awarding Excellence in our Strategic Priorities The CEMEX Awards provide us with the opportunity to recognize those operations and employees that make a considerable contribution to CEMEX’s strategic priorities, including business units and countries that have built and reinforced their health and safety culture to achieve the best and most improved health and safety performance. In 2021 we acknowledged our outstanding performance in four categories: Zero4life Contribution, Contractor Management, Health Contribution, and Sector Awards. Our Global Health Forum of Experts has been instrumental in successfully implementing our COVID-19 Protocols, best practices, and preventive initiatives. SASB EM-CM-320a.1 CEMEX 2021 INTEGRATED REPORT 44

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Innovation in our Product and Solutions Portfolio Our goal is to actively drive the innovation of our industry by unlocking new value opportunities for our current and potential customers while boosting our internal innovation and efficiency. 68% of of the world’s population is expected to live in cities by 2050* Source: United Nations (2018) Through innovative products and solutions, we enable resilient, energy-efficient, and sustainable infrastructure to support growing urban populations. With these efforts we contribute to our priority SDGs 9, 11, 13, and 15. Additionally, our construction focus and urbanization solutions are also aligned to SDG 12. A strong commitment to Research and Development (R&D) is a crucial part of our growth strategy. By investing in R&D, we seek to deliver innovative products and solutions. Moreover, we seek to ensure that disruptive and transformational innovation is not only a priority, but also a central aspect of our culture; an approach that enables us to improve our core business and propel our company to new heights. By prioritizing collaborative customer engagement, our portfolio of products and solutions increasingly results from a co-creation process wherein we work together with our customers to deliver innovation at the time that is right for them. In this way, we create products that enable our clients to tackle society’s challenges—from building sustainable and resilient structures to preventing risks and minimizing the effects of natural disasters. PREPARED TO MEET THE OPPORTUNITIES OF GROWING METROPOLISES AND SUSTAINABLE URBANIZATION As of 2021, 4.4 billion people—or 56% of the world’s population—live in cities. The World Bank estimates this number will grow by 1.6 million people every week for the next 30 years. In the coming decades, it is expected that cities will face unprecedented demands for housing, transportation, energy, infrastructure, jobs, and basic services like education and healthcare. Recent history has also shown the crucial importance of resilience against extreme weather events and health crises like the COVID-19 pandemic. Accelerated urbanization demands smarter construction that contributes to mitigating climate change and resource scarcity while improving social wellbeing. Our metropolises strategy focuses on addressing the growing needs of large urban metropolitan areas and their citizens. We are uniquely positioned to provide our portfolio of cement, ready-mix concrete, aggregates, and Urbanization Solutions for the construction and maintenance of more sustainable and resilient cities. We expect to continue playing an essential role in the construction and maintenance of the sustainable cities of tomorrow that are durable and designed to protect against climate change. CEMEX 2021 INTEGRATED REPORT 45

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix CEMEX R&D: A KEY DRIVER FOR GROWTH Concrete is fundamental to the needs of a growing, sustainable planet that will continue to favor migration toward urban areas. Offering an Essential Portfolio of Sustainable Construction Products and Solutions At CEMEX we are enablers for the decision-makers on sustainable construction and we are determined to provide the best products, services, solutions, technologies, and support to all players in the construction value chain. We understand the complexity and interconnectivity of the decision process toward building more sustainably. To this end, we recognize the important and unique role of architects, engineers, construction companies, investors, promoters, government officials, and final users. The building materials industry plays an essential role in addressing some of society’s most pressing challenges and concrete is uniquely placed to help the world toward a more sustainable future. Our concrete building solutions are locally sourced and adapted to each region in consideration of community needs. They sustainably provide the means to build social infrastructure that contributes to improving quality of life and increasing societal well-being—including affordable housing, schools, hospitals, parks, dams, water treatment plants, and public service facilities—as well as to building economic infrastructure that opens access to new markets, makes investments more productive, and encourages job creation—such as roads, bridges, and airports. Engaging Our Customers to Solve Their Needs Our approach to Research and Development (R&D) is grounded in the understanding that innovating around our customers’ changing needs requires us to constantly evolve; and in the recognition that our world’s ever-changing economic, social, and political environments require us to continually adapt—now and in the future. Engaging our customers to solve their needs is a fundamental stage in our innovation process. Increasingly, innovations in our products and solutions portfolio emerge from a co-creation process that involves direct collaboration with our customers. We go together into the laboratory to explore new possibilities with cement-based materials and aggregates, allowing to deliver innovation at the right time for our customers. Our By DesignTM approach to product and solutions development sets us apart as leaders in the industry. 45 international patent families protect the technologies developed by our R&D team One of the main goals of our Future in Action strategy is to provide greener products and services to our customers so that the built world of the future is more sustainable and circular. To this end, we are investing in research and development to deliver innovative building materials and solutions that contribute to the construction of climate-smart urban projects, sustainable buildings, and climate-resilient infrastructures. Our R&D Group’s customer relationships have been recognized in forums worldwide, earning acclaim for the positive results produced through long-term collaborative projects. CEMEX’s R&D efforts are mainly led by the CEMEX Research Centers based in Switzerland and Mexico City. Technologies developed by our R&D team are protected by more than 45 international patent families—covering new types of cement, cementitious materials, concrete mix designs, admixtures formulations, construction systems, and advanced manufacturing processes—and enable us to offer unique, exclusive solutions to our customers. CEMEX 2021 INTEGRATED REPORT 46

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

DISRUPTIVE, SUSTAINABLE SOLUTIONS FOR THE CONSTRUCTION INDUSTRY

CEMEX Ventures, CEMEX's open innovation and corporate venture capital unit, focuses on helping to solve the main challenges in the construction ecosystem and capitalize on the opportunities through sustainable technology solutions. To this end, CEMEX Ventures has created an open and collaborative platform to lead the revolution of the construction industry by engaging startups, entrepreneurs, universities, and other relevant actors to tackle the industry's toughest challenges and shape tomorrow's value ecosystem.

Top 50 ConTech Startup List

CEMEX Ventures unveiled its TOP 50 ConTech Startups list, which includes the 50 most promising new solutions from the 2021 advanced construction technology ecosystem. The startups are classified in four categories: Green Construction, Construction Supply Chain, Enhanced Productivity, and Construction´s Future is Now.

Fifth Annual Global Construction Startup Competition

The Annual Global Construction Startup Competition organized by CEMEX Ventures, Ferrovial, GS Futures, Dysruptek- Haskell, HILTI, VINCI Group´s Leonard, and NOVA by Saint-Gobain continues to grow and is now the largest Contech challenge worldwide.

CEMEX Ventures focuses on four key areas to help bring new, engaging solutions to the construction industry:



Green construction

- Decarbonization
- Sustainable materials
- Circular economy
- Waste management and recycling
- New energy sources and solutions



Construction supply chain

- Procurement
- Materials and resources marketplaces
- Logistic tools and materials tracking
- Fleet management and dispatching
- Delivery marketplaces and last-mile
- Inventory management and onsite handling



Enhanced productivity

- Project design, specification, and budgeting
- Planning and scheduling
- Project monitoring and control
- Document management
- Health and Safety compliance
- Project quality
- Asset management and maintenance



Future of construction

- Advanced building materials
- 3D printing
- Industrialized construction
- Robotics and machine assisted applications

The Competition seeks entrepreneurs and startups to drive innovation in the construction industry. More than 2,000 start-ups have participated since its launch. The winners benefit by obtaining access to sources of potential funding and to networking and investment opportunities.

Smart Innovation: CEMEX Strategic Priorities Framework for Innovation

Our Smart Innovation Model empowers and drives innovation on CEMEX's Strategic Priorities: Health and Safety, Customer Centricity, Innovation, Sustainability, and EBITDA Growth.

Our Innovation Process, enhanced with new digital capabilities, contributes to keep a clear, agile, transparent, and disciplined execution of more than 100 innovation projects being deployed across the company. We continue to strengthen our innovation culture and, for the third year in a row, employees from all levels of the organization participated in our Smart Innovation challenge, where more than 2,000 ideas were gathered. This standardized process across CEMEX helps to identify the most valuable ideas to be quickly tested, leveraging internal and external resources for their quick development. CEMEX Ventures, in collaboration with other areas, closely manages the overall portfolio, making sure the resources are optimized so as to allow us to constantly launch new value propositions or business models.

Learn more about CEMEX Ventures and its Construction Technology Ecosystem.

CEMEX 2021 INTEGRATED REPORT 47

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix PORTFOLIO OF DISRUPTIVE INVESTMENTS CEMEX Ventures’ portfolio of investments is comprised of a group of 18 companies that are ahead of the industry in fostering the construction revolution around the globe. Furthermore, CEMEX Ventures works in tandem with CEMEX’s Sustainability, Climate Action, R&D, Operations, Procurement, and Urbanization Solutions departments in developing key partnerships with startups that support CEMEX’s ambition to deliver only net-zero CO2 concrete by 2050, enhance our portfolio of innovative products and solutions, and contribute to growing our new business models. These are some of our key investments. Wallex: Accelerating Industrialized Housing With a production capacity of approximately 1,000 homes per year, the new Wallex plant is the first industrialized construction factory in Spain. Wallex is a freestanding, off-site panelized construction system that simplifies traditional construction processes. This investment by Grupo Avintia and CEMEX Ventures addresses several challenges of the housing sector, including reducing delivery times, solving the lack of professionalized workforce, and combining sustainable high-quality construction systems with architectural design. Learn more about Wallex. Modulous: Redefining Affordable Housing Modulous is an award winning, London-based construction technology business that has developed a smart kit of parts and digital platform to enable the delivery of high-quality, sustainable, affordable homes at scale and pace. CEMEX Ventures invests in this disruptive offsite construction method that aims to contribute to relieving the global housing crisis with a clear focus on sustainability, quality, and affordability. Energy Vault: Solving Renewable Energy Storage Innovative energy storage represents the largest and most near-term opportunity to accelerate renewable energy deployment while bringing us closer to replacing fossil fuels as the primary resource to meet the world’s continual growth in energy demand. Energy Vault’s breakthrough energy storage solution can deliver all of the benefits of competing systems with lower price and higher efficiency. Voyage Control: Easier On-Site Logistics Voyage Control, a UK-based startup, offers a digital end-to-end platform that facilitates construction logistics and on-site coordination, reducing delays, waste, and cost overruns caused by inefficiencies in the delivery process of construction materials. The platform supports CO2 reduction efforts by measuring the logistics-induced carbon emissions. CEMEX Ventures and Taronga Ventures investment aims to integrate Voyage Control with CEMEX’s digital assets, allowing us to provide an enhanced service to our clients. Soil Connect: Faster, Better, Cheaper Building Materials Soil Connect is a US-based digital marketplace that provides a better, faster, and cheaper way for construction professionals to transport and acquire soil, aggregates, and other building materials. This solution also mitigates waste, as users can eliminate the need to dump excess materials in landfills. By transacting at shorter distances, Soil Connect also helps reduce carbon emissions from transportation of materials. PartRunner: CEMEX’s ‘last-mile’ delivery toolbox PartRunner connects building materials suppliers with drivers for last mile delivery. Furthermore, this efficient technological solution allows users to manage trips and track orders in real-time, receive notifications via SMS, request multi-stops for maximum efficiency, review orders details, and manage invoices and documentation directly in the platform. The platform, available in web and mobile application, can integrate with CEMEX’s Industrial Supply eCommerce, Construrama, Promexma stores, and other verticals in the United States and Mexico. Arqlite: Strengthening Circularity in Building Materials Arqlite SPC, a California-based company, gives unrecycla-ble plastic waste a second life by processing it into artificial gravel that can be further used to substitute natural quarry aggregates in the production of light concrete. CEMEX Ventures’ alliance with Arqlite SPC helps advance the key benefits of this solution for society, by reducing plastic waste sent to landfills, as well as for the construction industry, by reducing operating costs and the carbon footprint of handling and producing natural raw materials. Learn more about Arqlite. Learn more about the CEMEX Ventures Portfolio. CEMEX 2021 INTEGRATED REPORT 48

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix INNOVATION SUPPORTING CEMEX’S GOAL TO DELIVER ONLY NET-ZERO CO2 CONCRETE BY 2050 Carbon Clean: Investing Toward Carbon Capture Carbon Clean is a global leader in cost-competitive modular CO2 capture and separation. Carbon Clean has developed a novel technology (CycloneCC) that can effectively and cost efficiently capture CO2 from industrial processes. The goal of this breakthrough scalable modular technology is to reduce the equipment size by 10 times and to reduce the footprint and cost by up to 50%. CEMEX Ventures’ investment in Carbon Clean is a significant step in CEMEX’s strategy to achieve its net-zero CO2 goal by 2050. Synhelion: Harnessing the Power of Solar to Produce Clinker Synhelion is a global pioneer in the field of sustainable solar fuels. Synhelion’s unique technology converts concentrated solar heat into the hottest existing heat processing on the market, making it possible to drive an unprecedented number of industrial processes, such as cement manufacturing, with solar heat, thereby reducing the carbon footprint up to 100%. In early 2022, CEMEX and Synhelion announced the successful production of the world’s first solar clinker, the key component of cement, a significant step toward developing fully solar-driven cement plants. HiiROC: Increasing Hydrogen Injection in Cement Kilns HiiROC is a step-change technology for low-cost, zero-emission hydrogen production. The startup produces hydrogen through a unique plasma process at a lower cost than competing solutions and without a CO2 footprint. Since 2019, CEMEX has been a pioneer in the adoption of hydrogen within the cement industry. As part of this investment, CEMEX and HiiROC aim to increase CEMEX’s hydrogen injection capacity in its cement kilns, allowing for a higher displacement of fossil fuels for alternative fuels. CEMEX 2021 INTEGRATED REPORT 49

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix AN INTEGRATED PORTFOLIO OF URBANIZATION SOLUTIONS We are taking a step forward to complement our portfolio of products and services for sustainable urbanization across the construction value chain. Capitalizing on Our Critical Mass and Expertise Through Urbanization Solutions we are capitalizing on our critical mass and expertise in building materials to offer complementary solutions to solve the most pressing needs for cities: net-zero and sustainability, circular solutions, and resilient buildings and infrastructure. 200,000 tons of admixtures supplied by CEMEX each year for cement manufacture, concrete production, and mortars to over 14 countries. Net-Zero & Sustainable Cities Construction materials, techniques, and technologies to build net-zero buildings and electric mobility infrastructure to support sustainability goals in cities. Solutions to improve energy efficiency insulation, embodied carbon, and safety play a key role in achieving more sustainable construction. From mitigating carbon emissions and energy use to improving safety and transportation, our portfolio can support sustainability goals in many different ways. Resilient Buildings and Infrastructure Solutions for safer, more resistant, and more adaptable buildings and infrastructure are key for resilient cities. Through our integrated offerings we can enable cities to face the challenges of today and tomorrow, with the well-being of their residents our top priority. Circular Solutions We’re leading the industry in new technologies and solutions for the efficient use of resources and re-evaluation of waste flows, converting expended resources into value-additive materials like recycled aggregates and alternative fuels. Waste management, recycling, and reusing are key elements in our portfolio that directly contribute to a circular economy. Enabling Infinite Possibilities for Producing Unique, High-Performing Materials An element that makes us unique in the markets where we participate is that CEMEX develops and manufactures its own chemical admixtures for cement, ready-mix concrete, and aggregates, allowing us to provide tomorrow’s customized solutions, lead the way in the decarbonization of the construction industry, and meet CEMEX’s goal to deliver net-zero CO2 concrete by 2050. CEMEX R&D is developing the next generation of Vertua® Admixtures to enhance the performance of CEMEX´s broader portfolio of products and solutions, saving time, reducing material costs, and boosting outcome quality. CEMEX’s admixture range of construction chemistry covers a multitude of product areas, providing high-quality, efficient solutions for the following: grinding agents, plasticizers, superplasticizers, accelerators, retardants, air entraining, as well as water-repelling and water-retaining agents and stabilizers. Chemical admixtures, now part of our Urbanization Solutions core business, play a crucial role in achieving our climate action goals as they allow tailoring of our products’ performance, grant value-added properties to materials, and develop completely novel applications, while at the same time reducing the CO2 footprint of our products. For instance, CEMEX has introduced ReadyBlock Zero, the UK’s first zero carbon concrete block, designed to significantly lower carbon emissions within the built environment by reducing the impact of new build construction. CEMEX 2021 INTEGRATED REPORT 50

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix CONTRIBUTING TO ALLEVIATE THE WASTE MANAGEMENT CHALLENGES IN METROPOLISES While applying circular economy principles, we contribute to alleviating the waste management challenges that cities, governments, and communities face worldwide. CEMEX Manages 57 Times More Waste Than We Send to Landfills Our main waste management objective is to maximize the use of society’s and other industries’ waste and non-recyclable by-products in our plants. In 2021, we managed close to 23 million tons of waste and non-recyclable by-products, which is close to 57 times more waste than we sent to landfill. Moreover, by 2030 we aim to increase by 50% the amount of waste and by-products we capture as alternative fuels and alternative raw materials. At CEMEX, we have the know-how to source, process, store, and recover energy from waste responsibly. Cement kilns are ideal for the sustainable and safe disposal of many types of waste and residues that cannot be recycled but can be used as a substitute for fossil-based fuels. Co-processing waste as an alternative fuel in cement kilns is a more efficient waste management solution for society than landfills or incineration. Waste Generation of our waste, is reused, recycled 95% or recovered only 5% is sent to landfills Waste Managed This is ~23M ~57 times what we send tons. to landfills. Total waste managed 0.4 M tons Waste sent to landfill We are also seizing the mineral content of waste from other industries as alternative raw materials. In the cement production process, we replace part of the clinker with by-products from other industries, including fly ash and slag. In the ready-mix concrete production process, we recycle materials to use as cement substitutes and consume waste from construction and demolition sites as alternative aggregates. Through co-processing we achieve one of the most important virtuous cycles for our operations: we have become consumers of waste and non-recyclable by-products from several industries, including power, iron, steel, agriculture, and municipal waste management. 95% of the total waste we generated in our operations was recovered and further reused or recycled in 2021, with only 5% going to landfills. Recycling Waste from Our Operations We aim to maximize reusing cement kiln dust (CKD) in the production loop, mainly avoiding the need for its disposal in a landfill. When this process is not possible, we make every effort to recover this by-product for other uses. For example, CKD can be used for soil or road stabilization, as a fertilizer enhancer, or as a de-icing agent for roads in the winter, contributing to a circular economy. With Admixtures, in particular with our range of products Isocycle, we can transform the waste concrete into a value-added material and that can be reintroduced into the value chain. Increasing Our Waste Management and Co processingCapabilities Our Mexican operations had an impressive alternative fuels performance in 2021, increasing usage by nine percentage points. To highlight the significance of this effort, our operations in Mexico processed the equivalent to 13% of the waste of Mexico City in 2021. Harnessing the energy of more than 500,000 tons of waste to power our operations in Mexico helped avoid more than 730,000 tons of CO2 emission per year, the equivalent of planting 12 million trees. Furthermore, in early 2022 CEMEX announced the acquisition of Broquers Ambiental, a sustainable company that focuses on the separation, recovery, and treatment of urban solid waste generated in the city of Queretaro, Mexico. This acquisition is part of CEMEX’s Future in Action program, whose purpose is to achieve carbon neutrality. SASB EM-CM-150a.1 CEMEX 2021 INTEGRATED REPORT 51

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Delivering a Superior Customer Experience We are building a better future for our customers by placing them at the center of every action we take and every decision we make, underscoring our determination to be the most customer-centric company in the building materials industry. BRINGING THE FUTURE TO OUR SERVICE DELIVERY MODEL We are passionate about finding new ways to inspire and delight our customers. In 2021, we set on a path to strengthen and standardize our Service Delivery Model based on input gathered from customers at a global scale. More than 160 employees from 18 different countries, in collaboration with customers and industry experts, participated in over 60 ideation sessions designed to identify and seize opportunities to improve customer service. The Net Promoter Score (NPS) is a key experience indicator that helps us to systematically measure our customers’ loyalty in every market segment, across all business units. By employing the NPS, we can also monitor the impact of our efforts over time on key factors that determine customer satisfaction. In 2021, we maintained an outstanding annual global NPS result of 68, above the 45 benchmark for the construction and engineering industry1 and ahead of our 2030 NPS target of 70. As part of our Voice of the Customer program, we are always Our strong commitment to help our customers succeed and to offer a superior experience contributes to our priority SDG 8, while our determination to build sustainable cities and communities contributes to our priority SDGs 9 and 11. WHAT DOES CUSTOMER CENTRICITY MEAN TO CEMEX? By listening to our customers’ concerns, we are focusing our efforts on what success means to them and innovating around their needs to surpass their expectations in every interaction. Our One CEMEX Commercial Model shapes our customer centricity competitive advantage through differentiation. This multi-faceted model encompasses the elements to personalize our value propositions and capture the value we deliver. Following the evolutionary path set by our One CEMEX Commercial Model, we are creating new opportunities to serve our customers through four key capabilities: an integrated Service Delivery Model, a robust Voice of the Customer program, an empowered salesforce, and continuing to build a digitally-driven company. The new Service Delivery Model leverages cost efficiencies and unleashes revenue growth potential, while improving customer experience across geographies and within all customer segments. Through our new Service Delivery Model, we are confident we can provide our customers with a frictionless, consistent, and personalized omnichan-nel experience to deliver fast response to their feedback and requests. ROBUST VOICE OF THE CUSTOMER PROGRAM Listening to our customers and translating their voice into actionable improvements is helping us deliver a superior customer experience across all of our geographies. Furthermore, enhanced analytics enable us to better understand our customers and develop insights to design more targeted, data-based value propositions. searching for new ways to improve our customer feedback analytics. In 2021, we enabled new means to measure customer satisfaction at a transactional level throughout the entire customer journey and also added advanced capabilities such as text analytics, sentiment analysis, and touchpoint correlation analysis. These quick insights complement our NPS with valuable, detailed information that allows us to act even faster on our customers’ feedback and improve our performance on their main concerns. In 2021, we maintained an outstanding annual global NPS of 68 above the 45 benchmark for the construction and engineering industry1 and ahead of our 2030 NPS target of 70. 1 Construction & Engineering 2020 B2B Benchmarks, Satmetrix Systems, Inc. 1997-2020 GRI 102-42, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 52

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix EMPOWERING OUR EMPLOYEES FOR A SUPERIOR CUSTOMER EXPERIENCE Our employees are at the core of our ability to deliver a superior customer experience. We are focused on empowering them with the right skills, tools, and technology to deliver on our customer-centricity promise. Becoming Trusted Advisors Leveraging our One CEMEX Commercial Model, in 2021 we launched Leap, a learning experience that supports our global commercial team toward becoming trusted advisors for our customers. Furthermore, the new CEMEX Go Certification Programs allows our workforce to achieve a data-driven mindset and be proficient in our digital platforms. More than 2,300 employees from our global sales team took part in Leap and more than 2,500 employees participated in the various CEMEX Go Online Certification Programs during the year. Celebrating Customer Experience Day Customer Experience Day at CEMEX is a global event designed to celebrate our company’s customer-centric culture and commitment toward our customers. As part of this initiative, in 2021, employees from across our operations participated in multiple sessions where they had the opportunity to learn firsthand about the latest customer experience trends from internal and external leaders in the field. We will continue working toward making Customer Experience Day an outstanding CEMEX tradition. Awarding Excellence in our Strategic Priorities Customer centricity is one of CEMEX’s strategic priorities and recognizing employees and teams for their efforts in delivering a superior customer experience is an integral part of our customer-centric practice. The CEMEX Superior Customer Experience Awards acknowledges excellence and best practices adopted across our business units in the following categories: Voice of the Customer, CEMEX Go Adoption, Best Initiatives Implemented, and Digital Marketing Excellence. Cultivating Better, Closer Personal Relationships with Our Customers We are tapping into efficient ways to reach out to customers with a personalized communication through our digital channels. Over the last year, we enabled new ways of connecting and engaging with our customers. For example, we hosted almost 200 webinars globally where customers received training on our digital platforms and learned about our latest products, services, and solutions. Congratulations, Olivia! Olivia, our artificial intelligence chatbot, was recognized at the 2021 Aivo Awards in the Featured Global Expansion category. Olivia is currently helping our Customer Service Centers in Mexico, the U.S., Colombia, Spain, the Philippines, and the U.K. to provide even faster responses to our customers’ most common questions. GRI 102-42, GRI 102-43 CEMEX 2021 INTEGRATED REPORT 53

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Buying Construction Materials in the Digital Age CEMEX: A DIGITALLY DRIVEN COMPANY We view the creation of a digital organization as essential to our customer-centricity and global business strategy. Every technological application we develop is designed to strengthen our competitive advantage by boosting our customers’ productivity, positively impacting their bottom line, and improving their experience when interacting with CEMEX. 4 years offering a superior digital customer experience 61 CEMEX continues to take bold digital actions that differentiate us as a pioneer and first-mover of accessible, scalable solutions unique in our industry. Construrama.com is the e-commerce solution boosting Construrama in Mexico, the largest building materials distribution network in the country. Today, more than 78,000 online users are able to purchase from a wide catalog of products and construction materials. In 2021, our online portfolio reached nearly 12,000 SKUs, available for purchase via website or app directly from any of our more than 600 Construrama online stores. Customers can choose from a variety of secure payment meth- ods and convenient delivery methods such as click and collect and drive-thru collection. CEMEX Professional and Self Builders (PSB) offers a full ready-mix experience for self-builder customers through a simple and fast online solution that guides them to select the right concrete products, place orders, and pay online, in half the time. Currently, CEMEX PSB is available in three countries through CEMEX Express in Mexico, Houston Shell and Concrete and Kennedy Concrete in the U.S., and Ready Mix 2 Go in the U.K. — our newest platform launched in 2021. Leading the Industry’s Digital Transformation Through CEMEX Go The remarkable growth we have seen in the use of our CEMEX Go platform since 2017 is a testament to our company’s commitment to continuous improvement as we work to deliver on our promise of customer-centricity. CEMEX Go enables our customers to build more efficient operations. This innovative digital solution automates order-to-cash workflows, which streamlines customers’ ability to achieve efficient real-time management, from ordering to tracking to fulfillment. Additionally, CEMEX Go enhances decision-making capabilities by offering ready access to detailed information and in-depth analytics, empowering our customers to make more informed decisions and to save time and money. CEMEX Go also contributes to the ongoing transformation of our company’s sales force, enabling them to invest more of their time toward understanding and serving customer needs. % of our total global sales processed through CEMEX Go 93% usage rate among recurring customers 49,000+ customers across our operations 21 countries Fully Digitalizing Our Customer Journey Beyond CEMEX Go, we are working on the full digitalization of the customer commercial journey. Currently, almost half of all possible customer interactions are conducted via any of our digital platforms. This translates into thousands of hours saved for both our customers and our employees. CEMEX Global Paperless Strategy CEMEX’s paperless strategy encourages the digitalization of internal and customer processes to minimize the use of paper. Today, around 73% of our invoices are delivered in a fully digital manner, putting us on track to achieving our global paperless goal. GRI 102-42, GRI 102-43 CEMEX 2021 INTEGRATED REPORT 54

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix CEMEX Go Next Generation Digital Functionalities Relying on customer feedback, and with a focus on providing a superior digital experience, we continue evolving the CEMEX Go platform with new functionalities. The online connection with dispatch capability allows for automatic digital confirmation of orders at the date and time selected by the customer, without the need to interact with a service agent. The swiftness of this process helps our builder customers plan efficiently and avoid delays in their operations. Furthermore, the Ready-Mix Go App offers enhanced capabilities that allow users to place, view, schedule, and manage orders, as well as to track deliveries, configure notifications, and view order history from their mobile devices. “I find CEMEX’s online connection with dispatch capabilities very useful. The cell phone app makes scheduling orders and requesting urgent orders a fast and easy process.” Ana María B, CEMEX Go user. CEMEX Go Developer Center: New Digital Connections with Our Customers At CEMEX, we are constantly searching for new ways to provide a superior experience to our customers through the innovative use of digital technologies. Our CEMEX Go Developer Center is a platform that allows customers to interact directly with our systems via digital platforms and Application Programming Interfaces (APIs). By allowing both systems to talk, we are providing a better customer experience by reducing operating costs, optimizing internal processes, and automating tasks such as orders, invoices, and payments. As of 2021, CEMEX Go Developer Center is already helping customers from the U.S., Mexico, the U.K., Germany, France, Spain, Poland, and the Czech Republic have real-time status updates of the products they purchased and services they requested. In 2021, CEMEX joined a global initiative to develop OpenBuilt, a new platform designed to securely connect fragmented construction industry supply chains. OpenBuilt allows companies across the global building industry to securely connect their current technology platforms and digital solutions to partners, suppliers, or subcontractors in their supply chain via a single integration hub. By joining forces with OpenBuilt, CEMEX aims to strengthen its digital strategy, boost innovation, and accelerate the industry’s ongoing digital transformation. CEMEX Go CRM: The Digital Ally for Customer Relationship Service CEMEX Go CRM is a comprehensive system that allows our organization account representatives to manage customer relationships more efficiently and systematically. CEMEX Go CRM for Sales helps commercial teams save time in daily planning and managing activities across our global operations by personalizing daily follow-up activities with customers such as quotes creation and demand planning. Furthermore, CEMEX Go CRM for Customer Service, our core technological layer for strengthening our customer service center capabilities through an omnichannel experience, is now operating in Mexico, the U.S., and expanding throughout Europe. At CEMEX, we are constantly searching for new ways to provide a superior experience to our customers through the innovative use of digital technologies. CEMEX Go: An Instrumental Platform During COVID-19 Pandemic The new normal for business entails increased digitization of customer interactions. Today we face a new environment, and we are responding by enhancing our agility and responsiveness in how we do business while improving our customer experience. As a result of the digital transformation we started in 2017, we are now more resilient and faster as an organization. In 2021, CEMEX Go continued to be instrumental in enabling our customers to safely and reliably acquire our products and services —sales, payments, and customer service— in a digital environment that allows them to seamlessly continue carrying out their work without interruptions, making CEMEX a reliable business partner. GRI 102-42, GRI 102-43 CEMEX 2021 INTEGRATED REPORT 55

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Environmental Excellence

We are fully committed to carrying out our business activities responsibly and sustainably, minimizing the environmental impacts and maximizing the value generated to society.



We contribute to our priority SDGs 8, 11, 13, and 15 through our environmental excellence initiatives, Biodiversity and Water Action Plans, and commitment to advancing a circular economy across our operations.

CEMEX ENVIRONMENTAL MANAGEMENT SYSTEM

Protecting and enhancing the environment and the communities in which we operate is fundamental to achieving our purpose of building a better future. This commitment is documented in CEMEX's Environmental Policy and is systematically and internally audited for compliance across our global operations through our risk-based Environmental Management System (EMS).

Our EMS integrates key mechanisms for environmental performance enhancement, impact assessment, stakeholder engagement, and response to events with input from a range of subject matter experts and specialists. We have management teams responsible for the implementation of the EMS across all locations who annually carry out internal audits across all sites. In 2021, we reached 92% implementation of the CEMEX EMS across all businesses, compliant with our internal environmental management standards.

The CEMEX EMS is aligned with global environmental standards such as the ISO 14001 and the EU Eco-Management and Audit Scheme. To this end, we have achieved ISO 14001 certification in 82% of our cement sites.

Robust Environmental and Social Performance Management

Open communication with our communities is fundamental to achieving our commitment to being good environmental stewards.

Our Global Environmental and Social Incident Reporting process enables all of our sites to maintain a proactive approach to respond to incidents that could potentially impact our communities or our operations. Moreover, it also serves as a grievance mechanism to register complaints from external stakeholders. The thorough application of this reporting procedure requires a timely registration of environmental and social impact events, identification and analysis of their root causes, and the implementation of corrective and preventive action plans towards avoiding their occurrence and reducing their severity.

This standardized framework, implemented across all of our operations, recognizes and registers incidents in three categories, according to their severity. In 2021, the overall number of reported incidents decreased by 52%, which is consistent with our permanent efforts for risk monitoring and transparency. There were no Category 1 (major) environmental events registered, for the third consecutive year.


Environmental and Social Incidents and Complaints Reporting
(percentage)
33
25
16
8
6
3
2
8
Dust
Fuels & Chemicals
Water
Noise, Odour & Light
Waste & Materials
Logistics
Air Emissions (excl. dust)
Others

CEMEX Global Environmental and Social Incident Reporting Framework

- Continuous Improvement: consistently recording events at every level of our business contributes to identifying recurring root causes and implementing and sharing corrective actions.
- Dialogue and Engagement: we maintain open communication channels with our neighbors, law enforcement officials, public agencies, and other stakeholders.
- Rapid Response: global, regional, and local Rapid Response Teams, trained to address environmental and social impact events, hold annual emergency drills according to contingency plans at each of our sites.

SASB EM-CM-160a.1

CEMEX 2021 INTEGRATED REPORT 56

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix ENHANCING AIR QUALITY Air emissions inherent to the cement manufacturing process are limited in countries by legal thresholds to ensure environmental quality. In some cases, applicable regulations also imply continuous online monitoring of these emissions. Guided by CEMEX’s Environmental Excellence purpose, we go beyond seeking compliance with local air regulations and are implementing Continuous Emissions Monitoring Systems (CEMS) across all of our operations, even when it is not mandatory in all countries. In 2021, we installed CEMS in pending operations, reaching 99% of our clinker production working under continuous monitoring systems. Ongoing projects in early 2022 keep us on track to achieve 100%. CEMS for clinker production, together with our EMS, provide us with effective resources for air quality monitoring and optimization in our operations. Furthermore, to achieve our 2030 air quality emissions targets, we continually invest in high-quality emissions abatement techniques and equipment. In 2021, we invested more than US$13 million in new technologies to monitor and reduce air emissions from our production process. CEMEX Air Emissions Management and Performance in Our Production Process Air Emissions: Major air emissions —particulate matter (PM), nitrogen oxides (NOx), and sulfur compounds (SOx)— are released as part of the cement manufacturing process. Minor air emissions —including dioxins and furans, volatile organic compounds, and other heavy metals— are released in very small or negligible quantities. Continuous Emissions Monitoring Systems (CEMS): Allow our operations to maintain constant monitoring of major air emissions to implement operational controls in order to ensure compliance with air quality regulations and to go beyond and improve our kilns performance as per CEMEX standards. Online Visualization Tool: Our industry-benchmark CEMS online tool allows our operators and management teams to closely monitor major air emissions in kilns with CEMS installed, strengthening our major air emissions efforts and performance. Air Emissions Reduction SOx NOx -85% We reduced our Dust emissions by 85% compared to our 2005 baseline. 2030 target: 95% -66% We reduced our SOx emissions by 66% compared to our 2005 baseline. 2030 target: 67% -41% We reduced our NOx emissions by 41% compared to our 2005 baseline. 2030 target: 47% Emissions Abatement Techniques (Bag filters, Ammonia injection) +US$13 million in CAPEX investments in 2021 in high-quality abatement techniques, including projects to monitor and reduce our air emissions. CEMS online platform 99% of our cement kilns have a CEMS to measure major air emissions 100% of our cement kilns with CEMS have a new industry-benchmark online data analyzing tool SASB EM-CM-120a.1 CEMEX 2021 INTEGRATED REPORT 57

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Water consumption by product

Cement
255 l/ton

Ready-Mix Concrete
238 l/m³

Aggregates
132 l/ton

Total water (million m³)

Withdrawals
57.2

Consumption
41.6

OPTIMIZING WATER MANAGEMENT

Although cement production is not a water-intensive process, we seek its efficient and mindful use across all our activities to avoid altering the ecosystems we rely on.

Understanding how we use water in our operations is a key step in prioritizing water-related risks and opportunities for our operational use, and for ecosystems and communities. To this end, we work continuously to optimize water consumption, implement maintenance routines to ensure leak-free systems, install water recycling systems, and follow up on discharge quality. We guide our efforts through a comprehensive water optimization process that prioritizes sites where water-related risks are highest, and the business impact could be most significant. These actions make us global leaders in high efficiency and low water consumption.

Developing Water Action Plans

Our updated water stress map, identifies the location of our more than 1,500 cement, ready-mix concrete, and aggregates sites in relation to water-stressed zones.

The research was completed in collaboration with the University of Alcalá Foundation using Aqueduct, an online tool run by the World Resources Institute that provides valuable information to understand and respond to water quantity, quality, regulatory, and reputational risks worldwide. The assessment identified current water stress in our operations as well as projected 2030 and 2040 water stress scenarios.

Results indicate that 1% of our operations are in extremely high water-stressed zones and 15% are in high water-stressed zones. In line with our 2030 targets, we plan to develop a specific Water Action Plan (WAP) and follow the implementation roadmap for each of these sites. In 2021, we completed the implementation of WAPs in 100% of the sites located in extremely high water-stressed zones and the first pilot for a site located in high water-stressed zones.

CEMEX's Water Optimization Plan



STAKEHOLDER ENGAGEMENT
WATER AWARENESS & INTERNAL CAPACITY
CEMEX's Water Optimization Plan
MODULE 5
MODULE 1
MODULE 2
MODULE 3
MODULE 4
VALUE CHAIN ENGAGEMENT
OPERATIONS, PERFORMANCE MEASUREMENT & MANAGEMENT
INTERNAL EFFICIENCY & CEMEX'S SOLUTIONS

Implementation Roadmap

2021 — During 2021, CEMEX completed the implementation of water optimization plans in **Extremely High Water Stress Zones (1%).**

2030 — **High Water Stress Zones (15%)** distributed in order of priority until 2030.

Water Stress Areas Future Scenarios

Percentage of our sites operating in high and extremely high water stress



2012
2020
2030
2040
9%
16%
43%
44%

Our WAPs offer a customized set of response actions to maximize water use efficiency and mitigate specific water risks for each community by adopting recommendations based on the Water Risk Filter tool from the World Wildlife Foundation.

SASB EM-CM-140a.1

CEMEX 2021 INTEGRATED REPORT 58

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Strengthening our water policy principles and going a step further in our water strategy, we have set new 2030 targets on freshwater withdrawal reduction. Geographical mapping of more than 1,500 CEMEX sites for comparison with areas identified as water-stressed zones 64 Cement 1,235 Ready-Mix Concrete 235 Aggregates Sites Operated in High Water Stress Areas by Business (percentage) 23 16 12 AGGREGATES CEMENT READY -MIX Increasing the Use of Recycled Water Strengthening our water policy principles and going a step further in our water strategy, we have set new 2030 targets on freshwater withdrawal reduction. By shifting to non-freshwater and promoting the recycling of water, our aim is to avoid the pressure in freshwater aggravated due to climate change and the access to sufficient quantities constrained by competing priorities. New 2030 Targets on Freshwater Withdrawal Reduction 20% reduction in specific freshwater withdrawal in Cement 15% reduction in specific freshwater withdrawal in Aggregates 10% reduction in specific freshwater withdrawal in Ready-mix SASB EM-CM-140a.1 CEMEX 2021 INTEGRATED REPORT 59

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

PRESERVING LAND, BIODIVERSITY, AND ECOSYSTEM SERVICES

Our Biodiversity Policy enables us to responsibly handle natural resources by integrating practices with best standards and aligning our biodiversity initiatives with our decision-making process, management system, and business model. The policy is aligned with the Convention on Biological Diversity and its Aichi Biodiversity Targets.

In 2021 we continued taking action to enhance the biodiversity in and around our quarries through the implementation of rehabilitation plans, conservation initiatives, and the development of local Biodiversity Action Plans (BAPs).

Protecting biodiversity and the environment is fundamental to our commitment to carrying out our activities sustainably. The Global Cement and Concrete Association (GCCA) Sustainability Guidelines for Quarry Rehabilitation and Biodiversity Management—to which our company is fully committed—underscore the importance of these actions.

Third-party Certified Conservation Projects

Going beyond implementing BAPs in high-priority quarries, we have extended our strategy to achieve third-party certifications for our conservation efforts in sites that do not overlap with high-value biodiversity areas. Certifications are issued by leading environmental organizations such as the Wildlife Habitat Council (WHC), ECOCERT, Texan by Nature, Croatia's Ministry of Environment and Energy, among others.




Active Quarries 2030 Targets Progress
(254 total active quarries in 2021)
Active quarries
99% Rehabilitation Plans
Quarries not overlapped with high-value biodiversity areas
86 % Third Party Certification
Quarries overlapped with high-value biodiversity areas
98% Biodiversity Action Plans

Responsible Site Operation: Rehabilitation Plans in Our Active Quarries

Impact Assessment	Before starting any earthwork, we carry out an environmental impact analysis to map potential risks and extraction possibilities.
Avoidance and Minimization of Impact	We carry out activities with the least potential risks to avoid or minimize impact, for example, stopping extraction where biodiversity is especially high.
Restoration / Rehabilitation	During and after extraction activities in the quarries, we implement a rehabilitation plan. The goal is to help restore the ecosystem services to where they were before extraction.
Compensation	Lastly, for any part of the impact area that could not be restored or rehabilitated, compensation is sought with a Biodiversity Action Plan.

Our conservation activities provide a valuable opportunity to engage employees and local communities in wildlife enhancement initiatives and foster awareness of how industry and natural habitats can coexist.

The WHC has awarded CEMEX with the Corporate Conservation Leadership Award, the most prestigious recognition presented by WHC to honor the corporate commitment to biodiversity conservation.

Learn more about our WHC certified programs

SASB EM-CM-160a.1, SASB EM-CM-160a.2

CEMEX 2021 INTEGRATED REPORT 60

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CEMEX-BIRDLIFE 2021 BIODIVERSITY PROXIMITY STUDY

In 2021, CEMEX commissioned BirdLife International to implement a new Biodiversity Proximity Study across our operations. The findings of this assessment provide a scientific basis by which to identify CEMEX's biodiversity-related priorities for the coming years, as well as for developing a sound biodiversity risk management program and activities to support the company's sustainability strategy for 2030.

This assessment follows the first Biodiversity Scoping Study published in 2010 by CEMEX and BirdLife International; which provided a solid base for developing the company's Corporate Biodiversity Strategy, including the development of a Biodiversity Action Plan (BAP) Standard and a Corporate Guideline on Biodiversity Management.

Significant changes occurred over the last decade that led us to launch the new Scoping Study, including CEMEX's commitment to having a net positive impact on Biodiversity, the evolution in CEMEX's portfolio, changes in policy regulations, and the increasing relevance of issues such as climate change that have created new risks and opportunities for the extractive sector.

The new study analyzed the proximity of all CEMEX's active and non-active cement and aggregates operations to areas of High Biodiversity Value (HBV). The research used the best available global-scale biodiversity information and data, provided by the Integrated Biodiversity Assessment Tool (IBAT). This tool results from a partnership between BirdLife International, Conservation International, the International Union for the Conservation of Nature, and the UNEP World Conservation Monitoring Centre.



Our goal is to have a BAP in place for all active sites identified as high priority by 2030. Furthermore, we expect to review the effective implementation of BAPs identified under the previous Biodiversity Scoping Study.

2010-2020 Biodiversity Scoping Study Achievements:

98% of our quarries located in high biodiversity value areas with implemented BAP.

+100 priority species have benefited from Biodiversity Action Plans.

+25,000 hectares of area positively impacted by conservation projects.

~100 conservation groups and stakeholders identified and engaged.

+4,000 students engaged in environmental education.

2021 Biodiversity Proximity Study Results and Goals

A total of 399 CEMEX cement and aggregate sites, across 21 countries, were analyzed regarding their proximity to areas of High Biodiversity Value. Our goal is to have a BAP in place for all active sites identified as High Priority by 2030.


46%
43%
11%
High priority 43% of sites
Medium priority 11% of sites
Low priority 46% of sites

Areas of High Biodiversity Value

Accounted for in the 2021 Biodiversity Proximity Study

- Legally designated Protected Areas (PAs)
- Key Biodiversity Areas (KBAs)
- Natura 2000 areas (for European countries)
- Important Bird and Biodiversity Areas (IBAs)
- Alliance for Zero Extinction (AZE) sites
- The IUCN Red List of Threatened Species
- International Protected Areas (IPAs) including Ramsar sites, World Heritage sites, and UNESCO Man and Biosphere Reserves.

SASB EM-CM-160a.1, SASB EM-CM-160a.2

CEMEX 2021 INTEGRATED REPORT 61

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix EL CARMEN: 20 YEARS OF CEMEX BIODIVERSITY CONSERVATION AND ENHANCEMENT In 2021, CEMEX’s El Carmen Conservation Program celebrated 20 years of continued habitat restoration, species preservation, and scientific research; a testament to the key role that sustainability plays in CEMEX’s purpose of building a better future. Through El Carmen Conservation Program, CEMEX has been able to restore habitats and reintroduce wildlife in a region that is 8 times larger than the total area of our global operations. Located in northern Coahuila, Mexico, and southern Texas, United States, El Carmen is home to more than 1,500 plant species, 289 avian species, 80 types of reptiles and amphibians, and 78 mammal species, including some endemic species. El Carmen’s extensive cross-border wildlife and biodiver-sity reserve has provided numerous educational opportunities to more than 1,250 students and academics, who have studied the region’s biodiversity, as well as CEMEX’s positive impacts and high conservation standards. To this end, El Carmen has been researched in 65 scientific El Carmen holds active cooperation agreements with several conservation NGOs from Mexico and the U.S. Our conservation initiatives are implemented in coordination with Mexican government agencies such as CONANP, SEMARNAT, CONAFOR and SEMA Coahuila and with United States entities such as the National Park Service, the Fish and Wildlife Service, and the Texas Department of Parks and Wildlife. El Carmen staff are permanent members of the technical advisory council of the Maderas del Carmen and Ocampo Flora and Fauna Protection Areas in Mexico, where they share experiences and coordinate conservation efforts with neighboring communities. Since 2016, El Carmen has annually received the Gold Conservation Certificate, the highest award granted by The Wildlife Habitat Council for conservation efforts. El Carmen Provides Valuable Ecosystem Services Natural carbon sink: Stores 12 million tons of CO2 in its natural habitat, contributing to climate change mitigation. Reintroduced Species Living In El Carmen’s Protected Area 250 Bighorn Sheep +100 specimens released in nearby habitats 900 Desert Mule Deer after the species was believed to be close to extinction in the region. 100 Pronghorn Antelope specimens after being extinct since the 1950s in the region. 1,400 Black Bears the largest population in Mexico. CEMEX Nature and Conservation Book Series In 2021, we published the 28th edition of our Nature and Conservation Book Series titled “Key Biodiversity Areas”. In publishing this book, we were honored to work with some of the world’s most prestigious conservation organizations such as Key Biodiversity Areas alliance: Union for Conservation of Nature (IUCN), Re:wild, Aphibian Survival Alliance, Rainforest Trust, rspb, Wildlife Conservation Society, American Bird Conservancy, WWF, Critical Ecosystem Partnership Fund, GEF, Conservation International, and NatureServe. In the book, leading global experts explore the critical role that key biodiversity areas have in the fight to stop the global loss of biodiversity and climate change, using stunning photographs that tell the stories of the sites themselves, and the species and ecosystems for which they are important. Through our Nature and Conservation Book Series, we want to promote environmental awareness, which is key for decision-making on conservation issues, while reinforcing our company’s commitment to promoting a culture of biodiversity conservation. papers and 19 Masters and Ph.D. thesis projects from prestigious universities across Mexico and the United States, including ITESM, UANL, UNAM, UCLA, Yale, and Texas A&M. Improves water cycle: Captures close to half a million cubic meters of water every year, contributing to habitat restoration. Habitat conservation: Over 21,000 hectares of restored grassland with fire management programs, which contribute to forest protection. +50 American Bisons currently on Mexico’s list of endangered species. With over 140,000 hectares, El Carmen is one of the most biodiversity-rich areas in North America and one of the five great wilderness ecosystems in the world. SASB EM-CM-160a.1, SASB EM-CM-160a.2 CEMEX 2021 INTEGRATED REPORT 62

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Social Impact

To date, CEMEX has collaborated with

+25 million

people globally, keeping us on track to achieve our goal of **30 million** community partners by 2030.

Social Impact leverages our expertise and knowledge to empower individuals to build a better and more sustainable future by fostering transformational change in the cities and communities where we operate.





Our efforts to deliver sustainable and inclusive outcomes from our Social Impact Strategy contribute to CEMEX's priority SDGs 8, 9, 11, 13, and 15, as well as the underlying SDGs 1, 4, 5, and 17. Furthermore, collaborations with international organizations allow us to build synergies to scale our contributions and achieve our purpose of building a better future.

CEMEX SOCIAL IMPACT STRATEGY

Our Social Impact Strategy contributes directly to the company's purpose of building a better future through sustainable initiatives that improve the quality of life, well-being, and resilience in communities around the world.

Our Social Impact Strategy contributes directly to:

- Our operational continuity
- Create positive stakeholder experiences
- Promote shared value
- Strengthen our brand

Learn more about our Social Impact Strategy

Embedding a Social Impact Mindset into Everyday Actions

As part of living our purpose of building a better future, we seek to develop productive partnerships and embed a social impact mindset in our employees' day-to-day actions. Our Social Impact Policy and the Digital Social Impact Academy support our employees to develop capabilities on how to address social challenges and stakeholder relationships cross-functionally and enable our company to have a systemic view in implementing our Social Impact Strategy across our operations.

In 2021, we continued our efforts on the Social Impact Academy deployment, training our talent and focusing on integrating a social lens in the decision-making of each collaborator. We have trained our managers, who are key players in fully embedding the social impact mindset throughout CEMEX.


SOCIAL IMPACT PROCESS
01 Stakeholder Identification and Management
02 Impact Identification and Management
03 Risk Identification and Management
04 Co-design and implementation of Community Engagement Plans
05 Evaluation and Measurement
06 Communication

GRI 102-40, GRI 102-44

CEMEX 2021 INTEGRATED REPORT 63

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Community Engagement Plans: Improving Quality of Life and Well-being A key element of our Social Impact Strategy is collaborating with the communities where we operate to co-create and implement locally tailored Community Engagement Plans (CEPs). As of December 2021, 93% of our cement plants have developed and put into action CEPs. Each CEP is conceived locally through a participative process based on regular dialogues via multi-disciplinary Social Impact Committees, which play a key role in the design, implementation, and evaluation of our social impact efforts. By proactively engaging our stakeholders, these open dialogues allow us to build trust, understand local needs, address concerns, provide expert opinions, provide follow-up and take on shared value investment opportunities. 93% of cement plants have put Community Engagement Plans into action. CEPs are comprised of programs focused on developing people and communities and on preserving the environment —with an emphasis on advancing gender equality and participation from CEMEX employees in the implementation of the initiatives. Our CEPs align with our four Community Investment Pillars and integrate the UN Sustainable Development Goals to ensure transparency and accountability in tracking progress toward our goals. IMPROVING QUALITY OF LIFE AND WELL-BEING 1 2 3 4 CEMEX Community Investment Pillars: 1. Education and Capability Development for Employability 2. Sustainable and Resilient Infrastructure and Mobility 3. Social and Environmental Innovation and Entrepreneurship 4. Culture of Environmental Protection, Health, and Safety GRI 102-40, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 64

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 1. EDUCATION AND CAPABILITY DEVELOPMENT FOR EMPLOYABILITY Education and capability development are fundamental in building resilient, self-sufficient, and empowered communities. To this end, we work together with local partners to implement scholarships, courses, workshops, and programs that foster experience, knowledge, and the development of technical and life skills. In addition to maintaining an adequate workforce for our company and industry, such efforts improve employability, income-earning potential, and quality of life in communities worldwide. CEMEX Community Centers A significant part of our education and capability development efforts occurs through our 70 CEMEX Community Centers located in Colombia, Costa Rica, Guatemala, Mexico, Panama, Puerto Rico, and the United States. Every year, participants take part in various training sessions designed to develop new skills and employability competencies, with a special focus on women’s and youth development. In response to the challenges of the COVID-19 pandemic, we innovate to stay close to our communities. In 2021, we continued using technology to maintain communication with our neighbors and leveraged digital platforms to enhance our online educational activities with new diversified content that supports employment and job creation. Promoting Women’s Economic Empowerment Our Community Diversity and Inclusion Model fosters women’s economic empowerment, enabling them to become agents of change within their families and communities. To achieve this goal, the Model focuses on women’s development through four key action pillars: education and health, technical capabilities, self-esteem, and entrepreneurship and employability capabilities. Furthermore, CEMEX adopts and integrates the UN Women and UN Global Compact’s Women’s Empowerment Principles (WEPs) as guidance on promoting gender equality and women’s empowerment in the workplace, marketplace, and community. Women Advancing Community Development Advancing women’s economic empowerment sets a direct path toward gender equality and inclusive economic growth. In Mexico, we worked with 260 women through our Second Chance program, a UN Women collaboration in which we seek to develop capabilities for employability. Participants in the program decided to start a business or look for a job after learning about life skills, commercial knowledge, product development, and financial and digital inclusion. Local produce can be healthier and better for the environment by reducing emissions throughout the value chain. To enable low-income families to support their families through small-scale, sustainable, home organic farming, we partnered with the National Earth Fair and the NGO Young Environmentalist Club in Nicaragua. This initiative is part of our nursery garden program, which seeks to promote community development by training micro-producers in sustainable farming practices to produce, consume, and commercialize healthy, low-cost produce. Fifteen women from the southern communities of San Rafael took part in the program in 2021. Developing Construction Capabilities for Women In 2021 we carried out two pilots of “Yo Construyo Autonomía”, a program for self-construction, personal development, empower-ment, and autonomy aimed at women. This is a commercial and capability-building program that develops technical and entrepreneurial skills to foster housing upgrades and construction. It promotes high-quality and cost-effective building, as well as the use of sustainable criteria, including energy-saving and affordable clean technologies. The program strengthens the faculty of autonomy in women to encourage work and improve housing spaces, helping to reduce the gender gap in the labor, economic and social fields. GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 65

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Promoting Youth Employability Education and access to employment are meaningful drivers for youth empowerment. We contribute through our programs and partnerships with local organizations to enhance employability capabilities and income opportunities for youth by enabling them to bridge the gap between their current skills and the demands of the modern industrial ecosystem, including sustainable practices. ALL4YOUth: Delivering on our Commitment to Youth As part of the Global Alliance for YOUth (All4YOUth), CEMEX made a public commitment in 2019 to foster the employability capabilities of 65,000 youth by 2022. Since then, our company’s education, employment, and entrepreneurship initiatives have already reached more than 58,900 youth across our worldwide operations, mainly through the NEO program. 58,900+ youth trained as of December 31, 2021. Building Together Classroom Campana-Altamira is a community located in Monterrey, Mexico, that registers high poverty rates and low educational achievement levels, among other social challenges. In 2021, CEMEX and a group of public and private partners launched the Building Together Classroom in Campana-Altamira to create better employability and job opportunities for this community, given that many people lost their jobs during the COVID-19 pandemic. The Building Together Classroom provides free General Educational Development (GED) classes, trades training, computer literacy courses, and opportunities to work in the construction industry. During the first year of operations, over 100 students received career assistance, and over 50 students graduated from elementary, middle school, or job training courses. NEO – New Employment Opportunities In Mexico, CEMEX runs the New Employment Opportunities (NEO) program in partnership with local stakeholders. NEO is a groundbreaking initiative led by the International Youth Foundation and partners across Latin America and the Caribbean born out of the need to meet the unemployment challenges faced by the youth population in the region. 30,800+ youth trained under NEO as of December 31, 2021. 51% of participants are female. Through a coordinated effort between the private, political, educational, and civil society sectors, NEO provides market-relevant training, counseling, and employment services for Not in Education, Employment, or Training young people. For instance, NEO works to reinforce the quality of upper secondary technical education programs and provides comprehensive courses in life skills such as resilience, teamwork, and communication. Program graduates report less job-hopping and above-average earnings, a key achievement of the NEO methodology. GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 66

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Enabling Education and Life Skills Throughout the Pandemic In 2021, we continued our support for educational institutions in our communities and for students to successfully carry on with their education. In response to the COVID-19 pandemic, we contribute to increasing the availability of online resources as an essential tool to promote education and the development of soft skills. The United States: Provided students in Florida with virtual field trips to six different Environmental Education Centers. The participants learned about STEM subjects related to our industry and operations. Poland: We supported summer educational activities and part-time winter camps run by educational partners in our communities for children and seniors who stay at home due to the pandemic. Jamaica: Supported students to meet their back to school needs, thus contributing to reducing school desertion. Panama: The education and skills development program for employability, implemented in partnership with the National Institute of Training for Human Development (INADEH), teaches technical and soft skills through virtual and semi-face-to-face training courses, adapted to the new normal. Trinidad Hosts Virtual Career Day CEMEX hosted its first Virtual Career Day with elementary schools in the Mayo and Claxton Bay communities in Trinidad and Tobago. Students, teachers, principals, and parents learned from our in-house experts about career offerings and what different specializations do on a day-to-day basis, the challenges they face, and what it takes to be successful. “On behalf of our school, I want to express our gratitude and commendation for hosting a well-organized and executed Virtual Career Day. You have made a rich deposit into the lives of our pupils. They have been inspired to not only excel in academics but also to become problem solvers, as we all contribute to the development of our country and world.” Mt. Pleasant School Community Principal GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 67

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 2. SUSTAINABLE AND RESILIENT INFRASTRUCTURE AND MOBILITY For over 20 years, CEMEX has developed self-sustaining, inclusive business models that leverage our expertise in the building materials industry as a way to contribute to improving the livelihoods and resilience of the communities in which we live and operate. In many cases, we act as the catalyst for collective action among communities, local authorities, international organizations, NGOs, and other business entities to put forward effective solutions to social challenges. Resilience and Urban Transformation Model Through our Resilience and Urban Transformation Model we combine strategically our portfolio of social solutions to promote a culture of prevention and rapid response to natural disasters. Learn more about our Resilience and Urban Transformation Model Investing in Vulnerable Communities We are committed to developing social investment models that contribute to transforming highly marginalized urban and rural areas into sustainable and resilient communities. CEMEX has partnered with multiple stakeholders to build an intersectoral governance system that empowers communities through effective social investment policies, capacity building projects, and community ethics and leadership committees. In 2021 we provided support to the committees made up of 174 community partners Together we work to recover six public spaces that benefit more than 20,000 inhabitants Furthermore, through partnerships with private and public entities, we have supported 330 people in completing their basic education and technical training in construction trades. Read this study (pp. 30 - 32) and learn more about our work with vulnerable communities ARISE: Advancing Resilience in Cities Around the World In 2021, through the Private Sector Alliance for Disaster Resilient Societies (ARISE), we partnered with other private sector networks and the UNGC on the TRANSFORM project, focused on surveying resilience best practices adopted by small and medium-sized enterprises (SMEs) in Colombia and Mexico that help them sustainably endure natural disasters. In addition, we trained over 50 organizations and reached 14,000 people through specialized forums and webinars related to disaster risk reduction and corporate resilience, contributing to increased awareness about achieving the Sendai Framework for Disaster Risk Reduction goals. Building Affordable Housing In the UK, CEMEX has supported the Veterans Nomination Scheme of the charitable organization STOLL for two years. This initiative allows STOLL to work with homeless veterans, discuss their support needs and work with social housing providers across the country to find homes and to offer them further support around skills, employment, and mental health. We are extremely proud of this partnership that has enabled us to make a real difference for ex-servicemen and women. Long-term sustainable housing was identified as one of the most important aspects of transitioning into civilian life. In the U.S., in 2021, we partnered with Habitat for Humanity, Operation Finally Home, and SEEED to support the construction of 29 new affordable homes for low-income households, helping 107 individuals begin living in their first-ever purchased home. We trained vulnerable youth in different home building trades during construction and started using our low-CO2 Vertua® concrete to increase this initiative’s social and environmental benefits. CEMEX rolls up their sleeves and takes part in our annual event to spend a day on the construction site helping us put homes together. We look forward to seeing their CEMEX colors every day and are truly grateful to be included in the company’s community engagement work. Development Officer, Habitat for Humanity of Greater Miami GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 68

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Growing Platform Our Growing Platform groups diverse social businesses that collectively address the main challenges inherent to poverty and inequality in vulnerable communities; such as, inadequate housing, limited land ownership, lack of access to essential services, unemployment, and lack of financial inclusion. Patrimonio Hoy Since 1998, Patrimonio Hoy supports families with low-startup capital and/or low-income build a new home, grow their present home, or make home improvements by providing access to high-quality building materials, technical assistance, our network of contractors, and support with land ownership and customized microloans. This social business offers a comprehensive solution to the lack of affordable housing options in low-income communities. Construyo Contigo This is a comprehensive program comprised of diverse solutions that can be used separately or in combination to build new homes or make home improvements. Construyo Contigo groups public-private partnerships, financial solutions, and initiatives that develop self-construction skills in vulnerable communities to jointly take part in the construction of housing with sustainable criteria. Centers for Self-employment is a self-employment program that provides homeowners with the means to produce concrete blocks and other building components needed to improve their homes. By providing machinery, materials, technical assistance, and training, this program also promotes a path to building quality, affordable housing. Construapoyo is a funding solution program that works with microfinance entities, companies, and governments to provide resources to homeowners who need construction materials to improve their homes or rebuild after a natural disaster. The resources are allocated efficiently through a prepaid card accepted in a network of authorized building materials distributors located near to the communities in need. Yo Construyo is a training and advisory program that enables the construction of high-quality, cost-effective housing. Participants in the program may eventually become new CEMEX customers, for as their technical and green building skills advance, they are able to go beyond improving their own homes to providing construction services in their communities. Clean Cookstoves Clean Cookstoves are more than a green product; they are a social business model designed to improve quality of life by replacing less-efficient, open, wood-burning stoves. Clean Cookstoves work by efficiently concentrating heat in a closed protected concrete compartment, thus cutting time spent cooking and collecting firewood, as well as reducing risk of burns and diseases from smoke. CEMEX works with microfinance institutions, governments, social entrepreneurs, and women’s groups to produce and commercialize the concrete Clean Cookstoves. +3.7 million people have improved their living standard through our affordable housing solutions. +3 million people positively impacted by Patrimonio Hoy since 1998. +7,700 families have taken part in Construyo Contigo since 2006. Provided +30,000 households with Clean Cookstoves since 2014 GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 69

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 3. SOCIAL AND ENVIRONMENTAL INNOVATION AND ENTREPRENEURSHIP CEMEX supports organizations and individuals that contribute to boosting local economies by developing new products and business models conceived with a social betterment goal to create shared value by addressing social or environmental needs in addition to generating profits. Young SDG Innovators In 2021, CEMEX talent participated in the Young SDG Innovators Program, an opportunity for members of the UN Global Compact to identify talent within their organizations to collaborate and accelerate business innovation towards the Sustainable Development Goals. This participation enables future change-makers to develop and drive innovative solutions through new technologies, initiatives, and business models and deliver their company’s sustainability objectives. Producing Olive Oil in a Rehabilitated Quarry After discontinuing activities at the Kozjak Mountain quarry in Croatia, we began an environmental restoration process by planting olive trees. This initiative has provided significant community development opportunities around the production of olive oil. Since 2009, CEMEX employees —mostly members of the Dalmaci-jacement Association of Volunteer Homeland War Veterans— initially voluntarily tended to the olive grove, which later led to the foundation of the Lintar Veterans Cooperative. The Co-op is responsible for the entire production process of Lintar Olive Oil, a product that has been awarded and recognized for its quality. In addition to providing our employees with volunteering opportunities and business skills, this quarry rehabilitation initiative also provides local schools with a chance to take part in the rehabilitation of the area and learn about sustainability. Our end goal is to turn the rehabilitation of our quarry into a long-term, self-sustainable, economic and social development program. “Veterans are a population with a strong desire to contribute to their community. Caring for olive groves and oil production, in turn, gives us a sense of creation, handwork, and work in nature. In addition, through preparations for olive oil producer competitions and events, we are constantly learning and further strengthening our social and business skills” Member of Lintar’s Veterans Agricultural Cooperative This program gave me the opportunity to reach different areas within CEMEX and collaborate with the extended network of UN Global Compact to try to contribute with an idea that will add value to CEMEX and impact the SDGs. Gonzalo, participant in Young SDG Innovator Program 2020/2021 CEMEX-Tec Center After a decade of operation, the CEMEX-Tec de Monterrey Center for Sustainable Communities closed its doors in 2021. This Center focused on promoting a better quality of life in rural and urban environments through entrepreneurship programs, innovation, applied research, and creating spaces for collaboration. Throughout its existence, it built a unique ecosystem consisting of more than 8,600 students, social innovators, community entrepreneurs, and leaders of multi-sectoral initiatives from 90 countries and recognized high-impact projects that fostered sustainable development and social innovation through the CEMEX-TEC Award. The Center’s legacy will remain as part of CEMEX’s social businesses portfolio through Yo Construyo and the Community Environmental Restoration Program. Supporting Entrepreneurs in Their Journey In 2021, we continued collaborating with NGOs to support the entrepreneurship journey or micro, small, and medium-sized enterprises (MSMEs) that contribute to economic development in our communities. Costa Rica. We continued providing training to businesses in rural communities to scale up and encourage the development of new local suppliers for our alternative fuels value chain. Colombia. We continued promoting the development and integration of MSME suppliers in our value chain through training and advisory insights that seek to professionalize their business competencies and skills. GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 70

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 747 environmental promoters trained in 2021. 4. CULTURE OF ENVIRONMENTAL PROTECTION, HEALTH, AND SAFETY The world is demanding solutions that can help reduce climate risk. As such, we are working towards building a resilient future through partnerships to develop projects that contribute to regenerating ecosystems, restoring biodiversity, promoting sustainable resources, and creating awareness to face the world’s greatest challenges. Furthermore, we reinforce a culture of health and safety in the communities where we operate. Community Environmental Restoration Program Our Community Environmental Restoration Program trains youth as environmental promoters to identify, diagnose, and solve local sustainability challenges and participate in hands-on restoration and environmental improvement activities. The program strengthens CEMEX’s partnerships with local stakeholders and its leadership in advancing environmental efforts. It also contributes to achieving the certification of our quarries’ rehabilitation programs through the Wildlife Habitat Council. 1.6 million plants planted and 77,000 hectares where we contributed to the protection of vegetation In 2021, 747 young people graduated from the Community Environmental Restoration Program. Likewise, we obtained five conservation recertifications with the Wildlife Habitat Council (WHC) and one of our plants in Mexico received the Recognition of Environmental Merit. Fostering Rural Development Our Integral Program for Rural Development fosters and protects local flora and fauna, contributing to the preservation of endangered and endemic species, amongst them the wild turkey and the Mexican long-nosed bat. In 2021, we planted 250,000 trees that will be conserved by the local population, thus enhancing their capacity to absorb CO2 in the coming years as the trees grow. Since 2016, we have contributed to protecting vegetation in over 77,000 hectares and planting over 1.6 million plants. Additionally, with more than 40 partners from the private sector, academia, and government, this program also has contributed to generating employment opportunities for marginalized communities through entrepreneurial projects that create environmentally conscious artisanal products. Continued Support in the Face of COVID-19 The COVID-19 pandemic has affected countries differently, which is why we have provided support in different ways. For example, in Assiut, Egypt, we donated ventilators and oxygen concentrators to COVID-19 quarantine hospitals and equipped two mobile vaccination units with real-time monitoring equipment for registration, data entry, and online monitoring from the central vaccination center to accelerate the vaccination process. Also, we have supported the efforts to increase the vaccination rate and reduce contagion risks in Mexico, Trinidad, and the Philippines. GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 71

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Investment in Community Environmental Projects Dominican Republic. We hold training sessions to raise awareness about the importance of caring for and preserving the environment through everyday simple tasks, such as separating waste at home and using waste separation facilities. Poland. Through the CEMEX Circular Academy, more than 300 community partners learned about the circular economy, the role of alternative fuels, and how they can contribute to the transition to lower the use of fossil fuels. As part of our commitment to promoting a culture of environmental stewardship, CEMEX continuously explores new opportunities to support local nature conservation and restoration efforts in our communities. Additionally, we have partnered with different organizations worldwide to promote the correct disposal of waste and understand the circular economy dynamics. Increasing the use of waste as alternative fuels in our kilns and replacing fossil fuels is a key component of our Future in Action program focused on achieving carbon neutrality by 2050. Spain. We are calculating the CO2 absorption capacity of the 3,200 Paulown-ias located in our Alicante cement plant. The project, implemented together with the University of Alicante, will provide new evidence about the importance of protecting this species and an opportunity to grow new trees in this and in new locations. Guatemala. We launched the Green Conscious and Waste Collection Program to raise awareness about reducing and properly managing waste in communities near our operations. Participants receive discounts in local stores in exchange for correct disposal, separating, and recycling waste. Philippines. We partner with private and public entities in the TSEK Waste Separation Program to promote waste management at home. In addition to improving waste disposal practices in the community, this initiative also brings an additional source of alternative fuels for our cement plant in Rizal. Community Nursery Gardens We have active community nursery gardens throughout Mexico from which CEMEX provides endemic, low-water consumption vegetation that improves air quality and the environment. The program seeks to restore the ecosystem and offset the impact of degradation derived from the extraction of raw materials. In these nurseries, plants and trees are produced for the rehabilitation of quarries, the improvement of biodiversity, and the reforestation of public spaces through the participation of neighboring communities. “We learned to plant and take advantage of a space that we were not using. In addition, our children have extra activities that help them focus and use their time in something productive. We help them Israel. We supported students from the Beer-Sheva community who visited a quarry and asked CEMEX to build a garden for their classmates with disabilities by donating materials and elements to make the garden safe and inclusive. water their crops and motivate them to care for their project. We share the food and cook it at home.” Mother of Alondra, a beneficiary of a community nursery garden. GRI 102-40, GRI 102-43, GRI 102-44 CEMEX 2021 INTEGRATED REPORT 72

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix In 2021, our employees participated in online and in-person volunteering activities that directly contribute to CEMEX’s five priority SDGs and CEMEX Community Investment Pillars. France. Partnered with a social enterprise focused on promoting equal opportunities in training and employment, to present job CEMEX UNITE: VOLUNTEERS AROUND THE GLOBE DONATE SKILLS AND TIME As part of our commitment to sustainable development, we encourage our employees to actively engage in activities that contribute to improving quality of life and well-being in their communities. By volunteering, our people take part in bettering their communities and increasing their sense of purpose and engagement. CEMEX UNITE is our volunteering strategy that unifies how our employees take advantage of their values, skills, and time to generate positive impacts around the world. CEMEX UNITE connects our employees’ interests with meaningful, hands-on volunteering initiatives that contribute to addressing significant social challenges in the communities where we operate. CEMEX Global Volunteering Guidelines support our employees to volunteer during work hours, as well as on weekends, which allows them to share the experience with their families. Mexico. We continuously performed reforestation campaigns and other environmental care activities in communities near our operations. Guatemala. Provided career development mentoring to over 100 students about to graduate from high school in communities near our operations. Global HQ. Supported transition back to in-person learning after the COVID-19 quarantine ended by providing emotional support and school supplies and by remodeling schools near our operations in Monterrey, Mexico. Jamaica. Contributed to the development of rural communities near our quarry by paving new roadways and training young people in construction techniques.. Puerto Rico. Organized cleaning, painting, and decorating activities of common areas in two communities of the Autonomous Ponce Municipality. opportunities at CEMEX to 1,500 young people. Czech Republic. Participated in cleaning activities in the Prachovice village. The United Arab Emirates. Cleaned public spaces in Abu Dhabi and Dubai. Barbados. Organized career day to guide students in setting career goals. International Volunteer Day 2021 On December 5, 2021, we partnered with the UN and other organizations to celebrate International Volunteer Day by launching the One Good Action campaign to recognize volunteers, showcase the main initiatives implemented by CEMEX employees during the year, and inspire more people to continue working for their communities. It is inspiring to see how our employees are committed to contributing and collaborating to build the sustainable world we want and deserve today and future generations. We will continue working as One CEMEX to advance the many benefits of our global volunteering program. Learn more about CEMEX’s position on volunteering GRI 102-40 CEMEX 2021 INTEGRATED REPORT 73

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Building a Better Workforce Experience CEMEX offers an engaging, inclusive, and challenging workforce environment in which our more than 46,000 employees unleash their full potential to benefit customers, shareholders, investors, and the communities where we live and work. Our efforts to provide our employees with competitive compensation, and a safe, healthy, and respectful work environment directly contribute to our priority SDGs 8 and 9, as well as to SDG 5. BRINGING OUT THE BEST IN OUR PEOPLE As a global company, we continuously research and implement new initiatives that enhance the workforce experience for employees in different geographies and with different levels of responsibility. Engaging their curiosity, desire, and passion leads to better performance and fuels higher levels of accomplishment. Ultimately, our goal is to fully unlock our peoples’ potential in light of their experience, interests, and training. We have set three workforce experience objectives, which guide our efforts: 1. Empowerment: Enable our workforce to adopt new ways of working and equip them with the right tools, connectivity, and supportive workspace where they can safely collaborate and freely express their ideas, proposals, and questions. 2. Culture: Provide our people with the organizational culture, structure, and processes that foster success and allow them to unlock their full potential, performance, and productivity. 3. Purpose: Our people are motivated by purpose, and we seek to create the conditions that enable them to achieve their goals and make a positive impact within and beyond our company. Strengthening Engagement and Productivity Our new Spark Intranet portal provides us with a state-of-the-art, standardized, and practical digital tool to maintain engagement and close communication with our workforce around the world. Spark also allows our employees to customize the interface for easier and personalized access to internal resources that foster collaboration, career development, efficiency, training, and productivity across the company. The features of our new Intranet also contribute to quickly boosting the sense of belonging for employees who joined the company during the pandemic and are starting a new professional career at CEMEX while working remotely from home. CEMEX 2021 INTEGRATED REPORT 74

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Our Global Workforce (percentage by type) By position 10 60 30 Executive Non-executive Operational By employment type 1 99 Full-time Part-time By gender 16 84 Male Female By generation 5 0.1 10 48 37 Traditionalist Baby boomers Generation X Millenials Generation Z 27 16 By contract 6 94 Permanent Temporary By seniority 21 36 Less than 1 year 1-5 years 5-10 years More than 10 years CEMEX 2021 INTEGRATED REPORT 75

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix In 2021, we launched a WE’x pulse survey to follow up on the action plans implemented during the past year. LISTENING TO OUR EMPLOYEES Our organizational culture entails adopting new ways of thinking and working, which spurs the development of a high-performance, people-driven culture where open dialogue is encouraged and rewarded. Action Plans to Enhance the Employee Experience Listening to our people’s expectations is essential in keeping them engaged and empowered to meet their career goals. Our Workforce Experience (WE’x) Survey helps us incorporate the perspectives of our people as we work to foster a consistently positive employee experience. Every two years, our workforce shares their feedback anonymously regarding their organizational, digital, physical, and interpersonal expectations for our company. To allow for rapid and consistent follow-up, we empower groups of employees—our “X Force” teams—to translate the survey results into hundreds of local action plans designed to improve the employee experience in aspects such as work life balance, cooperation across areas, recognition, and providing feedback. In the most recent full WE’x survey in 2020, we registered an increase in employee sentiment with respect to CEMEX’s engagement response during the pandemic. In 2021, we launched a WE’x pulse survey to follow up on the action plans implemented during the past year. Encouraging Work-Life Balance In recognition of our employees’ different work scheme needs, we provide flexible work hours and extended maternity leave in line with our Dynamic Work Schemes Global Guideline and Leaves Global Guideline. We know the importance of complying with all applicable local practices, regulations, and policies regarding overtime and work schedules. We have implemented robust systems to control shifts in each of our operations and closely monitor work hours according to local laws. Fostering a Productive Digital Citizenship One of the key learnings from the past two years is that remote work is a reality that can be positive, but that is also complex. In 2021, we launched a new Digital Citizenship global guideline and awareness campaign focused on three principles: Promoting the effective and efficient use of working hours. Recognizing employees’ right to disconnect. Protecting personal and company data from cyber threats. As part of our digitalization process, at CEMEX we have learned to successfully leverage technology in our work arrangements, especially in the face of the COVID-19 pandemic. While the opportunity to work remotely can have many positive effects on our work-life balance, we have also seen the challenges of being “always connected” and the importance of protecting information. As we go forward in our digital journey, this global guideline should lead us in keeping work-life balance and responsible digital habits as guiding principles for productive digital citizenship in our company. CEMEX 2021 INTEGRATED REPORT 76

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix In 2021, we reached an eNPS of 48 higher for the second consecutive year than the global benchmark from our survey provider Measuring Progress in Our Workforce Experience To comprehensively measure the positive net balance of our workforce experience, we ask our employees one simple question: Would you recommend CEMEX as a good place to work? Their weighted responses generate the Employee Net Promoter Score (eNPS) performance indicator, a straightforward statistic that helps us identify areas for improvement and the impact of the regional, local, and team-specific action plans implemented to address employee concerns. In 2021, we reached an eNPS of 48, higher for the second consecutive year than the global benchmark score measured by our survey provider and above our 2030 goal of 32 points. Continuous Safe Collaboration During the Pandemic We strive to be a resilient company that adapts fast to change. During the COVID-19 pandemic, we have relied on digital and mobile solutions that help maintain health and safety as a priority while facilitating our ability to enhance our employee experience and support business continuity. In 2021, we developed an internal methodology dashboard that builds on local regulations to start preparing for gradual office reopening. Furthermore, we launched the new office attendance app, which is helping us track a safe and comfortable return to our offices in selected geographies around the world in accordance with local and company criteria. Digital solutions supporting our workforce experience through COVID-19 The office attendance app manages predefined attendance thresholds and staggered entry hours. A proprietary health check app contributes to follow-up on our employees’ health. A vaccination app helps keep track of those employees who have received their COVID-19 vaccine. An increased VPN installed capacity supports remote access to systems and applications. Virtual desktops and laptops allow employees to continue working from the safety of their homes. Improved video and audio-conferencing capabilities enhance collaboration of online employees worldwide. Cloud telephony services and help desks provide remote support globally. A robust communication strategy allows reaching offline employees via mobile channels. Enhanced video conferencing capabilities help reach employees and their families. During COVID-19 pandemic, we have relied on digital and mobile solutions REPORT 77

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix FOSTERING WORKPLACE DIVERSITY AND INCLUSION With thousands of employees working as One CEMEX across our operations, our success is rooted in leveraging diversity and inclusion to deliver on our vision of building a better future. A Home for All of Our People Our company is diverse across multiple dimensions, including ethnicity, nationality, race, culture, religion, gender identity, sexual orientation, socioeconomic background, physical abilities, learning styles, values, and viewpoints. When our team members draw from distinct experiences and unique sets of competencies to bring forward different perspectives, they increase the chances of developing truly transformative solutions. Our commitment is to make CEMEX a home for all of our people, where everyone feels Our Global Diversity and Inclusion Program has produced significant results in our workforce experience since its launching in 2018, supporting CEMEX’s long-term commitment to diversity and inclusion. respected and appreciated and finds open spaces to continue learning and contributing to the growth of our company, regardless of their background. The Diversity Committee, created to oversee company-wide initiatives related to diversity and inclusion, is sponsored by our CEO and conformed with members from all of our regions. Given that our journey is a shared responsibility, Diversity Committees in every business unit and global headquarters are responsible for pursuing the co-creation of local diversity and inclusion initiatives that reflect local challenges and existing practices. Global Diversity and Inclusion Program Our Global Diversity and Inclusion Program guides decision-making processes and embraces the benefits of our differences and our similarities to foster an inclusive atmosphere that progresses equality in our organization through four lines of action: launching career development initiatives, deploying robust policies and processes, improving available data and structured follow-up tools, and implementing global awareness campaigns. Career Development Initiatives To hire, retain, and encourage the participation of more women at all levels in our company, including in executive positions, we are implementing more career development initiatives for women throughout our company. Leadership development, mentorships with senior management, and participation in executive forums; all are initiatives we’ve put in place to unleash women’s potential and growth in our company. Our Coaching for Life Events mentoring program, designed to enable high-potential women in our company to boost their professional growth at CEMEX, continues to expand. The goal is not only to support women during life and career transitions, but also to open a space for conversation, guidance, and exploration during “moments that matter” so as to foster work-life integration, career planning, and well-being. Boosting Women’s Development in Our Distribution Network Aligned with our commitment to promote women’s participation across the whole supply chain, we are leveraging our distribution network to launch the Construrama Women program in Mexico, an annual event aimed at supporting women development in Construrama—a network of over 2,000 retail stores all around Mexico. For the second consecutive year, over 300 women took part in the regional event, which aims to inspire them to thrive as individuals and business owners, positively extending their impact throughout their communities. Through the event, funds were raised and delivered to a local charitable organization supporting women. +300 women took part in our annual Construrama Women event. CEMEX 2021 INTEGRATED REPORT 78

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Robust Policies and Processes Our company strives to comply with applicable regulations and policies, including non-discriminatory recruitment processes, facilities, and services adapted to meet accessibility requirements, as well as other specific programs in our business units. We have a set of global policies and guidelines that endorse diversity and are designed to prevent harassment and discrimination. Our Global Diversity and Inclusion Policy supports our continuous journey to create a more diverse, inclusive workplace, as well as our company’s commitment to cultivating an environment that fosters possibilities for everyone. Our Global Workplace Discrimination, Harassment, Bullying, and Retaliation Policy promotes an atmosphere of openness and respect. Learn more, download our Position Paper on Diversity and Inclusion 3x Our Mexico business unit increased threefold the number of female employees in operational positions in 2021. Providing Equal Opportunities Our Global Recruitment Policy guides us in providing equal employment opportunities in our company. In our recruitment and promotion processes, we are committed to applying principles of equality for diversity and focus on finding candidates who, in our determination, best meet the requirements for a given position. In our global headquarters office, we now present candidates without any associated demographics, thereby promoting a more reflective assessment of talents, capabilities, and experiences. CEMEX’s Global Job Site provides visibility to internal and external talent of open positions at any of our locations. Learn more at https://jobs.cemex.com In the U.S., our company participates in local job networks to increase the visibility of our job postings through entities focused on minority communities. In Poland, our operation communicates the principles of equality through their job posting process. Our operations in South, Central America and the Caribbean have implemented an unconscious bias training program for hiring managers. In Spain, we follow job posting guidelines that promote a diverse and inclusive work environment. In Mexico, we emphasize equal opportunities for operational positions. Improving Available Data and Structured Follow-up Tools We are continuously working to produce quality data that leads to better diversity and inclusion decision-making processes across our organization. For instance, we are monitoring, across different levels of responsibility, gender distribution, attrition, promotions, and new hires. 2021 marked the first time we ran our gender pay equity model globally for all executive positions. This in-house model helps us to avoid biases when it comes to compensation for performing the same or similar job. The analysis led us to conclude that, in general, gender is not a significant variable when establishing the salaries of our employees. We expect to continue enhancing the model and run the analysis every two years. Our Staffing and Hiring Guideline requires at least one woman in the final shortlist of candidates for top executive positions worldwide. It also requires working toward 50% women representation in entry-level positions across our business units. CEMEX 2021 INTEGRATED REPORT 79

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Creating Awareness and Open Space for Dialogue Our Unconscious Bias course, instituted in 2019, is designed to build awareness and provide tools to ultimately eliminate potential discriminatory behaviors. In 2021, we focused the course on training plant managers across our business units and geographies to raise awareness regarding potential stereotypes in operational positions. The CEMEX Global Women Network brings together women in senior leadership positions at CEMEX who represent strong, visible role models for emerging talent within CEMEX and our industry. In 2021, the CEMEX Global Women Network launched a mentoring program in which 80 high-potential women employees who are starting their professional journey at CEMEX receive exposure opportunities and direct career advice from women senior leaders. To expand the benefits of the CEMEX Global Women Network across our operations, in 2021, we launched additional local women networks in a number of countries. Creating spaces where individuals with different backgrounds can exchange ideas is a way for us to foster the creativity and career development of our people. Our Talent Conversation program provides high-potential employees with a space to have career conversations and share business ideas with our CEO and Executive Committee. As part of our commitment to gender equality, we are signatories to the UN Global Compact Women’s Empower-ment Principles, a guidepost to promote women’s empow-erment in the workplace, marketplace, and community. Our participation provides direction on the gaps we need to address to continue advancing our Global Diversity and Inclusion Program and building upon our commitment to promote equality in our company. In 2021, we also took part in the 30% Club Mexico Chapter, a business-led campaign to boost female representation at board and C-Suite level in the world’s largest companies. As members, we participated in a cross-company mentoring program for high-performance women as a way to achieve greater gender balance at senior levels within organizations. Celebrating International Women’s Day Every year we celebrate International Women’s Day by highlighting women’s achievements and contributions in our company, raising awareness on gender equality and lobbying for accelerated gender parity. In 2021, we featured a series of webinars themed “Women in Leadership” to celebrate the achievement of exemplary women leaders in our company that have demonstrated their skills and knowledge to effectively lead the COVID-19 response and are leading the way to a more diverse future. Women in Leadership webinars featured in our 2021 International Women’s Day celebrations Isabel Aguilera First woman member of CEMEX’s Board of Directors Women in boards and business leadership Lucy Rodriguez First woman member of CEMEX’s Executive Committee Leading in the financial markets Jackelin Simmons, Miami Plant Director Leading through the pandemic Alejandra Rojano CEMEX Mexico Commercial Director Building support networks for our women customers CEMEX Mexico received the Best PLACES to Work LGBTQ+ 2022 certification from HRC Equidad MX, endorsed by The Human Rights Campaign Foundation. The evaluation included Non-Discrimination/ Fair Employment Opportunity Policies, LGBTQ+ Organizational Competence, and Public Engagement. CEMEX 2021 INTEGRATED REPORT 80

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix “Participating in the 2030 Agenda working groups made me aware of the capacity that companies, academia, and civil society have to ground the international agenda in real actions at the local level. We are a community that shares knowledge, resources, best practices, and, above all, a commitment to building sustainable cities.” Daniela Lugo, from our Social Impact Stewards Program about participating in the UN Global Compact Mexican Network SDG roundtables ACHIEVING A HIGH PERFORMANCE, PEOPLE-DRIVEN CULTURE To build an enriching experience that attracts, retains, and develops the best talent within and outside of our industry, we seek to offer our employees accelerated opportunities for growth in a transparent, inclusive, and rewarding environment. Broader Opportunities for Talent Development One of the advantages of providing our employees with an efficient digital work environment is that it broadens their opportunities to participate in interesting new projects being developed in our operations worldwide. For example, our Social Impact Stewards Program allowed our employees to participate in 2021 as agents of change in the UN Global Compact Mexican Network SDG roundtables to collaborate in developing innovative solutions that can advance the UN 2030 Agenda Sustainable Development. Another example is our new Open Talent Market digital tool that allows our employees to quickly find, apply, and invest up to 10% of their work schedule in new projects across locations and departments. By introducing a culture of cross-functionality, we want to encourage our employees to go beyond thriving in their own departments to create shared purposes across departments that continuously benefit the entire company. Performance Management System We are a resourceful, innovative, change-oriented organization focused on driving results. Our Performance Management System allows our employees to discuss, set, and evaluate their individual goals with their supervisors, allowing them to receive continuous feedback on their performance. Through our integrated planning and evaluation processes, we help our employees make career decisions and our supervisors establish goals that are aligned with our values and company goals. Obtaining guidance from their supervisors allows our employees to grow and receive recognition for their accomplishments. As a result, not only are we able to develop high-potential employees so they can eventually take on more challenging roles and key leadership positions within the company, we are also able to grow our talent throughout our organization. Succession Management Processes Our Succession Management Process enables us to build a talented pool of leaders with the skills and deep understanding of our business fundamentals required to continue the successful implementation of our strategy. One of its main objectives is to develop people with the potential to fill key leadership positions. We offer them opportunities to build experience and capabilities while strengthening our talent pipeline. Through this process, we make efforts to help our employees meet their career development expectations and prepare them for key roles as they challenge themselves with new professional development opportunities. Competitive Compensation and Benefit Packages Our compensation and benefits packages make an essential contribution to the work experience of our employees. We know that our people, when they have the resources they need to live healthy, fulfilling lives, bring their best to the workplace. Our competitive compensation and employee benefit packages are key contributors to delivering a superior workforce experience for all of our people. We continually seek to improve the way we communicate these benefits to our employees across all organizational levels so they understand the value and opportunities available to them. Future in Action in our Performance Management System In 2021, we included Future in Action goals in our Performance Management System to make sure they permeate throughout our company, from our CEO and Executive Committee to our plant managers, and to ensure that we deliver against our climate and sustainability commitments. CEMEX 2021 INTEGRATED REPORT 81

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix CEMEX UNIVERSITY: CAPABILITIES FOR THE PURSUIT OF EXCELLENCE Our work is challenging, invigorating, and rewarding. Accordingly, we want our people to stay connected and to never stop learning —a key component of our workforce experience. CEMEX University is our company’s trusted educational advisor with a vision of developing a continuous learning ecosystem for our employees and acting as a high-impact catalyst for our transformation by supporting the development of business capabilities required to implement our strategy. CEMEX University works in consort with our functional and regional leaders, who act as executive sponsors, to respond to the multi-region, multi-business learning needs of our employees. CEMEX University encompasses our Institutional Academies, Leadership Development Programs, Courses, Learning Pathways, language courses, and other knowledge resources under one comprehensive learning model. In 2021, CEMEX University provided access to more than 22,000 book summaries to help learners upskill on relevant topics, get the books’ main ideas fast, and save countless hours while helping keep them competitive and knowledgeable. Additionally, online language courses for English, Spanish, Chinese, German, French, and other languages supported developing our talent and enhancing global collaboration. Institutional Academies: Building Strategic Capabilities Our Institutional Academies are the vehicles through which we develop CEMEX’s strategic priorities. They are designed to be flexible between traditional in-person training and best-in-class digital learning platforms. Health & Safety Academy: Empowers leaders to understand their responsibility and duty to transmit our health and safety culture and practices to their teams. Commercial Academy: Our new Commercial Academy program LEAP walks sales managers and executives through how to deliver against CEMEX’s commitment to customer centricity and the One CEMEX Commercial Model. Culture & Values Academy: Promotes a culture of ethics and compliance into our daily activities by addressing confidentiality, unconscious bias, workplace harassment, conflict of interest, anti-corruption and fraud prevention. Supply Chain Academy: Participants learn how to work together across the functional domains of our supply chain to deliver a superior customer experience. Digital Academy: Helps our employees understand the factors that drive our digital transformation, as well as the new ways of working and underlying technologies that help us achieve CEMEX’s Digital Vision, accelerate our growth, and deliver value to our customers. Cement Operations Academy: Supports our commitment to operational excellence by reinforcing in all future plant managers the production, maintenance, quality, and environmental aspects involved in successfully managing plants and their teams. Leadership Development Programs Instilling a cultural evolution requires sound, strong direction throughout our company. Our four Leadership Development Programs—CONNECT, THRIVE, IGNITE, and Leader-To-Leader—allow us to provide new managers, newly appointed directors, and top-tier executives the foundational knowledge and necessary tools to support a successful transition and to develop in their roles and solve, as a team, specific business challenges in line with the organization priorities. In 2021, more than 300 leaders from across all of our regions and business units participated digitally in our Leadership Development Programs, which were designed with the guiding imperative of diverse representation. Five Years Driving a Culture of Continuous Learning +97,000 Courses completed 6 Academies 4 Leadership Development Programs 28 Learning Pathways 40 Courses CEMEX 2021 INTEGRATED REPORT 82

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Responsible Sourcing At CEMEX, we build strong and responsible relationships with our suppliers that are based on trust, respect, and mutual value creation. Our work with our suppliers toward fostering continuous innovation and sustainable practices supports our priority SDGs 8, 9, 11, 13, and 15. GLOBAL PROCUREMENT MODEL The overarching goal of our Global Procurement Model is to guarantee the continuity of our operations by achieving the optimal total cost while assuring high quality and terms for products and services. The flexibility and agility of our worldwide model enables us to support our operations’ evolving needs by using a strategic sourcing process that leverages the expert management and knowledge of our people throughout our organization. To advance our Global Procurement Model, in 2021 we initiated a process to increasingly leverage big data analytics, digital sourcing tools, and collaboration to provide economies of scale at country, regional, and global levels. By encouraging the interaction of our procurement teams, fostering synergies, and investing in new technologies, we are on a path that allows us to stay ahead of evolving market dynamics and gain further efficiencies from our Global Procurement Model. Building Strong and Responsible Relationships We make our relationships with our suppliers an integral part of our goal of achieving a superior customer experience and creating value for all of our stakeholders. We recognize suppliers for the contributions they make to our business by delivering innovative solutions and services. Our procurement and operations teams continuously challenge our suppliers to foster constant innovation by further developing their products, services, and businesses for mutual value creation. Additionally, we closely cooperate with our suppliers to implement the most sustainable practices in our day-to-day operations. We also extend our commitment to health and safety to contractors with access to our sites—reinforcing our number one priority. WORKING WITH OUR SUPPLIERS DURING THE COVID-19 PANDEMIC During the COVID-19 pandemic, we have maintained continuous, effective communication with our suppliers to closely monitor our critical supply chain. Our collaborative efforts help us successfully optimize inventory levels to quickly respond to demand and market restrictions. We continue implementing strict hygiene safety protocols throughout our operations. The protocols are designed to protect not only our employees, but also our contractors, suppliers, communities, and customers in order to limit the spread of COVID-19 in our value chain. CEMEX 2021 INTEGRATED REPORT 83

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Supplier Sustainability Assessment (% of critical suppliers spend under our company’s procurement scope) Contractor Health and Safety Verification The CEMEX Contractor Health and Safety Verification Program is designed to certify contractor compliance with COMMITTED TO BOOSTING SUSTAINABILITY IN OUR SUPPLY CHAIN Our sustainability commitment goes beyond our operations: we continually work to engage our suppliers with our core values, including our emphasis on health and safety, excellence, innovation, and integrity. Suppliers’ Code of Ethics and Conduct In alignment with our principles, policies, and values, we are committed to having our suppliers understand and comply with both the CEMEX Code of Ethics and Business Conduct and the 12 principles of our Code of Conduct When Doing Business with Us—the latter of which is 80 72 63 90 stringent health and safety standards, proper training, and applicable accreditations in the execution of their work within CEMEX operations. The program is a key component in the pursuit of our Zero4Life priority. Globally executed in alliance with specialized firms, we continue engaging all our business units to successfully accomplish the program. In 2021, we reached an 88% contractor health and safety verification rate, the second consecutive year we surpassed our 2030 target of 80% certification of our procurement spend. We collaborate in global efforts advancing sustainability throughout our industry’s rooted in our membership and commitment to the Global Cement and Concrete Association (GCCA). 2020 2021 2025 2030 TARGET TARGET supply chain, including, since 2010, the UN Global Compact Advisory Group on Supply Chain Sustainability, and, more recently, in 2019, the Global Cement and Concrete Association (GCCA). Fostering Sustainable Practices Among SME We are continuously looking for new opportunities to promote sustainable practices in our supply network. In 2021, we sponsored 54 Small & Medium Enterprise (SME) suppliers from our operations in Mexico to join the Global Compact and develop action plans to incorporate its Ten Principles and SDG Goals into their sustainable business strategy. In the future, we expect to continue to implement training and sponsorship opportunities to foster sustainable practices beyond our critical supplier group. Our aim of always managing our supplier relationships with integrity, honesty, respect, and with adherence to applicable laws and regulations, promotes a culture of open communication that strengthens our relationship. Acknowledging our Code of Ethics and Business Conduct, Code of Conduct when Doing Business with Us, Global Anti-Corruption Policy, and Global Anti-Money Laundering Policy is part of the Third-Party Compliance Declaration required for the new supplier registration process. Learn more about our CEMEX Code of Conduct When Doing Business with Us. Learn more about our Global Policy for Third Parties. Prioritizing Suppliers with Advanced Sustainability Practices For more than a decade, the CEMEX Supplier Sustainability Program has maintained a positive impact with our suppliers and contributed to the strengthening of our value chain’s consistency and respect for our sustainability principles, policies, and practices. In 2021, we increased the number of suppliers evaluated, reaching 72% of the critical group. Furthermore, we brought forward from 2030 to 2025 our commitment to assess the sustainability practices of at least 80% of the critical suppliers spend and we established a new more ambitious 2030 goal of 90% of the critical group. These suppliers are those business partners who could have a significant impact on our core businesses; in particular, those suppliers with the highest spend or who could affect the continuity of our operations, including health, safety, and environmental risks. Continuous sustainability improvement in our supply chain: Assessment: In collaboration with a third-party firm, we invite our suppliers to perform a sustainability assessment based on ISO 26000 guidelines, which cover social, environmental, health and safety, business ethics, stakeholder relationships, and financial performance standards. Continuous Improvement: The third-party firm analyzes the results of the assessment and prepares a comprehensive report with findings, conclusions, and a proposed action plan to close gaps, if any. Scorecard: The result is integrated into each supplier’s scorecard and the evaluation is expected to be periodically updated to track and prioritize suppliers that demonstrate progress and advanced sustainability practices. CEMEX 2021 INTEGRATED REPORT 84

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 36 innovation ideas received in 2021 from local suppliers in Mexico FOSTERING INNOVATION WITH OUR SUPPLY CHAIN Driving innovation alongside our suppliers is a win-win approach that enables us to continuously improve our supply chain and our company. We look for strong collaborative partnerships that promote innovation, generate new thinking processes, improve supply chain practices, and contribute to cost reduction strategies. Smart Innovation Model for Suppliers Our Smart Innovation Model fosters new ways to find solutions to challenges and improve our operations in close collaboration with our stakeholders. Since 2006, we have received ideas from 80 global suppliers and 425 local suppliers to improve our products, processes, and services. An internal panel analyzes the feasibility of implementing these initiatives in our operations. We take steps to implement the best ideas and endorse the suppliers who conceived them throughout our operations. In 2021, our operations in Mexico received 36 innovation ideas from local suppliers, from which three proposals will undergo a business case process that may lead to the implementation of pilot projects. Efficiency and Savings Through Digital Procurement Aligned with our company’s digital transformation, we are implementing digital procurement initiatives throughout our operations that help us increase the portfolio of cost-effective, high-quality suppliers. CEMEX Marketplace is a digital platform that enables our company’s end-users to purchase the right product at the best available price. E-Auctions and e-Requests make it easier to for us to quickly investigate, evaluate, and select new suppliers to drive our business forward managing challenging negotiations in a dynamic, real-time manner. This platform began operations in 2018 and today it has been adopted by our procurement teams in 21 countries. CEMEX Service Suite supports our low-cost sourcing initiative by streamlining efficiency and coordination between our Global Procurement Office and our country purchasing specialists. Robotic Processing Automation (RPA) technology helps us to automate tasks at our warehouses and speed-up ordering and stock replenishment of spare parts. Artificial Intelligence platforms are under assessment to reinforce our worldwide item codification and standardization, spend analysis, and inventory optimization strategies. CEMEX Industrial Supply is an e-commerce platform designed to leverage CEMEX Mexico’s negotiation capabilities with our suppliers to offer industrial supplies, maintenance parts, and personal protective equipment to our customers and third-party companies, individuals, and suppliers. CEMEX 2021 INTEGRATED REPORT 85

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Financial Performance 2021 was a year of great achievements despite unprecedented challenges. As we look forward, we are excited about the new opportunities created by our robust capital structure, growth investments, digital transformation, and commitment to continue leading our industry in the global transition to a low carbon, green, circular economy. +14% +18% EBITDA Net Sales highest growth in to US$14.5 billion over a decade CEMEX 2021 INTEGRATED REPORT 86

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Financial Highlights The excellent results we achieved are a testament to the growth potential of our markets, our focus on customer experience, and, most importantly, the dedication and commitment of our people. 2021 2020(i) %VAR. Net sales 14,548 112,814 13.5 Operating earnings before other expenses, net 1,734 1,311 32.3 Operating EBITDA 2,861 2,421 18.2 Controlling interest net income 753 (1,467) (151.3) Controlling interest basic earnings per ADS 2 0.50 (0.98) (151.4) Controlling interest basic earnings per ADS 2 Net Sales and Operating Earnings before Other Expenses, Net (millions of US dollars) 12,959 12,814 14,548 1,299 1,311 1,734 2019 2020 2021 Total Assets (millions of US dollars) 29,363 27,425 26,650 2019 2020 2021 from continuing operations 0.51 (0.91) Controlling interest basic earnings per ADS 2 from discontinued operations (0.01) (0.07) Free cash flow after maintenance capital expenditures 1,101 958 14.9 Total assets 26,650 27,425 (2.8) Total debt plus other financial obligations 9,157 11,185 (18.1) Total controlling stockholders’ equity 10,271 8,952 14.7 (in millions of US dollars1, except per-ADS data) Notes: 1 Under IFRS, CEMEX translates the financial statements of foreign subsidiaries using exchange rates at the reporting date for the balance sheet and the exchange rates at the end of each month for the income statement. 2 Based on an average of 1,495 and 1,498 million American Depositary Shares (ADSs) for 2021 and 2020, respectively. CEMEX 2021 INTEGRATED REPORT 87

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

ADVANCING MATERIALLY TOWARD OUR OPERATION RESILIENCE GOALS

We rolled out Operation Resilience in September 2020 in response to changes in market outlook brought on by the pandemic. This strategy focuses on de-risking the company, injecting growth into the portfolio with increased capital expenditure while advancing our sustainability agenda. Our strategic efforts paid off in 2021, achieving important milestones across our Operation Resilience Goals.



OPERATION RESILIENCE APPROACH AND 2021 ACHIEVEMENTS

OPERATION RESILIENCE PILLARS	OUR APPROACH	OUR ACHIEVEMENTS IN 2021
EBITDA growth through margin enhancement	**EBITDA margin of ≥20% by 2023.** Enhance EBITDA margin through growing volumes and strong pricing, cost containment efforts.	**19.7% EBITDA margin, 0.8 percentage points increase vs. 2020.**
Achieve Investment Grade	**Net leverage of ≤3.0x by 2023.** Utilize EBITDA growth, free cash flow, and divestiture proceeds to improve the capital structure.	**2.73x net leverage, a 1.4x reduction in the leverage ratio, largest annual reduction ever** **We refinanced our syndicated credit agreement at a record low cost and with an investment-grade style structure, a first in over a decade. The new bank debt is aligned with our Sustainability-Linked Financing Framework.** **Fitch upgraded our credit rating by one notch to BB, and both Fitch and S&P raised their outlook to positive.**
Optimize our portfolio for growth	**Accelerate bolt-on and margins enhancement projects.** Undertake strategic divestments to streamline portfolio and de-lever while seeking attractive, bolt-on investment opportunities in the company's footprint; construct a portfolio more weighted towards the U. S. and Europe; focus on vertically integrated positions in attractive metropolises and develop Urbanization Solutions as a core business.	**US$380 million invested in strategic capital expenditures during the year, with a US$100 million contribution in incremental EBITDA.** **Announced the sale of our operations in Costa Rica and El Salvador for US$335 million, subject to closing conditions.** **22% EBITDA growth in our Urbanization Solutions core business in the year.**
Advance sustainability agenda	**40% reduction in net CO_2 emissions by 2030 vs. 1990 baseline, recently increased from 35%.** Recognizing sustainability as a competitive advantage, we advance towards our 2030 carbon reduction goal and the company's ultimate vision of a carbon-neutral economy.	**26.2% reduction in our specific net CO_2 emissions compared with the 1990 baseline.** **Largest ever CO_2 reduction in a year.**

2021

was a year of great progress on our Operation Resilience targets and strategic priorities.


EBITDA growth through margin enhancement
Achieve Investment Grade
Optimize our portfolio for growth
Advance sustainability agenda

Reinforcing Leadership in Sustainable Financing

In 2021, CEMEX published its Sustainability-Linked Financing Framework, considered by specialists as the most comprehensive to date within our industry.

CEMEX has a steadfast commitment to be a leader in climate action and provide low-carbon and net-zero CO_2 products. Its Framework further aligns CEMEX's corporate sustainability commitments to its financing strategy as part of its Future in Action program. The Framework establishes CEMEX's guiding principles when issuing new sustainability-linked financing instruments, including public bonds, private placements, loans, derivatives, working capital solutions, and other financing instruments. The Framework includes indicators that directly contribute to the U.N. Sustainable Development Goals (SDGs) 7, 9, and 12.

Selected KPIs are net CO_2 emissions per ton of cementitious product, clean electricity consumption and alternative fuels rate. All of them were qualified by Sustainalytics as relevant, material, ambitious, and aligned with the company's climate action strategy.

To learn more, download our CEMEX Sustainability-Linked Financial Framework.

CEMEX 2021 INTEGRATED REPORT 88

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CONSOLIDATED RESULTS

Following is a review of the 2021 operational results and the financial condition of the company.

Consolidated net sales increased by 14% to US$14.5 billion in 2021 versus the comparable periods in 2020 for our ongoing operations. The increase in sales was driven by strong growth in volumes and prices, with all regions contributing to growth. Growth in cement volumes was the highest since 2006.

Operating expenses as a percentage of net sales decreased, from 21.9% in 2020 to 20.2% in 2021, mainly due to lower administrative, sales, distribution, and corporate expenses.

Operating EBITDA increased 18% to US$2.9 billion in 2021. On a like-to-like basis, operating EBITDA increased 15% for the year. The growth is despite inflation, margins reductions from product mix, and rising imports. Operating EBITDA margin increased 0.8 percentage points, from 18.9% in 2020 to 19.7% in 2021.

Other expenses, net, for the year were US$116 million in 2021, which mainly included impairment of assets and severance payments.

We reported a **controlling interest net income** of US$753 million in 2021 versus a net income (loss) of US$1.5 billion million in 2020. The improvement in net income primarily reflects lower financial expenses, a positive variation from financial instruments, foreign exchange results, and lower income tax.

Total debt decreased 19%, or US$2 billion, to US$8.6 billion at the end of 2021. We also reduced interest expense by US$141 million.

Global Operations

In millions of U.S. dollars

	NET SALES	OPERATING EARNINGS BEFORE OTHER EXPENSES, NET	OPERATING EBITDA	TOTAL ASSETS[3,5]
Mexico	3,466	1,003	1,164	3,785
United States	4,359	314	778	12,810
Europe, Middle East, Africa and Asia[1]	4,866	339	685	6,371
South, Central America and the Caribbean[2]	1,602	340	421	2,273
Others[4]	255	(262)	(187)	1,411
Total	**14,548**	**1,734**	**2,861**	**26,650**



1 Includes operations in the United Kingdom, France, Germany, Poland, Spain, Philippines, Israel, Czech Republic, Croatia, Egypt and the United Arab Emirates.

2 Includes operations in Colombia, Panama, Caribbean TCL, the Dominican Republic, Puerto Rico, Nicaragua, Jamaica, the Caribbean, Guatemala.

3 For South, Central America and the Caribbean includes our discontinued operations in Costa Rica and El Salvador.

4 Includes minor subsidiaries with different lines of business.

5 Includes equity accounted investees.

(*) See note 5.3 to our 2021 audited consolidated financial statements included elsewhere in this annual report.

Sales Distribution by Product
(percentage)


11
14
42
33
Cement
Ready-mix
Aggregates
Urbanization Solutions

Sales Distribution by Region
(percentage)


2
11
24
33
30
Mexico
U.S.A.
EMEA&A
SCA&C
Others

CEMEX 2021 INTEGRATED REPORT 89

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 23% increase in net sales in our Mexican operations, reaching US$3.5 billion US$4.8 billion net sales in our EMEAA region Mexico Net sales in Mexico increased 23% in 2021, to US$3.5 billion, a record level in local currency terms, and operating EBITDA increased 25% to US$1.2 billion versus 2020. During the year, our domestic gray cement, ready-mix concrete, and aggregates volumes increased by 8%, 8%, and 12%, respectively, for the year. During the year, bagged cement grew in the double digits, supported by government social programs and record level remittances. The country continues to experience a pick up in the formal economy, and bulk cement and ready-mix volumes benefited from higher formal housing and industrial activity. The industry is operating at high-capacity utilization rates with no new capacity additions apart from our own. United States Our U.S. operations’ net sales increased 9% to US$4.4 billion, while operating EBITDA increased 2% to US$762 million during the year. Our U.S. operations’ domestic gray cement, ready-mix concrete, and aggregates volumes increased by 6%, 8%, and 1%, respectively, for 2021. Volume growth across all products was driven mainly by the residential sector. The region continued to enjoy strong demand across all products, with most of our markets sold out. With a rapid rise in input costs in May, we moved aggressively to address cost pressures. Europe, Middle East, Africa, and Asia During 2021, net sales increased 10%, to US$4.8 billion, while operating EBITDA increased 8%, to US$676 million. For the full year, our regional domestic gray cement, ready-mix concrete, and aggregates volumes increased by 1%, 3%, and 3%, respectively, for the year. In Europe, we achieved record cement volumes in 2021, led by double-digit growth in the U.K., with most markets above pre-COVID levels. Growth was supported by higher infrastructure and residential activity in Poland, France, and Spain. In the Philippines, domestic gray cement volumes rose 7% during the year, with all sectors growing. Volumes were heavily impacted during the end of the year by a major typhoon, which caused significant disruptions in the central part of the country. In Israel, construction activity was strong in 2021, with average daily sales volumes for ready-mix growing double digit, and with low, single-digit growth for aggregates. South, Central America and the Caribbean In 2021, our net sales for the region increased 16%, to US$1.6 billion. Our operating EBITDA increased 24% to US$421 million. Regional domestic gray cement and ready-mix concrete volumes increased by 13% and 10%, respectively, for 2021. Aggregates volume remained flat for the year. In Colombia, full-year cement volumes grew 8% and were supported by housing, self-construction, and infrastructure projects. In the Dominican Republic, we experienced strong demand growth in 2021, with cement volumes up 22% on the back of a dynamic self-construction sector and the reactivation of delayed tourism projects. Global Trading In 2021, we traded 14 million tons of cementitious and non-cementitious materials in 96 countries, including 12 million tons of cement and clinker and 2 million tons of cementitious and other materials. In addition, we traded 5 million tons of coal and petcoke. Slightly more than 4.5 million tons of the traded cement and clinker consisted of exports from our operations in Mexico, Croatia, Spain, Germany, Trinidad and Tobago, Barbados, Costa Rica, Dominican Republic, Panama, and Poland, among others. Slightly more than the remaining 6.5 million tons were purchased from third parties in countries such as Vietnam, Turkey, Thailand, Saudi Arabia, Spain, Honduras, Greece, UAE, and Angola. In 2021, we traded 1.5 million tons of granulated blast furnace slag, a non-clinker cementitious material, and 0.8 million tons of other products. Our trading network enables us to maximize the capacity utilization of our facilities worldwide while reducing our exposure to the inherent cyclicality of the cement industry. We are able to distribute excess capacity to regions around the world where there is demand. In addition, we believe that our worldwide network of strategically located marine terminals allows us to coordinate maritime logistics on a global basis and minimize transportation expenses. Our trading operations also enable us to explore new markets without significant initial capital expenditure. Freight rates, which account for a large share of the total import supply cost, have been subject to significant volatility in recent years. We estimate, however, that our trading operations have obtained significant savings by contracting maritime transportation in due time and by using our own and chartered fleets, which transported more than 50% of our cement and clinker traded volume during 2021. In addition, we provide freight service to third parties, which allows us to generate additional revenues. CEMEX 2021 INTEGRATED REPORT 90

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Other Information During the years-ended December 31, 2021 and Decem-ber 31, 2020, in the countries in which we operate, we paid in cash a total amount of taxes of US$194 million and US$157 million, respectively. Out of the US$194 million of corporate income taxes in 2021 (US$157 million in 2020), US$22 million were paid by our operations in Europe (US$35 million in 2020) and US$172 million by our operations in the Americas and other countries (US$122 million in 2020). For purposes of this paragraph, our operations in Europe are mainly comprised of Poland, France, Germany, and Switzerland; our operations in the Americas are mainly comprised of Mexico, the U.S., Colombia, the Dominican Republic, and Nicaragua. In addition, for the years-ended December 31, 2021 and December 31, 2020, we had an aggregate tax profit of US$364 million and US$342 million, respectively, from our operations in Mexico, the Dominican Republic, Israel, the Czech Republic, Colombia, Nicaragua, Guatemala, Jamaica, the Netherlands, Switzerland, Poland and Germany. As of December 31, 2021, and 2020, we were allocated free CO2 emission allowances in the countries in which we operate in the European Union (E.U.) and that are part of the E.U. Emissions Trading System. Notice that in the case of U.K., this country left the E.U. during 2021 and now has its own emission trading system (UK ETS). For purposes of this paragraph, our operations in Europe are mainly comprised of Croatia, the Czech Republic, Germany, Spain, Poland, and the U.K. For years 2021 and 2020, we received total European Union Allowances (EUAs) of 5,561,262 and 8,949,684, respectively. The EUAs allocated by country during 2021 and 2020, respectively, were 798,487 and 1,079,391 for Croatia; 510,994 and 391,862 for the Czech Republic; 1,162,530 and 1,205,421 for Germany; 1,896,138 and 3,854,132 for Spain; 1,193,113 and 1,240,879 for Poland; and 0 and 1,177,999 for the U.K. The U.K., in 2021, received 1,014,137 UKAs (UK allowances). The EUAs received were worth US$506 million and US$265 million in 2021 and 2020, respectively. Breakdown by country of the EUAs for 2021 and 2020, respectively: US$73 million and US$32 million for Croatia; US$47 million and US$12 million for the Czech Republic; US$106 million and US$36 million for Germany; US$173 million and US$114 million for Spain; US$108 million and US$37 million for Poland; and US$0 million and US$35 million for the U.K. The UKAs received by the U.K. in 2021 were worth US$100 million. As of December 31, 2021, CEMEX has already achieved a 35.6% reduction in CO2 emissions vs. its 1990 baseline across all of CEMEX’s cement plants in Europe. CEMEX is the first company in its sector to set industry-leading climate targets for its operations in Europe which align directly to the E.U.’s aspiration of 55% CO2 reduction by 2030. CEMEX has also committed to moving to net-zero CO2 concrete globally by 2050. Since the inception of the European Union Emissions Trading System (EU ETS) in 2005, CEMEX has taken measures that have resulted in avoiding around 34.4 million tons of CO2 compared to CEMEX’s 1990 baseline level in that region. In order to achieve our 2030 and 2050 CO2 reduction goals, innovative technologies and considerable capital investments have to be deployed. Since EU ETS began in 2005, over US$330 million of investments in Europe are either already executed or planned in the next years to support our CO2 reduction objectives. Additional investments are still required to meet CEMEX’s 55% CO2 reduction target by 2030 in Europe. These investments include, but are not limited to, the general process switch from fossil fuels to lower carbon alternatives, becoming more efficient in the use of energy, sourcing alternative raw materials that contribute to reducing overall emissions or clinker factor, developing and actively promoting lower carbon products, and the recent deployment of groundbreak-ing hydrogen technology in all CEMEX’s European kilns. CEMEX is also working closely with alliances to develop industrial-scale technologies towards its goal of a net-zero carbon future. Strong and clear regulations such as EU ETS give companies like CEMEX the confidence and certainty to enable these investments, which is exactly what the EU ETS is designed to deliver. For these rea- sons, during March 2021, CEMEX sold 12.3 million of carbon allowances through multiple transactions equivalent to ~US$ 600 million, to contribute to further accelerate CEMEX’s climate action strategy and for other general corporate purposes. EU Taxonomy At CEMEX, sustainability is one of our five strategic priorities and is present in every aspect of our business. Our purpose is to build a better future based on creating sustainable value by providing industry-leading products and solutions to satisfy the construction needs of our customers around the world. On July 12th, 2021, the EU Taxonomy regulation came into force. The EU Taxonomy is a classification system establishing a list of environmentally sustainable economic activities that aims to reorient capital flows using a common language for different stakeholders. Within the taxonomy, six environmental objectives are identified: climate change mitigation; climate change adaptation; sustainable use and protection of water and marine resources; transition to a circular economy, waste prevention and recycling; pollution prevention and control; and protection of healthy ecosystems. According to the EU Taxonomy, economic activity is deemed environmentally sustainable if it substantially contributes to at least one of the six environmental objectives, does no significant harm to any of the other five environmental objectives, and complies with minimum safeguards. For CEMEX, currently, only cement manufacturing is eligible on the taxonomy. Hence, we are reporting the proportion of total revenues, capital expenditures, and operational expenditures in accordance with the eligibility. At CEMEX, we remain committed and will continue working on consolidating the required information to implement the evolution of definitions within the EU Taxonomy. EU Taxonomy Scope of Activities (percentage) Total Revenue 50 50 Non-elegible Elegible Capital Expenditure 46 54 Non-elegible Elegible Operating Expenses 43 57 Non-elegible Elegible Note: Eligible activities are those related to cement manufacturing. CEMEX 2021 INTEGRATED REPORT 91

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Governance Just as we address environmental issues like climate change and social issues like diversity, corporate oversight through evolving corporate governance practices is also one of our priorities. The rules, roles, and processes used by our company and its board of directors are strategically important. The company has and plans to continue to align its board composition, executive compensation, corporate disclosure, and more, with international best practices. 66% independent board members ~25 years average experience of our Executive Committee members CEMEX 2021 INTEGRATED REPORT 92

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Governance CEMEX’s Governance System Dictate and/or inspire content of Best practices and Resolutions of our Laws and regulations and principles reflected in company guidelines shareholders meetings mandates, guidelines, policies, and Global and local trends, procedures. Stakeholder demands Society’s values and ideals risks, and circumstances We are committed to achieving superior performance reflected in strong and sustained economic growth, with a high degree of integrity, adopting high ethical standards and best practices in corporate governance that go beyond simple adherence to laws and regulations. Provide input, cooperation and feedback by means of comment, suggestions, reports, grievances and complaints. Employees Business Partners Issue, implement and oversee compliance with company mandates, guidelines, policies, and procedures to fulfil corporate strategy and address laws and regulations, best practices and guidelines, stakeholder demands, society’s values and ideals and global and local trends, risks and circumstances. BOARD OF DIRECTORS Audit Committee Corporate Practices and Finance Committee Sustainability Committee At CEMEX, we know that to succeed we must not only do the right things, but also do them the right way. This is why, in 2014, we embarked on a transformation aimed at satisfying our stakeholders’ growing demands in governance-related matters. This journey has led us to build We are committed to abiding by the laws and regulations of every jurisdiction in which we operate. Nonetheless, we recognize that our adherence to the law is not enough to run a growing, global organization. Our financial culture and management style are open and transparent. Society ETHOS Group and Global Ethics Executive Commiittee & Compliance Committee Compliance Organization Local ETHOS Committees an ever-evolving governance system designed to ensure an appropriate and efficient control and operation of our company and, ultimately, to fulfill our corporate strategy and live up to our values and aspirations. Our governance system is made up of a set of mandates, guidelines, policies, and procedures conceived, implemented and applied consistently by our best-in-class corporate bodies, aided by the invaluable cooperation of our employees, business partners and society in general. Through our regular meetings, reports, guidance, conference calls, and personal interactions, we vigorously work to keep our investors fully and fairly informed of our activities, and we expect our disclosures to meet high ethical standards. Beyond compliance, our commitment—to ourselves, our investors, and to all of our stakeholders—is to manage CEMEX with integrity. Fulfill corporate strategy, address laws and regulations, best practices and guidelines, stakeholder demands, society’s values and ideals and global and local trends, risks and circumstances. BYLAWS Code of Ethics and Business Policies and Procedures Conduct Global Anti-Corruption Policy, Global Anti-Money Laundering Policy, Global Insider Trading Policy, Global Conflict of Interest Policy, Human Rights Policy and other policies. ETHOS mechanism Code of Conduct When Doing Business With Us Enterprise Risk Management Framework Human Rights-Oriented Due Diligence CEMEX 2021 INTEGRATED REPORT 93

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Board of Directors Name: Rogelio Zambrano Lozano. Age: 65. Citizenship: Mexican. Type of Board Member: Non-Independent. Role within CEMEX’s Board of Directors: Chairman. Tenure on CEMEX’s Board of Directors: Member since 1987.Chairman since 2014. Name: Fernando A. González Olivieri. Age: 67. Citizenship: Mexican. Type of Board Member: Non-Independent. Tenure on CEMEX’s Board of Directors: Since 2015. Board Memberships at Listed Entities: He is a member of the Board of Directors of GCC, S.A.B. de C.V. (formerly Grupo Cementos de Chihuahua, S.A.B. de C.V.), and of Within our governance system, our Board of Directors is primarily in charge of ideating corporate strategy, supervising the company’s overall operation, and engaging with CEMEX’s stakeholders, including our shareholders. The Board of Directors is also responsible for identifying those laws and regulations, best practices and guidelines, stakeholder demands, society’s values and ideals, and global and local trends, risks, and circumstances that the company must address. Additionally, our Board of Directors is in charge of guiding the company through the process of issuing, implementing, and overseeing compliance with corresponding company mandates, guidelines, policies, and procedures. Some of its specific functions also include reporting to the shareholders of the general state of the company, supervising the performance of our CEO, monitoring the main risks to which the company is exposed, and approving certain information and communication policies. To do this effectively, we strive for our Board of Directors to abide by best practices and maintain an optimal structure. As part of these efforts, since 2014, we have separated the roles of Chairman and CEO, created the Board of Directors’ Sustainability Committee, appointed nine new directors, and have increased the representation of independent, female, and international directors. Our Board of Directors is chaired by Rogelio Zambrano and is composed of highly qualified directors appointed by our shareholders, 10 of whom qualify as independent directors according to criteria specified in Mexican law. In addition, one member of our Board of Directors’ Audit Committee meets the requirements of a “financial expert” as defined by SOX. Our Board of Directors met five times during the year to report on a wide range of relevant issues, including progress on our corporate strategy, the state of our governance system, sustainability-related concerns and financial strategy, with average board meeting attendance of approximately 97%. In 2021, we paid an aggregate of approximately US$1.5 million1 in total gross compensation to the members of our Board of Directors, Audit Committee, Corporate Practices and Finance Committee, and Sustainability Committee. As part of a new phase in the transformation of our Board of Directors, during the Annual General Shareholders Meeting held on March 24, 2022, director candidates stood for election on an individual basis (as opposed to on a “group slate” basis) and the size of our Board of Directors was reduced from 15 to 12 members, consequently increasing the percentage of independent directors to 75%. Furthermore, in the next few years we expect to implement formal requirements on electing members of our Board of Directors, Board of Directors diversity, selection of independent directors, overboarding, tenure guidelines, and expertise prerequisites, and the way the Board of Directors is evaluated, among other changes. 1 Based on an exchange rate of $20.24 Mexican pesos to US$1.00. Board Memberships at Listed Entities: Mr. Zambrano Lozano is an alternate member of the Board of Directors of Banco Santander México, S.A. Other Current Roles: He is a member of the Board of Directors of Carza, S.A.P.I. de C.V. (a non-public corporation), a member of the Regional Council of Banco de México (Mexico’s central bank), a member of the Mexican Business Council (Consejo Mexicano de Negocios) and he is also a member of the Board of Trustees of the Instituto Tecnológico y de Estudios Superiores de Monterrey, as well as a visiting professor at this same University. Experience: He was Chairman of CEMEX’s Finance Committee from 2009 until March 2015. Mr. Zambrano Lozano has been involved in the construction and building materials industries for over 40 years in Mexico and the United States, after founding and serving as President and Chief Executive Officer of Carza, S.A.P.I. de C.V., a leading real estate development company. With his vast experience and proven leadership, since his appointment as Chairman, Mr. Zambrano Lozano has been responsible for guiding the company’s global business strategy, particularly focusing on strengthening best corporate governance practices, based on a commitment to create lasting value for all CEMEX’s stakeholders. Education: He holds a BS degree in Industrial and Systems Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey, and an MBA from The Wharton Business School of the University of Pennsylvania. Axtel, S.A.B. de C.V. Experience and Education: See the Executive Committee information on page 101 of this report. CEMEX 2021 INTEGRATED REPORT 94

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Name: Marcelo Zambrano Lozano. Age: 66. Citizenship: Mexican. Type of Board Member: Non-Independent. Tenure on CEMEX’s Board of Directors: Since 2017. Tenure on CEMEX’s Sustainability Committee: Since 2017. Board Memberships at Listed Entities: He is a member of the executive management of one of Go Proyectos, S.A. de C.V.’s development trusts, known by its ticker symbol as CARZACK 18, which is listed in Mexico. He is a member of the Board of Directors of Fibra Inn, a Real Estate Investment Trust listed in Mexico and the United States. Other Current Roles: He is a founding partner and Executive Chairman of the Board of Directors of Carza, S.A.P.I. de C.V., a recognized real estate development non-public corporation in the residential, commercial and industrial sectors. He is a member of the Board of Directors of Grupo Vigia, S.A. de C.V. (a non-public corporation dedicated to distribution of gas, fuel, and other oil derivatives), as well as an alternate member of the Board of Directors of Regional, S.A.B. de C.V., a financial institution listed in Mexico. He is also a member of the General Board of Universidad de Monterrey, A.C. (UDEM), and of the General Board of Teléfonos de México, S.A.B. de C.V. (a non-public corporation). Experience: His ample knowledge of the real estate and construction industries in Mexico and the United States provides the Board of Directors with an insightful view of major trends shaping the sector globally, particularly in key areas such as logistics and supply-chain development, thus helping CEMEX to anticipate the evolving needs of its customers in the aforementioned markets. Education: He holds a BA degree in Marketing from the Instituto Tecnológi-co y de Estudios Superiores de Monterrey. Name: Ian Christian Armstrong Zambrano. Age: 41. Citizenship: Mexican. Type of Board Member: Non-Independent. Tenure on CEMEX’s Board of Directors: Since 2014. Tenure on CEMEX’s Sustainability Committee: Since 2014. Board Memberships at Listed Entities: N/A Other Current Roles: He is a founding partner and President of Biopower (a non-public corporation), which provides the private and public sectors with voltage optimization solutions and services related to quality of energy, as well as a founding member and President of RIC Energy Mexico (a non-public corporation), which is a qualified energy services provider and power generator. Mr. Armstrong Zambrano is also member of the Boards of Directors of Tec Salud (a non-profit organization) and Fondo Zambrano Hellion (a non-profit organization). Experience: With his experience in the financial and energy sectors, Mr. Armstrong Zambrano has advised and carried out several projects with leading multinational companies in Mexico. Thus, in addition to contributing his knowledge to CEMEX’s Sustainability Committee to evaluate energy projects, he provides strategic guidance to CEMEX’s Board of Directors for the development and global expansion of the company. Education: He holds Business Administration degree from the Instituto Tecnológico y de Estudios Superiores de Monterrey and holds an MBA from the IE Business School. Name: Tomás Milmo Santos. Age: 57. Citizenship: Mexican. Type of Board Member: Non-Independent. Tenure on CEMEX’s Board of Directors: Since 2006. Board Memberships at Listed Entities: He is co-chairman of the board of directors of Axtel, S.A.B. de C.V. and member of the board of directors of Promotora Ambiental, S.A.B. de C.V. Other Current Roles: He is chairman of the board of directors and CEO of Grupo Perseus (a non-public corporation), a company focused on the energy sector, as well as vice-president of the board of directors of Thermion Energy Group (a non-public corporation). Likewise, he is a member of the directive board of the Instituto Tecnológi-co y de Estudios Superiores de Monterrey and chairman of the board of directors of Tec Salud (a non-profit organization) and Alianza Educativa Ciudadana por Nuevo León (a non-profit organization). Experience: He served as an alternate member of CEMEX’s Board of Directors from 2001 to 2006 and a member of CEMEX’s Finance Committee from 2009 to 2015. Mr. Milmo Santos is an entrepreneur with decades of experience in the industrial, energy and telecommunications sectors, which provides to CEMEX’s Board of Directors insight into the various markets where CEMEX operates around the world. Education: He holds B.A. in Economics from Stanford University. Name: Armando J. García Segovia. Age: 69. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 1983. Tenure on CEMEX’s Sustainability Committee: Since 2014. President of the Sustainability Committee since 2014. Board Memberships at Listed Entities: He is a member of the Board of Directors of Hoteles City Express, S.A.B. de C.V., and an alternate member of the Board of Directors of GCC, S.A.B. de C.V., both of which are listed corporations in Mexico. Other Current Roles: He is a member of the Board of Directors of Innovación y Conveniencia, S.A. de C.V. (a non-public corporation) and of the Board of Directors of Universidad de Monterrey, A.C. (UDEM). He serves as Vice President of the Patronato del Museo de la Fauna y Ciencias Naturales, A.B.P. and he is a member of the Consejo de Participación Ciudadana de Parques y Vida Silvestre de Nuevo León, two not-for-profit entities with a sustainability agenda. Mr. García Segovia is the founder and Chairman of the Board of Directors of Comenzar de Nuevo, A.C., a non-profit organization focused on the treatment, education, prevention, and research of eating behavior disorders and related diseases. Mr. García Segovia also serves as honorary consul in Monterrey of the Kingdom of Denmark. Experience: He worked at Cydsa, S.A.B. de C.V. (a listed corporation) and Conek, S.A. de C.V. (a non-public corporation). From 1985 to 2010, he held several positions at CEMEX, including Director of Operations and Strategic Planning, Corporate Services, and Business Development, as well as Executive Vice President of Development, Technology, Energy and Sustainability. He was also Vice President of the Mexican Employers’ Association (COPARMEX), Chairman of the Private Sector Center for Sustainable Development Studies (CESPEDES), and a member of the Board of Directors of the World Environmental Center (a non-profit organization). CEMEX 2021 INTEGRATED REPORT 95

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Armando J. García Segovia (continued) He brings to the Board of Directors a broad knowledge of the technical and production aspects of the global building-materials industry, along with a deep commitment to sustainability, climate action and preservation of the environment, that provides valuable leadership to CEMEX’s sustainability and climate action strategy, a core component to the company’s long-term value creation objective. Education: He holds a BS degree in Mechanical Engineering and Administration from the Instituto Tecnológico y de Estudios Superiores de Monterrey and an MBA from the University of Texas. Name: Rodolfo García Muriel. Age: 76. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 1985. Tenure on CEMEX’s Corporate Practices and Finance Committee: Since 2015. Tenure on CEMEX’s Audit Committee: Since 2016. Board Memberships at Listed Entities: N/A Other Current Roles: He is the Chief Executive Officer of Compañía Industrial de Par-ras, S.A. de C.V., Chairman of the Board of Directors of Grupo Romacarel, S.A.P.I de C.V., (both are non-public corporations) and a member of the Regional Board of Directors of Grupo Financiero Citibanamex (a non-public corporation). Experience: He was a member of CEMEX’s Finance Committee from 2009 until March 2015. Mr. García Muriel is a Mexican business leader with decades of experience and an outstanding record as founder, director and president of major companies in the manufacturing, construction, transport and communications industries. His vast business experience brings to the Board of Directors useful knowledge in critical areas such as logistics and manufacturing as well as macroeconomic and market trends. Education: He holds a BS degree in Electric Mechanical Engineering from the Universidad Iberoamericana and completed specialized programs in Business Administration at both Harvard University, and the Anderson School of the University of California in Los Angeles (UCLA). Name: Dionisio Garza Medina. Age: 67. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 1995. Tenure on CEMEX’s Corporate Practices and Finance Committee: Since 2015. Board Memberships at Listed Entities: He member of the board of directors of Compañía Minera Aut-lán, S.A.B. de C.V. Other Current Roles: He is founder, chairman of the board of directors and CEO of Topaz Holding, S.A.P.I. de C.V. (a non-public corporation), a company dedicated to the energy, education and real estate sectors. He is also a member of the board of directors of ABC Holding, S.A.P.I. de C.V. (a non-public corporation). Experience: He served as Chairman of the Corporate Practices and Finance Committee of CEMEX from 2015 to 2019. With his extensive business experience and in-depth knowledge of the energy, oil and education sectors, the economy and global markets in general, Mr. Garza Medina brings to CEMEX’s Board of Directors a strategic vision that contributes to the achievement of CEMEX’s business objectives, including the constant strengthening and improvement of CEMEX’s corporate governance practices. Mr. Garza Medina developed his professional career at Alfa, S.A.B. de C.V., where he held senior executive positions for 35 years, including Chief Executive Officer and chairman of the board of directors, until he retired in March 2010. He was also chairman of the board of the Universidad de Monterrey, A.C. (UDEM) for 13 years, as well as member of the Advisory Committee of the David Rockefeller Center for Latin American Studies at Harvard University, the Advisory Council of the Stan-ford University School of Engineering and the Latin American Advisory Board of the Harvard Business School, where he was President in 2009. He was also a member of the board of directors of ABC Holding, S.A.P.I. de C.V. Education: He holds a BS in Industrial Engineering and a Masters’ degree in Industrial Engineering from Stanford University. He also holds an MBA from Harvard University. Name: Francisco Javier Fernández Carbajal. Age: 66. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2012. Tenure on CEMEX’s Audit Committee: Since 2015. Tenure on CEMEX’s Sustainability Committee: Since 2016. Tenure on CEMEX’s Corporate Practices and Finance Committee: Since 2015. President of the Corporate Practices and Finance Committee since 2019. Board Memberships at Listed Entities: He is a member of the Board of Directors of Alfa, S.A.B. de C.V., a listed corporation in Mexico and of two public corporations listed on the New York Stock Exchange: Fomento Económico Mexicano, S.A.B. de C.V. (also a listed corporation in Mexico), and VISA, Inc. Other Current Roles: Mr. Fernández Carbajal is the Chief Executive Officer of Servicios Administrativos Contry, S.A. de C.V. (a non-public corporation). Experience: Previously, he held positions at Grupo Financiero BBVA Ban-comer, including Executive Vice President of Strategic Planning, Deputy President of Systems and Operations, Deputy President, and Chief Financial Officer. With a 38-year business career and in-depth knowledge of specialized areas like payment systems and complex financial services worldwide, Mr. Fernández Carbajal brings to the Board of Directors relevant insights in strategic planning and risk management, as well as in essential business functions, including financial reporting and competitive compensation mechanisms, which are central to attracting and retaining talent. Education: He holds a BS degree in Electric Mechanical Engineering from the Instituto Tecnológico y de Estudios Superiores de Monter-rey and an MBA from the Harvard Business School. CEMEX 2021 INTEGRATED REPORT 96

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Name: Armando Garza Sada. Age: 64. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2015. Tenure on CEMEX’s Corporate Practices and Finance Committee: Since 2015. Board Memberships at Listed Entities: Mr. Garza Sada is the Chairman of the Board of Directors of Alfa, S.A.B. de C.V., a listed corporation in Mexico with operations in 28 countries, and a business portfolio that includes refrigerated food, energy, petrochemicals, aluminum auto parts, IT and communications. He is also Chairman of the Board of Directors of Alpek, S.A.B. de C.V., and of Nemak, S.A.B. de C.V., as well as a member of the Board of Directors of Axtel, S.A.B. de C.V., El Puerto de Liverpool, S.A.B. de C.V., Grupo Lamosa, S.A.B. de C.V., all of which are listed corporations in Mexico. Other Current Roles: He is an alternate member of the Board of Directors of Grupo Financiero BBVA México, S.A. de C.V. (non-public corporation). He is also a member of the Board of Trustees of the Instituto Tecnológico y de Estudios Superiores de Monterrey. Experience: Mr. Garza Sada’s decades of experience at the highest corporate level in top-ranked companies provides the Board of Directors with a unique insight on the global economic landscape, and a hands-on experience to best align the company’s business strategy with its day-to-day operations. Education: Mr. Garza Sada holds a BS degree in Industrial Engineering from the Massachusetts Institute of Technology, and an MBA from Stanford University. Name: David Martínez Guzmán. Age: 64. Citizenship: British. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2015. Board Memberships at Listed Entities: He serves on the Board of Directors of Alfa, S.A.B. de C.V. and of Vitro, S.A.B. de C.V., both of which are listed corporations in Mexico, and of Sabadell Bank, a listed corporation in Spain. Other Current Roles: He is the founder and Principal of Fintech Advisory Inc., as well as Managing Director of its London subsidiary, Fintech Advisory, Ltd., and member of the Board of Directors of ICA Tenedora, S.A. de C.V. Experience: In 1984, Mr. Martínez Guzmán joined the Latin America Sovereign Restructuring unit of Citibank, N.A. in New York, where he helped coordinate the Argentina Financing Plan and subsequent restructuring. In 1987, he formed Fintech in New York, which since then has participated in most of the sovereign debt restructurings around the world, starting with the Brady Plan in the 1980s. Over the past three decades, Mr. Martínez Guz-mán has consistently pursued high-value investments through numerous corporate restructurings across various industries in Latin America, and over the last decade he has also conducted strategic investments in the eurozone, participating in the recapitalization processes of systemically important banks in Greece, Spain and Italy. Mr. Martínez Guzmán brings a renowned worldwide expertise in the financial sector and global markets to the Board of Directors, providing significant guidance on CEMEX’s proactive financial management for deleveraging and achieving an investment grade credit rating, as well as the company’s sustainable growth strategy. Education: He holds a BS degree in Mechanical and Electrical Engineering from the Universidad Nacional Autónoma de México (UNAM), a BA degree in Philosophy from the Universitas Gregoriana in Rome, Italy, and an MBA from the Harvard Business School. Name: Everardo Elizondo Almaguer. Age: 78. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2016. Tenure on CEMEX’s Audit Committee: Since 2018. President of the Audit Committee since 2019. Board Memberships at Listed Entities: He is a member of the Board of Directors of Grupo Financiero Banorte, S.A.B. de C.V., of Compañía Minera Autlán, S.A.B. de C.V., and of Gruma, S.A.B. de C.V., all of which are listed corporations in Mexico. Other Current Roles: Mr. Elizondo is a professor of Macroeconomics at EGADE Business School of the Instituto Tecnológico y de Estudios Superiores de Monterrey, and at the School of Economics of the Universidad Autónoma de Nuevo León (UANL), as well as a member of the Board of Directors of Afore XXI-Banorte, S.A., and of Rassini, S.A.B. de C.V. (these two are non-public corporations). Experience: Mr. Elizondo Almaguer qualifies as a “financial expert” for purposes related to the Sarbanes-Oxley Act. He served as deputy governor of the Banco de México (Mexico’s central bank) from 1998 to 2008. Before that, he was the director for Economic Studies at Alfa, S.A.B. de C.V. (a listed corporation), and at Grupo Financiero BBVA Bancomer, S.A. de C.V. (a non-public corporation). He founded and was the director of the Graduate School of Economics of the UANL. With a distinguished professional career as a financial analyst, exemplary public official and academic scholar, Mr. Elizondo Almaguer brings to the Board of Directors extensive knowledge of the financial system and the international macroeconomic environment, providing insights to ensure the company’s full observance of best corporate practices, and identify new business opportunities. Education: Mr. Elizondo Almaguer holds a BA degree in Economics from the Universidad Autónoma de Nuevo León, a Master’s in Economics from the University of Wisconsin-Madison, a certificate from Harvard University’s International Tax Program, and a Honoris Causa Doctorate from the Universidad Autónoma de Nuevo León. Name: Ramiro Gerardo Villarreal Morales. Age: 74. Citizenship: Mexican. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2017. Board Memberships at Listed Entities: He is a member of the Board of Directors of GCC, S.A.B. de C.V. and Vinte Viviendas Integrales, S.A.B. de C.V., which are listed on the Mexican Stock Exchange. Other Current Roles: Mr. Villarreal Morales is a member of the Board of Directors of Banco Bancrea, S.A., Institución de Banca Múltiple (a non-public financial institution). Experience: He joined CEMEX in 1987 as General Legal Director, and subsequently served in various positions, including Executive Vice President of Legal and Advisor to the Chairman of the Board of Directors and the Chief Executive Officer until December 2017. Previously, he served as General Director of the regional bank division of Banpaís, where he was responsible for the operation of the bank’s 121 branches, and, until February 2012, he was the Secretary of the Board of Directors of Enseñanza e Inves-tigación Superior, A.C., a non-profit that manages the Instituto Tecnológico y de Estudios Superiores de Monterrey. He served as Secretary of CEMEX’s Board of Directors from 1995 to March 30, 2017. With over 50 years of professional experience in different countries where CEMEX has operations, Mr. Villarreal Morales provides the Board of Directors with key guidance around regulatory and legal matters, as well as international financial transactions, helping to ensure strict observance of all applicable laws. Education: He holds a BA degree in Law from the Universidad Autónoma de Nuevo León, and a Master’s in Finance from the University of Wisconsin-Madison. CEMEX 2021 INTEGRATED REPORT 97

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Name: Gabriel Jaramillo Sanint. Age: 72. Citizenship: Brazilian. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2018. Board Memberships at Listed Entities: He is a member of the Board of Directors of Minerva Foods, a listed corporation in Brazil. Other Current Roles: Mr. Jaramillo Sanint is the founder and director of a sustainable economic development program in the Orinoco Basin, in Co-lombia. He is also a member of the Board of Directors of Centro Hospitalario Tatama (Colombia) (a non-profit organization), and of Medicines For Malaria Ventures (a non-profit organization) based in Geneva, Switzerland. Experience: Previously, he served as Chairman of the Board of Directors and Chief Executive Officer of Santander USA (formerly Sovereign Bank), Banco Santander Brasil, and Banco Santander Colombia, and as CEO of Citibank Mexico, and Citibank Colombia. Since retiring, he has focused on health-related philanthropic work, leading the transformation of the Global Fund to Fight AIDS, Tuberculosis and Malaria, which raised $13 billion from 2017 to 2020. He was a member of the Board of Directors of CEMEX Latam Holdings, S.A., which is listed on the Colombian Stock Exchange, from October 2012 to April 2018. With an outstanding 35-year career in South America, Mexico and the United States, Mr. Jaramillo Sanint not only brings to CEMEX’s Board of Directors extensive experience in complex financial matters, but also in sustainability, health, and safety, as well as corporate social responsibility, a pillar of CEMEX’s global strategy to achieve sustainable growth and create lasting value. Education: Mr. Jaramillo Sanint holds a BA degree in Marketing and an MBA from California State University. In 2015, Mr. Jaramillo Sanint received honorary degrees from the Universidad Autónoma de Manizales in Colombia and North Eastern University. Name: Isabel María Aguilera Navarro. Age: 61. Citizenship: Spanish. Type of Board Member: Independent. Tenure on CEMEX’s Board of Directors: Since 2019. Board Memberships at Listed Entities: She is a member of the Board of Directors of Oryzon Genom-ics, S.A., of Lar España Real Estate SOCIMI, S.A., and of Clínica Baviera, all of which are listed corporations in Spain. Other Current Roles: She is an independent consultant and an associate professor at the ESADE Business School, in Barcelona. She is a member of the Board of Directors of the Spanish multinational state-owned entity Canal de Isabel II, which manages the water supply infrastructure of Madrid, Spain and has operations in South Amer-ica. She is also a member of the Board of Directors of Making Science, a non-public corporation. Experience: Mrs. Aguilera Navarro was President of General Electric Spain and Portugal from 2008 to 2009, General Manager of Google Inc. (now Alphabet) Spain and Portugal from 2006 to 2008, Operations Director of NH Hotel Group SA from May 2002 to June 2005, and General Director of Dell Computer Corporation for Spain, Italy and Portugal from March 1997 to May 2002. She has also served as an adviser to various Spanish non-profit organizations, including the Companies Institute (Instituto de Empresa), and the Association for Management Progress (Asociación para el Progreso de la Gestión). She was a member of the Advisory Board of Farmaindustria, Ikor, and Pelayo Mutua de Seguros, and a business entrepreneur from 2009 to 2012 at Twindocs International. Previously, she was a board member of Banca Farmafactoring S.p.A. and Hightech Payment System SA. With her experience in multinational corporations in Europe, Mrs. Aguilera Navarro brings to the Board of Directors guidance on the overall global business landscape and an informed view on innovation, entrepreneurship, technological and digitalization issues, from customer-centric platforms to organizational processes and essential corporate functions, a key element of the company’s digital strategy. In addition, she brings important insights in urban planning and a critical customer influencer, architects. Education: Mrs. Aguilera Navarro holds a BA degree in Architecture and Urban Planning from the Escuela Técnica Superior de Arquitectura de Sevilla (ETSA), and an MBA from the IE Business School. SECRETARY (Not a member of the Board of Directors) Name: Roger Saldaña Madero. Age: 53. Citizenship: Mexican. Title: Senior Vice President of Legal. Seniority: Since 2000. Tenure as Senior Vice President of Legal: Since 2017. Experience at CEMEX and Other Relevant Experience: Joined CEMEX in 2000 and served as Legal Counsel of CEMEX and, from 2001 to 2011, as General Counsel of NEORIS, a CE-MEX subsidiary specialized in providing information technology services. From 2005 and until 2017, Mr. Saldaña was Senior Corporate Counsel of CEMEX, and was responsible for, among other matters, corporate finance legal affairs and, since June 1, 2017, has served as CEMEX’s Senior Vice President of Legal. On March 30, 2017, Mr. Saldaña was appointed Secretary of the Board of Directors of CEMEX, S.A.B. de C.V. and the committees to such Board of Directors. Prior to joining CEMEX, he served as Legal Counsel in CYDSA, S.A.B. de C.V. in the city of Monter-rey, Nuevo León, Mexico, was a foreign associate in the law firm Fried, Frank, Harris, Shriver & Jacobson, in New York, N.Y., USA and previously was Chief of the Double Taxation Department in Mexico’s Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) in Mexico City, Mexico. Education: Mr. Saldaña is a graduate of the Universidad de Monterrey, A.C. (UDEM) with a degree in Law, holds a Master’s degree in Law (LL.M.) from Harvard University, and a diploma from Harvard University’s International Tax Program. ALTERNATE SECRETARY (Not a member of the Board of Directors) Name: René Delgadillo Galván. Age: 61. Citizenship: Mexican. Title: Corporate, Securities Transactions in Mexico and Corporate Control Legal Director. Seniority: Since 1985. Tenure as Vice President of Comptrollership: Since 1999. Experience at CEMEX and Other Relevant Experience: Mr. Delgadillo Galván joined CEMEX in 1989 and serves as Corporate, Securities Transactions in Mexico and Corporate Control Legal Director of CEMEX. On March 30, 2017, Mr. Delgadillo was appointed Alternate Secretary of the Board of Directors of CEMEX. Since 1989 he has been Professor of Law at the Instituto Tecnológico y de Estudios Superiores de Monterrey. Prior to joining CEMEX, Mr. Delgadillo served from 1981 to 1989 at the corporate offices of what is now Xignux. Mr. Delgadillo is Secretary of the Board of Directors of Servicios de Agua y Drenaje de Monterrey, Institución Pública Descentralizada, was Secretary of the Board of Directors of ABC Capital, S.A., Institución de Banca Múltiple from 2011 to 2021, and was a member of the Board of Directors of the Universidad Regiomontana from 2006 to 2012. Education: He holds a Law Degree from the Universidad de Monterrey. He studied postgraduate studies at the Universidad Panamericana in Mexico City in the specialties in Economic and Corporate Law, Law of the Mexican Financial System (Honorable Mention) and International Finance Law (Honorable Mention), as well as the Business Administration Program D-1 at the Instituto Panamer-icano de Alta Dirección de Empresa (IPADE), and the addition to the Training Program for Management Advisors of the Center for Best Practices and Corporate Governance of the Escuela de Graduados en Administración y Dirección de Empresas (EGADE). CEMEX 2021 INTEGRATED REPORT 98

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

BOARD OF DIRECTORS SKILLS MATRIX

This table displays information about the skills and experience that the members of our Board of Directors bring to CEMEX. Each year, CEMEX, assisted by external advisors, prepares a questionnaire that all Board members must complete. Once the questionnaires are completed, CEMEX's Legal area reviews and confirms the information by using publicly available information. The biographies and skills and expertise information is sent to the President and Secretary of the Board, and to the company's CEO before the information is disclosed.

		Rogelio Zambrano Lozano (Chairman of the Board)	Fernando A. González Olivieri (CEO)	Marcelo Zambrano Lozano	Ian Christian Armstrong Zambrano	Tomás Milmo Santos	Armando J. García Segovia	Rodolfo García Muriel	Dionisio Garza Medina	Francisco Javier Fernández Carbajal	Armando Garza Sada	David Martínez Guzmán	Everardo Elizondo Almaguer	Ramiro Gerardo Villarreal Morales	Gabriel Jaramillo Sanint	Isabel María Aguilera Navarro
GENERAL INFORMATION	Gender	Male	Male	Male	Male	Male	Male	Male	Male	Male	Male	Male	Male	Male	Male	Female
	Citizenship	Mexican	Mexican	Mexican	Mexican	Mexican	Mexican	Mexican	Mexican	Mexican	Mexican	British	Mexican	Mexican	Brazilian	Spanish
	Independence						■	■	■	■	■	■	■	■	■	■
	Age*	65	67	66	41	57	69	76	67	66	64	64	78	74	72	61
EXPERTISE	Accounting and Auditing							■	■	■			■	■		
	Branding and Marketing		■	■		■		■		■						■
	Business Strategy	■	■	■	■	■	■	■	■	■	■	■	■	■		■
	Construction and Building Materials	■	■	■		■	■	■								■
	Corporate Governance	■	■	■		■	■	■	■	■		■		■	■	■
	Economics and Finance	■	■	■	■	■		■	■	■	■	■	■		■	■
	Energy				■	■	■		■		■			■		
	Entrepreneurship	■			■											
	Environmental, Climate Change and Sustainability	■	■	■	■	■	■			■					■	■
	Ethics and Social Impact	■	■	■	■	■	■	■	■	■				■	■	■
	Global Experience	■	■	■	■	■	■	■	■	■	■	■	■	■	■	■
	Health and Safety		■	■		■	■	■								
	Human Resources		■	■		■	■	■		■			■		■	■
	Human Rights		■	■		■	■	■						■		
	Information Technology/ Cybersecurity/ Telecommunications	■	■			■	■			■						■
	Investor Relations	■	■			■		■	■	■						
	Logistics	■	■	■			■	■								
	Manufacturing		■	■			■	■								
	Mergers and Acquisitions	■	■	■		■		■	■	■	■			■	■	
	Other Board of Directors Experience	■	■	■		■	■	■	■	■	■	■	■	■	■	■
	Public Affairs		■			■		■	■		■		■	■		
	Public Office / Public Servant												■			
	Real Estate	■	■	■		■		■								
	Regulatory and Legal Matters					■		■		■				■		
	Risk Management		■	■		■		■		■		■		■	■	
	Sales		■	■	■	■		■	■							■

* As of December 31, 2021

CEMEX 2021 INTEGRATED REPORT 99

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Board Committees In performing its functions, our Board of Directors is aided by three committees with specialized areas of expertise. These Committees provide counseling and advice and may handle specific tasks on our Board of Directors’ agenda. and the Committee’s President has been replaced. During 2021, the Corporate Practices and Finance Committee met four times with meeting attendance of approximately 94%. Some of the most relevant topics on the Sustainability Committee 2021 Agenda included: Audit Committee Everardo Elizondo Almaguer - President Rodolfo García Muriel Francisco Javier Fernández Carbajal The members of our Audit Committee are appointed by our shareholders. The Audit Committee is responsible for evaluating our internal controls and procedures and identifying deficiencies; following up with corrective and preventive measures in response to any non-compliance with our operation and accounting guidelines and policies; evaluating the performance of our external auditors and analyzing the reports, opinions, and other information issued by them; describing and valuing non-audit services performed by our external auditors; reviewing our financial statements and determining if their approval should be recommended to the Board of Directors; informing the Board of Directors of the state of the company’s internal controls, internal audit and accounting systems, including any breaches detected; supporting the Board of Directors in producing different reports submitted to shareholders; assessing the effects of any modifications to the accounting policies approved during any fiscal year; overseeing measures adopted as a result of any observations made by our shareholders, directors, executive officers, employees or any third parties with respect to accounting, internal controls, and internal and external audits, as well as any complaints regarding management irregularities; supervising complaints raised by employees, third parties and other stakeholders to report ethical, corruption, and/or compliance matters utilizing confidential methods and other whistleblowing mechanisms; ensuring compliance by the Chief Executive Officer with the resolutions adopted by the shareholders and Board of Directors; and analyzing any risks identified by our company’s independent auditors, accounting, internal control, and process assessment areas. The Committee oversees CEMEX’s performance on business ethics and compliance as well as human rights. In accordance with Mexican law and our company’s bylaws, all members of the Audit Committee, including its President, must be independent directors. None of the directors that served on the Audit Committee in 2014 remain on the Committee. During 2021, the Audit Committee met four times with meeting attendance of 100%. Corporate Practices and Finance Committee Francisco Javier Fernández Carbajal - President Rodolfo García Muriel Armando Garza Sada The members of our Corporate Practices and Finance Committee are appointed by our shareholders. The Corporate Practices and Finance Committee is responsible for performing the role of a nomination and compensation committee, mainly by evaluating the hiring, firing, and compensation of our Chief Executive Officer and Chairman of the Board of Directors and reviewing the hiring and compensation policies for our executive officers; reviewing related party transactions and any conflicts of interest; reviewing policies regarding the use of corporate assets; reviewing unusual or material transactions; evaluating waivers granted to our directors or executive officers regarding participation and benefiting of corporate opportunities; identifying, evaluating, and following up on the operating risks affecting our company and its subsidiaries; evaluating our company’s financial plans; reviewing our company’s financial strategy and its implementation; and reviewing mergers, acquisitions, market information, and financial plans, including financing and related transactions. In accordance with Mexican law and our company’s bylaws, all members of the Corporate Practices and Finance Committee, including its President, must be independent directors. Since 2014, the Corporate Practices and Finance Committee has taken over the responsibilities of the Finance Committee that existed up to 2015 Sustainability Committee Armando J. García Segovia - President Ian Christian Armstrong Zambrano Francisco Javier Fernández Carbajal Marcelo Zambrano Lozano The members of our Sustainability Committee are appointed by our shareholders. Created in 2014, the Sustainability Committee is responsible for overseeing our sustainability and social responsibility policies, strategies, and programs; evaluating the effectiveness of sustainability programs and initiatives; ensuring sustainable development is embedded in our strategy; supporting our Board of Directors in fulfilling its responsibility to shareholders regarding our company’s sustainable growth; evaluating the ambition of our sustainability targets and the progress towards them; providing assistance to our Chief Executive Officer and senior management team regarding our strategic direction on sustainability and social responsibilities model; identifying the main risks and opportunities concerning sustainability-related matters and overseeing global initiatives; and endorsing our model of sustainability, priorities, and key performance indicators. The Committee particularly provides board-level oversight on our Climate Action and CO2 Management Strategy and other relevant matters like water management, biodiversity conservation, and strengthening of our communities. During 2021, the Sustainability Committee met four times with meeting attendance of 100%. CEMEX’s Integrated Report structure and content Net value to society statement Compliance with our Code of Ethics and Business Conduct Sustainability KPIs annual performance, progress against our 2030 targets and improvement plan H&S ZERO4life performance, action plan and evaluation of H&S risks Response to COVID-19 and key actions Social Impact strategy Global and regional enterprise and sustainability risk agenda update Climate Action Strategy Circular Economy Workforce experience and diversity and inclusion efforts The Sustainability Committee’s enriching discussions led to valuable outcomes such as: Deeper analysis of ESG risks and opportunities, and specially climate-related Water Action Plans (WAPs) in all priority sites and first pilot in second priority sites Biodiversity conservation efforts strengthening Renewed focus on disclosure compliance with ESG-related matters Clean electricity strategy Construction of major air emissions online visualization tool CEMEX Sustainability Learning Pathway as dedicated employee training Social Impact index as best KPI to measure our social footprint Future in Action targets and roadmap enhancement CEMEX 2021 INTEGRATED REPORT 100

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Executive Committee At the executive level, our CEO and members of our Executive Committee oversee the day-to-day operation of our company. They develop, refine, and direct the implementation of our business strategy. Furthermore, they are responsible for ensuring that the mandates upon which the execution of our corporate strategy is based, as well as the policies and procedures that make up our governance system, permeate and are consistently applied throughout our organization. Fernando A. González (67) Chief Executive Officer (since 2014) Fernando A. González is a member of the Board of Directors of GCC, S.A.B. de C.V. (formerly Grupo Cementos de Chihua-hua, S.A.B. de C.V.), and of Axtel, S.A.B. de C.V. He is a member of the Board of Trustees of Tecmilenio University, which forms part of the Instituto Tecnológico y de Estudios Superiores de Monterrey. Since joining CEMEX in 1989, Fernando A. González has held various positions in the Strategic Planning, Business Development and Human Resources departments through 1998. From 1998 through 2009, Mr. González led various regions of CEMEX, including SCA&C, Europe, Asia and Oceania. He was appointed as CEMEX’s Executive Vice President of Planning and Development in May 2009, and he was appointed CEMEX’s Chief Financial Officer in 2011. Mr. González held these positions until he was named Chief Executive Officer in 2014. With his comprehensive knowledge of CEMEX’s organization and the markets where the company operates around the world, Mr. González brings to CEMEX’s Board of Directors and Senior Management a unique global perspective and innovative leadership, that directly contributes to formulating and implementing a results-oriented business strategy. With over 30 years of direct involvement in top management positions, and a detailed understanding of CEMEX’s four main businesses (cement production, ready-mix concrete, aggregates, and urbanization solutions), he has given particular attention to constantly improving CEMEX’s Health and Safety policies, and to implementing a sustainability strategy aimed at achieving Net Zero Carbon growth and development. He holds a BA degree in Business Administration, and an MBA. from the Instituto Tecnológico y de Estudios Superiores de Monterrey. Maher Al-Haffar (63) Executive Vice President of Finance and Administration and Chief Financial Officer (CFO) (since 2020) Maher Al-Haffar joined CEMEX in 2000 and has held several executive positions, including Managing Director of Finance, Head of Investor Relations, and most recently, Executive Vice President of Investor Relations, Corporate Communications and Public Affairs. Additionally, he is a member of the NYSE Advisory Board and, before joining CEMEX, he spent nineteen years with Citicorp Securities Inc. and with Santander Investment Securities as an investment banker and capital markets professional. He holds a BS degree in Economics from the University of Texas and a Master’s degree in International Relations and Finance from Georgetown University. Mauricio Doehner (47) Executive Vice President of Corporate Affairs, Enterprise Risk Management and Social Impact (since 2021) Mauricio Doehner joined CEMEX in 1996 and has held several executive positions in areas such as Strategic Planning and Enterprise Risk Management for Europe, Asia, the Middle East, South America and Mexico, and most recently Executive Vice President of Corporate Affairs and Enterprise Risk Management. Additionally, he has also worked in the public sector within the office of the Mexican Presidency. Mr. Doehner was president of the Mexican National Cement Chamber (Cámara Nacional del Cemento) between 2017 and 2019, Vice President of the Transformation Industry Chamber (CAINTRA – Camara de la Industria de Transformación) between 2012 and 2013. He’s currently Vice President of Social Responsibility and Integration of the Mexican Employers Confederation (COPARMEX – Confederación Patronal de la República Mexicana), and member of the board of directors of Vista Oil & Gas, S.A.B. de C.V., Trust for the Americas, EGADE Business School and Museo de Arte Contemporáneo de Monterrey, A.C. He holds a BA degree in Economics from the Instituto Tecnológico y de Estudios Superiores de Monterrey, holds an MBA from Instituto Panamericano de Alta Dirección de Empresas (IPADE) and IESE Business School of the University of Navarra in Madrid, and a Master’s in Public Administration from Harvard University. CEMEX 2021 INTEGRATED REPORT 101

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Jesús González (56) President of CEMEX South, Central America and the Caribbean (since 2019) Jesús González joined CEMEX in 1998 and has held several senior positions, including Corporate Director of Strategic Planning, Vice President of Strategic Planning in CEMEX USA, President of CEMEX Central America, President of CEMEX UK and, more recently, Executive Vice President of Sustainability and Operations Development. Additionally, he is the Chief Executive Officer of CLH and a member of CLH’s board of directors. He holds a BS in Naval Engineering and an M.Sc. in Naval Engineering, both from the Polytechnic University of Madrid, as well as an MBA from IESE—University of Navarra, Barcelona. José Antonio González (51) Executive Vice President of Strategic Planning and Business Development (since 2020) José Antonio González joined CEMEX in 1998 and has held executive positions in the Finance, Strategic Planning, and Corporate Communications and Public Affairs areas, including most recently, Executive Vice President of Finance and Administration (CFO). Additionally, Mr. González is a member of the board of directors of GCC and is an alternate director of the board of directors of Axtel, S.A.B. de C.V. He holds a BS degree. in Industrial Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and an MBA from Stanford University. Luis Hernández (58) Executive Vice President of Digital and Organization Development (since 2020) Luis Hernández joined CEMEX in 1996 and has held senior management positions in Strategic Planning and Human Resources. In his current position, he heads the areas of Organization and Human Resources, Information Technology, Digital Innovation, as well as CEMEX Ventures and Neoris. He holds a BS degree in Civil Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey, a Master’s degree in Civil Engineering, and an MBA from the University of Texas at Austin. Sergio Menéndez (51) President of CEMEX Europe, Middle East, Africa & Asia (since 2020) Sergio Menéndez joined CEMEX in 1993 and has held several executive positions, including Director of Planning and Logistics in Asia, Corporate Director of Commercial Development, President of CEMEX Philippines, Vice President of Strategic Planning for the Europe, Middle East, Africa and Asia region, President of CEMEX Egypt, Vice President of Infrastructure Segment and Government Sales in Mexico, and most recently, as Vice President of Distribution Segment Sales in Mexico. He holds a BS degree in Industrial Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and an MBA from Stanford University. Jaime Muguiro (53) President of CEMEX USA (since 2019) Jaime Muguiro joined CEMEX in 1996 and has held several executive positions in the Strategic Planning, Business Development, Ready-Mix Concrete, Aggregates and Human Resources areas. He headed CEMEX’s operations in Egypt, our former Mediterranean Region, and more recently, our operations in the South, Central America, and the Caribbean region. He holds a BA degree in Management from San Pablo CEU University in Spain, a Law degree from the Universidad Complutense de Madrid, and an MBA from the Massachusetts Institute of Technology. Ricardo Naya (49) President of CEMEX Mexico (since 2019) Ricardo Naya joined CEMEX in 1996 and has held several executive positions, including Vice President of Strategic Planning for the South, Central America and the Caribbean region, Vice President of Strategic Planning for the Europe, Middle East, Af-rica and Asia region, President of CEMEX Poland and the Czech Republic, Vice President of Strategic Planning for the United States, Vice President of Commercial and Marketing in Mexico, Vice President of Distribution Segment Sales in Mexico, and most recently, President of CEMEX Colombia. He holds a BA degree in Economics from the Instituto Tecnológico y de Estudios Superiores de Monterrey de Monterrey and an MBA from the Massachusetts Institute of Technology. Louisa (Lucy) P. Rodriguez (62) Executive Vice President of Investor Relations, Corporate Communications and Public Affairs (since 2021) Lucy Rodriguez joined CEMEX in 2006 and has held several executive positions including Head of Investor Relations. She has over 25 years of experience in international finance and capital markets. Prior to CEMEX, Ms. Rodríguez spent 15 years at Citibank and Santander where she was a capital markets professional in Emerging Markets and held various senior management roles. In her early career, she also worked for KPMG, and she was previously a Certified Public Accountant. She holds a BA degree in Economics from Trinity College (Hartford, CT.), an MBA from New York University, and a Master’s from Columbia University School of International and Public Affairs. Juan Romero (64) Executive Vice President of Sustainability, Commercial and Operations Development (since 2019) Juan Romero joined CEMEX in 1989 and has held several senior positions, including head of operations in Colombia and Mexico, President of CEMEX’s South America and the Caribbean Region, President of our Europe, Middle East, Africa and Asia Region, and, most recently, President of CEMEX México. He also assumed the Global Supply Chain Development functions at CEMEX effective as of October 1, 2020, and currently leads our Digital Marketing function as well. Additionally, Mr. Romero was appointed Vice President and representative of the board of directors of the National Chamber of Cement (Cámara Nacional del Cemento) in June 2011 and is also a member of the board of directors of GCC, S.A.B. de C.V.He holds a Law degree and a BS degree in Economics and Business Administration, both from the University of Comillas in Spain. CEMEX 2021 INTEGRATED REPORT 102

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Executive Compensation In 2021, we paid an aggregate amount of US$50 million in compensation to the members of our Board of Directors and our senior management, of which US$26 million was paid as base compensation and cash-based performance bonuses, including pension and post-employment benefits, and US$24 million corresponds to stock-based long-term compensation. Members of our Board of Directors are compensated in a fixed amount based on participation in meetings of our Board of Directors, which is approved each year at our general ordinary shareholders’ meeting. The Chairman of our Board of Directors is compensated in a similar manner as our senior management. VARIABLE COMPENSATION PLAN The Variable Compensation Plan available to our senior management takes into account individual performance, as well as metrics that consider their business unit’s, regional and consolidated global results as compared to the company’s specific annual target goals, including certain health and safety and sustainability-related factors. Restricted Stock Incentive Plan Our senior management receives stock-based compensation (1) by being allocated a specific number of restricted CPOs as variable compensation to be vested over a four-year period; and (2) through a long-term performance plan with compensation based on CEMEX’s total shareholder return versus peer groups and vesting occurring at the end of three years in a single 100% block. Compensation of CEMEX, S.A.B. de C.V.’s Chief Executive Officer and senior management Full Year 2021 - Chief Executive Officer % Salary 20% Short Term Performance Bonus (Cash) 20% Long Term Performance Bonus (Restricted Stock) 40% Long Term Performance Shares 20% 100% Full Year 2021 - Senior Management % Salary 42% Short Term Performance Bonus (Cash) 22% Long Term Performance Bonus (Restricted Stock) 22% Long Term Performance Shares 14% 100% The base salary of the Chairman of our Board of Directors is 27% fixed and 73% variable. Our executive compensation structure is reviewed every two years by WTW, a firm specialized in multinational risk management, insurance brokerage and company advisory. The total compensation (including fixed and variable compensation) of the Chairman of our Board of Directors and Chief Executive Officer is approved every year by the Corporate Practices and Finance Committee of our Board of Directors, which is integrated by three independent directors. CEMEX 2021 INTEGRATED REPORT 103

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Ethics and Compliance COMMITMENT TO COMPLIANCE At CEMEX, we are committed to conducting our business in compliance with applicable laws, regulations, corporate policies and in accordance with high ethical standards, as embedded in our Code of Ethics and Business Conduct (Our Code), which is periodically ratified by all employees. Living the principles in Our Code is key to our success and our ability to achieve our strategic vision. Inspiring and empowering our people to always do the right thing is fundamental to our vision of building and sustaining a better and stronger future. CEMEX´s commitment to compliance is clearly communicated by our company´s leadership. Our values and ethical standards are conveyed throughout our organization through communication campaigns, training, the values and principles behind Our Code and other corporate policies, and through internal meetings. Furthermore, at CEMEX, one of our core values is Acting with Integrity. Acting with Integrity is a must in our day-to-day interactions, as it is crucial for CEMEX´s sustained success of fostering a workplace environment in which our people can thrive. The value of Acting with Integrity is even included as one of the five core competencies that are taken into consideration in employee´s performance evaluations. GLOBAL COMPLIANCE PROGRAM Our governance best practices help everyone at CEMEX follow appropriate and transparent decision-making processes and also contribute to the protection of the interests of all stakeholders (shareholders, employees, suppliers, customers, among others). We aim to achieve this through the design, creation, and implementation of different policies, guidelines and standards that have as a primary objective setting high-ethical standards by complying with applicable laws and regulations and other CEMEX initiatives on ethical business dealings. Additionally, CEMEX’s Global Compliance Program incorporates risk analysis, due diligence and third-party management, training, audits and investigations, and communication at all levels of our organization. Audits & Training Communication Investigations COMPLIANCE Due Diligence Risk Analysis and Third Party Management Policies, Guidelines Laws & Governance & Standards Regulations Structure To achieve our objectives through each of the aforementioned pillars, our Global Compliance Program has a multi-disciplinary governance structure that is composed of the following governing bodies: Audit Committees* Evaluate inter- Global Ethics & Compliance nal controls and procedures Committee and oversee remediation. Defines global ETHOS Group ethics compliance strategy. Oversees and Local ETHOS manages the Committees Global Compliance Program. Should implement local ethics strategies and investigate com- *CEMEX’s publicly listed subsidiaries plaints. have their own audit committees. CEMEX 2021 INTEGRATED REPORT 104

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

To complement these functions, six corporate departments work together seeking that our ethics and compliance efforts permeate every corner of our organization. As such, the following departments make up our Compliance Organization whose purpose is to manage and implement our Global Compliance Program.

The Governing Bodies continually update the company's internal policies by reviewing and monitoring changes and updates to laws, regulations, and best practices to apply any relevant practices at CEMEX. Some of our main efforts include defining compliance policies and identifying robust mechanisms in relation to due diligence and third-party management, detection of conflicts of interest and reporting of related person transactions, prevention of corruption, money laundering, insider trading and violations of sanctions programs, and reporting any conflict mineral transactions.

Third Parties

It is important that third parties with whom we do business are aligned with our core set of principles. As such, CEMEX places a high priority on verifying that third parties are reputable and able to meet the guidelines we have developed to seek alignment to our core values. We have instituted various policies to guide the selection and transactions with our third parties. We have guidelines to review third parties with whom we do business and also have a due diligence and third-party management framework in place. As part of our third-party management standards, we also have internal policies which define specific procedures for the review and authorization of donations, sponsorships, and contributions.


AUDIT COMMITTEE
ETHOS Group
Global Ethics & Compliance[1]
27 Local ETHOS Committees[1]
Compliance Organization
Compliance Department (Legal)
> Develops and updates relevant internal policies.
> Conducts training sessions and legal audits.
> Defines, coordinates, and implements due diligence processes on third parties.
> Conducts investigations of complaints regarding compliance-related matters (where applicable).
Enterprise Risk Management
> Responsible for analyzing local and global compliance risks.
> Performs risk oversight, including risk identification, monitoring, assessment, reporting and mitigation.
> Follows up on risk mitigation measures.
Global Enterprise Services[2]
> Delivers business services to CEMEX operations, while complying with both our internal and external control requirements and corporate governance model.
> Performs part of the internal control responsibilities such as SOX testing, following up on remediation plans, and performing change management tests.
Internal Control
> Responsible for implementing controls and compliance with policies and procedures.
> Deploys an internal control model to reduce risk exposure and the likelihood of material deficiencies in the processes governing our company´s operations.
> Oversees the implementation of controls and compliance with policies.
Organization and Human Resources
> Prepares and updates, together with other areas, our Code of Ethics and Business Conduct.
> Communicates and provides training on ethics-related matters and CEMEX values.
> Coordinates and manages the Local ETHOS Committees.
> Responsible for the administration of our ETHOSLine.
> Conducts investigations of complaints regarding ethics-related issues (where applicable).
Process Assessment[3]
> Responsible for conducting internal audits of controls and compliance with policies.
> Conducts worldwide internal audits.
> Performs SOX audit management tests.

1 The Global Ethics & Compliance Committee as well as the Local ETHOS Committees include two local commercial/operative representatives.

2 Participates in Local ETHOS Committees only when there is no Internal Control function directly in such business unit.

3 Only participates in the Global Ethics & Compliance Committee, ETHOS Group, and in the Corporate ETHOS Committee.

CEMEX 2021 INTEGRATED REPORT 105

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Our Global Anti-Corruption Policy emphasizes CEMEX´s zero tolerance stance on bribery and corruption. Conflict of Interest and Related Person Transactions During 2021, CEMEX published a new policy on Conflicts of Interest, which reaffirms our position that all members of the CEMEX Group (including our CEO, Executive Committee and Board of Directors) shall always act in accordance with CEMEX’s best interests, and directly prohibits the CEMEX Group from entering into transactions and/or negotiations where a conflict of interest may exist. We also launched a new global reporting process and digital platform where all employees are required to report any situation that could represent an actual, potential or apparent conflict of interest. All reports are evaluated and authorized, if applicable, by a multidisciplinary team as well as the employee’s supervisor. In line with the new conflict of interest process, we also carry out a related party transaction review which seeks to comply with applicable regulations and market practices to report and review any transactions with related persons and is applicable to all CEMEX operations worldwide. Anti-Corruption Our Global Anti-Corruption Policy emphasizes CEMEX´s zero tolerance stance on bribery and corruption. It covers a myriad of topics including conflicts of interest, donations, gifts and hospitalities, government interaction, and red flags when dealing with third parties. Regarding government interaction, our policy prescribes best practices, specific rules and tools for the management of relationships with both government entities and officials. Some examples include: a specific category in our accounting system to identify payments to, and revenues from, government entities, permitting their identification as separate line items; our Government Interaction Tool, which tracks, documents, and provides a user-friendly system for authorizing interactions between government officials and CEMEX employees, before they take place, whenever there will be an expense made on CEMEX´s behalf; and internal controls that are particularly focused on overseeing compliance with our government interaction guidelines and rules. Additionally, we have a Corporate Hospitalities to Government Officials Policy which, specifically regulates entertaining, gifts, travel expenses and other hospitalities provided to government officials. Anti-Money Laundering CEMEX has a zero-tolerance stance on money laundering by its employees, subsidiaries, or any third-party doing business with CEMEX, which is reflected in our Global Anti-Money Laundering Policy. The policy provides guidelines and mechanisms so that CEMEX employees can help detect, mitigate, and prevent suspicious activity that might indicate potential money laundering. Some of the main aspects of our Global Anti-Money Laundering Policy include the obligation for CEMEX employees to report suspected money laundering misconduct, a list of red flags to help employees identify risky situations and a clear description of the acceptable forms of payment that CEMEX can receive from third parties. International Trade Compliance and Sanction Programs As stated in Our Code, we must follow all trade control, economic sanctions, and anti-boycott laws wherever we operate. As part of our compliance efforts for this, we incorporate sanctions screening into our due diligence procedures to avoid any transactions or dealings with blacklisted individuals or entities, or those included in sanctioned programs or countries. Insider Trading Our recently amended and restated Insider Trading and Transactions with CEMEX Securities Policy regulates the use of CEMEX´s material non-public information in accordance with applicable securities laws and regulations, providing a comprehensive framework so that our employees can be aware of what is permitted and what is prohibited. Additionally, as needed, we send quiet period communications to relevant employees during certain sensitive periods such as quarterly earnings to further reinforce our rules around insider trading. . CEMEX 2021 INTEGRATED REPORT 106

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Antitrust Compliance
CEMEX is fully committed to conducting our business in accordance with the principle of fair trade and competition. Our Global Antitrust Compliance Policy promotes compliance with all applicable antitrust laws and regulation in the countries where we operate.

Additionally, we also have policies in place to promote compliance with the following topics:

- **Conflict Minerals:** emphasizes CEMEX´s commitment to review its supply chain to avoid the use of Conflict Minerals and to comply with applicable reporting requirement
- **Information Retention:** establishes guidelines to retain and destroy documents and information in accordance with applicable laws and regulations.
- **Use of Assets:** defines the proper use of CEMEX assets by employees.
- **Data Protection and Privacy:** sets out CEMEX employees´ obligations to comply with applicable legal requirements in relation to personal data and the rights of data subjects.
- **Intellectual Property (IP):** sets out the principles of the creation, acquisition, formalization, registration, maintenance, ownership, and capitalization of all IP and provides procedures for the disclosure, protection, and management of IP.

TRAINING

Our employees are continuously reminded of CEMEX´s business ethics and compliance principles in multiple ways including training. We schedule regular compliance training sessions to promote our corporate values, policies, and procedures; inform and remind our employees about unacceptable behavior; and reinforce our institutional reporting mechanisms. With the COVID-10 pandemic, we have redesigned our training methods to leverage digital meetings.

During 2021, a total of 17,568 employees received training sessions on a variety of ethics and compliance related matters, such as anti-corruption, anti-money laundering, conflicts of interest, data protection, employee relations, sanction programs, third party management, among others. A total of 22,714 hours were dedicated to these training efforts.



2021 Ethics and Compliance Related Training

TOPIC	Nº OF EMPLOYEES TRAINED	TOTAL TRAINING HOURS
Anti-corruption and Anti-bribery	5,168	5,281
Anti-money Laundering	2,394	3,775.5
Antitrust	3,716	5,549
Code of Ethics and Business Conduct	979	684.5
Data Protection	355	498
ETHOS Do the Right Thing – Conflicts of Interest, Employee Relations, Harassment, and Fraud	2,773	2,773
HSMS Element 15: Management of Pandemics & Epidemics	661	991.5
Insider Trading	17	11.25
Sanction Programs	323	389
Third Party Management and Processes	277	570.75
Unconscious Bias	626	1,878
Legal Audits	23	34.5
Others (Confidential Information, Intellectual Property, Labor or Contract Law)	256	278
Total	**17,568**	**22,714**

17,568

employees received training sessions during 2021 on a variety of ethics and compliance related matters

CEMEX 2021 INTEGRATED REPORT 107

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix COMMUNICATIONS We have reinforced our communications for ethics and compliance matters as a result of the COVID-19 pandemic and taken advantage of digital tools and platforms to communicate our efforts and legal requirements. As part of compliance awareness efforts, our “Compliance News”, a newsletter that includes summaries on relevant compliance updates from both external and internal sources as well as reinforcements of various internal news and updates regarding policies, processes and/or employee obligations, is published on a regular basis. In addition to Compliance News, in coordination with our Human Resources department, targeted notifications are sent to specific employees about newly implemented or revised policies and procedures relevant to their roles. We closely work with other areas to ensure that ethics and compliance messages are emphasized in global, regional, and local institutional channels, such as our global newsletter called “Our Global Voice” and HR networks. We also send important compliance requests through the institutional e-mail address “ETHOS Compliance” and include useful information through Yammer, our intranet “Spark!” and other media. During 2021 we communicated five targeted messages to reinforce behaviors that employees should follow, particularly during remote working, which included confidential information, verbal harassment, sexual harassment, fraud, and conflicts of interest. REPORTING AND INVESTIGATIONS ETHOSline ETHOSline is our institutional reporting mechanism, accessible through our company website, mobile devices or through our intranet, that is open and free for anyone to use. This secure, confidential, and independent platform is available 24 hours a day, seven days a week, to both employees and the general public to report any allegations of misconduct anonymously or confidentially. To secure confidentiality, ETHOSline runs on a platform provided by NAVEX Global, a third-party expert on ethics and compliance reporting. Certain reports go directly to the company’s internal audit area, which directly reports to CEMEX’s Board of Directors’ Audit Committee (all of the committee’s members are independent board members). At CEMEX, we believe it is essential to have a trusted, secure channel in which our employees, our stakeholders, or any third party can raise a concern or suspicion about ethics or compliance violations via the online portal, email, or the phone line. CEMEX encourages anyone to come forward and, accordingly. maintains a strict no retaliation policy against anyone who reports in good faith. Each report, complaint, or inquiry received through our ETHOSline is duly processed and disseminated to the corresponding areas for its review and follow up. If considered necessary, an investigation will be carried out, in a reasonable timeframe, to obtain objective information Reports Received Through ETHOSline (Percentage by type) 9 8 57 25 Environment, Health & Safety Misuse, misappropriation of corporate assets Business integrity Employee Relations, diversity and workplace respect to be able to take an appropriate decision. If a report is found to be substantiated, the corresponding disciplinary measures will be taken. To achieve impartial, credible, fair and consistent results, our ETHOS governing bodies must abide by our ETHOS manuals which provide directives and guidelines on how to properly manage reports, complaints and inquiries received through ETHOSline, with the purpose of guaranteeing an effective end-to-end process. During 2021, a total of 626 cases were reported through our official channels, of which 64% were received through ETHOSline, and approximately 35% through local committees and 1% through our Global Ethics and Compliance Committee. Out of those 626 cases, 565 were closed, of which 284 were substantiated. As a result, 105 employees were dismissed, 59 employees received remedial training, and 124 were subject to disciplinary action. Additionally, 94 internal processes and/or policies were reviewed and updated as a result of certain investigations. We also received 126 inquiries through our official channels. Internal Legal Audits Our internal legal audits serve as another means to evaluate and verify the knowledge and compliance of CEMEX´s relevant policies by certain key employees. The ultimate purpose of this exercise if to identify areas of opportunity to continuously improve and enhance our compliance policies and procedures. Even taking into account the restrictions imposed by the COVID-19 pandemic, a total of 104 internal legal audits were conducted during 2021, both in person and remotely, in 22 countries with a particular focus on anti-corruption, anti-money laundering, antitrust, conflicts of interest, and international trade compliance matters. CEMEX 2021 INTEGRATED REPORT 108

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Risks and Opportunities CEMEX operates in an evolving business environment which exposes us to different types of risks and opportunities that could impact the achievement of our strategic and operational objectives. In a world of constant change, CEMEX has set up an Enterprise Risk Management (ERM) framework to maximize the creation of sustainable value for our stakeholders. This proactive and structured approach, established across all our operations, allows CEMEX to prevent and/ or minimize the impact of potential risks and capitalize on opportunities. CEMEX’s risk management model is a combination of ‘bottom-up’ and ‘top-down’ systems, which connects top management insights with the rest of the organization to comprehensively manage risks and opportunities. The risk management process is implemented in a standardized way by the ERM representatives which are present at the global, regional, and country levels. The risk and opportunity agendas are developed twice a year and updated on an ongoing basis. Risk agendas are designed to include all types of risks, trends, emerging concerns, and opportunities that could impact CEMEX’s strategic and operational objectives in the short (zero to one year), medium (one to two years), and long term (more than two years). Our Executive Committee, to whom the risk agendas are delivered, discusses the enterprise risk and opportunity agenda at least once a year. These sessions emphasize discussion on risks and definition of treatment strategies. Additionally, the relevant information on our risk management system is presented to the Board of Directors. Through the Corporate Practices and Finance Committee, the Board of Directors, responsible for risk oversight, discusses the enterprise risk and opportunity agenda at least once a year. Additionally, the Board of Directors is responsible for reviewing the effectiveness of our risk management system enforced by our Executive Committee. Through its Sustainability Committee, the Board of Directors oversees and discusses the Sustainability Risk & Opportunity Agenda. Other risk management areas and processes within our company complement our risk and opportunity management model, among them: Process Assessment, Internal Control, Legal, Financial Risk Management, ETHOS Compliance, and Sustainability. CEMEX has set up an Enterprise Risk Management (ERM) framework to maximize the sustainable value creation to our stakeholders. CEMEX 2021 INTEGRATED REPORT 109

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Risk Management Process RISK MONITORING Risk and opportunity developments are continuously monitored through several channels and a broad variety of reports are employed to inform senior management about their development. Relevant changes are promptly communicated to decision makers. RISK RISK RISK RISK IDENTIFICATION ASSESSMENT DISCUSSION MITIGATION Main risks and opportunities are identified using a combination of a bottom-up and a top-down approach and employing several techniques that include, but are not limited to, risk interviews, online risk surveys, and risk workshops. Focus is on both strategic and operational issues. Risks and opportunities are assessed employing qualitative and quantitative methods to determine their potential impact and likelihood of materialization in a specific timeframe. We prioritize risks and opportunities based on their expected impact or relevance to CEMEX’s strategic objectives. Main risks and opportunities are integrated into the enterprise risk and opportunity agenda, which is discussed by senior management at a global, regional, and country levels. Senior management reviews and updates risk mitigation strategies and assigns a risk owner to be responsible for the risk treatment. RISK OVERSIGHT AT BOARD LEVEL Through the Corporate Practices and Finance Committee, the Board of Directors has oversight of the mitigation strategies. Mitigation strategies with a specific action plan for each risk are implemented. ERM representatives follow up on the risk treatment strategy and, in some cases, act as coordinators of ad-hoc task forces focused to mitigate specific risks. Our risk management process is a structured and coordinated approach which consists of the following phases: Our risk management process adheres to international best practices from the Risk Management Society (RIMS) and Business Continuity Institute (BCI). It is compliant with ISO 31000:2018-Risk management standards and ISO 22300:2018-Business continuity management systems. CEMEX 2021 INTEGRATED REPORT 110

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix COVID-19 Pandemic and/ or any Other Outbreak of Disease or Similar Public Uncertain Economic Conditions Health Threat Political and/or Geopolitical Uncertainty and Social Instability Main Risks and Mitigation Strategies The following is a brief description of some of the main short-term, medium-term, and long-term risks faced by CEMEX and their corresponding mitigation strategies. The COVID-19 pandemic and the measures implemented by some governmental authorities to contain and mitigate the effects of the virus and its new variants have impacted and may continue impacting our business environment. Some of the pandemic’s effects include, but are not limited to: loss of life, temporary restrictions on production facilities, labor shortages, supply chain disruptions, inflation cost, slowdown in economic and construction activity, financial markets volatility, among others. These effects have had and may continue to have a material adverse impact on our business financial condition, liquidity, and results of operations. The degree to which the pandemic, or any other outbreak of disease or similar public health threat, could affect our business, financial condition, liquidity, and results of operations will depend on the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and financial conditions can resume, among other uncertain events. CEMEX Mitigation Actions Adhere to over 52 protocols to safeguard the health and safety of our employees, their families, our customers, suppliers, and communities Ensure business continuity under government guidelines of safe and essential industry Implement Rapid Response Teams and Business Continuity Plans to minimize operational disruptions Enhance customer experience through proven e-commerce platforms and distribution network Execute financial strategy to ensure liquidity and financial flexibility Maintain strict cost discipline Implement Social Impact Strategy: ~1.7 million of beneficiaries as of November 2020 Our business, financial condition, and results of operations are highly dependent on the economic conditions of the countries where we operate. We face risks associated to each country and region, as well as global economic risks. Some potential sources of economic risk include: rising inflation and policies to contain it, high energy and commodity prices, supply chain disruptions, supply-side strains, global economic slowdown and potential recession in Europe, sooner than anticipated economic downturn in some markets, stagflation, volatility in financial markets, increase in interest rates, FX volatility and depreciation of emerging market currencies against the U.S. dollar, the cyclical activity of the construction sector, and changes in trade policies; impact of Western financial and economic sanctions against Russia, political uncertainty and geopolitical risks; and the impact of COVID-19 pandemic, epidemics or outbreaks of infectious diseases. CEMEX Mitigation Actions Enhance margin through EBITDA growth Optimize our portfolio for growth Execute financial strategy Deliver superior customer experience enabled by digital technologies and CEMEXGo Enhance revenue streams (Core Businesses, CEMEXVentures) Maintain a strict cost discipline Establish long-term contracts to secure favorable logistics and energy costs We are subject to the world’s political and social environment of the countries where we operate and the world in general. Any political, geopolitical, or social event that affects a country’s economic development, business environment, or that makes significant changes in public policy, laws, or regulations has the potential to impact our business, financial condition, liquidity, and results of operations. New governments and elections that take place in the countries where we operate, in addition to other political and geopolitical events such as changes in leadership, trade conflicts, social unrest, and political instability in Latin American countries have had and may continue to have a negative impact on the economy, financial markets, social stability, and business environment, which could materially affect our business, financial condition, liquidity, and results of operations. CEMEX Mitigation Actions Execute tailor-made public affairs strategy per country Build long-term relationships with key stakeholders Cooperate and engage with governments, regulators, and legislators, both directly and through business associations Implement business continuity plans to minimize operational disruption Carry out security protocols to protect our employees Execute the Business Continuity Plan Monitor and plan scenarios to anticipate potential risks and opportunities CEMEX 2021 INTEGRATED REPORT 111

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Complex Competitive Dynamics Environmental, Social, and Governance (ESG) Risks other than CO2 Emissions and Climate Change Climate-Related Risks The markets in which we operate remain highly competitive and are served by numerous industry players. New production capacities, increasing imports, new entrants, rising inflation and logistics costs, and aggressive pricing strategies by competitors, among others, have caused and may continue to cause supply-demand imbalances in our markets, affecting our price and volume strategy and results of operations. Events like M&As, industry consolidation and competitors’ portfolio optimization also have the capacity to affect the industry dynamics. If we are not able to compete effectively, we may lose substantial market share, our sales could decline or grow at a slower rate and our pricing efforts could be hindered, which could materially and adversely impact our business, financial condition, liquidity, and results of operations. CEMEX Mitigation Actions Deliver superior customer experience enabled by digital technologies Enhance revenue streams (core businesses, CEMEXVentures) Grow EBITDA through margin enhancement and a continuous pricing discipline Optimize portfolio; accelerate bolt-on investments and margin enhancement projects Maintain a strict cost discipline In the countries where we operate, we are subject to environmental-, social-, and governance- related (ESG) laws, regulations, practices, and stakeholder’s demands, which have become and may continue becoming stricter as public attention and expectations on ESG matters increases. Sustainability areas include, but are not limited to, climate change, air emissions, waste management, community engagement, human rights, biodiversity and water management, health & safety, talent retention, diversity and inclusion, information disclosure, management performance, and board composition. Non-compliance with or adherence to or changes in such laws, regulations, practices, and stakeholders’ expectations and/or their interpretation by the relevant stakeholders and/or any significant delay in assessing the impact and/ or adapting to such changes may result in potential cost increases, fines, penalties, restrictions on production facilities, reputational damage, loss of customers, difficulty to retain and attract talent, investor activism, among other things, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. CEMEX Mitigation Actions Comply with ESG laws and regulations Engage with communities and key stakeholders for increased communication and risk mitigation Actively engage with the United Nations through agencies such as UNGC and UNDRR Secure ETHOS line to report alleged ethics, compliance, or governance violations Implement Sustainability Committees at corporate and regional levels CEMEX ESG initiatives: Future in Action, Social Impact Strategy, Environmental Strategy, Climate Action Strategy, position papers, policies, information disclosure, communication campaigns Carbon Regulation Transition Risk. CEMEX is subject to a strict carbon pricing approach in the form of cap-and-trade systems in those geographies with a carbon regulation in place, particularly in Europe and parts of the USA, as well as to the risk of transition to stricter carbon pricing in other geographies to be regulated in the short- and medium-term, both of which may have a financial impact on its businesses. Even though CEMEX has taken steps which make it likely that it will achieve compliance with the limits of such cap-and-trade systems, any transition to a stricter carbon pricing in the countries where we have operations may cause CEMEX’s non-compliance with the relevant cap-and-trade systems, which may lead to substantial penalties and, in turn, have a material adverse effect on our business, financial condition, liquidity, and results of operations. Technology Development of technologies is key to reduce our emissions in the longrun to meet our 2050 Net-Zero CO2 concrete goal, certain sustainability-related key performance indicators included in our financing arrangements, and the limits of any cap-and-trade systems to which CEMEX is subject. Failure to effectively develop and roll-out any necessary technologies, as well as the lack or late implementation of these new technologies, could lead CEMEX to fail in achieving its 2050 Net-Zero CO2 concrete goal and the limits of any cap-and-trade systems to which CEMEX is subject , as well as cause CEMEX to fail to comply with the sustainability-related key performance indicators contained in its financial arrangements, which may lead to substantial penalties and/or an increase in our cost of capital; and, in turn, have a material adverse effect on our business, financial condition, liquidity and results of operations. Also, our commitment to achieve certain climate action-related targets may require us to incur substantial expenses related to the acquisition and/or implemen- CEMEX 2021 INTEGRATED REPORT 112

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Climate-Related Risks (continued) tation of certain technologies. Any failure to acquire or implement these technologies in a cost-effective manner could have a material adverse effect on our business, financial condition, liquidity, and results of operations. Markets CEMEX has identified that market development is a key topic in the long term. More stringent building and energy efficiency standards are likely to foster the development of new low-carbon products and effective constructive solutions. Therefore, not meeting the future market expectations in the form of new low-carbon products and effective constructive solutions could lead to reduced demand for our products and solutions, which may, in turn, have a material adverse effect on our business, financial condition, liquidity, and results of operations. Reputation Cement could be perceived as a relevant contributor to CO2 global emissions, which could affect our future sales and, in turn, have a material adverse effect on our business, financial condition, liquidity, and results of operations. Physical risks (acute and chronic) Climate change patterns and acute physical climate risks, mainly extreme weather events such as tropical cyclones and blizzards, and chronic physical risks like rising sea levels or water stress mapping could cause damage in the most exposed of our operations, as well as the disruption of our business continuity. The decrease in sales volumes is usually counterbalanced by the increase in the demand for our products during the reconstruction phase, unless any of our operating units or facilities are impacted by the natural disaster. These events could have a material adverse effect on our business, financial condition, liquidity, and results of operations. CEMEX Mitigation Actions: CEMEX set and announced its 2030 target, for which it developed a CO2 Roadmap including specific reduction initiatives for each cement site, identifying the resources and calendar for their implementation. Our target was validated by the SBTi and is aligned with its Well Below 2ºC scenario. The roadmap was verified by Carbon Trust, ensuring the technical feasibility of the considered technologies, adequate governance and a robust strategy to reduce emissions. Each region monitors monthly its site-by-site plan to ensure its implementation and resources allocation. CEMEX R&D is continuously enhancing our solutions portfolio based on the increasing demand for more sustainable products. A recent example is Vertua®, a family of products that started with a range of concrete with low or neutral CO2 footprint launched in several markets in 2020 and extended to other geographies in 2021. Early detection, development, and commercialization and/or partnership with disruptive and revolutionary construction projects or companies through CEMEX Ventures. As the development of emerging technologies is key to meet our 2050 carbon neutrality ambition for concrete, the role that CEMEX plays in different research consortiums and partnerships, together with the outcomes of new-technologies mapping, are being monitored on a monthly basis by the CEMEX CO2 Taskforce. This taskforce is a multidis-ciplinary group with the participation of Sustainability, Operations and Technology, R&D, Energy, Supply Chain, and CEMEX Ventures. CEMEX’s fourth core business, Urbanization Solutions, also plays a key role in climate-related risks mitigation by generating sustainable alternatives for metropolises growth, providing the market with highly-efficient building solutions, and promoting circular economy through enhanced waste management schemes for cities. To mitigate reputational risk, CEMEX is actively involved in industry associations, including the Global Cement and Concrete Association (GCCA), which promotes concrete as a suitable building material to cope with climate change. Concrete plays a critical role in making cities sustainable and resilient, as it is the most durable and disaster-resistant among all construction materials. To mitigate acute physical risks, CEMEX implemented a Business Continuity Program (BCP) for each of its sites to minimize the potential impact of a disruptive event in our operations. This program integrates guidelines for rapid response teams, emergency support, crisis management, and business recovery. The definition of the CEMEX BCPs aids business resilience and operation recovery in the case of force-majeure events, to ensure the fulfillment of our commitments with our clients and a quick return to business as usual. In addition, some of our main operations and assets are insured against such events. However, in most cases, the insurance policy does not cover the total impact that an adverse event could have, which limits its effect. To mitigate impact of the water stress risk, we executed a detailed assessment in all our sites to identify potential water scarcity using the World Resources Institute Aqueduct tools. Based on the resulting map, we have set a 2030 target to implement a Water Action Plan (WAP) in all those priority sites where high-risk water stress was identified. Additionally, we developed water stress scenarios mapping for 2030 and 2040. For further information on climate-related risks and opportunities, please refer to CDP report, section C2. CEMEX 2021 INTEGRATED REPORT 113

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Financial Risks Regulatory and Compliance Requirements Energy Price Volatility Including Alternative Fuels As a global company, we are exposed to several financial risks, including but not limited to, financial markets volatility due to global economic and geopolitical shocks, foreign exchange and interest rate volatility, devaluation or depreciation of any of the currencies of the countries where we operate and from which we obtain our revenues, compared to the U.S., our debt level and the need to comply with several covenants and restrictions, liquidity risk, discontinuation of interest rate benchmarks (such as LIBOR), among others. Under different scenarios and magnitude of impact, all these factors have the capacity to affect, including but not limited to, our capacity to generate cash to service our indebtedness and to comply with covenants and restrictions, our outstanding indebtedness, the cost to service our debt, our liquidity, our consolidated reported results, among others. All of these events could materially and adversely affect our business, financial condition, and results of operations. CEMEX Mitigation Actions Amend and refinance debt commitments to ensure financial flexibility Reinforce liquidity Issue debt and raise capital Manage liabilities Execute foreign exchange and interest rate hedging strategy As a global company, we are subject to the laws and regulations of the countries where we operate. Any non-compliance with or changes in such laws and regulations and/ or their interpretation by the relevant authorities and/or any significant delay in assessing the impact and/or adapting to such changes may result in potential cost increase, fines, and penalties, such as restrictions on production facilities, which could have a material adverse effect on our business, financial condition, and results of operations. Some of these laws and regulations include, but are not limited to, areas such as anti-corruption, anti-bribery, anti-money laundering, information security, mining, environmental, transportation, taxes, and labor, among others. CEMEX Mitigation Actions Comply with local, state, and federal laws and regulations Continuously enhance CEMEX’s Compliance program: new and updated policies and continued training Enhance our Code of Ethics and Business Conduct, which addresses anti-bribery, health responsibility, confidentiality, conflicts of interest, financial controls, and preservation of assets Ensure that our employees acknowledge and understand our Code of Ethics and Business Conduct Improve internal controls through continuous internal audits and internal controls in place Incorporate compliance-related initiatives in the management of third parties Identify and assess potential new laws and regulations Electric energy and fuel costs represent an important part of our overall cost structure. The price and availability of electric power and fuels are generally subject to market volatility and, therefore, may impact our costs and operating results. Furthermore, if third-party suppliers fail to provide us the required amounts of energy or fuel under existing agreements, we may need to acquire energy or fuel at an increased cost from other suppliers. In addition, governments in several of the countries in which we operate are working to modify the energy market, reduce energy subsidies, introduce clean energy obligations, or impose new excise taxes, which could increase energy costs and materially and adversely affect our business, financial condition, liquidity, and results of operations. Additionally, our commitment to transition to and increase the use of alternative energy sources and fuels may limit our flexibility to use energy sources and fuels that may be more cost-effective at any given time and require us to incur considerably more in capital expenditures and investments than we currently have planned. Conversely, if our efforts to increase our use of alternative fuels are unsuccessful, due to their limited availability, price volatility, inability to secure long-term contracts, or otherwise, we would be required to use traditional fuels, which may increase our energy and fuel costs. This may cause us not to achieve the targets we have set forth in our Future in Action climate action program and certain key performance indicators provided for in our sustainability-linked financing arrangements, which, among other adverse effects, would damage our reputation and give rise to an increase in our cost of capital. All of this, alone or in the aggregate, could have a material adverse effect on our business, financial condition, liquidity, and results of operations. CEMEX Mitigation Actions Increase use of alternative fuels Secure long-term renewable contracts for energy and fuel supply that not only provide clean energy, but also certainty in future energy costs Develop processes and products to reduce heat consumption in our kilns Execute hedging for coal and diesel in the financial markets to reduce volatility Monitor new potential energy regulations CEMEX 2021 INTEGRATED REPORT 114

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Lower Availability or Increased Cost Cyberthreats and Information Technology Risks of Raw Materials Health and Safety Risks In most of our businesses, we increasingly use certain by-products of industrial processes produced by third parties, such as pet coke, fly ash, slag, and synthetic gypsum, among others, as well as natural resources such as aggregates and water. While we are not dependent on any particular supplier and we actively seek to secure the supply of our required materials, products, and resources through long-term renewable contracts and framework agreements, short-term contracts are entered into in certain countries where we operate. Should existing suppliers cease operations, or reduce, or eliminate the production of these by-products, or should any suppliers for any reason not be able to deliver us the contractual quantities, or should laws and/or regulations in any region or country limit access to these materials, our sourcing costs could increase significantly or require us to find alternative sources, which could have a material adverse effect on our business, financial condition, and results of operations. In particular, scarcity and quality of natural resources (such as water and aggregates reserves) in some countries could also have a material adverse effect. CEMEX Mitigation Actions Secure the supply of the required materials through long-term renewable contracts and framework agreements Monitor global aggregates, limestone, and natural resources reserves, identify critical levels, and secure reserves in attractive markets Monitor and anticipate permitting processes and regulations We increasingly rely on a variety of information technology and cloud services, on a fully digital customer integration platform, such as CEMEX Go, and on automated operating systems to manage and support our operations as well as to offer our products to our customers. Our systems and technologies, as well as those provided by our third-party service providers, may be vulnerable to damage, disruption, or intrusion caused by circumstances beyond our control, such as physical or electronic break-ins, catastrophic events, power outages, natural disasters, computer system or network failures, security breaches, computer viruses, and cyber-attacks. Any significant disruption to our systems, information leakages or theft of information, or any unlawful processing of personal data, could affect our compliance with data privacy laws and make us subject to regulatory action and could damage our relationships with employees, customers, and suppliers, which could have a material adverse impact on our business, financial condition, liquidity, and results of operations. CEMEX Mitigation Actions Adhere to Information Security Policy and foster risk prevention culture Implement cybersecurity controls and monitor services in place Ensure recovery plans and rapid response teams in place Enhance insurance coverage (cyber-attack insurance) Ensure ISO 27001 certification on production plants for information security management to preserve confidentiality, integrity, and availability of data Renew, modify, or upgrade required systems and technologies Have an Information Security Committee to track, analyze, and evaluate security trends and/or laws and regulations to ensure proper compliance and maintain best practices Activities in our business can be hazardous and can cause injury, illness, or fatality to our people, or else damage to property. Accidents that occur at our facilities could result in adverse outcomes to employees, disruptions to our business, and may have health, legal, and regulatory consequences. We also may be required to assume costs and liabilities to compensate affected personnel or repair or replace damaged property. This could materially and adversely affect our reputation, business, liquidity, and results of operations. CEMEX Mitigation Actions Ensure nothing comes before the health and safety of our employees, contractors, and the community where we operate Implement Health and Safety Protocols in all our operations (Behaviors that Save Lives, Pandemic Endurance & Rapid Response Teams) Adhere to high health and safety standards Monitor, prepare, and comply with health and safety recommendations CEMEX 2021 INTEGRATED REPORT 115

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Operational Disruption Due to Different Potential Disruption by Emerging Talent Retention and Attraction Adverse Weather and Natural Disasters Interests from Stakeholders Technologies or Industry Innovations Retaining and attracting the right talent is key to ensure we meet our growth objectives. Talent attraction could be impacted as the technical skills needed for specific jobs in the construction industry could be perceived as less attractive than other industries, especially for new generations.. As in other industries, we face labor shortage in some of our markets. In addition, labor activism and unrest, or failure to maintain satisfactory labor relations could represent a source of risk. All of these events have the potential to impact our ability to execute our business plan and strategy efficiently. In addition, labor shortages in the construction industry have the potential to impact the overall construction activity which could materially and adversely affect our business, financial condition, liquidity, and the results of our operations. CEMEX Mitigation Actions Evolve CEMEX’s culture, policies, and procedures to adjust to the new work environment Execute our institutional Employee Experience program Enhance our talent management process Explore alternatives to increase the talent pools for key positions Although we make significant efforts to maintain good long-term relationships with the communities and governments in the geographies where we operate, there can be no assurance that the mentioned stakeholders will not have different, or at times conflicting, interests or objectives from ours. This could result in delays in legal or administrative proceedings, unrest, negative media coverage, as well as in requests for the government to revoke or deny our concessions, licenses, or other permits. Any such occurrences could materially and adversely affect our business, reputation, liquidity, and results of operations. CEMEX Mitigation Actions Comply with local, state, and federal laws and regulations Execute our Social Impact strategy and adherence to high social responsibility standards Implement sustainable community engagement plans to build mutually beneficial long-term relations with key stakeholders Ensure business continuity plans to minimize business disruption Cooperate and engage with governments, regulators, and legislators—both directly and through business associations In the last years, there has been an increase in innovation in the construction industry aiming to increase its efficiency. Innovations, including but not limited to digitalization, automatization, new materials and products, new construction methods and technology, sustainable practices, or any other innovation have the capacity to disrupt the construction industry value chain and therefore potentially affect our capacity to compete. The introduction of new digital technologies opens access to new industry participants to our markets, which could increase competition and impact our profitability. The use of new materials or construction methods and technologies have the capacity to reduce the demand for our products and services. All of these could have a material adverse effect on our business financial condition, liquidity, and results of operations. CEMEX Mitigation Actions Deliver a superior customer experience enabled by digital technologies (e.g. CEMEX Go) Enhance CEMEX’s digital technology strategy (e.g. Digital Commercial Strategy, CX 4.0 Operations, Working Smarter) Detect, develop, and commercialize disruptive and revolutionary construction projects through CEMEX Ventures Identify high growth and sustainable business opportunities through Urbanization Solutions strategy Promote internal and external innovation, e.g. partner with innovative and sustainable companies Continue with our research and development efforts on products, materials, and technologies Construction activity, and thus the demand for our products, decreases substantially during periods of cold weather, when it snows, when heavy or sustained rainfalls occur, or generally, during winter or rainy and snowy seasons. Any of these events can adversely affect our operations and our access to products and materials. Additionally, some of our operations are exposed to hurricanes and similar weather events. The decrease in sales volumes is usually counterbalanced by the increase in the demand for our products during the reconstruction phase, unless any of our operating units or facilities are impacted by the natural disaster. Such adverse weather conditions and natural disasters can have a material adverse effect on our business, financial condition, and results of operations if they occur with unusual intensity or last longer than usual. CEMEX Mitigation Actions Have business continuity plans to avoid major disruptions to our business Insure assets – Some of our main operations and assets are insured against such events. However, in most cases, the insurance policy does not cover the total impact of an adverse event, limiting its effect. Provide construction solutions for reconstruction phases CEMEX 2021 INTEGRATED REPORT 116

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Our Commitment to Respect Human Rights Human rights are the fundamental rights, freedoms, and standards of treatment to which all people are entitled. Respecting human rights is reinforced in our core value of “Acting with Integrity,” which is embedded in the way we do business. As part of the campaigns that enhance our Code of Ethics and Business Conduct, we encourage people to speak up - without fear of retribution - about any concerns on ethics and human rights. We aim to strengthen the credibility of our reporting channels and continually assess and review how best to improve our approach to protecting human rights. Our Human Rights Policy reflects our support and respect for the protection of internationally proclaimed human rights principles, as expressed in the International Bill of PROGRESS TOWARD OUR COMMITMENT TO HUMAN RIGHTS Although fundamental human rights do not change, society and its context do. Therefore, at CEMEX we must be vigilant and address this new context effectively in order to align our strategy and operations with universal principles of human rights. We understand that these principles constitute a global standard of expected corporate conduct, and are applicable in all of our operations. We are determined to meet our responsibility to respect all human rights and to promote and advocate for them with our business partners. As a signatory and active participant of the UN Global Compact, we reaffirm our support of its 10 principles on Human Rights, Labor, Environment, and Anti-Corruption. With a strong commitment to these principles, we annually submit an Advanced Communication of Progress. As part of the mitigation actions proposed as follow-up to our Human Rights Compliance Assessment, we updated our Code of Ethics and Business Conduct in 2018 and released our Code of Conduct when doing Business with Us in 2019; and, through them, we continue to promote and protect human rights. We aim to ensure humane treatment in our facilities and together with CEMEX’s Global Workplace Diversity and Inclusion Policy, we strive to prevent discrimination of women, people with disabilities, ethnic minorities, and other vulnerable groups. CEMEX reinforces awareness and commitment to human rights with internal campaigns and through social impact initiatives dedicated to improving quality of life, creating social cohesion, and promoting diversity and equality through company-sponsored programs. Human Rights and the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work. In addition, it recognizes employees, communities, contractors, and suppliers as main areas of impact and reaffirms our commitment to the promotion of and respect for human rights throughout our worldwide operations, local communities, and supply chain. As part of our shared responsibility to climate change mitigation and adaptation, and our continued determination to respect and support internationally recognized human rights standards, we are fully committed to carrying out our business activities in an environmentally responsible and sustainable manner and to minimizing the environmental implications of our activities. This commitment is embodied in our Environmental, Water, and Biodiversity policies. CEMEX 2021 INTEGRATED REPORT 117

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Our global Workplace Diversity and Inclusion Policy supports our continuous, constantly evolving journey to create a more inclusive, diverse workplace.



Human Rights Commitment Timeline

- **2004** CEMEX becomes a signatory to the UN Global Compact.
- **2014** CEMEX approaches Shift for expert advice on the UN Guiding Principles on Business and Human Rights.
- **2014** CEMEX releases its Human Rights Policy Statement.
- **2017** CEMEX executes a Human Rights Compliance Assessment in 30 countries to identify risks.
- **2018** CEO signs enhanced Human Rights Policy.
- **2018** CEMEX releases Global Workplace Diversity and Inclusion Policy.
- **2018** CEMEX's Code of Ethics and Business Conduct is enhanced.
- **2018** CEMEX's enrollment in the UN Global Compact changes to participant.
- **2019** CEMEX's Code of Conduct When Doing Business with Us is released.
- **2019** Flexible Work Schedule Policy is implemented.
- **2020** CEMEX releases:
  - Dynamic Work Schemes Global Guideline
  - Diversity and Inclusion Position Paper
- **2021** CEMEX releases the global Digital Citizenship Guidelines, and together with our LGBTQ+ community, launches a Pride Month global campaign.

HUMAN RIGHTS POLICY IMPLEMENTATION

The implementation of our Human Rights Policy is focused on establishing the right controls throughout our existing governance processes and tools. Human rights continue to be included in both our Code of Ethics and Business Conduct and our Code of Conduct When Doing Business with Us.

Policies that govern our day-to-day operations enable us to implement and safeguard our human rights commitments, including our Health and Safety Policy, Stakeholder Engagement Policy, Environmental Policy, Water Policy, and Biodiversity Policy, among others.

We expect our employees, suppliers, contractors, and other business partners to consistently apply all of our policies and procedures applicable to them wherever we operate and we look to engage with third parties who are able to meet our principles in this regard.

Consistent with our commitment to build a truly diverse CEMEX team, and in conjunction with existing and future programs and initiatives, our global Workplace Diversity and Inclusion Policy aims to support our continuous, constantly evolving journey to create a more inclusive, diverse workplace.

The Workplace Diversity and Inclusion policy is accompanied by a number of global guidelines that acknowledge and encourage diversity and inclusion in all of CEMEX's operating business units and corporate offices. For example, the Dynamic Work Schemes Global Guideline is designed to be an agile, attitudinal approach to meeting employees' wide-ranging needs while having a positive impact on productivity, engagement, and retention. This is also done through the Digital Citizenship Guideline, which has been especially important during the pandemic, since it promotes the effective and efficient use of working and collaboration hours and recognizes employees' right to disconnect by promoting behaviors that allow being off-the-grid outside working hours.

CEMEX 2021 INTEGRATED REPORT 118

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

EXISTING CEMEX GLOBAL POLICY	HUMAN RIGHTS COMPONENTS
Health and Safety Policy	■ We aim to provide a safe and healthy workplace for our employees and contractors. ■ We strive to comply with company policies, Health and Safety Management System, procedures, and all applicable local laws. ■ We look to develop a positive health and safety culture whereby individuals look after the health and safety of each other and share our belief that the achievement of ZERO injuries is possible.
Human Rights Policy	■ We seek to align our strategy and operations with universal principles on human rights. It is a global standard of expected conduct applicable to all our operations. ■ We support and respect the protection of internationally proclaimed human rights principles, as expressed in the International Bill of Human Rights and the International Labor Organization's Declaration on Fundamental Principles and Rights at Work.
Stakeholder Engagement Policy	■ We strive to build mutually beneficial relationships with our stakeholders and communities. ■ CEMEX is committed to engage its stakeholders in an ongoing and transparent way. ■ We seek to create value for society through our core business activities.
Environmental Policy	■ We actively pursue a policy of pollution prevention, applying best available techniques to minimize the impact of our operations. ■ We strive to comply with company policies and procedures and all applicable local laws and regulations. ■ We seek to make strategic efforts to maximize our energy and resource efficiency, lower our carbon intensity, and reduce emissions by managing our energy use, water consumption, and waste generation. ■ We look to responsibly manage the land within our operations to protect ecosystems and biodiversity and to maximize our contribution to nature conservation.
Water Policy	■ CEMEX is fully committed to carrying out our business activities in a sustainable manner, minimizing pressure on water resources and covering three essential aspects of resource availability, resource quality, and ecosystem integrity.
Biodiversity Policy	■ We aim to align our biodiversity initiatives with our business model so that the identification, assessment, and management of biodiversity values is considered in our decision-making process and management systems throughout the life cycle of our sites.

EXISTING CEMEX GLOBAL POLICY	HUMAN RIGHTS COMPONENTS
Workplace Diversity and Inclusion Policy	■ Applicable to our employees and board of directors, we look for our people to represent a wide range of different countries and cultures, as well as a broad range of backgrounds and experiences, making CEMEX a stronger and more inclusive environment. ■ CEMEX aims to be a great place to work for all of our employees. ■ We are committed to making decisions without regard to gender, race, color, age, religion, mental or physical disability, pregnancy and maternity/paternity, marriage or civil partnership, sexual orientation or preference, political affiliation, or national origin.
Data Protection and Privacy Policy	■ CEMEX is fully committed to compliance with laws protecting personal data of customers, suppliers, business partners, and employees. ■ We believe that collection, processing, and sharing of personal data should always be made for lawful purposes. ■ It is our policy that data can only be processed following consent of the data subject. Before giving consent, the data subject must be informed how his/her data is being used and for what purpose. ■ It is our policy that only people who have a need to know and are authorized to use the personal data can access it. Data subjects are entitled to a reasonable expectation of privacy in the processing of their personal data.
Global Anti-Corruption Policy	■ This global policy applies to all CEMEX directors, officers, and employees, regardless of where they reside or conduct business; CEMEX subsidiaries, affiliates, and third-party relationships over which CEMEX has control, including joint ventures; and, all agents, consultants, business partners, and other third-party representatives when they act on CEMEX's behalf. ■ We seek to ensure compliance with applicable anti-corruption laws.
Code of Ethics and Business Conduct	■ We encourage members of our Board of Directors, CEMEX employees, and third parties to act with integrity and adhere to our values.
Code of Conduct When Doing Business With Us	■ We encourage suppliers to adhere to the highest ethical standards and practices. ■ We aim for our suppliers to comply with anti-corruption, money laundering, and other applicable laws. ■ We seek equality and fairness in supplier relations.

CEMEX 2021 INTEGRATED REPORT 119

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

A human rights due diligence process is embedded in our existing approach to risk management.



HUMAN RIGHTS ORIENTED DUE DILIGENCE

A due diligence process is embedded in CEMEX's existing approach to risk management with a special focus on potential human rights risks. It is integrated into our company's regularly running formal processes, including:

- **Global Enterprise Risk Management & Security:** This dedicated corporate function permanently executes a process of risk detection and analysis at global, regional, and local levels by enabling the deployment of corresponding monitoring, mitigation, and reporting measures in a timely manner. As part of this process, a Global Risk Agenda is bi-annually presented to the Risk Management Committee, comprised of CEMEX Executive Committee members. Additionally, key material risks are evaluated and tracked by the Corporate Practices and Finance Committee of our Board of Directors. Other risk management processes within CEMEX, including internal controls and audits, complement this function.
- **Global Compliance Program:** This function conducts legal compliance projects, including screenings of suppliers to identify any human rights concerns relating to a supplier, trainings and audits focused mostly on matters such as anti-corruption, anti-money laundering, antitrust, compliance with sanctions programs, and others. The projects are conducted periodically in all relevant operations.
- **Suppliers Assessment:** We partner with specialized independent firms to assess most of our suppliers across the globe. As part of their scope, these assessments include respect and promotion of human rights in their workforce and supply chain.
- **Contractors Assessment:** This program is designed to certify that those strategic contractors with which we engage are equally committed to respect human rights aligned with the health and safety of their employees, clients, and the communities in which they operate. To support CEMEX in this important program, we rely on leading global technology and applications development firms.
- **Grievance Mechanism:** In addition to the above processes, our global grievance mechanisms enable us to maintain permanent communication with our key stakeholder groups, especially those that might be vulnerable under certain circumstances. Moreover, these open communication channels enable us to obtain valuable feedback to evaluate the effectiveness of implemented mitigation actions based on identified risks to people.

Our main grievance mechanisms include:

a) ETHOSline: We look to live our values and to properly manage our Code of Ethics and Business Conduct. Therefore, we encourage our employees, stakeholders, and the general public to submit suggestions, inquiries, and possible violations of our Code of Ethics and Business Conduct and internal policies through our ETHOSline communication channel available 24/7. This reporting mechanism helps us to identify human rights related risks not only in our operations, but also in the communities where we operate.

b) Global and Local Ethics Committees: Composed of representatives from different functions in each of the countries in which we operate, these dedicated taskforces encourage awareness and enforcement of our Code of Ethics and Business Conduct. All of them receive, investigate, and collaborate to resolve reported ethics breaches, including those related to human rights.

c) Stakeholder Dialogues: Aimed at getting to know and understand our stakeholders' needs and concerns, these dialogues enable us to identify potential impacts on people and properly address these risks.

d) Local Corporate Social Responsibility Committees: Composed of our plant's director and local environmental officials, trade union representatives, local mayors of nearby towns, neighborhood representatives, and other local institutions, these groups aim to build positive, sustainable relationships with our neighboring communities.

CEMEX 2021 INTEGRATED REPORT 120

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

MOVING FORWARD TO CLOSE THE GAP

During 2021, we made significant progress in identifying and implementing preventive measures to avoid negative human rights impacts in our operations. Through our operations' identification of their top five human rights impacts, we are developing a culture of awareness and accountability with the implementation of the UN Guiding Principles on Business and Human Rights.

CEMEX's Human Rights Compliance Assessment enabled us to discuss and define action plans by country in order to proactively anticipate any potential human rights impacts. Nonetheless, we continue to work very closely with our operations to build their capabilities and maintain a robust mitigation and remediation model that enables us to prioritize and address human rights issues, while working to maximize our positive impacts.



SALIENT HUMAN RIGHTS	POTENTIALLY IMPACTED STAKEHOLDERS	MAIN FUNCTIONS LEADING MITIGATION ACTIONS	RELATED ACTIVITIES
Health and Safety	Employees Suppliers and Contractors Customers Local Communities	Health & Safety Operations Procurement Human Resources Sustainability	Employee and contractors' awareness for alignment with safe and healthy behavior. During 2021, we successfully piloted in a number of our operations an additional audit process focused on key aspects of contractor management. Open-door policy for our employees, contractors, and community members to share related complaints or suggestions. In 2021, 96% of our operations achieved zero employee and contractor Lost Time Injuries (LTIs).
Environmental Footprint	Employees Suppliers and Contractors Customers Local Communities	Sustainability Operations Social Impact Procurement Legal	Continuous assessment of our environmental impacts and risks to manage them proactively. Our global environmental policies seek to avoid, prevent, mitigate, and remediate impacts related to our activities. A monthly Environmental and Social Incidents Report details all relevant events in the period. It results in a direct message from our CEO requesting our operations to address and remediate identified situations.
Community Impacts	Employees Suppliers and Contractors Local Communities	Public Affairs Legal Operations Social Impact Sustainability	Multi-stakeholder committees across all geographies foster empathy with our neighboring communities and enable us to incorporate insights into our human rights promotion and respect strategy. Implementation of our Social and Environmental Model strengthens our responsible business strategy by deeply understanding and addressing our stakeholders' conditions, needs, and concerns. Our inclusive business models are aimed at tackling the many side effects of poverty, providing families with the space and privacy all humans need to live in harmony and children with healthy living and learning conditions.
Diversity and Discrimination	Employees Suppliers and Contractors Customers Local Communities	Human Resources Social Impact Legal Sustainability	Implementation of CEMEX Diversity and Inclusion Policy and its global guidelines. Creation of Diversity Committees in our different business units help to shape and implement CEMEX inclusion strategy. New personnel are trained on our non-discrimination policies. Furthermore, our employees receive training on how to identify and report discrimination issues. In 2021, 86% of our business units implemented initiatives to promote diversity and inclusion, 76% to foster gender equality.
Work-life Balance	Employees Suppliers and Contractors Local Communities	Human Resources Legal Sustainability	Encouraged respect for employees' use of time by promoting the effective and efficient use of working and collaboration hours during the pandemic, through our Digital Citizenship Global Guidelines. All of our business units have formal channels for employees to communicate needs and concerns regarding work-life balance, in order to define actions for implementation based on this feedback. In 2021, close to 70 initiatives to improve work-life balance were implemented across 93% of our business units reaching more than 40,000 employees. Examples include programs that support child and elderly care, allow sabbaticals, parental leave, and other benefits such as flexible work schedules and working from home.

CEMEX 2021 INTEGRATED REPORT 121

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Performance in Detail We share an integral approach to the results of our financial and non-financial key performance indicators for the year. During 2021, we rolled out our Future in Action Program and announced new 2030 targets of reducing our net specific CO2 emissions by >40% in cement compared to our 1990 baseline in addition to delivering Net-zero CO2 concrete by 2050 across all our operations. CEMEX 2021 INTEGRATED REPORT 122

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Selected Consolidated Financial Information

CEMEX, S.A.B. de C.V. and Subsidiaries
In millions of US dollars, except ADSs and per-ADS amounts

OPERATING RESULTS [1]	2019	2020	2021
Revenues	12,959	12,814	14,548
Cost of sales [2]	(8,714)	(8,692)	(9,875)
Gross profit	4,245	4,122	4,673
Operating expenses	(2,946)	(2,811)	(2,939)
Operating earnings before other expenses, net	1,299	1,311	1,734
Other expenses, net	(334)	(1,767)	(116)
Financial expense	(711)	(777)	(662)
Financial income and other items, net [3]	(65)	(118)	(78)
Earnings (loss) before income taxes	238	(1,302)	932
Discontinued operations [1]	98	(99)	(10)
Non-controlling interest net income [4]	36	21	25
Controlling interest net income (loss)	143	(1,467)	753
Millions of average ADSs outstanding [5,6]	1,527	1,498	1,495
Controlling interest basic earnings per ADS [5,7]	0.09	(0.98)	0.50
Controlling interest basic earnings per ADS from continuing operations [5,7]	0.03	(0.91)	0.51
Controlling interest basic earnings per ADS from discontinued operations [5,7]	0.06	(0.07)	(0.01)

STATEMENT OF FINANCIAL POSITION INFORMATION			
Cash and cash equivalents	788	950	613
Assets held for sale	839	187	141
Property, machinery and equipment, net and assets for the right-of-use, net [8]	11,850	11,413	11,322
Total assets	29,363	27,425	26,650
Liabilities directly related to assets held for sale	37	6	39
Current debt & other financial obligations [9]	1,443	1,058	940
Non-current debt & other financial obligations [10]	10,347	10,127	8,217
Total liabilities	18,539	18,473	16,379
Non-controlling interest and perpetual debentures [4]	1,503	877	444
Total controlling interest	9,321	8,075	9,827
Total stockholders' equity	10,824	8,952	10,271
Book value per ADS [5,6]	6.11	5.39	6.57

OTHER FINANCIAL DATA (1)			
Operating margin	10.0%	10.2%	11.9%
Operating EBITDA margin [8]	18.0%	18.9%	19.7%
Operating EBITDA [8]	2,338	2,421	2,861
Free cash flow after maintenance capital expenditures [8]	695	958	1,101

CEMEX 2021 INTEGRATED REPORT 123

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to Selected ConsolidatedFinancial Information 1. Considering the disposal of entire reportable operating segments as well as the sale of significant businesses, CEMEX’s statement of operations present in the single line item of “Discontinued operations,” the results of: a) the operating segments in Costa Rica and El Salvador for the years 2021, 2020 and 2019; b) the white cement business sold in Spain for the period from January 1 to July 9, 2021 and for the years 2020 and 2019; c) the assets sold in the United Kingdom for the period from January 1 to August 3, 2020 and for the year 2019; d) the assets sold in the United States for the period from January 1 to March 3, 2020 and for the year 2019; e) the French assets sold for the period from January 1 to June 28, 2019; f) the German assets sold for the period from January 1 to May 31, 2019; and g) the Baltic and Nordic businesses sold for the period from January 1 to March 29, 2019. (See note 5.2 in our 2021 consolidated financial statements included elsewhere in this annual report). 2. Cost of sales includes depreciation, amortization and depletion of assets involved in the production, expenses related to storage in producing plants, freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business. 3. Financial income and other items, net, includes the effects of amortized cost on assets and liabilities and others, net, net interest cost of pension liabilities, results from financial instruments, net, foreign exchange results, financial income and others. 4. From 2019 through 2020, non-controlling interest includes $443 million and $449 million, respectively; of aggregate notional amounts of perpetual debentures issued by consolidated entities. For accounting purposes, these perpetual debentures were included within stockholders’ equity. In June 2021, CEMEX redeemed all its perpetual debentures. (See note 22.4 in our 2021 consolidated financial statements included elsewhere in this annual report). 5. CEMEX, S.A.B. de C.V.’s CPOs are listed on the Mexican Stock Exchange. CEMEX, S.A.B. de C.V.’s ADSs, each of which currently represents ten CPOs, are listed on the New York Stock Exchange (“NYSE”). In the Consolidated Financial Statements, earnings per share are presented on a per-share basis. (See note 24 in our 2021 consolidated financial statements included elsewhere in this annual report). 6. In 2020 and 2021, the number of ADSs outstanding, stated in millions of ADSs, represents: (i) the total average amount of ADS equivalent units outstanding of each year; and (ii) excludes the total number of ADS equivalents issued by CEMEX and owned by its subsidiaries. In 2019 the number of ADSs outstanding also include the total number of ADS equivalents issued in underlying derivative transactions. 7. For purposes of the selected financial information for the periods ended December 31, 2019 through 2021, the controlling interest basic earnings per ADS amounts were determined by considering the average amount of balance number of ADS equivalent units outstanding during each year. 8. Please refer to page 272 for the definition of terms. 9. In 2021 excludes assets held for sale in Costa Rica and El Salvador. In 2020 excludes the white cement assets held for sale in Spain and certain assets in France. In 2019 excludes assets held for sale in the United Kingdom, Kos-mos´ assets in the United States and the white cement assets in Spain. (See note 14.1 in our 2021 consolidated financial statements included elsewhere in this annual report). 10. From 2019 through 2021, other financial obligations include: a) lease contracts as per IFRS 16; and b) liabilities secured with accounts receivables. In 2019 other financial obligations included the liability components associated with CEMEX’s financial instruments convertible into CEMEX’s CPOs. (See notes 3.7, 16.2 and 18.2 in our 2021 consolidated financial statements included elsewhere in this annual report). CEMEX 2021 INTEGRATED REPORT 124

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Consolidated Statements of Operations

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES
(MILLIONS OF U.S. DOLLARS,
EXCEPT FOR EARNINGS PER SHARE)

		YEARS ENDED DECEMBER 31,		
	NOTES	2021	2020	2019
Revenues	4	$ 14,548	12,814	12,959
Cost of sales	3.17, 6	(9,875)	(8,692)	(8,714)
Gross profit		**4,673**	**4,122**	**4,245**
Operating expenses	3.17, 7	(2,939)	(2,811)	(2,946)
Operating earnings before other expenses, net	3.1	**1,734**	**1,311**	**1,299**
Other expenses, net	8	(116)	(1,767)	(334)
Operating earnings (loss)		**1,618**	**(456)**	**965**
Financial expense	9.1, 18	(662)	(777)	(711)
Financial income and other items, net	9.2	(78)	(118)	(65)
Share of profit of equity accounted investees	15.1	54	49	49
Earnings (loss) before income tax		**932**	**(1,302)**	**238**
Income tax	21	(144)	(45)	(157)
Net income (loss) from continuing operations		**788**	**(1,347)**	**81**
Discontinued operations	5.2	(10)	(99)	98
CONSOLIDATED NET INCOME (LOSS)		**778**	**(1,446)**	**179**
Non-controlling interest net income	22.4	25	21	36
CONTROLLING INTEREST NET INCOME (LOSS)		**$ 753**	**(1,467)**	**143**
Basic earnings (loss) per share	24	$ 0.0171	(0.0332)	0.0031
Basic earnings (loss) per share from continuing operations	24	$ 0.0173	(0.0310)	0.0010
Diluted earnings (loss) per share	24	$ 0.0168	(0.0332)	0.0031
Diluted earnings (loss) per share from continuing operations	24	$ 0.0170	(0.0310)	0.0010

The accompanying notes are part of these consolidated financial statements.

CEMEX 2021 INTEGRATED REPORT 125

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Consolidated Statements of Comprehensive Income (Loss)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES
(MILLIONS OF U.S. DOLLARS)

			YEARS ENDED DECEMBER 31,		
	NOTES		2021	2020	2019
CONSOLIDATED NET INCOME (LOSS)		$	778	(1,446)	179
Items that will not be reclassified subsequently to the statement of operations					
Net actuarial gains (losses) from remeasurements of defined benefit pension plans	20		263	(199)	(210)
Effects from strategic equity investments	15.2		(9)	(11)	(8)
Income tax recognized directly in other comprehensive income	21		(26)	41	29
			228	(169)	(189)
Items that are or may be reclassified subsequently to the statement of operations					
Derivative financial instruments designated as cash flow hedges	18.4		60	(5)	(137)
Currency translation results of foreign subsidiaries	22.2		(400)	(193)	60
Income tax recognized directly in other comprehensive income	21		70	19	49
			(270)	(179)	(28)
Total items of other comprehensive income, net			(42)	(348)	(217)
TOTAL COMPREHENSIVE INCOME (LOSS)			736	(1,794)	(38)
Non-controlling interest comprehensive income (loss)			14	(181)	(69)
CONTROLLING INTEREST COMPREHENSIVE INCOME (LOSS)		$	722	(1,613)	31

The accompanying notes are part of these consolidated financial statements.

CEMEX 2021 INTEGRATED REPORT 126

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Consolidated Statements of Financial Position

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES
(MILLIONS OF U.S. DOLLARS)

	NOTES		DECEMBER 31, 2021	2020
ASSETS				
CURRENT ASSETS				
Cash and cash equivalents	10	$	613	950
Trade accounts receivable	11		1,521	1,533
Other accounts receivable	12		558	477
Inventories	13		1,261	971
Assets held for sale	14.1		141	187
Other current assets	14.2		131	117
Total current assets			4,225	4,235
NON-CURRENT ASSETS				
Equity accounted investees	15.1		535	510
Other investments and non-current accounts receivable	15.2		243	275
Property, machinery and equipment, net and assets for the right-of-use, net	16		11,322	11,413
Goodwill and intangible assets, net	17		9,763	10,252
Deferred income tax assets	21.2		562	740
Total non-current assets			22,425	23,190
TOTAL ASSETS		$	26,650	27,425
LIABILITIES AND STOCKHOLDERS' EQUITY				
CURRENT LIABILITIES				
Current debt	18.1	$	73	179
Other financial obligations	18.2		867	879
Trade payables			2,762	2,571
Income tax payable			437	445
Other current liabilities	19.1		1,202	1,272
Liabilities directly related to assets held for sale	14.1		39	6
Total current liabilities			5,380	5,352
NON-CURRENT LIABILITIES				
Non-current debt	18.1		7,306	9,160
Other financial obligations	18.2		911	967
Employee benefits	20		999	1,339
Deferred income tax liabilities	21.2		485	658
Other non-current liabilities	19.2		1,298	997
Total non-current liabilities			10,999	13,121
TOTAL LIABILITIES			16,379	18,473
STOCKHOLDERS' EQUITY				
Controlling interest:				
Common stock and additional paid-in capital	22.1		7,810	7,893
Other equity reserves and subordinated notes	22.2		(1,371)	(2,453)
Retained earnings	22.3		3,388	2,635
Total controlling interest			9,827	8,075
Non-controlling interest and perpetual debentures	22.4		444	877
TOTAL STOCKHOLDERS' EQUITY			10,271	8,952
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$	26,650	27,425

The accompanying notes are part of these consolidated financial statements.

CEMEX 2021 INTEGRATED REPORT 127

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Consolidated Statements of Cash Flows

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES
(MILLIONS OF U.S. DOLLARS)

		YEARS ENDED DECEMBER 31,		
	NOTES	2021	2020	2019
OPERATING ACTIVITIES				
Consolidated net income (loss)		$ 778	(1,446)	179
Discontinued operations		(10)	(99)	98
Net income (loss) from continuing operations		788	(1,347)	81
Adjustments for:				
Gain on sale of emission allowances	3.19, 8	(600)	-	-
Depreciation and amortization of assets	6, 7	1,127	1,110	1,039
Impairment losses of longed-lived assets	8	536	1,520	64
Share of profit of equity accounted investees	15.1	(54)	(49)	(49)
Results on sale of subsidiaries, other disposal groups and others		(21)	(4)	(49)
Financial expense, financial income and other items, net		740	895	776
Income taxes	21	144	45	157
Changes in working capital, excluding income taxes		(143)	198	98
Cash flows provided by operating activities from continuing operations		2,517	2,368	2,117
Interest paid		(524)	(679)	(665)
Income taxes paid		(170)	(124)	(168)
Net cash flows provided by operating activities from continuing operations		1,823	1,565	1,284
Net cash flows provided by operating activities from discontinued operations		32	48	71
Net cash flows provided by operating activities		1,855	1,613	1,355
INVESTING ACTIVITIES				
Purchase of property, machinery and equipment, net	16	(801)	(536)	(651)
Disposal of subsidiaries and other disposal groups, net	5, 15.1	122	628	500
Sale of emission allowances	3.19, 8	600	-	-
Intangible assets	17	(192)	(53)	(116)
Non-current assets and others, net		(10)	50	5
Cash flows (used in) provided by investing activities from continuing operations		(281)	89	(262)
Net cash flows used in investing activities from discontinued operations		(4)	-	-
Net cash flows (used in) provided by investing activities		(285)	89	(262)
FINANCING ACTIVITIES				
Proceeds from new debt instruments	18.1	3,960	4,210	3,331
Debt repayments	18.1	(5,897)	(4,572)	(3,284)
Issuance of subordinated notes	22.2	994	-	-
Other financial obligations, net	18.2	(313)	(794)	(233)
Shares repurchase program	22.1	-	(83)	(50)
Changes in non-controlling interests and repayment of perpetual debentures	22.4	(447)	(105)	(31)
Derivative financial instruments		(41)	12	(56)
Securitization of trade receivables		25	(26)	(6)
Dividends paid and coupons on perpetual debentures and subordinated notes	22.1, 22.2, 22.4	(24)	(24)	(179)
Non-current liabilities, net		(109)	(138)	(96)
Net cash flows used in financing activities		(1,852)	(1,520)	(604)
Increase (decrease) in cash and cash equivalents from continuing operations		(310)	134	418
Increase in cash and cash equivalents from discontinued operations		28	48	71
Foreign currency translation effect on cash		(55)	(20)	(10)
Cash and cash equivalents at beginning of period		950	788	309
CASH AND CASH EQUIVALENTS AT END OF PERIOD	10	$ 613	950	788
Changes in working capital, excluding income taxes:				
Trade receivables		$ (20)	25	(8)
Other accounts receivable and other assets		94	(22)	33
Inventories		(341)	24	96
Trade payables		290	20	(41)
Other accounts payable and accrued expenses		(166)	151	18
Changes in working capital, excluding income taxes		$ (143)	198	98

The accompanying notes are part of these consolidated financial statements.

CEMEX 2021 INTEGRATED REPORT 128

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Consolidated Statements of Changes in Stockholders' Equity

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES
(MILLIONS OF U.S. DOLLARS,
EXCEPT FOR EARNINGS PER SHARE)

	NOTES	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	OTHER EQUITY RESERVES AND SUBORDINATED NOTES	RETAINED EARNINGS	TOTAL CONTROLLING INTEREST	NON-CONTROLLING INTEREST	TOTAL STOCKHOLDERS' EQUITY
Balance as of January 1, 2018		$ 318	10,013	(2,472)	1,622	9,481	1,572	11,053
Effects from adoption of IFRIC 23		-	-	-	6	6	-	6
Balance as of January 1, 2019		318	10,013	(2,472)	1,628	9,487	1,572	11,059
Net income for the period		-	-	-	143	143	36	179
Other comprehensive income (loss) for the period		-	-	(112)	-	(112)	(105)	(217)
Total other comprehensive income (loss) for the period	22.2	-	-	(112)	143	31	(69)	(38)
Dividends	22.1	-	-	-	(150)	(150)	-	(150)
Effects of mandatorily convertible securities		-	151	(151)	-	-	-	-
Own shares purchased under share repurchase program	22.1	-	(75)	25	-	(50)	-	(50)
Share-based compensation	23	-	17	15	-	32	-	32
Coupons paid on perpetual debentures	22.4	-	-	(29)	-	(29)	-	(29)
Balance as of December 31, 2019		318	10,106	(2,724)	1,621	9,321	1,503	10,824
Net loss for the period		-	-	-	(1,467)	(1,467)	21	(1,446)
Other comprehensive income (loss) for the period		-	-	(146)	-	(146)	(202)	(348)
Total of other comprehensive income (loss) for the period	22.2	-	-	(146)	(1,467)	(1,613)	(181)	(1,794)
Own shares purchased under share repurchase program	22.1	-	(50)	(33)	-	(83)	-	(83)
Restitution of retained earnings	22.3	-	(2,481)	-	2,481	-	-	-
Changes in non-controlling interest	22.4	-	-	445	-	445	(445)	-
Share-based compensation	23	-	-	29	-	29	-	29
Coupons paid on perpetual debentures	22.4	-	-	(24)	-	(24)	-	(24)
Balance as of December 31, 2020		318	7,575	(2,453)	2,635	8,075	877	8,952
Net income for the period		-	-	-	753	753	25	778
Other comprehensive income (loss) for the period		-	-	(31)	-	(31)	(11)	(42)
Total of other comprehensive income (loss) for the period	22.2	-	-	(31)	753	722	14	736
Own shares purchased under share repurchase program	22.1	-	(83)	83	-	-	-	-
Issuance of subordinated notes	22.2	-	-	994	-	994	-	994
Changes in non-controlling interest and repayment of perpetual debentures	22.4	-	-	-	-	-	(447)	(447)
Share-based compensation	23	-	-	77	-	77	-	77
Coupons paid on perpetual debentures and subordinated notes	22.2, 22.4	-	-	(41)	-	(41)	-	(41)
Balance as of December 31, 2021		$ 318	7,492	(1,371)	3,388	9,827	444	10,271

The accompanying notes are part of these consolidated financial statements.

CEMEX 2021 INTEGRATED REPORT 129

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 1) DESCRIPTION OF BUSINESS Notes to the Consolidated Financial Statements CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES AS OF DECEMBER 31, 2021, 2020 AND 2019 (MILLIONS OF U.S. DOLLARS) CEMEX, S.A.B. de C.V., entity that started doing business in 1906, is a publicly traded variable stock corporation (Sociedad Anónima Bursátil de Capital Variable) organized under the laws of the United Mexican States, or Mexico, and is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions. In addition, CEMEX, S.A.B. de C.V. performs significant business and operational activities in Mexico. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “CEMEXCPO”. Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs. The terms “CEMEX, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these consolidated financial statements was authorized by the Board of Directors of CEMEX, S.A.B. de C.V. on February 3, 2022 considering the favorable recommendation of its Audit Committee. These financial statements will be submitted for approval to the Annual General Ordinary Shareholders’ Meeting of the Parent Company on March 24, 2022. 2) RELEVANT EVENT DURING THE PERIOD AND AS OF THE ISSUANCE DATE OF THE FINANCIAL STATEMENTS COVID-19 Pandemic As of December 31, 2021, the outbreak of the Coronavirus SARS-CoV-2 and its strains that causes the disease known as COVID-19, declared as a pandemic by the World Health Organization on March 11, 2020 (the “COVID-19 Pandemic”), continued to affect the Company’s operations in various aspects. During the year ended December 31, 2021, in general, the restrictive and confinement measures to contain the spread of the pandemic that affected the construction industry in the countries where the Company operates were not so significant. Conversely, in 2020, mainly during the second quarter, the impact caused by the pandemic on the Company’s results was very significant, primarily attributable to the restrictive and confinement measures in effect from the middle of March 2020, much of the second quarter of 2020, and in some cases also during the third quarter of 2020. The recovery of the economic activity in general, and of the construction sector in particular, in most of the countries where the Company operates was very significant during the first half of 2021, however the recovery started to slow down during the third and fourth quarters of 2021. As of December 31, 2021, to a lesser degree than in 2020, the Company continues to be affected by the COVID-19 Pandemic, mainly by the closing of several corporate offices and certain production slowdowns or stoppages and disruptions in the delivery systems, as well as disruptions or delays in the supply chains. From the beginning of the COVID-19 Pandemic and abiding by official dispositions in the countries in which CEMEX operates, CEMEX implemented strict hygiene, sanitary, and security measures guidelines in all its operations and modified its manufacturing, selling and distributions processes to assure physical distancing, aiming to protect the health and safety of its employees and their families, customers and communities. In this respect, for the years 2021 and 2020, since the start of the COVID-19 Pandemic, CEMEX has identified certain incremental costs and expenses associated with implementing and maintaining these measures of $26 and $48, respectively (note 8). CEMEX 2021 INTEGRATED REPORT 130

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix According to the measures implemented in each case by the local authorities, CEMEX’s most important segments were affected as follows: Notes to the Consolidated Financial Statements • In Mexico, the lockdown measures in place from the third week of March until May 13, 2020, except for certain sectors and construction activities of public works designated as essential by the government during the COVID-19 Pandemic, significantly impacted the economic activity in general and the Company’s results. Beginning on May 14, 2020 the reopening of social, educational and economic activities was allowed. Therefore, companies dedicated to construction and mining industry activities were able to resume full operations as long they complied with the applicable health and safety protocols and guidelines established by the government. As of December 31, 2021 no additional official decrees were issued requiring the construction industry in Mexico to halt all or part of its operations. • In the United States of America (the “United States”), except for a few ready-mix concrete plants in the San Francisco area that were temporarily shut down during part of 2020, all sites that were operational before the COVID-19 Pandemic have remained active. During November and December of 2020, certain states in the United States continued to implement certain degrees of lockdowns, which had an impact on the Company’s operations and demand for its products and services. The main negative impacts from the COVID-19 Pandemic in the United States during 2021 and 2020 have been related to the shortage of freight services by reduced drivers and bottlenecks in certain maritime docks and distribution centers which have increased the costs of logistics, supplies, raw materials and fuels, among others. • In CEMEX’s Europe, Middle East, Africa and Asia (“EMEAA”) region, the main effects were experienced in Spain, the Philippines and the United Arab Emirates, where operations either operated on a limited basis or were temporarily halted during portions of 2020. However, CEMEX’s operations in the EMEAA region in general were not halted in 2021 and 2020. Other countries have experienced negative effects on the market side, with drops in demand resulting in temporary site closures. During November and December of 2020, certain countries like France, Germany and the United Kingdom implemented certain degrees of lockdowns, which affected the operations and demand for CEMEX’s products and services. CEMEX’s operations in the United Kingdom and other regions in Europe have also been significantly affected by the shortage of drivers which have increased the costs of logistics, supplies, raw materials and fuels, among others. • In most of CEMEX’s South America, Central America and Caribbean (“SCA&C”) region, considering governmental requirements, the Company’s operations were temporarily affected in 2020. In Colombia, CEMEX temporarily halted production and related activities beginning on March 25, 2020, partially resuming from April 13 to April 27, 2020 to attend to certain allowed needs and beginning on April 27, 2020 the supply of material and supplies for infrastructure works, public works and general construction was permitted. In Panama, the closing of the Company’s operations was initially effective from March 25, 2020 through May 24, 2020, partially resuming for certain approved activities and finally, on September 4, 2020, the supply for construction works in general was allowed. In Trinidad and Tobago and Barbados operations were temporarily halted from the last week of March until May 14, 2020. There were no significant lockdowns in 2021 in the SCA&C region. Nonetheless, the COVID-19 Pandemic continues to affect several supply chains and has generated increases in fuels and transportation costs. During the year ended December 31, 2021, the Company’s revenues increased 14% compared to the previous year. This increase in revenues was generated considering certain general economic recovery during 2021, and by the significant reduction in sales volumes during 2020 resulting from the aforementioned adverse effects of the COVID-19 Pandemic. The increase in revenues was partially offset by increases in costs of raw materials, fuels and transportation in the main countries in which CEMEX operates. However, these increases in costs were partially offset considering the measures implemented by the Company for the reduction and control of its operating costs and expenses. Considering the above, as well as the sale of CO2 emission allowances of $600 in 2021 (note 8) and the reduction in asset impairment losses from $1,520 in 2020 to $536 in 2021 described in the following paragraph, operating earnings increased from operating losses of $456 in 2020 to operating earnings of $1,618 in 2021. Moreover, during the year ended December 31, 2021, CEMEX’s Operating EBITDA (operating earnings before other expenses, net, plus depreciation and amortization (note 3.1)) increased 18.1% from $2,421 in 2020 to $2,861 in 2021. CEMEX 2021 INTEGRATED REPORT 131

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Considering in 2021 and 2020 the negative effects of the pandemic and its impact on the valuation of the Company’s assets and the future operating plans of certain assets, CEMEX recognized non-cash impairment losses related to goodwill and other intangible assets in 2021 and idle assets, operating permits and goodwill in 2020 for aggregate amounts of $536 and $1,520, respectively (note 8). The Company considers that, taking into account that even with more persons being vaccinated around the world, the pandemic is still ongoing and new strains have caused infection numbers to grow as the negative impacts of such pandemic could remain and there would not be a significant global economic recovery, thus the significant negative effects occurred during 2021 and 2020 could be repeated in the future mainly in connection with: (i) increases in estimated credit losses on trade accounts receivable (note 11); as well as (ii) impairment of long-lived assets including goodwill (notes 16.1 and 17.1). The most relevant aspects regarding the potential negative effects mentioned above as of the date of approval of these consolidated financial statements as of December 31, 2021 are disclosed in the explanatory notes. The degree to which the COVID-19 Pandemic would affect again the Company’s liquidity, financial situation and results of operations will depend on the evolution of future developments that are highly uncertain, including among these, the duration and spread of the pandemic, its severity, the spread of even more infectious strains of the virus, the actions, in particular measures ordered by governments, to contain the virus or treat its impact and how fast and to which extent the economic and operational conditions can return, within a new normality with limited activities, until more effective vaccination initiatives are put in place in more countries around the world and how willing of the world’s population is to receive the vaccines. In the countries where the Company operates, vaccination against COVID-19 generally maintained a positive rhythm in 2021 due to the availability of vaccines, which has helped to contain the level of outbreaks and severity of infections. The Company’s management carries out proactive efforts with the authorities in each country to facilitate to the extent possible the vaccination of its employees and their families in order to mitigate the potential risk in the operation that could be affected by future waves of contagion. During 2020, CEMEX dealt with liquidity risks during the deepest phase of suspension of activities within the COVID-19 Pandemic, maintaining sufficient cash, to the extent possible, through obtaining financing in the bonds market and with commercial banks. From March through September 2020, CEMEX issued notes, negotiated new loans and borrowed from its committed lines of credit a total of $3,478, of which, as of December 31, 2020 an aggregate of $2,785 had been repaid. In addition, CEMEX, S.A.B. de C.V. suspended its share repurchase program and did not pay dividends during 2021 and 2020. During 2021, CEMEX significantly continued to improve its capital structure seeking to reach an investment grade from rating agencies using cash flows provided by operations and the sale of assets to pay down debt and through the issuance on June 8, 2021 of $1,000 of its subordinated notes with no fixed maturity (note 22.2), proceeds that were applied fully to the repayment of debt. Furthermore, on October 29, 2021, CEMEX closed a new $3,250 syndicated sustainability-linked credit agreement (the “2021 Credit Agreement”), under terms consistent with an investment grade capital structure, and used a portion of the proceeds to fully repay its previous 2017 Facilities Agreement, as amended several times (note 18.1). In addition, on December 23, 2021, CEMEX closed a new credit agreement for the Mexican peso equivalent of $250 (the “2021 Pesos Credit Agreement”), under terms substantially similar to those of the 2021 Credit Agreement. The Company projects it will continue to generate sufficient cash flows from operations, which would enable the Company to meet its current obligations. Moreover, as of December 31, 2021, CEMEX had $1,750 available on its committed revolving line of credit under the 2021 Credit Agreement (note 18.1). Other measures that contributed to easing liquidity risks that were applied beginning on April 8, 2020 and that were maintained in 2021 are as follows: a) all non-critical capital expenditures or not associated with the management of the COVID-19 Pandemic were streamlined; b) operating expenses were also streamlined strictly according to the Company’s markets evolution and demand; c) the Company´s production was adjusted, to the extent permitted by quarantine measures, only to supply the volume of products required by the markets; and, d) all activities not related to managing basic operations were suspended. CEMEX 2021 INTEGRATED REPORT 132

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3) SIGNIFICANT ACCOUNTING POLICIES 3.1) Basis of Presentation and Disclosure The consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Presentation currency and definition of terms The consolidated financial statements and the accompanying notes are presented in dollars of the United States of America (“United States”), except when specific reference is made to a different currency. When reference is made to U.S. dollars or “$” it means dollars of the United States. All amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to earnings per share and/or prices per share. When reference is made to “Ps” or “pesos”, it means Mexican pesos. When reference is made to “€” or “euros,” it means the currency in circulation in a significant number of European Union (“EU”) countries. When reference is made to “£” or “pounds”, it means British pounds sterling. When it is deemed relevant, certain amounts in foreign currency presented in the notes to the financial statements include between parentheses a convenience translation into dollars and/or into pesos, as applicable. Previously reported convenience translations of prior years are not restated unless the transaction is still outstanding, in which case those are restated using the closing exchange rates as of the reporting date. These translations should not be construed as representations that the amounts in dollars or pesos, as applicable, represent those dollar or peso amounts or could be converted into dollar or peso at the rate indicated. Amounts disclosed in the notes in connection with outstanding tax and/or legal proceedings (notes 21.4 and 26), which are originated in jurisdictions where currencies are different from the dollar, are presented in dollar equivalents as of the closing of the most recent year presented. Consequently, without any change in the original currency, such dollar amounts will fluctuate over time due to changes in exchange rates. Discontinued operations (note 5.2) Considering the disposal of entire reportable operating segments as well as the sale of significant businesses, CEMEX’s Statements of Operations present in the single line item of “Discontinued operations,” the results of: a) the operating segments in Costa Rica and El Salvador for the years 2021, 2020 and 2019; b) the white cement business sold in Spain for the period from January 1 to July 9, 2021 and for the years 2020 and 2019; c) the assets sold in the United Kingdom for the period from January 1 to August 3, 2020 and for the year 2019; d) the assets sold in the United States for the period from January 1 to March 3, 2020 and for the year 2019; e) the French assets sold for the period from January 1 to June 28, 2019; f) the German assets sold for the period from January 1 to May 31, 2019; and g) the Baltic and Nordic businesses sold for the period from January 1 to March 29, 2019. Statements of operations CEMEX includes the line item titled “Operating earnings before other expenses, net” considering that it is a relevant operating measure for CEMEX’s management. The line item “Other expenses, net” consists primarily of revenues and expenses not directly related to CEMEX’s main activities or which are of a non-recurring nature, including impairment losses of long-lived assets, non-recurring sales of emission allowances (note 3.19), results on disposal of assets and restructuring costs, among others (note 8). Under IFRS, the inclusion of certain subtotals such as “Operating earnings before other expenses, net” and the display of the statement of operations vary significantly by industry and company according to specific needs. Considering that it is an indicator of CEMEX’s ability to internally fund capital expenditures and to measure its ability to service or incur debt under financing agreements, for purposes of notes 5.3 and 18, CEMEX presents “Operating EBITDA” (operating earnings before other expenses, net, plus depreciation and amortization). This is not an indicator of CEMEX’s financial performance, an alternative to cash flows, a measure of liquidity or comparable to other similarly titled measures of other companies. In addition, this indicator is used by CEMEX’s management for decision-making purposes. CEMEX 2021 INTEGRATED REPORT 133

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Statements of cash flows The statements of cash flows exclude the following transactions that did not represent sources or uses of cash: Financing activities: • In 2021, 2020 and 2019, the increases in other financing obligations in connection with lease contracts negotiated during the year for $227, $213 and $274, respectively (note 18.2); and • In 2019, in connection with the CPOs issued as part of the executive share-based compensation programs (note 23), the total increases in equity of $17. Investing activities: • In 2021, 2020 and 2019, in connection with the leases negotiated during the year, the increases in assets for the right-of-use related to lease contracts for $227, $213 and $274, respectively (note 16.2). Newly issued IFRS adopted in the reported periods Beginning January 1, 2021, CEMEX adopted prospectively standard amendments that did not result in any material impact on its results or financial position, and which are explained as follows: STANDARD MAIN TOPIC Amendments to IFRS 9, IAS 39, IFRS 7, Beginning January 1, 2021, the amendments refer to the replacement of the IFRS 4 and IFRS 16, phases 1 and 2 - Interbank Reference Rates (IBOR) and provide temporary relief in several aspects, The Reform of the Reference Interest Rates such as hedge accounting, when an IBOR rate is replaced by an alternative nearly risk-free rate (PFR) (see note 18.5). 3.2) Principles of Consolidation The consolidated financial statements include those of CEMEX, S.A.B. de C.V. and those of the entities over which the Parent Company exercises control, including structured entities (special purpose entities), by means of which the Parent Company, directly or indirectly, is exposed, or has rights, to variable returns from its involvement with the investee, and has the ability to affect those returns through its power over the investee’s relevant activities. Balances and operations between related parties are eliminated in consolidation. Investments are accounted for by the equity method when CEMEX has significant influence which is generally presumed with a minimum equity interest of 20%. The equity method reflects the investee’s original cost and CEMEX’s share of the investee’s equity and earnings after acquisition. The financial statements of joint ventures, which relate to those arrangements in which CEMEX and other third-party investors have joint control and have rights to the net assets of the arrangements, are recognized under the equity method. During the reported periods, CEMEX did not have joint operations, referring to those cases in which the parties that have joint control of the arrangement have rights over specific assets and obligations for specific liabilities relating to the arrangements. The equity method is discontinued when the carrying amount of the investment, including any long-term interest in the investee or joint venture, is reduced to zero, unless CEMEX has incurred or guaranteed additional obligations of the investee or joint venture. 3.3) Use of Estimates and Critical Assumptions The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The items subject to significant estimates and assumptions by management include impairment tests of long-lived assets, recognition of deferred income tax assets and uncertain tax positions, the measurement of financial instruments at fair value, the assets and liabilities related to employee benefits, legal proceedings and provisions regarding assets retirements obligations and environmental liabilities. Significant judgment is required by management to appropriately assess the amounts of these concepts. CEMEX 2021 INTEGRATED REPORT 134

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.4) Climate Change and Commitments for the Reduction of Carbon Dioxide (“CO2”) Emissions The cement industry releases CO2 as part of the production process, mainly during the calcination of limestone, as well as CO2 released through the use of fossil fuels in the kilns. It is estimated that currently the whole cement industry releases between 5% to 7% (unaudited) of global CO2 emissions per year. In CEMEX, from approximately 50 million tons (unaudited) of gross CO2 emissions per year, 60% (unaudited) are directly related to the production process (Scope 1), 20% (unaudited) are indirect emissions from electricity consumption (Scope 2) and the remaining 20% (unaudited) arise from activities of supply and transportation (Scope 3). CEMEX has an agenda of medium-term and long-term initiatives aiming at significantly reduce its CO2 emissions in order to align the Company’s efforts with the Paris Agreement objectives of limiting global warming to well-below 2ºC above pre-industrial levels and pursuing efforts to limit the temperature increase even further to 1.5 degrees Celsius. In 2021, CEMEX enhanced its goals by redefining its medium-term and long-term targets, which are mainly: 1) a 35% (unaudited) reduction in CO2 emissions by 2025 and reaching a reduction greater than 40% (unaudited) by 2030, compared to its 1990 baseline in Scope 1 emissions; 2) achieve a 42% (unaudited) reduction in Scope 2 emissions by 2030 compared to a 2020 baseline, which represents reaching a 55% (unaudited) clean electricity consumption; and 3) delivery of net-zero CO2 concrete for all geographies by 2050. CEMEX’s targets for its cement business were verified by the Science-Based Targets initiative (“SBTi”) to be in line with the well-below 2ºC scenario. SBTi, the foremost authority on science-based climate action goals, drives ambitious climate action in the private sector by enabling companies to set science-based emissions reductions targets. During 2021, CEMEX also signed its commitment to the Business Ambition for 1.5 Degrees program of the We Mean Business Coalition, establishing that CEMEX’s future CO2 reduction targets beyond 2030 will be aligned to the 1.5 degrees scenario, when such a scenario is available for the cement industry. Furthermore, CEMEX also joined the Race To Zero campaign of the United Nations Framework Convention on Climate Change (“UNFCCC”) in the run-up to the UN Climate Change Conference 26 (“COP26”) in Glasgow, Scotland, finalized on November 12, 2021. By doing this, CEMEX reaffirmed its ambition to deliver globally net-zero carbon concrete by 2050. To meet CEMEX’s 2030 targets, the objectives have been included in the variable compensation scheme of the Chief Executive Officer and top senior management and CEMEX has detailed yearly CO2 roadmaps developed for each cement plant which include, among other factors: a) the increasing use of alternative fuels and electricity from clean sources as well as energy efficiency enhancers such as hydrogen, b) the increasing use of decarbonated raw materials and decarbonated cementitious materials to reduce the clinker factor, as well as, c) a roll-out of other proven CO2 reduction technologies and the investments required for their implementation. Furthermore, to achieve the net-zero CO2 concrete target globally by 2050, CEMEX is working through an open innovation platform in which it partners and collaborates with start-ups, universities, other industry players and entities from other industries to develop a robust research and development portfolio of projects aimed at identifying the most promising technologies to capture, store and utilize CO2. These new technologies will contribute beyond 2030 to fully decarbonize CEMEX’s operations and its value chain. To build this portfolio, CEMEX is tapping into government funding in Europe and the United States, where there are well established programs to foster innovation in the green technologies of the future. CEMEX continues to pursue its strategy in the different markets where it operates. As of the reporting date, there are no internal plans or commitments with local authorities to shut down operating assets due to climate change issues or concerns. CEMEX 2021 INTEGRATED REPORT 135

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

3.5) Foreign Currency Transactions and Translation of Foreign Currency Financial Statements

Transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the statement of financial position date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness associated with the acquisition of foreign entities; and 2) fluctuations associated with related parties' balances denominated in foreign currency, whose settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against "Other equity reserves", as part of the foreign currency translation adjustment (note 22.2) until the disposal of the foreign net investment, at which time, the accumulated amount is recognized through the statement of operations as part of the gain or loss on disposal.

The financial statements of foreign subsidiaries, as determined using their respective functional currency, are translated to U.S. dollars at the closing exchange rate for statement of financial position accounts and at the closing exchange rates of each month within the period for statements of operations accounts. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation effect is included within "Other equity reserves" and is presented in the statement of other comprehensive income for the period as part of the foreign currency translation adjustment (note 22.2) until the disposal of the net investment in the foreign subsidiary.

Considering its integrated activities, for purposes of functional currency, the Parent Company is considered to have two divisions, one related with its financial and holding company activities, in which the functional currency is the dollar for all assets, liabilities and transactions associated with these activities, and another division related with the Parent Company's operating activities in Mexico, in which the functional currency is the peso for all assets, liabilities and transactions associated with these activities.

The most significant closing exchange rates for statement of financial position accounts and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for income statement accounts for the main functional currencies to the U.S. dollar as of December 31, 2021, 2020 and 2019, were as follows:

	2021		2020		2019	
CURRENCY	CLOSING	AVERAGE	CLOSING	AVERAGE	CLOSING	AVERAGE
Mexican Peso	20.5000	20.4266	19.8900	21.5766	18.9200	19.3500
Euro	0.8789	0.8467	0.8183	0.8736	0.8917	0.8941
British Pound Sterling	0.7395	0.7262	0.7313	0.7758	0.7550	0.7831
Colombian Peso	3,981	3,783	3,433	3,730	3,277	3,300

3.6) Cash and Cash Equivalents (Note 10)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by highly liquid short-term investments, which are readily convertible into known amounts of cash, and which are not subject to significant risks of changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Accrued interest is included in the income statement as part of "Financial income and other items, net."

To the extent that any restriction will be lifted in less than three months from the statement of financial position reporting date, the amount of cash and cash equivalents in the statement of financial position includes restricted cash and investments, when applicable, comprised of deposits in margin accounts that guarantee certain of CEMEX's obligations, except when contracts contain provisions for net settlement, in which case, these restricted amounts of cash and cash equivalents are offset against the liabilities that CEMEX has with its counterparties. When the restriction period is greater than three months, any restricted balance of cash and investments is not considered cash equivalents and is included within short-term or long-term "Other accounts receivable," as appropriate.

CEMEX 2021 INTEGRATED REPORT 136

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.7) Financial Instruments Classification and measurement of financial instruments Financial assets are classified as “Held to collect” and measured at amortized cost when they meet both of the following conditions and are not designated as at fair value through profit or loss: a) are held within a business model whose objective is to hold assets to collect contractual cash flows; and b) its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Amortized cost represents the net present value (“NPV”) of the consideration receivable or payable as of the transaction date. This classification of financial assets comprises the following captions: • Cash and cash equivalents (notes 3.6 and 10). • Trade receivables, other current accounts receivable and other current assets (notes 11 and 12). Due to their short-term nature, CEMEX initially recognizes these assets at the original invoiced or transaction amount less expected credit losses, as explained below. • Trade receivables sold under securitization programs, in which certain residual interest in the trade receivables sold in case of recovery failure and continued involvement in such assets is maintained, do not qualify for derecognition and are maintained in the statement of financial position (notes 11 and 18.2). • Investments and non-current accounts receivable (note 15.2). Subsequent changes in effects from amortized cost are recognized in the income statement as part of “Financial income and other items, net”. Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (note 15.2). CEMEX does not maintain financial assets “Held to collect and sell” whose business model has the objective of collecting contractual cash flows and then selling those financial assets. The financial assets that are not classified as “Held to collect” or that do not have strategic characteristics fall into the residual category of held at fair value through the income statement as part of “Financial income and other items, net” (note 15.2). Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 18.1 and 18.2). Interest accrued on financial instruments is recognized within “Other accounts payable and accrued expenses” against financial expense. During the reported periods, CEMEX did not have financial liabilities voluntarily recognized at fair value or associated with fair value hedge strategies with derivative financial instruments. Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at their estimated fair values, and the changes in such fair values are recognized in the income statement within “Financial income and other items, net” for the period in which they occur, except in the case of hedging instruments as described below (note 18.4). Impairment of financial assets Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, CEMEX segments its accounts receivable in a matrix by country, type of client or homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience over the last 24 months and analyses of future delinquency, that is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due. CEMEX 2021 INTEGRATED REPORT 137

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Costs incurred in the issuance of debt or borrowings Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt by considering that the holders and the relevant economic terms of the new instrument are not substantially different to the replaced instrument, adjust the carrying amount of the related debt and are amortized as interest expense as part of the effective interest rate of each instrument over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the income statement as incurred. Leases (notes 3.9, 16 and 18.2) At the inception of a contract, CEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. CEMEX uses the definition of a lease in IFRS 16, Leases (“IFRS 16”) to assess whether a contract conveys the right to control the use of an identified asset. Based on IFRS 16, leases are recognized as financial liabilities against assets for the right-of-use, measured at their commencement date as the net present value (“NPV”) of the future contractual fixed payments, using the interest rate implicit in the lease or, if that rate cannot be readily determined, CEMEX´s incremental borrowing rate. CEMEX determines its incremental borrowing rate by obtaining interest rates from its external financing sources and makes certain adjustments to reflect the term of the lease, the type of the asset leased and the economic environment in which the asset is leased. CEMEX does not separate the non-lease component from the lease component included in the same contract. Lease payments included in the measurement of the lease liability comprise contractual rental fixed payments, less incentives, fixed payments of non-lease components and the value of a purchase option, to the extent that option is highly probable to be exercised or is considered a bargain purchase option. Interest incurred under the financial obligations related to lease contracts is recognized as part of the “Interest expense” line item in the income statement. At commencement date or on modification of a contract that contains a lease component, CEMEX allocates the consideration in the contract to each lease component based on their relative stand-alone prices. CEMEX applies the recognition exception for lease terms of 12 months or less and contracts of low-value assets and recognizes the lease payment of these leases as rental expense in the income statement over the lease term. CEMEX defined the lease contracts related to office and computer equipment as low-value assets. The lease liability is measured at amortized cost using the effective interest method as payments are incurred and is remeasured when: a) there is a change in future lease payments arising from a change in an index or rate, b) if there is a change in the amount expected to be payable under a residual guarantee, c) if the Company changes its assessment of whether it will exercise a purchase, extension or termination option, or d) if there is a revised in-substance fixed lease payment. When the lease liability is remeasured, an adjustment is made to the carrying amount of the asset for the right-of-use or is recognized within “Financial income and other items, net” if such asset has been reduced to zero. Hedging instruments (note 18.4) A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 18.5). The accounting categories of hedging instruments are: a) cash flow hedge; b) fair value hedge of an asset or forecasted transaction; and c) hedge of a net investment in a subsidiary. CEMEX 2021 INTEGRATED REPORT 138

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements In cash flow hedges, the effective portion of changes in fair value of derivative instruments are recognized in stockholders’ equity within other equity reserves and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result within “Other equity reserves” (note 3.4), whose reversal to earnings would take place upon disposal of the foreign investment. During the reported periods, CEMEX did not have derivatives designated as fair value hedges. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal. Embedded derivative financial instruments CEMEX reviews its contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities, applying the same valuation rules used for other derivative instruments. Put options granted for the purchase of non-controlling interests Under IFRS 9, represent agreements by means of which a non-controlling interest has the right to sell, at a future date using a predefined price formula or at fair market value, its shares in a consolidated subsidiary. When the obligation should be settled in cash or through the delivery of another financial asset, an entity should recognize a liability for the NPV of the redemption amount as of the reporting date against the controlling interest within stockholders’ equity. A liability is not recognized under these agreements when the redemption amount is determined at fair market value at the exercise date and the entity has the election to settle using its own shares. As of December 31, 2021 and 2020, CEMEX did not have written put options. Fair value measurements (note 18.3) Under IFRS, fair value represents an “Exit Value” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation. The concept of Exit Value is premised on the existence of a market and market participants for the specific asset or liability. When there are no market and/or market participants willing to make a market, IFRS establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows: • Level 1.- represent quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX can access at the measurement date. A quoted price in an active market provides the most reliable evidence of fair value and is used without adjustment to measure fair value whenever available. • Level 2.- are inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, and are used mainly to determine the fair value of securities, investments or loans that are not actively traded. Level 2 inputs included equity prices, certain interest rates and yield curves, implied volatility and credit spreads, among others, as well as inputs extrapolated from other observable inputs. In the absence of Level 1 inputs, CEMEX determined fair values by iteration of the applicable Level 2 inputs, the number of securities and/or the other relevant terms of the contract, as applicable. • Level 3.- inputs are unobservable inputs for the asset or liability. CEMEX used unobservable inputs to determine fair values, to the extent there are no Level 1 or Level 2 inputs, in valuation models such as Black-Scholes, binomial, discounted cash flows or multiples of Operating EBITDA, including risk assumptions consistent with what market participants would use to arrive at fair value. CEMEX 2021 INTEGRATED REPORT 139

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.8) Inventories (Note 13) Inventories are valued using the lower of cost or net realizable value. The cost of inventories is based on weighted average cost formula and includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. CEMEX analyzes its inventory balances to determine if, because of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value. In such cases, these adjustments are recognized against the results of the period. Advances to suppliers of inventory are presented as part of other current assets. 3.9) Property, Machinery and Equipment and Assets for the Right-of-Use (Note 16) Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (notes 6 and 7) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. As of December 31, 2021, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows: YEARS Administrative buildings 29 Industrial buildings 26 Machinery and equipment in plant 16 Ready-mix trucks and motor vehicles 9 Office equipment and other assets 6 As of December 31, 2021, to the best of its knowledge, management considers that the commitments and climate actions will not affect the estimated average useful lives of its property, machinery and equipment described above (note 3.4). Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlaying asset, less any lease incentives received. The asset for the right-of-use is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlaying asset to CEMEX by the end of the lease term or if the cost of the asset for the right-of-use reflects that CEMEX will exercise a purchase option. In that case the asset for the right-of-use would be depreciated over the useful life of the underlying asset, on the same basis as those of property, plant and equipment. In addition, assets for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. CEMEX capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period. All waste removal costs or stripping costs incurred in the operative phase of a surface mine to access the mineral reserves are recognized as part of the carrying amount of the related quarries. The capitalized amounts are further amortized over the expected useful life of exposed ore body based on the units-of-production method. Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable. CEMEX 2021 INTEGRATED REPORT 140

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.10) Business Combinations, Goodwill and Other Intangible Assets (Notes 5.1 and 17) Business combinations are recognized using the acquisition method, by allocating the consideration transferred to assume control of the entity to all assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 3.11) . Goodwill may be adjusted for any change to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase. Costs associated with the acquisition are expensed in the income statement as incurred. CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when probable future economic benefits associated are identified and there is evidence of control over such benefits. Intangible assets are recognized at their acquisition or development cost, as applicable. Indefinite life intangible assets are not amortized since the period in which the benefits associated with such intangibles will terminate cannot be accurately established. Definite life intangible assets are amortized on a straight-line basis as part of operating costs and expenses (notes 6 and 7). Startup costs are recognized in the income statement as they are incurred. Costs associated with research and development activities (“R&D activities”), performed by CEMEX to create products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs are recognized in the operating results as incurred. Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years. Costs incurred in exploration activities such as payments for rights to explore, topographical and geological studies, as well as trenching, among other items incurred to assess the technical and commercial feasibility of extracting a mineral resource, which are not significant to CEMEX, are capitalized when probable future economic benefits associated with such activities are identified. When extraction begins, these costs are amortized during the useful life of the quarry based on the estimated tons of material to be extracted. When future economic benefits are not achieved, any capitalized costs are subject to impairment. CEMEX’s extraction rights have weighted-average useful lives of 83 years, depending on the sector and the expected life of the related reserves. As of December 31, 2021, except for extraction rights and/or as otherwise indicated, CEMEX’s intangible assets are amortized on a straight-line basis over their useful lives that range on average from 3 to 20 years. 3.11) Impairment of Long-Lived Assets (Notes 16 and 17) Property, machinery and equipment, assets for the right-of-use, intangible assets of definite life and other investments These assets are tested for impairment upon the occurrence of internal or external indicators of impairment, such as changes in CEMEX’s operating business model or in technology that affect the asset, or expectations of lower operating results, to determine whether their carrying amounts may not be recovered. An impairment loss is recorded in the income statement for the period within “Other expenses, net,” for the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value less costs to sell the asset, as generally determined by an external appraiser, and the asset’s value in use, the latter represented by the NPV of estimated cash flows related to the use and eventual disposal of the asset. The main assumptions utilized to develop estimates of NPV are a discount rate that reflects the risk of the cash flows associated with the assets and the estimations of generation of future income. Those assumptions are evaluated for reasonableness by comparing such discount rates to available market information and by comparing to third-party expectations of industry growth, such as governmental agencies or industry chambers. CEMEX 2021 INTEGRATED REPORT 141

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements When impairment indicators exist, for each intangible asset, CEMEX determines its projected revenue streams over the estimated useful life of the asset. To obtain discounted cash flows attributable to each intangible asset, such revenue is adjusted for operating expenses, changes in working capital and other expenditures, as applicable, and discounted to NPV using the risk adjusted discount rate of return. The most significant economic assumptions are: a) the useful life of the asset; b) the risk adjusted discount rate of return; c) royalty rates; and d) growth rates. Assumptions used for these cash flows are consistent with internal forecasts and industry practices. The fair values of these assets are significantly sensitive to changes in such relevant assumptions. Certain key assumptions are more subjective than others. In respect of trademarks, CEMEX considers that the most subjective key assumption is the royalty rate. In respect of extraction rights and customer relationships, the most subjective assumptions are revenue growth rates and estimated useful lives. CEMEX validates its assumptions through benchmarking with industry practices and the corroboration of third-party valuation advisors. Significant judgment by management is required to appropriately assess the fair values and values in use of the related assets, as well as to determine the appropriate valuation method and select the significant economic assumptions. Goodwill is tested for impairment when required upon the occurrence of internal or external indicators of impairment or at least once a year, during the last quarter of such year. CEMEX determines the recoverable amount of the group of cash-generating units (“CGUs”) to which goodwill balances were allocated, which consists of the higher of such group of CGUs fair value less cost to sell and its value in use, the latter represented by the NPV of estimated future cash flows to be generated by such CGUs to which goodwill was allocated, which are determined over periods of 5 years. If the value in use of a group of CGUs to which goodwill has been allocated is lower than its corresponding carrying amount, CEMEX determines the fair value of such group of CGUs using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions. An impairment loss is recognized within “Other expenses, net”, if the recoverable amount is lower than the net book value of the group of CGUs. Impairment charges recognized on goodwill are not reversed in subsequent periods. The reportable segments reported by CEMEX (note 5.3), represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment, considering: a) that after the acquisition, goodwill was allocated at the level of the reportable segment; b) that the operating components that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; d) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In addition, the country level represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes. Impairment tests are significantly sensitive to the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, CEMEX uses, to the extent available, historical data; plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following experience. However, such operating expenses are also reviewed considering external information sources in respect of inputs that behave according to international prices, such as oil and gas. CEMEX uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Moreover, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained. CEMEX 2021 INTEGRATED REPORT 142

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.12) Provisions CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would require cash outflows, or the delivery of other resources owned by the Company. As of December 31, 2021 and 2020, some significant proceedings that gave rise to a portion of the carrying amount of CEMEX’s other current and non-current liabilities and provisions are detailed in note 26.1. Considering guidance under IFRS, CEMEX recognizes provisions for levies imposed by governments when the obligating event or the activity that triggers the payment of the levy has occurred, as defined in the legislation. Restructuring CEMEX recognizes provisions for restructuring when the restructuring detailed plans have been properly finalized and authorized by management and have been communicated to the third parties involved and/or affected by the restructuring prior to the statement of financial position’s date. These provisions may include costs not associated with CEMEX’s ongoing activities. Asset retirement obligations (note 19) Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the NPV of estimated future cash flows to be incurred in the restoration process and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to adjustments to NPV by the passage of time is charged to the line item “Financial income and other items, net.” Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively. These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation. Costs related to remediation of the environment (notes 19 and 26) Provisions associated with environmental damage represent the estimated future cost of remediation, which are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs. Contingencies and commitments (notes 25 and 26) Obligations or losses related to contingencies are recognized as liabilities in the statement of financial position only when present obligations exist resulting from past events that are probable to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company recognizes contingent revenues, income or assets only when their realization is virtually certain. CEMEX 2021 INTEGRATED REPORT 143

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.13) Pensions and Other Post-Employment Benefits (Note 20) Defined contribution pension plans The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations. Defined benefit pension plans and other post-employment benefits The costs associated with employees’ benefits for defined benefit pension plans and other post-employment benefits, generally comprised of health care benefits, life insurance and seniority premiums, granted by CEMEX and/or pursuant to applicable law, are recognized as services are rendered by the employees based on actuarial estimations of the benefits’ present value considering the advice of external actuaries. For certain pension plans, CEMEX has created irrevocable trust funds to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the statement of financial position date. The actuarial assumptions and accounting policy consider: a) the use of nominal rates; b) a single rate is used for the determination of the expected return on plan assets and the discount of the benefits obligation to present value; c) a net interest is recognized on the net defined benefit liability (liability minus plan assets); and d) all actuarial gains and losses for the period, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and real return on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity. The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest cost, resulting from the increase in obligations for changes in NPV and the change during the period in the estimated fair value of plan assets, is recognized within “Financial income and other items, net.” The effects from modifications to the pension plans that affect the cost of past services are recognized within operating costs and expenses over the period in which such modifications become effective to the employees or without delay if changes are effective immediately. Likewise, the effects from curtailments and/or settlements of obligations occurring during the period, associated with events that significantly reduce the cost of future services and/or significantly reduce the population subject to pension benefits, respectively, are recognized within operating costs and expenses. Termination benefits Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred. 3.14) Income Taxes (Note 21) The effects reflected in the income statement for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary, reflecting uncertainty in income tax treatments, if any. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate or substantively enacted by the end of the reporting period to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax assets such as loss carryforwards and other recoverable taxes, to the extent that it is probable that future taxable profits will be available against which they can be utilized. The measurement of deferred income taxes at the reporting period reflects the tax consequences that follow the way in which CEMEX expects to recover or settle the carrying amount of its assets and liabilities. Deferred income taxes for the period represent the difference between balances of deferred income taxes at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted. CEMEX 2021 INTEGRATED REPORT 144

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Deferred tax assets are reviewed at each reporting date and are reduced when it is not deemed probable that the related tax benefit will be realized, considering the aggregate amount of self-determined tax loss carryforwards that CEMEX believes will not be rejected by the tax authorities based on available evidence and the likelihood of recovering them prior to their expiration through an analysis of estimated future taxable income. If it is probable that the tax authorities would reject a self-determined deferred tax asset, CEMEX would decrease such asset. When it is considered that a deferred tax asset will not be recovered before its expiration, CEMEX would not recognize such deferred tax asset. Both situations would result in additional income tax expense for the period in which such determination is made. To determine whether it is probable that deferred tax assets will ultimately be recovered, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences. Likewise, CEMEX analyzes its actual results versus the Company’s estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset and/or valuations may be affected, and necessary adjustments will be made based on relevant information in CEMEX’s income statement for such period. The income tax effects from an uncertain tax position are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information. For each position is considered individually its probability, regardless of its relation to any other broader tax settlement. The probability threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is considered not probable of being sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the consolidated statements of operations. The effective income tax rate is determined dividing the line item “Income tax” by the line item “Earnings before income tax.” This effective tax rate is further reconciled to CEMEX’s statutory tax rate applicable in Mexico (note 21.3). A significant effect in CEMEX’s effective tax rate and consequently in the reconciliation of CEMEX’s effective tax rate, relates to the difference between the statutory income tax rate in Mexico of 30% against the applicable income tax rates of each country where CEMEX operates. For the years ended December 31, 2021, 2020 and 2019, the statutory tax rates in CEMEX’s main operations were as follows: COUNTRY 2021 2020 2019 Mexico 30.0% 30.0% 30.0% United States 21.0% 21.0% 21.0% United Kingdom 19.0% 19.0% 19.3% France 28.4% 32.0% 34.4% Germany 28.2% 28.2% 28.2% Spain 25.0% 25.0% 25.0% Philippines 25.0% 30.0% 30.0% Israel 23.0% 23.0% 23.0% Colombia 31.0% 32.0% 33.0% Others 5.5% – 30.0% 9.0% – 30.0% 7.8% – 35.0% CEMEX’s current and deferred income tax amounts included in the income statement for the period are highly variable, and are subject, among other factors, to taxable income determined in each jurisdiction in which CEMEX operates. Such amounts of taxable income depend on factors such as sale volumes and prices, costs and expenses, exchange rate fluctuations and interest on debt, among others, as well as to the estimated tax assets at the end of the period due to the expected future generation of taxable gains in each jurisdiction. CEMEX 2021 INTEGRATED REPORT 145

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.15) Stockholders’ Equity Common stock and additional paid-in capital (note 22.1) These items represent the value of stockholders’ contributions and include the recognition of executive compensation programs in CEMEX, S.A.B. de C.V.’s CPOs as well as decreases associated with the restitution of retained earnings. Other equity reserves and subordinated notes (note 22.2) Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income (loss), which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners. Beginning in June 2021, this line item includes the balance of subordinated notes with no fixed maturity issued by the Parent Company. Considering that the Parent Company’s subordinated notes have no fixed maturity date, there is no contractual obligation for the Parent Company to deliver cash or any other financial assets, the payment of principal and interest may be deferred indefinitely at the sole discretion of CEMEX and specific redemption events, are fully under the Parent Company’s control, under applicable IFRS, these subordinated notes issued by the Parent Company qualify as equity instruments and are classified within controlling interest stockholders’ equity. The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows: Items of “Other equity reserves and subordinated notes” included within other comprehensive income: • Currency translation effects from the translation of foreign subsidiaries, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties’ balances that are of a non-current investment class (note 3.5); • The effective portion of the valuation and liquidation effects from derivative financial instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 3.7); • Changes in fair value of other investments in strategic securities (note 3.7); and • Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity. Items of “Other equity reserves and subordinated notes” not included in comprehensive income: • Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries; • Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures; • The balance of subordinated notes with no fixed maturity and any interest accrued thereof; and • The cancellation of the Parent Company’s shares held by consolidated entities. CEMEX 2021 INTEGRATED REPORT 146

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Retained earnings (note 22.3) Retained earnings represent the cumulative net results of prior years, net of: a) dividends declared; b) capitalization of retained earnings; c) restitution of retained earnings when applicable; and d) cumulative effects from adoption of new IFRS. Non-controlling interest and perpetual debentures (note 22.4) This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the nominal amounts of financial instruments (perpetual debentures) issued by consolidated entities that qualify as equity instruments considering that there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) a unilateral option to defer interest payments or preferred dividends for indeterminate periods. In June 2021, CEMEX redeemed all its perpetual debentures. 3.16) Revenue Recognition (Note 4) Revenue is recognized at a point in time or over time in the amount of the price, before tax on sales, expected to be received for goods and services supplied because of ordinary activities, as contractual performance obligations are fulfilled, and control of goods and services passes to the customer. Revenues are decreased by any trade discounts or volume rebates granted to customers. Transactions between related parties are eliminated in consolidation. Variable consideration is recognized when it is highly probable that a significant reversal in the amount of cumulative revenue recognized for the contract will not occur and is measured using the expected value or the most likely amount method, whichever is expected to better predict the amount based on the terms and conditions of the contract. Revenue and costs from trading activities, in which CEMEX acquires finished goods from a third party and subsequently sells the goods to another third-party, are recognized on a gross basis, considering that CEMEX assumes ownership risks on the goods purchased, not acting as agent or broker. When revenue is earned over time as contractual performance obligations are satisfied, which is the case of construction contracts, CEMEX applies the stage of completion method to measure revenue, which represents: a) the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs; b) the surveys of work performed; or c) the physical proportion of the contract work completed; whichever better reflects the percentage of completion under the specific circumstances. Revenue related to such construction contracts is recognized in the period in which the work is performed by reference to the contract’s stage of completion at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset under construction; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual costs incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity. Progress payments and advances received from customers do not reflect the work performed and are recognized as short-term or long-term advanced payments, as appropriate. 3.17) Cost of Sales and Operating Expenses (Notes 6 and 7) Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production, expenses related to storage in production plants and freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business. Administrative expenses represent the expenses associated with personnel, services and equipment, including depreciation and amortization, related to managerial activities and back office for the Company’s management. Sales expenses represent the expenses associated with personnel, services and equipment, including depreciation and amortization, involved specifically in sales activities. Distribution and logistics expenses refer to expenses of storage at points of sales, including depreciation and amortization, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities. CEMEX 2021 INTEGRATED REPORT 147

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 3.18) Executive Share-Based Compensation (Note 23) Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company and/or a subsidiary; or as liability instruments when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in the Parent Company and/or subsidiary’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the income statement during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. 3.19) Allowances Related to Emissions of CO2 According to the Paris Agreement objectives (note 3.4), in certain countries where CEMEX operates, such as European Union (“EU”) countries and the United Kingdom, among others, mechanisms aimed at reducing carbon dioxide emissions have been established, such as the EU’s Emissions Trading System (“EU ETS”), by means of which, the relevant environmental authorities grant annually certain number of emission rights (“Allowances”) so far free of cost to the different industries releasing CO2. Entities in turn must submit to such environmental authorities at the end of the compliance period, Allowances for a volume equivalent to the tons of CO2 released. Companies must buy additional Allowances to meet deficits between actual CO2 emissions during the compliance period and Allowances received. Entities may also dispose of any surplus of Allowances in the market. In general, failure to meet the emissions caps is subject to significant monetary penalties. The trend is that Allowances received free of cost will be reduced over time so that entities are compelled to act and gradually reduce the aggregate volume of emissions. As of December 31, 2021, according to management estimates (unaudited), CEMEX held excess Allowances received for no consideration in prior years sufficient to allow the Company offsetting CO2 costs in the EU and the United Kingdom operations until the end of 2025. Moreover, the increasing use of decarbonated raw materials, although far more expensive than traditional raw materials, among other strategies to reduce CO2 emissions such as the use of alternative fuels and decarbonated cementitious materials, may allow CEMEX, according to internal estimates, to extend its consolidated surplus of Allowances beyond 2025. CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows: • Certificates received through government grants for no consideration paid are recognized at zero cost in the statement of financial position. • Revenues from the sale of excess Allowances are recognized in the statement of operations in the period in which they occur. • Allowances acquired to hedge current CO2 emissions are recognized as intangible assets at cost and are further amortized to cost of sales during the compliance period. In the case of forward purchases, assets are recognized upon physical reception of the certificates. • CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights. • In addition, in certain countries, the environmental authorities impose levies per ton of CO2 or other greenhouse gases released. Such expenses are recognized as part of cost of sales as incurred. CEMEX 2021 INTEGRATED REPORT 148

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

3.20) Concentration of Credit

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of and for the years ended December 31, 2021, 2020 and 2019, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

3.21) Newly Issued IFRS Not Yet Adopted

There are several amendments or new IFRS issued but not yet effective which are under analysis and the Company's management expects to adopt in their specific effective dates considering preliminarily without any significant effect in the Company's financial position or operating results, and which are summarized as follows:

STANDARD	MAIN TOPIC	EFFECTIVE DATE
Amendments to IFRS 10, *Consolidated Financial Statements* and IAS 28	Clarify the recognition of gains or losses in the Parent's financial statements for the sale or contribution of assets between an investor and its associate or joint venture	Has yet to be set
Amendments to IAS 37, *Provisions, Contingent Liabilities and Contingent Assets* – Onerous Contracts – Cost of Fulfilling a Contract	Clarifies that the 'cost of fulfilling' a contract comprises the 'costs that relate directly to the contract'. Costs that relate directly to a contract can either be incremental costs of fulfilling that contract or an allocation of other costs that relate directly to fulfilling contracts.	January 1, 2022
Amendments to IAS 16, *Property, Plant and Equipment* – Proceeds before Intended Use	Clarifies the prohibition of deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced while bringing that asset to the location and condition necessary for it to be capable of operating in the manner intended by management.	January 1, 2022
Annual improvements to IFRS (2018-2020 cycle): IFRS 9, *Financial Instruments* – Fees in the '10 per cent' Test for Derecognition of Financial Liabilities	The amendment clarifies which fees an entity includes when it applies the '10 per cent' test in assessing whether to derecognize a financial liability. An entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other's behalf.	January 1, 2022
Amendments to IAS 1, *Presentation of Financial Statements* – Classification of Liabilities as Current or Non-current	Clarifies the requirements to be applied in classifying liabilities as current and non-current.	January 1, 2023
Amendments to IAS 8, *Definition of Accounting Estimates*	The amendment makes a distinction between how an entity should present and disclose different types of accounting changes in its financial statements. Changes in accounting policies must be applied retrospectively while changes in accounting estimates are accounted for prospectively.	January 1, 2023

CEMEX 2021 INTEGRATED REPORT 149

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

STANDARD	MAIN TOPIC	EFFECTIVE DATE
Amendments to IAS 1 and IFRS Practice Statement 2, *Disclosure of Accounting Policies*	The amendment requires entities to disclose their material accounting policies rather than their significant accounting policies. To support this amendment the Board has also developed guidance and examples to explain and demonstrate the application of the 'four-step materiality process' described in IFRS Practice Statement 2 *Making Materiality Judgements to accounting policy disclosures.*	January 1, 2023
Amendments to IAS 12, *Income Taxes* – Deferred Tax related to Assets and Liabilities arising from a Single Transaction	The amendment clarifies that companies should account for deferred tax assets and liabilities on transactions such as leases and decommissioning obligations. CEMEX has always applied these criteria.	January 1, 2023
IFRS 17, *Insurance Contracts*	The new Standard establishes the principles for the recognition, measurement, presentation and disclosure of insurance contracts and supersedes IFRS 4, *Insurance Contracts.* The Standard outlines a General Model, which is modified for insurance contracts with direct participation features, described as the Variable Fee Approach. The General Model is simplified if certain criteria are met by measuring the liability for remaining coverage using the Premium Allocation Approach.	January 1, 2023

4) REVENUE AND CONSTRUCTION CONTRACTS

CEMEX's revenues are mainly originated from the sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions. CEMEX grants credit for terms ranging from 15 to 90 days depending on the type and risk of each customer. For the years ended December 31, 2021, 2020 and 2019, revenue is as follows:

	2021	2020	2019
From the sale of goods associated to CEMEX's main activities [1]	$ 14,009	12,344	12,446
From the sale of services [2]	169	145	147
From the sale of other goods and services [3]	370	325	366
	$ 14,548	12,814	12,959

[1] Includes in each period revenue generated under construction contracts that are presented in the table below.

[2] Refers mainly to revenue generated by Neoris N.V. and its subsidiaries, involved in providing information technology solutions and services.

[3] Refers mainly to revenues generated by subsidiaries not individually significant operating in different lines of business.

CEMEX 2021 INTEGRATED REPORT 150

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Information of revenues by reportable segment and line of business for the years 2021, 2020 and 2019 is presented in note 5.3. As of December 31, 2021 and 2020, amounts receivable for progress billings to and advances received from customers of construction contracts were not significant. For 2021, 2020 and 2019, revenues and costs related to construction contracts in progress were as follows: ACCRUED 1 2021 2020 2019 Revenue from construction contracts included in consolidated revenues 2 $ 81 77 101 79 Costs incurred in construction contracts included in consolidated cost of sales 3 (85) (79) (101) (79) Construction contracts gross operating profit $ (4) (2) – – 1 Revenues and costs recognized from inception of the contracts until December 31, 2021 in connection with those projects still in progress. 2 Revenues from construction contracts during 2021, 2020 and 2019, were mainly obtained in Mexico and Colombia. 3 Refers to actual costs incurred during the periods. Certain promotions and/or discounts and rebates offered as part of the sale transaction, result in a portion of the transaction price should be allocated to such commercial incentives as separate performance obligations, recognized as contract liabilities with customers, and deferred to the income statement during the period in which the incentive is exercised by the customer or until it expires. For the years ended December 31, 2021, 2020 and 2019 changes in the balance of contract liabilities with customers are as follows: 2021 2020 2019 Opening balance of contract liabilities with customers $ 201 225 234 Increase during the period for new transactions 1,626 1,536 1,931 Decrease during the period for exercise or expiration of incentives (1,574) (1,561) (1,946) Currency translation effects 4 1 6 Closing balance of contract liabilities with customers $ 257 201 225 For the years 2021, 2020 and 2019, CEMEX did not identify any significant costs required to be capitalized as contract fulfilment assets and released over the contract life according to IFRS 15, Revenues from contracts with customers. CEMEX 2021 INTEGRATED REPORT 151

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 5) BUSINESS COMBINATIONS, DISCONTINUED OPERATIONS, SALE OF OTHER DISPOSAL GROUPS AND SELECTED FINANCIAL INFORMATION BY REPORTABLE SEGMENT AND LINE OF BUSINESS 5.1) Business Combinations In January 2021, a subsidiary of CEMEX in Israel acquired two ready-mix concrete plants from Kinneret and Beton-He’Emek for an amount in shekels equivalent to $6. As of December 31, 2021, based on the preliminary valuation of the fair values of the assets acquired and liabilities assumed, CEMEX determined goodwill of $5. During the first 6 months of 2020, a subsidiary of CEMEX in Israel acquired a ready-mix concrete products business from Ashtrom Industries for an amount in shekels equivalent to $33. After the conclusion of the purchase price allocation to the fair values of the assets acquired and liabilities assumed of this business, CEMEX determined goodwill of $2. 5.2) Discontinued Operations On December 29, 2021, through subsidiaries in Colombia and Spain, CEMEX signed an agreement for the sale on a joint-basis-only of its entire operations in Costa Rica and El Salvador with Cementos Progreso Holdings, S.L., for a total consideration of $335 subject to final adjustments. The assets for divestment consist of one cement plant, one grinding station, seven ready-mix plants, one aggregates quarry, as well as one distribution center in Costa Rica and one distribution center in El Salvador. The transaction is subject to satisfaction of closing conditions in Costa Rica and El Salvador, including approvals by competition authorities, CEMEX currently expects to finalize this transaction during the first half of 2022. As of December 31, 2021, the assets and liabilities associated with the operations in Costa Rica and El Salvador were presented in the Statement of Financial Position within the line items of “Assets and liabilities directly related to assets held for sale”, as correspond. CEMEX’s operations of these operations for the years ended December 31, 2021, 2020 and 2019 are reported in the statements of operations, net of income tax, in the single line item “Discontinued operations.” On July 9, 2021, CEMEX closed the sale agreed with Çimsa Çimento Sanayi Ve Ticaret A.Ş. on March 29, 2019, of its white cement business, except for Mexico and the U.S., for a total consideration of $155, including its Buñol cement plant in Spain and its white cement customer list. As of December 31, 2020 the assets and liabilities associated with the white cement business were presented in the Statement of Financial Position within the line items of “Assets and liabilities directly related to assets held for sale”, as correspond. CEMEX’s operations of these assets in Spain for the period from January 1 to July 9, 2021 and for the years ended December 31, 2020 and 2019 are reported in the statements of operations, net of income tax, in the single line item “Discontinued operations,” including in 2021 a loss on sale of $67 net of the proportional allocation of goodwill of $41. On March 31, 2021, CEMEX closed the sale of 24 concrete plants and one aggregates quarry in France to LafargeHolcim for $44. These assets are located in the Rhone Alpes region in the Southeast of France, east of CEMEX´s Lyon operations, which the company retained. CEMEX’s operations of these assets in France for the three-month period ended on March 31, 2021 and the years ended December 31, 2020 and 2019 are reported in the statements of operations, net of income tax, in the single line item “Discontinued operations.” On August 3, 2020, through a subsidiary in the United Kingdom, CEMEX concluded the sale to Breedon Group plc of certain assets for an amount in Pounds equivalent to $230, including $30 of debt. The assets sold consisted of 49 ready-mix plants, 28 aggregate quarries, four depots, one cement terminal, 14 asphalt plants, four concrete products operations, as well as a portion of CEMEX’s paving solutions business in the United Kingdom. CEMEX retained significant operations in the United Kingdom related with the production and sale of cement, ready-mix concrete, aggregates, asphalt and paving solutions, among others. CEMEX’s operations of these assets in the United Kingdom for the period from January 1 to August 3, 2020, including in 2020 a loss on sale of $57 net of the proportional allocation of goodwill of $47, and the year ended December 31, 2019 are reported in the statements of operations, net of tax, in the single line item “Discontinued operations.” CEMEX 2021 INTEGRATED REPORT 152

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

On March 6, 2020, CEMEX concluded the sale to Eagle Materials Inc. of its U.S. subsidiary Kosmos Cement Company ("Kosmos"), a partnership with a subsidiary of Buzzi Unicem S.p.A. in which CEMEX held a 75% interest, for a total consideration of $665, of which the proceeds to CEMEX were $499. The assets sold consisted of Kosmos' cement plant in Louisville, Kentucky, as well as related assets which include seven distribution terminals and raw material reserves. CEMEX's operations of these assets in the United States for the period from January 1 to March 6, 2020, including in 2020 a gain on sale of $14 net of the proportional allocation of goodwill of $291, and the year ended December 31, 2019, are reported in the statements of operations, net of income tax, in the single line item "Discontinued operations."

On June 28, 2019, CEMEX concluded with several counterparties the sale of its ready-mix and aggregates business in the central region of France for an aggregate price in euro equivalent to $36. CEMEX's operations of these disposed assets in France for the period from January 1 to June 28, 2019, are reported in the statements of operations, net of income tax, in the single line item "Discontinued operations," including in 2019 a gain on sale of $17 net of a proportional allocation of goodwill related to this reporting segment of $8.

On May 31, 2019, CEMEX concluded the sale of its aggregates and ready-mix assets in the North and North-West regions of Germany to GP Günter Papenburg AG for a price in euro equivalent to $97. The assets divested in Germany consisted of four aggregates quarries and four ready-mix facilities in North Germany, and nine aggregates quarries and 14 ready-mix facilities in North-West Germany. CEMEX's operations of these assets in Germany for the period from January 1 to May 31, 2019, are reported in the statements of operations, net of income tax, in the single line item "Discontinued operations," including in 2019 a gain on sale of $59.

On March 29, 2019, CEMEX closed the sale of assets in the Baltics and Nordics to the German building materials group Schwenk Zement KG for a price in euro equivalent to $387. The Baltic assets divested consisted of one cement production plant in Broceni, four aggregates quarries, two cement quarries, six ready-mix plants, one marine terminal and one land distribution terminal in Latvia. The assets divested also included CEMEX's 37.8% non-controlling interest in Akmenes Cementas AB owner of a cement production plant in Akmene in Lithuania, as well as the exports business to Estonia. The Nordic assets divested consisted of three import terminals in Finland, four import terminals in Norway and four import terminals in Sweden. CEMEX's operations of these disposed assets for the period from January 1 to March 29, 2019, are reported in the statements of operations, net of income tax, in the single line item "Discontinued operations," including in 2019 a gain on sale of $66.

The following table presents condensed combined information of the statement of financial position for the assets held for sale in 2021 related to the operating segments in Costa Rica and El Salvador and in 2020 related to the white cement business in Spain, as mentioned above:

		2021	2020
Current assets	$	29	4
Non-current assets		48	103
Total assets of the disposal group		77	107
Current liabilities		31	–
Non-current liabilities		8	–
Total liabilities directly related to disposal group		39	–
Total net assets of disposal group	$	38	107

CEMEX 2021 INTEGRATED REPORT 153

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

In addition, the following table presents condensed combined information of the statements of operations of CEMEX's discontinued operations previously mentioned in: a) Costa Rica and El Salvador for the years ended December 31, 2021, 2020 and 2019; b) Spain related to the white cement business for the period from January 1 to July 9, 2021 and for the years ended December 31, 2020 and 2019; c) France related to the Rhone Alpes region for the three-month period ended March 31, 2021 and the years ended December 31, 2020 and 2019; d) the United Kingdom for the period from January 1 to August 3, 2020 and for the year ended December 31, 2019; e) the United States for the period from January 1 to March 6, 2020 and for the year ended December 31, 2019; f) France related to the central region for the period from January 1 to June 28, 2019; g) Germany for the period from January 1 to May 31, 2019; and h) the Baltics and Nordics for the period from January 1 to March 29, 2019.

		2021	2020	2019
Revenues	$	185	346	744
Cost of sales and operating expenses		(150)	(308)	(673)
Other income (expenses), net		(12)	(18)	(11)
Financial expenses, net and others		11	9	(6)
Earnings before income tax		34	29	54
Income tax		(40)	(83)	(11)
Result of discontinued operations		(6)	(54)	43
Net disposal result		(4)	(45)	55
Net result of discontinued operations	$	(10)	(99)	98

5.3) Selected Financial Information by Reportable Segment and Line of Business

Reportable segments represent the components of CEMEX that engage in business activities from which CEMEX may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity's top management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available. CEMEX operates geographically and by business on a regional basis.

Beginning April 1, 2020 and for subsequent periods, the geographical regions Europe and Asia, Middle East and Africa ("AMEA") were merged and reorganized under a single regional president and was denominated Europe, Middle East, Africa and Asia ("EMEAA"). For the reported periods, the Company's operations were organized in four geographical regions, each under the supervision of a regional president, as follows: 1) Mexico, 2) United States, 3) EMEAA and 4) South, Central America and the Caribbean ("SCA&C"). The accounting policies applied to determine the financial information by reportable segment are consistent with those described in note 3.

Considering similar regional and economic characteristics and/or materiality, certain countries have been aggregated and presented as single line items as follows: a) "Rest of EMEAA" refers mainly to CEMEX's operations and activities in the Czech Republic, Croatia, Egypt and the United Arab Emirates; b) "Rest of SCA&C" refers mainly to CEMEX's operations and activities in Costa Rica, Puerto Rico, Nicaragua, Jamaica, the Caribbean, Guatemala and El Salvador, excluding the operations of Trinidad Cement Limited ("TCL") and TCL's subsidiaries; and c) "Caribbean TCL" refers to TCL's operations mainly in Trinidad and Tobago, Jamaica, Guyana and Barbados. The segment "Others" refers to: 1) cement trade maritime operations, 2) Neoris N.V., CEMEX's subsidiary involved in the business of information technology solutions, 3) the Parent Company, other corporate entities and finance subsidiaries, and 4) other minor subsidiaries with different lines of business. As of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 and the selected financial information by reportable segment and line of business included in the tables below, CEMEX's reportable segments in Costa Rica and El Salvador, part of the SCA&C region, are presented in the line items of discontinued operations and/or assets held for sale and related liabilities, as correspond, jointly with the other discontinued operations previously described (note 5.2). As of the reporting date, the operating segment in Poland has been separated from the Rest of EMEAA considering its materiality within this region. The tables of financial information by reportable segment and line of business as of December 31, 2020 and for the years 2020 and 2019 were reformulated to consider this new presentation.

CEMEX 2021 INTEGRATED REPORT 154

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Selected information of the consolidated statements of operations by reportable segment for the years 2021, 2020 and 2019, excluding the share of profits of equity accounted investees by reportable segment that is included in the note 15.1, was as follows: REVENUES LESS: OPERATING (INCLUDING LESS: DEPRECIATION EARNINGS OTHER OTHER INTRAGROUP INTRAGROUP OPERATING AND BEFORE OTHER EXPENSES, FINANCIAL FINANCING 2021 TRANSACTIONS) TRANSACTIONS REVENUES EBITDA AMORTIZATION EXPENSES, NET NET EXPENSE ITEMS, NET Mexico $ 3,466 (142) 3,324 1,164 161 1,003 (43) (29) 2 United States 4,359 (4) 4,355 778 464 314 (127) (47) (19) EMEAA United Kingdom 940 – 940 141 69 72 (3) (8) (17) France 863 – 863 93 50 43 (6) (11) –Germany 472 (43) 429 69 28 41 – (2) (2) Poland 405 (6) 399 73 25 48 (4) (2) 1 Spain 359 (25) 334 (6) 33 (39) (331) (3) 51 Philippines 1 424 – 424 114 40 74 (1) 17 (2) Israel 785 – 785 114 45 69 (1) (4) 2 Rest of EMEAA 618 (5) 613 87 56 31 (110) (3) 1 SCA&C Colombia 2 437 – 437 87 26 61 (19) (7) (12) Panama 2 121 (23) 98 31 16 15 (2) – –Caribbean TCL 3 280 (7) 273 65 19 46 (1) (6) (6) Dominican Republic 299 (8) 291 128 7 121 3 – (1) Rest of SCA&C 2 465 (21) 444 110 13 97 (5) (2) (3) Others 1,790 (1,251) 539 (187) 75 (262) 534 (555) (73) Continuing operations 16,083 (1,535) 14,548 2,861 1,127 1,734 (116) (662) (78) Discontinued operations 185 – 185 44 9 35 (12) – 11 Total $ 16,268 (1,535) 14,733 2,905 1,136 1,769 (128) (662) (67) REVENUES LESS: OPERATING (INCLUDING LESS: DEPRECIATION EARNINGS OTHER OTHER INTRAGROUP INTRAGROUP OPERATING AND BEFORE OTHER EXPENSES, FINANCIAL FINANCING 2020 TRANSACTIONS) TRANSACTIONS REVENUES EBITDA AMORTIZATION EXPENSES, NET NET EXPENSE ITEMS, NET Mexico $ 2,812 (134) 2,678 931 148 783 (46) (31) (4) United States 3,994 (1) 3,993 747 440 307 (1,350) (53) (20) EMEAA United Kingdom 739 – 739 88 67 21 (73) (9) (77) France 754 – 754 71 48 23 (1) (12) 3 Germany 489 (37) 452 67 28 39 (3) (2) (3) Poland 377 (7) 370 74 25 49 (1) (2) 1 Spain 319 (16) 303 25 39 (14) (195) (3) (9) Philippines 1 398 – 398 118 46 72 (1) 2 2 Israel 754 – 754 115 28 87 – (4) 1 Rest of EMEAA 582 (9) 573 75 56 19 (26) (3) (22) SCA&C Colombia 2 404 – 404 86 25 61 (14) (5) (13) Panama 2 80 (7) 73 12 16 (4) (19) (1) 1 Caribbean TCL 3 251 (7) 244 65 22 43 (9) (6) (8) Dominican Republic 229 (11) 218 84 8 76 (5) (1) 4 Rest of SCA&C 2 393 (3) 390 100 15 85 (38) (2) 7 Others 941 (470) 471 (237) 99 (336) 14 (645) 19 Continuing operations 13,516 (702) 12,814 2,421 1,110 1,311 (1,767) (777) (118) Discontinued operations 360 (14) 346 53 15 38 (18) – 9 Total $ 13,876 (716) 13,160 2,474 1,125 1,349 (1,785) (777) (109) CEMEX 2021 INTEGRATED REPORT 155

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

2019	Revenues (including intragroup transactions)	Less: intragroup transactions	Revenues	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	$ 2,897	(105)	2,792	969	159	810	(48)	(36)	(1)
United States	3,780	-	3,780	629	392	237	(22)	(64)	(13)
EMEAA									
United Kingdom	749	-	749	119	69	50	(2)	(11)	(17)
France	825	-	825	89	48	41	(5)	(11)	1
Germany	439	(25)	414	65	28	37	3	(3)	(4)
Poland	350	(2)	348	56	24	32	-	(2)	-
Spain	319	(25)	294	16	34	(18)	(8)	(2)	2
Philippines [a]	458	-	458	117	38	79	1	6	4
Israel	660	-	660	89	23	66	-	(2)	1
Rest of EMEAA	608	(12)	596	74	46	28	(7)	(5)	26
SCA&C									
Colombia [b]	504	-	504	90	29	61	(21)	(4)	(3)
Panama [b]	181	(2)	179	48	17	31	(9)	(1)	-
Caribbean TCL [c]	248	(8)	240	56	23	33	(2)	(6)	(4)
Dominican Republic	245	(17)	228	84	9	75	(1)	-	-
Rest of SCA&C [b]	383	(3)	380	68	15	53	(57)	(3)	1
Others	1,089	(577)	512	(231)	85	(316)	(156)	(567)	(58)
Continuing operations	13,735	(776)	12,959	2,338	1,039	1,299	(334)	(711)	(65)
Discontinued operations	759	(15)	744	128	57	71	(11)	-	(6)
Total	$ 14,494	(791)	13,703	2,466	1,096	1,370	(345)	(711)	(71)

[a] CEMEX's operations in the Philippines are mainly conducted through CEMEX Holdings Philippines, Inc. ("CHP"), a Philippine company whose shares trade on the Philippines Stock Exchange. As of December 31, 2021 and 2020, there is a non-controlling interest in CHP of 22.16% of its ordinary shares (note 22.4).

[b] CEMEX Latam Holdings, S.A. ("CLH"), a company incorporated in Spain, trades its ordinary shares on the Colombian Stock Exchange. CLH is the indirect holding company of CEMEX's operations in Colombia, Panama, Costa Rica, Guatemala, Nicaragua and El Salvador. At year end 2021 and 2020, there is a non-controlling interest in CLH of 7.74% and 7.63%, respectively, of its ordinary shares, excluding shares held in CLH's treasury (note 22.4).

[c] The shares of TCL trade on the Trinidad and Tobago Stock Exchange. As of December 31, 2021 and 2020, there is a non-controlling interest in TCL of 30.17% of its ordinary shares in both years (note 22.4).

CEMEX 2021 INTEGRATED REPORT 156

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Debt by reportable segment is disclosed in note 18.1. As of December 31, 2021 and 2020, selected statement of financial position information by reportable segment was as follows:

2021	Equity accounted investees	Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets *
Mexico	$ -	3,785	3,785	1,513	2,272	190
United States	159	12,651	12,810	2,707	10,103	373
EMEAA						
United Kingdom	6	1,585	1,591	1,220	371	94
France	41	952	993	476	517	44
Germany	3	398	401	287	114	29
Poland	1	321	322	126	196	29
Spain	-	704	704	240	464	34
Philippines	-	777	777	153	624	89
Israel	-	776	776	526	250	45
Rest of EMEAA	9	798	807	287	520	66
SCA&C						
Colombia	-	962	962	477	485	27
Panama	-	282	282	88	194	9
Caribbean TCL	-	498	498	219	279	22
Dominican Republic	-	192	192	87	105	15
Rest of SCA&C	-	262	262	173	89	15
Others	316	1,031	1,347	7,761	(6,414)	13
Total	535	25,974	26,509	16,340	10,169	1,094
Assets held for sale and related liabilities (note 14.1)	-	141	141	39	102	5
Total consolidated	$ 535	26,115	26,650	16,379	10,271	1,099

2020	Equity accounted investees	Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets *
Mexico	$ -	3,837	3,837	1,523	2,314	144
United States	146	12,296	12,442	2,490	9,952	284
EMEAA						
United Kingdom	6	1,507	1,513	1,368	145	55
France	53	999	1,052	585	467	62
Germany	4	412	416	357	59	24
Poland	1	319	320	134	186	19
Spain	-	1,023	1,023	230	793	22
Philippines	-	761	761	158	603	82
Israel	-	769	769	507	262	28
Rest of EMEAA	8	853	861	283	578	32
SCA&C						
Colombia	-	1,105	1,105	514	591	14
Panama	-	295	295	78	217	3
Caribbean TCL	-	493	493	258	235	16
Dominican Republic	-	158	158	66	92	2
Rest of SCA&C	-	333	333	162	171	7
Others	292	1,568	1,860	9,754	(7,894)	1
Total	510	26,728	27,238	18,467	8,771	795
Assets held for sale and related liabilities (note 14.1)	-	187	187	6	181	-
Total consolidated	$ 510	26,915	27,425	18,473	8,952	795

* In 2021 and 2020, the column "Additions to fixed assets" includes capital expenditures, which comprises acquisitions of property, machinery and equipment as well as additions of assets for the right-of-use, for combined amounts of $1,099 and $795, respectively (note 16).

CEMEX 2021 INTEGRATED REPORT 157

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of the reporting date, the Urbanization Solutions line of business, comprising complementary solutions to solve urban needs such as admixtures for decoration, building, landscaping and renovation purposes as well as variety of mortars and water-repelling and water-retaining agents and stabilizers, among others, was separated from "Others" considering its materiality for CEMEX's management. The tables of revenues by line of business for the years 2020 and 2019 were reformulated to consider this new presentation.

Revenues by line of business and reportable segment for the years ended December 31, 2021, 2020 and 2019 were as follows:

2021		Cement	Concrete	Aggregates	Urbanization Solutions	Others	Eliminations	Revenues
Mexico	$	2,412	733	208	810	14	(853)	3,324
United States		1,731	2,479	1,005	558	13	(1,431)	4,355
EMEAA								
United Kingdom		270	311	377	200	53	(271)	940
France		-	682	397	6	-	(222)	863
Germany		210	204	65	30	69	(149)	429
Poland		272	154	38	6	1	(72)	399
Spain		256	93	31	23	-	(69)	334
Philippines		423	-	-	4	1	(4)	424
Israel		-	657	199	89	27	(187)	785
Rest of EMEAA		423	232	47	14	21	(124)	613
SCA&C								
Colombia		309	130	36	58	21	(117)	437
Panama		103	16	5	7	1	(34)	98
Caribbean TCL		271	5	7	4	6	(20)	273
Dominican Republic		240	16	-	44	8	(17)	291
Rest of SCA&C		400	20	6	24	1	(7)	444
Others		-	-	-	-	1,790	(1,251)	539
Continuing operations		7,320	5,732	2,421	1,877	2,026	(4,828)	14,548
Discontinued operations		156	23	7	3	3	(7)	185
Total	$	7,476	5,755	2,428	1,880	2,029	(4,835)	14,733

2020		Cement	Concrete	Aggregates	Urbanization Solutions	Others	Eliminations	Revenues
Mexico	$	2,001	628	172	590	14	(727)	2,678
United States		1,599	2,255	954	468	13	(1,296)	3,993
EMEAA								
United Kingdom		201	274	314	176	53	(279)	739
France		-	647	340	-	-	(233)	754
Germany		210	202	69	31	69	(129)	452
Poland		244	142	39	6	1	(62)	370
Spain		233	83	24	18	-	(55)	303
Philippines		398	-	-	2	1	(3)	398
Israel		-	623	195	81	27	(172)	754
Rest of EMEAA		400	220	42	11	21	(121)	573
SCA&C								
Colombia		294	119	34	44	21	(108)	404
Panama		67	14	4	4	1	(17)	73
Caribbean TCL		245	5	7	2	6	(21)	244
Dominican Republic		185	15	5	31	8	(26)	218
Rest of SCA&C		359	3	6	19	1	2	390
Others		-	-	-	-	947	(476)	471
Continuing operations		6,436	5,230	2,205	1,483	1,183	(3,723)	12,814
Discontinued operations		167	90	77	3	56	(47)	346
Total	$	6,603	5,320	2,282	1,486	1,239	(3,770)	13,160

CEMEX 2021 INTEGRATED REPORT 158

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

2019		Cement	Concrete	Aggregates	Urbanization Solutions	Others	Eliminations	Revenues
Mexico	$	2,009	798	196	542	76	(829)	2,792
United States		1,608	2,189	917	437	15	(1,386)	3,780
EMEAA								
United Kingdom		227	310	290	141	126	(345)	749
France		–	720	355	–	20	(270)	825
Germany		192	184	62	29	93	(146)	414
Poland		209	141	43	5	7	(57)	348
Spain		228	86	23	20	4	(67)	294
Philippines		457	–	–	2	1	(2)	458
Israel		–	554	166	59	43	(162)	660
Rest of EMEAA		400	237	47	10	14	(112)	596
SCA&C								
Colombia		363	176	53	43	25	(156)	504
Panama		141	49	15	13	2	(41)	179
Caribbean TCL		241	9	5	–	12	(27)	240
Dominican Republic		194	27	8	24	10	(35)	228
Rest of SCA&C		329	36	8	16	2	(11)	380
Others		–	–	–	(1)	1,091	(578)	512
Continuing operations		6,598	5,516	2,188	1,340	1,541	(4,224)	12,959
Discontinued operations		348	157	174	2	89	(26)	744
Total	$	6,946	5,673	2,362	1,342	1,630	(4,250)	13,703

6) COST OF SALES

The detail of consolidated cost of sales by nature for the years 2021, 2020 and 2019 is as follows:

		2021	2020	2019
Raw materials and goods for resale	$	4,875	4,108	4,213
Payroll		1,498	1,372	1,413
Electricity, fuels and other services		1,174	1,052	1,180
Depreciation and amortization		936	915	859
Maintenance, repairs and supplies		722	648	738
Transportation costs		573	352	336
Change in inventory		(911)	(712)	(967)
Other production costs		1,008	957	942
	$	9,875	8,692	8,714

7) OPERATING EXPENSES

Consolidated operating expenses during 2021, 2020 and 2019 by function are as follows:

		2021	2020	2019
Administrative expenses [1,2]	$	979	1,069	1,104
Selling expenses [2]		324	330	366
Total administrative and selling expenses		1,303	1,399	1,470
Distribution and logistics expenses		1,636	1,412	1,476
Total operating expenses	$	2,939	2,811	2,946

[1] All significant R&D activities are executed by several internal areas of CEMEX as part of their daily activities. In 2021, 2020 and 2019, total combined expenses of these departments recognized within administrative expenses were $35, $31 and $38, respectively.

[2] In 2021, 2020 and 2019, administrative expenses include depreciation and amortization of $142, $145 and $132, respectively, and selling expenses include depreciation and amortization of $49 in 2021, $50 in 2020 and $48 in 2019.

CEMEX 2021 INTEGRATED REPORT 159

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Consolidated operating expenses during 2021, 2020 and 2019 by nature are as follows:

		2021	2020	2019
Transportation costs	$	1,502	1,313	1,371
Payroll		915	945	961
Depreciation and amortization		191	195	180
Professional legal, accounting and advisory services		145	176	180
Maintenance, repairs and supplies		78	74	78
Other operating expenses		108	108	176
	$	2,939	2,811	2,946

8) OTHER EXPENSES, NET

The detail of the line item "Other expenses, net" for the years 2021, 2020 and 2019 is as follows:

		2021	2020	2019
Sale of emission Allowances (note 3.19) •	$	600	-	-
Impairment losses •		(536)	(1,520)	(64)
Results from the sale of assets and others •		(136)	(115)	(217)
Incremental costs and expenses related to the COVID-19 Pandemic (note 2)		(26)	(48)	-
Restructuring costs •		(17)	(81)	(48)
Charitable contributions		(1)	(3)	(5)
	$	(116)	(1,767)	(334)

• During March 2021, considering CEMEX's targets for the reduction of CO_2 emissions (note 3.4), as well as the innovative technologies and considerable capital investments that have to be deployed to achieve such goals, CEMEX sold 12.3 million Allowances in several transactions for $600. The Company had accrued such Allowances as of the end of Phase III under the EU ETS, which finalized on December 31, 2020.

• In 2021, includes aggregate impairment losses of goodwill of $440 related to the operating segments in Spain, the United Arab Emirates and the Information Technology business (note 17.2), impairment losses of internally developed software capitalized in prior years and other intangible assets of $53 (note 17.1), as well as impairment losses of fixed assets of $43 (note 16.1). In 2020, include impairment losses of goodwill and other intangible assets of $1,020 and $194, respectively, related to CEMEX's assets and its Reporting Segment in the United States (notes 17.1 and 17.2), as well as impairment losses of fixed assets of $306, mainly related to idle assets in the United States, Spain and the United Kingdom (note 16.1). In 2019, includes impairment losses of fixed assets of $64 (note 16.1).

• In 2021, 2020 and 2019, includes $29, $11 and $55, respectively, in connection with property damages and natural disasters (note 26.1).

• Restructuring costs mainly refer to severance payments and the definite closing of operating sites.

9) FINANCIAL ITEMS

9.1) Financial Expense

Consolidated financial expense in 2021, 2020 and 2019 includes $67, $74 and $77 of interest expense from financial obligations related to lease contracts (notes 16.2 and 18.2).

9.2) Financial Income and Other Items, Net

The detail of financial income and other items, net in 2021, 2020 and 2019 was as follows:

		2021	2020	2019
Effects of amortized cost on assets and liabilities and others, net •	$	(28)	(89)	(20)
Net interest cost of pension liabilities (note 20)		(31)	(33)	(39)
Results from financial instruments, net (notes 15.2 and 18.4)		(6)	(17)	(1)
Foreign exchange results		(37)	(3)	(23)
Financial income		22	20	18
Others		2	4	-
	$	(78)	(118)	(65)

• The increase in 2020 is mainly a result of the decrease in the discount rates in the United Kingdom utilized by the Company to determine its environmental remediation liabilities.

CEMEX 2021 INTEGRATED REPORT 160

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 10) CASH AND CASH EQUIVALENTS As of December 31, 2021 and 2020, consolidated cash and cash equivalents consisted of: 2021 2020 Notes to the Consolidated Financial Statements Cash and bank accounts $ 367 501 Fixed-income securities and other cash equivalents 246 449 $ 613 950 Based on net settlement agreements, the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX of $15 in 2021 and $32 in 2020, which were offset against the corresponding obligations of CEMEX with the counterparties, considering CEMEX’s right, ability and intention to settle the amounts on a net basis. 11) TRADE ACCOUNTS RECEIVABLE As of December 31, 2021 and 2020, consolidated trade accounts receivable consisted of: 2021 2020 Trade accounts receivable $ 1,622 1,654 Allowances for expected credit losses (101) (121) $ 1,521 1,533 As of December 31, 2021 and 2020, trade accounts receivable include receivables of $727 and $677, respectively, sold under outstanding trade receivables securitization programs and/or factoring programs with recourse, established in Mexico, the United States, France and the United Kingdom, in which CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets; nonetheless, in such programs, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable. Therefore, the trade accounts receivable sold were not removed from the statement of financial position and the funded amounts to CEMEX of $602 in 2021 and $586 in 2020, were recognized within the line item of “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to $11 in 2021, $13 in 2020 and $25 in 2019. CEMEX’s securitization programs are usually negotiated for periods of one to two years and are usually renewed at their maturity. As of December 31, 2021, the balances of trade accounts receivable and the allowance for Expected Credit Losses (“ECL”) were as follows: ACCOUNTS ECL ECL RECEIVABLE ALLOWANCE AVERAGE RATE Mexico $ 253 31 12.3% United States 503 6 1.2% Europe, Middle East, Africa and Asia 742 47 6.3% South, Central America and the Caribbean 82 13 15.9% Others 42 4 9.5% $ 1,622 101 CEMEX 2021 INTEGRATED REPORT 161

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Changes in the allowance for expected credit losses in 2021, 2020 and 2019, were as follows: 2021 2020 2019 Notes to the Consolidated Financial Statements Allowances for expected credit losses at beginning of period $ 121 116 119 Charged to selling expenses 1 23 12 Deductions (16) (19) (16) Reclassification to assets held for sale (note 5.2) (2) – – Foreign currency translation effects (3) 1 1 Allowances for expected credit losses at end of period $ 101 121 116 As of December 31, 2021, in relation to the COVID-19 Pandemic (note 2) and the potential increase in expected credit losses on trade accounts receivable because of the negative economic effects associated with the COVID-19 Pandemic, CEMEX maintains continuous communication with its customers as part of its collection management, in order to anticipate situations that could represent an extension in the portfolio’s recovery period or in some cases the risk of non-recovery. As of this same date, the Company considers that these negative effects do not yet have a significant impact on the estimates of expected credit losses and will continue to monitor the development of relevant events that may eventually have effect because of a deepening or extension of the COVID-19 Pandemic. 12) OTHER ACCOUNTS RECEIVABLE As of December 31, 2021 and 2020, consolidated other accounts receivable consisted of: 2021 2020 Advances of income taxes and other refundable taxes $ 396 304 Non-trade accounts receivable 1 84 117 Interest and notes receivable 31 39 Current portion of valuation of derivative financial instruments 36 7 Loans to employees and others 11 10 $ 558 477 1 Non-trade accounts receivable are mainly attributable to the sale of assets. 13) INVENTORIES As of December 31, 2021 and 2020, the consolidated balance of inventories was summarized as follows: 2021 2020 Finished goods $ 343 309 Materials and spare parts 372 271 Raw materials 242 192 Work-in-process 225 164 Inventory in transit 79 35 $ 1,261 971 For the years ended December 31, 2021, 2020 and 2019, CEMEX recognized within “Cost of sales” in the income statement, inventory impairment losses of $4, $9 and $6, respectively. CEMEX 2021 INTEGRATED REPORT 162

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

14) ASSETS HELD FOR SALE AND OTHER CURRENT ASSETS

14.1) Assets Held for Sale (Note 5.2)

As of December 31, 2021 and 2020, assets held for sale, which are measured at the lower of their estimated realizable value, less costs to sell, and their carrying amounts, as well as liabilities directly related with such assets are detailed as follows:

	2021				2020			
		ASSETS	LIABILITIES	NET ASSETS		ASSETS	LIABILITIES	NET ASSETS
Costa Rica and El Salvador	$	77	39	38	$	-	-	-
White cement assets in Spain		-	-	-		107	-	107
Other assets held for sale *		64	-	64		80	6	74
	$	141	39	102	$	187	6	181

* In 2020, includes assets and liabilities of $26 and $6, respectively, associated with a committed sale of certain assets in France negotiated in December 2020.

CEMEX recognized within the line item "Other expenses, net" adjustments in the fair value of its assets held for sale representing losses of $23 in 2020.

14.2) Other Current Assets

As of December 31, 2021 and 2020, other current assets of $131 and $117, respectively, are mainly comprised of advance payments to vendors.

15) EQUITY ACCOUNTED INVESTEES, OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

15.1) Equity Accounted Investees

As of December 31, 2021 and 2020, the investments in common shares of associates were as follows:

	ACTIVITY	COUNTRY	%		2021	2020
Camcem, S.A. de C.V.	Cement	Mexico	40.1	$	269	244
Concrete Supply Co. LLC	Concrete	United States	40.0		90	81
Lehigh White Cement Company	Cement	United States	36.8		69	62
Société d'Exploitation de Carrières	Aggregates	France	50.0		22	21
Société Méridionale de Carrières	Aggregates	France	33.3		12	14
Other companies	—	—	—		73	88
				$	535	510
Out of which:						
Book value at acquisition date				$	303	311
Changes in stockholders' equity				$	232	199

Combined condensed statement of financial position information of CEMEX's equity accounted investees as of December 31, 2021 and 2020 is set forth below:

		2021	2020
Current assets	$	1,424	1,240
Non-current assets		1,718	1,662
Total assets		3,142	2,902
Current liabilities		532	496
Non-current liabilities		737	766
Total liabilities		1,269	1,262
Total net assets	$	1,873	1,640

CEMEX 2021 INTEGRATED REPORT 163

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Combined selected information of the statements of operations of CEMEX's equity accounted investees in 2021, 2020 and 2019 is set forth below:

		2021	2020	2019
Sales	$	1,801	1,759	1,600
Operating earnings		312	296	237
Income before income tax		219	175	158
Net income		153	128	118

The share of equity accounted investees by reportable segment in the statements of operations for 2021, 2020 and 2019 is detailed as follows:

		2021	2020	2019
Mexico	$	28	30	23
United States		18	15	18
EMEAA		8	6	10
Corporate and others		–	(2)	(2)
	$	54	49	49

15.2) Other Investments and Non-Current Accounts Receivable

As of December 31, 2021 and 2020, consolidated other investments and non-current accounts receivable were summarized as follows:

		2021	2020
Non-current accounts receivable [a]	$	204	246
Investments in strategic equity securities [b]		14	23
Non-current portion of valuation of derivative financial instruments (note 18.4)		22	3
Investments at fair value through the income statement [c]		3	3
	$	243	275

[a] Includes, among other items: a) accounts receivable from investees and joint ventures of $21 in 2021 and $36 in 2020, b) advances to suppliers of fixed assets of $35 in 2021 and $47 in 2020, c) employee prepaid compensation of $7 in 2021 and $6 in 2020, and d) warranty deposits of $27 in 2021 and $29 in 2020.

[b] These investments are recognized at fair value through other comprehensive income.

[c] Refers to investments in private funds. In 2021 and 2020, no contributions were made to such private funds.

16) PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2021 and 2020, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

		2021	2020
Property, machinery and equipment, net	$	10,202	10,170
Assets for the right-of-use, net		1,120	1,243
	$	11,322	11,413

CEMEX 2021 INTEGRATED REPORT 164

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 16.1) Property, Machinery and Equipment, Net As of December 31, 2021 and 2020, consolidated property, machinery and equipment, net and the changes in this line item during 2021, 2020 and 2019, were as follows: Notes to the Consolidated Financial Statements 2021 LAND AND MACHINERY MINERAL AND CONSTRUCTION 1 RESERVES BUILDINGS EQUIPMENT IN PROGRESS TOTAL Cost at beginning of period $ 4,741 2,438 11,929 1,188 20,296 Accumulated depreciation and depletion (1,177) (1,474) (7,475) – (10,126) Net book value at beginning of period 3,564 964 4,454 1,188 10,170 Capital expenditures 81 159 609 – 849 Stripping costs 18 – – – 18 Total capital expenditures 99 159 609 – 867 Disposals 2 (20) (6) (80) – (106) Reclassifications 3 (4) (8) (29) (3) (44) Depreciation and depletion for the period (108) (74) (542) – (724) Impairment losses (11) (9) (15) (8) (43) Foreign currency translation effects 55 12 (70) 85 82 Cost at end of period 4,801 2,532 11,727 1,262 20,322 Accumulated depreciation and depletion (1,226) (1,494) (7,400) – (10,120) Net book value at end of period $ 3,575 1,038 4,327 1,262 10,202 2020 LAND AND MACHINERY MINERAL AND CONSTRUCTION 1 RESERVES BUILDINGS EQUIPMENT IN PROGRESS TOTAL 2019 1, 2 Cost at beginning of period $ 4,606 2,374 11,519 1,209 19,708 20,642 Accumulated depreciation and depletion (968) (1,326) (6,849) – (9,143) (9,410) Net book value at beginning of period 3,638 1,048 4,670 1,209 10,565 11,232 Capital expenditures 47 35 482 – 564 737 Stripping costs 18 – – – 18 22 Total capital expenditures 65 35 482 – 582 759 Disposals 2 (26) (7) (30) – (63) (96) Reclassifications 3 (10) (2) (6) – (18) (402) Business combinations (note 5.1) – – 11 – 11 –Depreciation and depletion for the period (134) (99) (515) – (748) (633) Impairment losses (87) (54) (165) – (306) (64) Foreign currency translation effects 118 43 7 (21) 147 (231) Cost at end of period 4,741 2,438 11,929 1,188 20,296 19,708 Accumulated depreciation and depletion (1,177) (1,474) (7,475) – (10,126) (9,143) Net book value at end of period $ 3,564 964 4,454 1,188 10,170 10,565 1 As of December 31, 2021, the Maceo plant in Colombia, finalized significantly in 2017, with an annual capacity of approximately 1.3 million tons, has not initiated commercial operations. As of the reporting date, the works related to the access road to the plant remain suspended and the beginning of commercial operations is subject to the successful conclusion of several ongoing processes for the proper operation of the assets and other legal proceedings (note 26.3). As of December 31, 2021, the carrying amount of the plant, is for an amount in Colombian pesos equivalent to $240. 2 In 2021 includes sales of non-strategic fixed assets in Spain, the United States and the United Kingdom for $51, $29 and $12, respectively, among others. In 2020, includes sales of non-strategic fixed assets in the United Kingdom and the United States for $28 and $18, respectively, among others. In 2019, includes sales of non-strategic fixed assets in Germany, France and the United Kingdom for $32, $12 and $6, respectively, among others. 3 In 2021, refers to the reclassification to held-for-sale of the assets in Costa Rica and El Salvador for $43 and $1, respectively. In 2020, refers to the reclassification of the assets in France, Puerto Rico, Colombia and Dominican Republic for $8, $5, $3 and $2, respectively. In 2019, refers to the reclassification to held-for-sale of the assets in the United States, United Kingdom and Spain for $134, $182 and $86, respectively. CEMEX 2021 INTEGRATED REPORT 165

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

During 2020, considering mainly the negative effects of the COVID-19 Pandemic on certain idle assets that will remain closed for the foreseeable future in relation to the estimated sales volumes and the Company's ability to supply demand by achieving efficiencies in other operating assets, CEMEX recognized non-cash impairment losses for these assets for an aggregate amount of $306, of which $76 relate to assets in the United States mainly the North Brooksville plant, $189 to assets in EMEAA mainly referring to the Lloseta and Gador plants in Spain and the South Ferriby plant in the United Kingdom, and minor adjustments in other countries and $39 to assets in SCA&C mainly in connection with land in Puerto Rico and the kiln 1 in Panama. In 2019 due to the continued adverse outlook and the overall uncertain economic conditions in Puerto Rico after hurricane "Maria" in 2017, CEMEX recognized an impairment loss of $52. During 2021, there were no significant impairment losses of fixed assets. Moreover, during 2021 there were no reversal of impairment charges of the COVID-19 Pandemic' related adjustments of 2020 due to assets being recommissioned.

For the years ended December 31, 2021, 2020 and 2019, CEMEX adjusted the related fixed assets to their estimated value in use in those circumstances in which the assets would continue in operation based on estimated cash flows during the remaining useful life, or to their realizable value, in case of permanent shut down, and recognized impairment losses within the line item of "Other expenses, net" (notes 3.11 and 8).

During the years ended December 31, 2021, 2020 and 2019 impairment losses of fixed assets by country are as follows:

		2021	2020	2019
United States	$	18	76	6
Colombia		10	2	3
United Kingdom		5	39	–
Czech Republic		5	–	–
Spain		–	135	–
Puerto Rico		–	20	52
Croatia		–	13	–
Panama		–	12	–
Others		5	9	3
	$	43	306	64

16.2) Assets for the Right-Of-Use, Net

As of December 31, 2021 and 2020, consolidated assets for the right-of-use, net and the changes in this caption during 2021, 2020 and 2019, were as follows:

		2021				
		LAND	BUILDINGS	MACHINERY AND EQUIPMENT	OTHERS	TOTAL
Assets for the right-of-use at beginning of period	$	409	457	1,502	21	2,389
Accumulated depreciation		(139)	(253)	(744)	(10)	(1,146)
Net book value at beginning of period		270	204	758	11	1,243
Additions of new leases		59	22	143	3	227
Cancellations and remeasurements		(28)	(19)	(87)	–	(134)
Depreciation		(17)	(37)	(226)	(3)	(283)
Foreign currency translation effects		(36)	26	80	(3)	67
Assets for the right-of-use at end of period		395	401	1,513	21	2,330
Accumulated depreciation		(147)	(205)	(845)	(13)	(1,210)
Net book value at end of period	$	248	196	668	8	1,120

CEMEX 2021 INTEGRATED REPORT 166

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

		2020					
		LAND	BUILDINGS	MACHINERY AND EQUIPMENT	OTHERS	TOTAL	2019
Assets for the right-of-use at beginning of period	$	366	471	1,417	11	2,265	2,073
Accumulated depreciation		(117)	(233)	(625)	(5)	(980)	(851)
Net book value at beginning of period		249	238	792	6	1,285	1,222
Additions of new leases		42	38	127	6	213	274
Cancellations and remeasurements		(7)	(17)	(51)	(1)	(76)	(52)
Business combinations (note 5.1)		13	-	-	-	13	-
Reclassifications		-	-	-	-	-	35
Depreciation		(28)	(35)	(173)	(3)	(239)	(288)
Foreign currency translation effects		1	(20)	63	3	47	94
Assets for the right-of-use at end of period		409	457	1,502	21	2,389	2,265
Accumulated depreciation		(139)	(253)	(744)	(10)	(1,146)	(980)
Net book value at end of period	$	270	204	758	11	1,243	1,285

For the years ended December 31, 2021, 2020 and 2019, the combined rental expense related with short-term leases, leases of low-value assets and variable lease payments were $94, $97 and $104, respectively, and were recognized in cost of sales and operating expenses, as correspond. During the reported periods, CEMEX did not have any material revenue from sub-leasing activities. Moreover, during 2021 and 2020, CEMEX did not have significant rent concessions related to the COVID-19 Pandemic (note 2).

17) GOODWILL AND INTANGIBLE ASSETS, NET

17.1) Balances and Changes During the Period

As of December 31, 2021 and 2020, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

		2021				2020		
		COST	ACCUMULATED AMORTIZATION	CARRYING AMOUNT		COST	ACCUMULATED AMORTIZATION	CARRYING AMOUNT
Intangible assets of indefinite useful life:								
Goodwill	$	7,984	-	7,984	$	8,506	-	8,506
Intangible assets of definite useful life:								
Extraction rights		1,781	(431)	1,350		1,774	(416)	1,358
Industrial property and trademarks		45	(22)	23		44	(20)	24
Customer relationships		196	(196)	-		196	(196)	-
Mining projects		52	(7)	45		49	(6)	43
Internally developed software		689	(461)	228		636	(423)	213
Others intangible assets		351	(218)	133		398	(290)	108
	$	11,098	(1,335)	9,763	$	11,603	(1,351)	10,252

Changes in consolidated goodwill for the years ended December 31, 2021, 2020 and 2019, were as follows:

		2021	2020	2019
Balance at beginning of period	$	8,506	9,562	9,912
Impairment losses		(440)	(1,020)	-
Business combinations (note 5.1)		5	2	-
Reclassification to assets held for sale (notes 5.2, 5.3 and 14.1)		(2)	(9)	(371)
Foreign currency translation effects		(85)	(29)	21
Balance at end of period	$	7,984	8,506	9,562

CEMEX 2021 INTEGRATED REPORT 167

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Changes in intangible assets of definite life in 2021, 2020 and 2019, were as follows:

	2021					
	EXTRACTION RIGHTS	INDUSTRIAL PROPERTY AND TRADEMARKS	MINING PROJECTS	INTERNALLY DEVELOPED SOFTWARE [1]	OTHERS	TOTAL
Balance at beginning of period	$ 1,358	24	43	213	108	1,746
Impairment losses (note 2)	–	–	–	(49)	(4)	(53)
Amortization for the period	(24)	(2)	(1)	(71)	(22)	(120)
Additions (disposals), net [1]	27	–	2	132	53	214
Foreign currency translation effects	(11)	1	1	3	(2)	(8)
Balance at the end of period	$ 1,350	23	45	228	133	1,779

	2020						
	EXTRACTION RIGHTS	INDUSTRIAL PROPERTY AND TRADEMARKS	MINING PROJECTS	INTERNALLY DEVELOPED SOFTWARE [1]	OTHERS	TOTAL	2019
Balance at beginning of period	$ 1,590	24	43	253	118	2,028	2,024
Impairment losses (note 2)	(181)	–	–	–	(13)	(194)	–
Amortization for the period	(21)	(2)	(1)	(79)	(27)	(130)	(124)
Additions (disposals), net [1]	(33)	–	–	40	26	33	81
Business combinations (note 5.1)	–	2	–	–	5	7	–
Reclassifications	–	–	–	–	–	–	(2)
Foreign currency translation effects	3	–	1	(1)	(1)	2	49
Balance at the end of period	$ 1,358	24	43	213	108	1,746	2,028

[1] Includes the capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses. The capitalized amounts are amortized to the statement of operations over a period ranging from 3 to 5 years.

In 2021, CEMEX recognized impairment losses in connection with its internally developed software of $49 considering certain obsolescence generated by the significant replacement of the applications platform during the period. In 2020, in connection with the idle status of North Brooksville plant in the United States (notes 2 and 16.1), CEMEX also recognized a non-cash impairment charge of $181 associated with the operating permits related to such plant considering that the book value of such permits will not be recovered through normal use before their expiration and $13 of other intangible assets.

17.2) Analysis of Goodwill Impairment

At least once a year during the last quarter or when impairment indicators exist, CEMEX analyses the possible impairment of goodwill by means of determining the value in use of its Cash Generating Units ("CGUs") to which goodwill balances have been allocated. The value in use is represented by the discounted cash flows projections for the next five years related to such CGUs using risk adjusted discount rates. In addition to the periodic goodwill impairment tests performed at year end 2020, considering the negative effects on its operating results caused by the COVID-19 Pandemic (note 2), as well as the high uncertainty and lack of visibility in relation to the duration and consequences in the different markets where the Company operates, management considered that impairment indicators occurred during the third quarter of 2021 and 2020 in its operating segments in Spain and the United Arab Emirates ("UAE") in 2021, and in the United States, Spain, Egypt and the United Arab Emirates in 2020, and consequently carried out impairment analyses of goodwill as of September 30, 2021 and 2020 in these operating segments.

As a result of these impairment analyses, in the third quarter of 2021 and 2020, the Company recognized within "Other expenses, net" (note 8) in the statement of operations, non-cash goodwill impairment losses for aggregate amounts of $440 and $1,020, respectively, related, in 2021, to the operating segments in Spain of $317, UAE of $96, representing the entire goodwill allocated to UAE's operating segment, as well as $27 related to CEMEX's Information Technology business due to reorganization, and in 2020, related with its operating segment in the United States. No other impairment test of goodwill as of September 30, 2021 and 2020 resulted in additional goodwill impairment losses.

CEMEX 2021 INTEGRATED REPORT 168

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Furthermore, CEMEX did not determine additional impairment losses in its goodwill impairment test as of December 31, 2021 and 2020 in any of the groups of CGUs to which goodwill balances have been allocated. In 2019, CEMEX did not determine goodwill impairment losses.

In 2021, the impairment losses in Spain and UAE referred, in both cases, in the aftermath of the COVID-19 Pandemic (note 2), to disruptions in the supply chains that have generated increases in the estimated production and transportation costs that are considered will be sustained in the mid-term. These negative effects significantly reduced the value in use of the reporting segments in Spain and UAE as of September 30, 2021 as compared to the valuations determined as of December 31, 2020, entirely generated by reductions in the projected Operating EBITDA as a result of the aforementioned increases in costs, considering that discount rates and long-term growth rates remained unchanged, which were 7.7% and 1.5% in Spain, respectively, as well as 8.3% and 2.6% in UAE, respectively.

In 2020, the impairment loss in the United States resulted from the high volatility, lack of visibility and reduced outlook associated with the effects of the COVID-19 Pandemic which made CEMEX reduce its cash-flows projections in such country from 7 to 5 years as well as reduce its long-term growth rate from 2.5% to 2%. Such changes significantly reduced the value in use as of September 30, 2020, which decreased by 25.7% as compared to December 31, 2019. Of this reduction, 51.5 percentage points ("p.p.") were related to the decrease of two years in the cash flows projections, 27.3 p.p. resulted from the reduction in the long-term growth rate used to determine the terminal value which changed from 2.5% in 2019 to 2.0% as of September 30, 2020, and 28.3 p.p. resulted from the slowdown of sales growth over the projected years, partially compensated by a positive effect of 7.1 p.p. associated with the reduction in the discount rate which decreased from 7.8% in 2019 to 7.7% as of September 30, 2020.

As of December 31, 2021 and 2020, goodwill balances allocated by Operating Segment were as follows:

		2021	2020
Mexico	$	361	372
United States		6,449	6,449
EMEAA			
United Kingdom		280	292
France		213	229
Spain		158	463
Philippines		89	95
United Arab Emirates		-	96
Rest of EMEAA [1]		48	44
SCA&C			
Colombia		244	283
Caribbean TCL		83	92
Rest of SCA&C [2]		59	64
Others			
Other reporting segments [3]		-	27
	$	7,984	8,506

[1] This caption refers to the operating segments in Israel, the Czech Republic and Egypt.

[2] This caption refers to the operating segments in the Dominican Republic, the Caribbean and Panama.

[3] This caption is primarily associated with Neoris N.V., CEMEX's subsidiary involved in the sale of information technology and services.

CEMEX 2021 INTEGRATED REPORT 169

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements As of December 31, 2021, 2020 and 2019, CEMEX’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances were as follows: DISCOUNT RATES LONG-TERM GROWTH RATES 1 GROUPS OF CGUS 2021 2020 2019 2021 2020 2019 United States 7.2% 7.3% 7.8% 2.0% 2.0% 2.5% Spain 7.6% 7.7% 8.3% 1.5% 1.5% 1.6% United Kingdom 7.3% 7.4% 8.0% 1.5% 1.6% 1.5% France 7.3% 7.4% 8.0% 1.4% 1.7% 1.4% Mexico 8.4% 8.3% 9.0% 1.0% 1.1% 2.4% Colombia 8.5% 8.4% 8.9% 3.5% 2.5% 3.7% United Arab Emirates – 8.3% 8.8% – 2.6% 2.5% Egypt 10.7% 10.2% 10.3% 3.0% 5.6% 6.0% Range of rates in other countries 7.4% – 11.7% 7.2% – 15.5% 8.1% – 11.5% 1.7% – 6.0% (0.3%) – 6.5% 1.6% – 6.5% 1 The long-term growth rates are generally based on projections issued by the International Monetary Fund (“IMF”). The discount rates used by CEMEX in its cash flows projections to determine the value in use of its operating segments as of December 31, 2021 changed slightly as compared to 2020 in a range of -0.1% up to 0.5% . This was mainly generated for the effect that significantly increases the discount rates of the weighing of debt in the calculation of the discount rates that decreased from 34.6% in 2020 to 26.9% in 2021 as well as the market risk premium which increased from 5.7% in 2020 to 5.8% in 2021. These increasing effects were offset by the decrease in the risk-free rate associated to CEMEX changed from 2.2% in 2020 to 1.8% in 2021, as well as by the reduction in the public comparable companies’ stock volatility (beta) that changed from 1.19 in 2020 to 1.12 in 2021. As of December 31, 2021, the funding cost observed in the industry of 4.1% remained unchanged against 2020, while the specific risk rates of each country experienced mixed non-significant changes in 2021 as compared to 2020 in the majority of the countries. In addition, as preventive measures to continue considering the relative prevailing high uncertainty, volatility and reduced visibility in the aftermath of the COVID-19 Pandemic (note 2), CEMEX reduced in certain countries its long-term growth rates used in their cash flows projections as of December 31, 2021 as compared to the International Monetary Fund (“IMF”) projections such as in Mexico in 1.0% and Egypt in 2.8% . These long-term growth rates will be revised upwards or downwards again in the future as new economic data is available. The discount rates used by CEMEX in its cash flows projections to determine the value in use of its operating segments as of December 31, 2020 generally decreased as compared to 2019 in a range of 0.1% up to 1.5%, mainly as a result of a decrease in 2020 in the funding cost observed in the industry that changed from 5.4% in 2019 to 4.1% in 2020 as well as the weighing of debt in the calculation of the discount rates that increased from 31.7% in 2019 to 34.6% in 2020. The risk-free rate associated to CEMEX changed from 2.9% in 2019 to 2.2% in 2020, nonetheless, increases in the specific risk rates of each country and in the market risk premium which changed from 5.6% in 2019 to 5.7% in 2020, resulted in that total cost of equity remained significantly flat in 2020 as compared to 2019 in the majority of the countries. These reductions were partially offset by a slight increase in the public comparable companies’ stock volatility (beta) that changed from 1.08 in 2019 to 1.19 in 2020. Moreover, in 2020, as preventive measure to consider the then high uncertainty, volatility and reduced visibility related to the negative effects of the COVID-19 Pandemic, CEMEX significantly reduced in certain countries its long-term growth rates used in their cash flows projections as of December 31, 2020 as compared to the IMF projections such as in the United States in 0.5%, Mexico in 1.3% and Colombia in 1.2% . CEMEX 2021 INTEGRATED REPORT 170

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

In addition, the discount rates used by CEMEX in its cash flows projections to determine the value in use of its operating segments as of December 31, 2019 generally decreased as compared to 2018 in a range of 0.6% up to 2.6%, mainly because of a decrease in 2019 in the funding cost observed in the industry that changed from 7.3% in 2018 to 5.4% in 2019. The risk-free rate associated to CEMEX remained significantly flat in the level of 2.9%, while the country risk-specific rates decreased slightly in 2019 in most cases. These reductions were partially offset by a slight increase in the public comparable companies' stock volatility (beta) that changed from 1.06 in 2018 to 1.08 in 2019 and the decrease in the weighing of debt in the calculation of the discount rates that changed from 33.5% in 2018 to 31.7% in 2019.

In connection with the discount rates and long-term growth rates included in the table above, CEMEX verified the reasonableness of its conclusions using sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonably possible increase of 1% in the pre-tax discount rate, an independent possible decrease of 1% in the long-term growth rate, as well as using multiples of Operating EBITDA, by means of which, CEMEX determined a weighted-average multiple of Operating EBITDA to enterprise value observed in recent mergers and acquisitions in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill has been allocated. CEMEX considered an industry average Operating EBITDA multiple of 11.5 times in 2021, 2020 and 2019.

In relation to the economic assumptions used by the Company described above, the additional impairment losses that would have resulted from the sensitivity analyses derived from independent changes in each of the relevant assumptions, as well as the multiples of Operating EBITDA, in those operating segments that presented impairment charges or relative impairment risk during 2021, are as follows:

			ADDITIONAL EFFECTS OF THE SENSITIVITY ANALYSES TO THE CHARGES RECOGNIZED FROM THE CHANGES IN ASSUMPTIONS AS OF DECEMBER 31, 2021		
OPERATING SEGMENT		IMPAIRMENT LOSSES RECOGNIZED	DISCOUNT RATE +1%	LONG-TERM GROWTH RATE -1%	MULTIPLES OPERATING EBITDA 11.5X
Spain	$	317	57	42	–
United States		–	238	–	–

The factors considered by the Company's management that could cause the hypothetical scenarios of the previous sensitivity analysis in Spain and the United States are, in relation to the discount rate, an independent increase of 300 bps in the industry funding cost observed as of December 31, 2021 of 4.1% or, an independent increase in the risk-free rate of 190 bps over the rates of 2.4% in Spain and 1.8% in the United States. Nonetheless, such assumptions did not seem reasonable as of December 31, 2021.

As of December 31, 2021, except for the operating segments in Spain and the United States presented in the table above, none of the other sensitivity analyses indicated a potential impairment risk in CEMEX's operating segments. CEMEX continually monitors the evolution of the group of CGUs to which goodwill has been allocated that have presented relative goodwill impairment risk in any of the reported periods and, if the relevant economic variables and the related value in use would be negatively affected, it may result in a goodwill impairment loss in the future.

As of December 31, 2021 and 2020, goodwill allocated to its operating segment in the United States accounted for 81% and 76%, respectively, of CEMEX's total amount of consolidated goodwill. In connection with CEMEX's determination of value in use relative to its groups of CGUs in the United States in the reported periods, CEMEX has considered several factors, such as the historical performance of such operating segment, including the operating results in recent years, the long-term nature of CEMEX's investment, the signs of recovery in the construction industry over the last years, the significant economic barriers for new potential competitors considering the high investment required, and the lack of susceptibility of the industry to technology improvements or alternate construction products, among other factors. To improve its assurance, as mentioned above, CEMEX verified its conclusions using sensitivity analyses over Operating EBITDA multiples of recent sale transaction within the industry occurred in such country, as well as macroeconomic information regarding gross domestic product and cement consumption over the projected periods issued by the International Monetary Fund and the U.S. Portland Cement Association, respectively.

CEMEX 2021 INTEGRATED REPORT 171

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

18) FINANCIAL INSTRUMENTS

18.1) Current and Non-Current Debt

As of December 31, 2021 and 2020, CEMEX´s consolidated debt summarized by interest rates and currencies, was as follows:

	2021			2020		
	CURRENT	NON-CURRENT	TOTAL [1, 2]	CURRENT	NON-CURRENT	TOTAL [1, 2]
Floating rate debt	$ 27	896	923	$ 172	2,538	2,710
Fixed rate debt	46	6,410	6,456	7	6,622	6,629
	$ 73	7,306	7,379	$ 179	9,160	9,339
Effective rate [3]						
Floating rate	2.7%	2.6%		3.1%	4.0%	
Fixed rate	5.2%	4.8%		4.7%	5.6%	

	2021				2020			
CURRENCY	CURRENT	NON-CURRENT	TOTAL	EFFECTIVE RATE [3]	CURRENT	NON-CURRENT	TOTAL	EFFECTIVE RATE [3]
Dollars	$ 6	6,375	6,381	4.4%	$ 6	6,089	6,095	5.8%
Euros	1	453	454	3.1%	73	2,078	2,151	2.7%
Pounds	–	–	–	–	55	329	384	2.5%
Philippine pesos	66	109	175	4.4%	3	220	223	4.1%
Mexican pesos	–	254	254	7.2%	–	334	334	6.8%
Other currencies	–	115	115	4.1%	42	110	152	4.9%
	$ 73	7,306	7,379		$ 179	9,160	9,339	

[1] As of December 31, 2021 and 2020, from total debt of $7,379 and $9,339, respectively, 94% in 2021 and 93% in 2020 was held in the Parent Company and 6% in 2021 and 7% in 2020 was in subsidiaries of the Parent Company.

[2] As of December 31, 2021 and 2020, cumulative discounts, fees and other direct costs incurred in CEMEX's outstanding debt borrowings and the issuance of notes payable (jointly "Issuance Costs") for $53 and $66, respectively, are presented reducing debt balances and are amortized to financial expense over the maturity of the related debt instruments under the amortized cost method.

[3] In 2021 and 2020, represents the weighted-average nominal interest rate of the related debt agreements determined at the end of each period.

As of December 31, 2021 and 2020, CEMEX´s consolidated debt summarized by type of instrument, was as follows:

2021	CURRENT	NON-CURRENT
Bank loans		
Loans in foreign countries, 2023 to 2024	$ –	289
Syndicated loans, 2023 to 2026	–	1,728
	–	2,017
Notes payable		
Medium-term notes, 2024 to 2031	–	5,179
Other notes payable, 2022 to 2027	5	178
	5	5,357
Total bank loans and notes payable	5	7,374
Current maturities	68	(68)
	$ 73	7,306

2020	CURRENT	NON-CURRENT
Bank loans		
Loans in foreign countries, 2021 to 2024	$ 67	371
Syndicated loans, 2021 to 2025	–	2,383
	67	2,754
Notes payable		
Medium-term notes, 2024 to 2030	–	6,327
Other notes payable, 2021 to 2027	7	184
	7	6,511
Total bank loans and notes payable	74	9,265
Current maturities	105	(105)
	$ 179	9,160

CEMEX 2021 INTEGRATED REPORT 172

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of December 31, 2021, bank loans included a balance of $1,500 outstanding under CEMEX's 2021 Credit Agreement signed on October 29, 2021 and a balance of $255 outstanding under the 2021 Pesos Credit Agreement. In addition, as of December 31, 2020, CEMEX's bank loans included $2,420 of balance outstanding under the previous CEMEX's facilities agreement entered on July 19, 2017, as amended and restated several times as described below (the "2017 Facilities Agreement").

Changes in consolidated debt for the years ended December 31, 2021, 2020 and 2019 were as follows:

	2021	2020	2019
Debt at beginning of year	$ 9,339	9,365	9,311
Proceeds from new debt instruments	3,960	4,210	3,331
Debt repayments	(5,897)	(4,572)	(3,284)
Foreign currency translation and accretion effects	(23)	336	7
Debt at end of year	$ 7,379	9,339	9,365

As a result of debt issuances, exchange offers and tender offers incurred to refinance, replace and/or repurchase existing debt instruments, as applicable, CEMEX paid Issuance Costs as well as premiums and/or redemption costs for a total of $142 in 2021, $98 in 2020 and $63 in 2019. Of these incurred Issuance Costs, $37 in 2021, $38 in 2020 and $24 in 2019, corresponding to new debt instruments or the refinancing of old debt, adjusted the carrying amount of the related debt instruments and are amortized over the remaining term of each instrument, while $99 in 2021, $60 in 2020 and $39 in 2019 of such Issuance Costs, associated with the extinguished portion of the related debt, were recognized in the statement of operations in each year within "Financial expense". In addition, Issuance Costs pending for amortization related to extinguished debt instruments for $27 in 2021, $19 in 2020 and $1 in 2019 were also recognized in the statement of operations of each year within "Financial expense."

As of December 31, 2021 and 2020, non-current notes payable for $5,357 and $6,511, respectively, were detailed as follows:

DESCRIPTION	DATE OF ISSUANCE	ISSUER [1]	CURRENCY	PRINCIPAL AMOUNT	RATE	MATURITY DATE	REDEEMED AMOUNT [2] $	OUTSTANDING AMOUNT [2] $	2021	2020
July 2031 Notes [3]	12/Jan/21	CEMEX, S.A.B. de C.V.	Dollar	1,750	3.875%	11/Jul/31	–	1,750	$ 1,741	–
September 2030 Notes	17/Sep/20	CEMEX, S.A.B. de C.V.	Dollar	1,000	5.2%	17/Sep/30	–	1,000	995	995
November 2029 Notes	19/Nov/19	CEMEX, S.A.B. de C.V.	Dollar	1,000	5.45%	19/Nov/29	–	1,000	994	993
June 2027 Notes	05/Jun/20	CEMEX, S.A.B. de C.V.	Dollar	1,000	7.375%	05/Jun/27	–	1,000	995	994
April 2026 Notes [3]	16/Mar/16	CEMEX, S.A.B. de C.V.	Dollar	1,000	7.75%	16/Apr/26	(1,000)	–	–	997
March 2026 Notes	19/Mar/19	CEMEX, S.A.B. de C.V.	Euro	400	3.125%	19/Mar/26	–	455	454	487
July 2025 Notes	01/Apr/03	CEMEX Materials LLC	Dollar	150	7.70%	21/Jul/25	–	150	152	153
January 2025 Notes [3]	11/Sep/14	CEMEX, S.A.B. de C.V.	Dollar	1,100	5.70%	11/Jan/25	(1,100)	–	–	1,069
December 2024 Notes	05/Dec/17	CEMEX, S.A.B. de C.V.	Euro	650	2.75%	05/Dec/24	(650)	–	–	792
Other notes payable									26	31
									$ 5,357	6,511

[1] As of December 31, 2021, after closing the 2021 Credit Agreement, all notes issued are fully and unconditionally guaranteed by CEMEX Concretos, S.A. de C.V., CEMEX Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and CEMEX Corp.

[2] Presented net of all outstanding notes repurchased and held by CEMEX. As of December 31, 2021 there are no repurchased notes outstanding.

[3] CEMEX used the proceeds from the July 2031 Notes to redeem in full the April 2026 Notes and partially the January 2025 Notes.

CEMEX 2021 INTEGRATED REPORT 173

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix The maturities of consolidated long-term debt as of December 31, 2021, were as follows: BANK LOANS NOTES PAYABLE TOTAL Notes to the Consolidated Financial Statements 2023 $ 199 6 205 2024 368 5 373 2025 691 157 848 2026 691 460 1,151 2027 and thereafter – 4,729 4,729 $ 1,949 5,357 7,306 As of December 31, 2021, CEMEX had the following lines of credit, of which, the only committed portion refers to the revolving credit facility under the 2021 Credit Agreement, at annual interest rates ranging between 1.65% and 3.94%, depending on the negotiated currency: LINES OF CREDIT AVAILABLE Other lines of credit in foreign subsidiaries 1 $ 199 87 Other lines of credit from banks 1 540 339 Revolving credit facility 2021 Credit Agreement 1,750 1,750 $ 2,489 2,176 1 Uncommitted amounts subject to the banks’ availability. 2021 Credit Agreement On October 29, 2021, CEMEX, S.A.B. de C.V. closed a new $3,250 syndicated sustainability-linked credit agreement, which proceeds were mainly used to fully repay its previous 2017 Facilities Agreement. The 2021 Credit Agreement consists of a $1,500 five-year amortizing term loan and a $1,750 five-year committed Revolving Credit Facility. The committed Revolving Credit Facility under CEMEX’s new 2021 Credit Agreement is $600 larger than the one under the previous 2017 Facilities Agreement, resulting in a stronger liquidity position which is favorable for CEMEX from a risk and credit rating perspective. The 2021 Credit Agreement is exclusively Dollar denominated and includes an interest rate margin grid over LIBOR that is about 25 basis points lower on average than that of the 2017 Facilities Agreement. All tranches under the 2021 Credit Agreement include a margin over LIBOR from 100 bps to 175 bps, depending on the ratio of debt to Operating EBITDA (“Consolidated Leverage Ratio”) ranging from less than 2.25 times in the lower end to greater than 3.25 times in the higher end. The 2021 Credit Agreement includes the Loan Market Association replacement screen rate provisions in anticipation of the discontinuation of LIBOR rates. Moreover, on December 23, 2021, CEMEX closed the 2021 Pesos Credit Agreement, under terms substantially similar to those of the 2021 Credit Agreement. The 2021 Pesos Credit Agreement has the same guarantor structure as the 2021 Credit Agreement. The London Inter-Bank Offered Rate (“LIBOR”) and the Euro Inter-Bank Offered Rate (“EURIBOR”) represent variable rates used in international markets for debt denominated in U.S. dollars and Euros, respectively. The Tasa de Interés Interbancaria de Equilibrio (“TIIE”) is the variable rate used for debt denominated in Mexican Pesos. As of December 31, 2021 and 2020, 3-Month LIBOR rate was 0.21% and 0.24%, respectively, meanwhile 3-Month EURIBOR rate was -0.57% and -0.545%, respectively. As of December 31, 2021, 28-day TIIE rate was 5.72% . The contraction “bps” means basis points. One hundred basis points equal 1%. See note 18.5 for developments on the undergoing interest rate benchmark reform. Furthermore, the 2021 Credit Agreement is the first debt instrument issued by CEMEX under the Sustainability-linked Financing Framework (the “Framework”), which is aligned to CEMEX’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy (note 3.4). The annual performance in respect to the three metrics referenced in the Framework may result in a total adjustment of the interest rate margin of plus or minus 5 basis points, in line with other sustainability-linked loans from investment grade rated borrowers. CEMEX 2021 INTEGRATED REPORT 174

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Additionally, the 2021 Credit Agreement has a simpler guarantor structure, replicated in all senior notes of the Parent Company, than that of the previous 2017 Facilities Agreement. The balance of debt under the 2021 Credit Agreement, which debtor is CEMEX, S.A.B. de C.V., is guaranteed by CEMEX Concretos, S.A. de C.V., CEMEX Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and CEMEX Corp. Under the 2021 Credit Agreement, as compared to the 2017 Facilities Agreement, CEMEX has no limits or permitted baskets to incur capital expenditures, acquisitions, dividends, share buybacks and sale of assets, among others, as long as certain limited circumstances, such as non-compliance with financial covenants or specific fundamental changes, would not arise therefrom. As of December 31, 2021 and 2020, CEMEX was in compliance with the limitations, restrictions and financial covenants contained in the 2021 Credit Agreement, in the 2021 Pesos Credit Agreement and in the 2017 Facilities Agreement, as applicable. CEMEX cannot assure that in the future it will be able to comply with such restrictive covenants and limitations. CEMEX’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX’s business and financial condition. 2017 Facilities Agreement On July 19, 2017, the Parent Company and certain subsidiaries entered into the 2017 Facilities Agreement for an amount in different currencies equivalent to $4,050 at the origination date. The proceeds were used to repay the $3,680 then outstanding under the former facilities agreements and other debt repayments. After the amendments to the 2017 Facilities Agreement that became effective on October 13, 2020, debt outstanding would amortize between July 2021 and July 2025, except for the commitments under the revolving credit which would mature in July 2023. All tranches under the 2017 Facilities Agreement included a margin of LIBOR or EURIBOR from 125 bps to 475 bps, and TIIE from 100 bps to 425 bps, depending on the Consolidated Leverage Ratio ranging from less than 2.50 times in the lower end to greater than 6.00 times in the higher end. In the amendment process to the 2017 Facilities Agreement that became effective on October 13, 2020, among other aspects, CEMEX negotiated new modifications to the financial covenants and the inclusion of sustainability-linked metrics, as well as the Loan Market Association replacement screen rate provisions in anticipation of the discontinuation of LIBOR and potentially EURIBOR. Moreover, as part of amendment process to the 2017 Facilities Agreement that became effective on May 22, 2020, among other aspects, CEMEX negotiated modifications to the financial covenants considering the adverse effects arising during the COVID-19 Pandemic (note 2) in exchange of a one-time fee of $14 (35 bps), and agreed to certain temporary restrictions with respect to permitted capital expenditures, the extension of loans to third parties, acquisitions and/or the use of proceeds from asset sales and fundraising activities, as well as the suspension of share repurchases whenever and for as long as the Company failed to report a consolidated leverage ratio of 4.50 times or less. Until October 29, 2021, debt under the 2017 Facilities Agreement was guaranteed by CEMEX Concretos, S.A. de C.V., CEMEX España, S.A. (“CEMEX España”), CEMEX Asia B.V., CEMEX Corp., CEMEX Africa & Middle East Investments B.V., CEMEX Finance LLC, CEMEX France Gestion (S.A.S.), CEMEX Research Group AG and CEMEX UK. In addition, debt under this agreement (together with all other senior debt) was also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX Operaciones México, S.A. de C.V, CEMEX Innovation Holding Ltd. and CEMEX España (the “Collateral”); and (b) all proceeds of such Collateral. At this respect, on October 6, 2021, after compliance with all relevant conditions of the 2017 Facilities Agreement and the then-in effect intercreditor agreement governing the rights of certain of CEMEX’s creditors, the liens on the Collateral were released. During 2021 until October 29 and the years 2020 and 2019, under the 2017 Facilities Agreement, CEMEX was required to: a) not exceed an aggregate amount for capital expenditures of $1,500 per year, excluding certain capital expenditures, joint venture investments and acquisitions by CHP and its subsidiaries and CLH and its subsidiaries, which had a separate limit of $500 (or its equivalent) each; and b) not exceed the amount for permitted acquisitions and investments in joint ventures of $400 per year. Nonetheless, such limitations did not apply if capital expenditures or acquisitions did not exceed free cash flow generation or were funded with proceeds from equity issuances or asset disposals. CEMEX 2021 INTEGRATED REPORT 175

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Financial Covenants Under the 2021 Credit Agreement, at the end of each quarter for each period of four consecutive quarters, CEMEX must comply with a maximum Consolidated Leverage Ratio of 3.75 times throughout the life of the Credit Agreement, and a minimum ratio of Operating EBITDA to interest expense (“Consolidated Coverage Ratio”) of 2.75 times. These financial ratios are calculated using the consolidated amounts under IFRS. Under the 2017 Facilities Agreement, CEMEX had to comply with a Consolidated Coverage Ratio equal or greater than 1.75 times as of December 31, 2020 and March 31, 2021; and equal or greater than 2.25 times as of June 30, 2021 and September 30, 2021. Moreover, under the 2017 Facilities Agreement and until its expiration, CEMEX had to comply with a Consolidated Leverage Ratio as follows: PERIOD LEVERAGE RATIO For the period ending on December 31, 2020 up to and including the period ending on March 31, 2021 < = 6.25 For the period ending on June 30, 2021 < = 6.00 For the period ending on September 30, 2021 < = 5.75 Consolidated Leverage Ratio • Under the 2021 Credit Agreement, the ratio is calculated dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt equals debt, as reported in the statement of financial position, net of cash and cash equivalents, excluding any existing or future obligations under any securitization program, and any subordinated debt of CEMEX, adjusted for net mark-to-market of all derivative instruments, as applicable, among other adjustments including in relation for business acquisitions or disposals. • Under the 2017 Facilities Agreement, the ratio was calculated dividing “Funded Debt” by pro forma Operating EBITDA for the last twelve months as of the calculation date including a permanent fixed adjustment from the adoption of IFRS 16. Funded Debt equals debt, as reported in the statement of financial position, net of cash and cash equivalents, excluding components of liability of convertible subordinated notes, plus lease liabilities, perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments for business acquisitions or disposals. Consolidated EBITDA: Under the 2021 Credit Agreement, represents Operating EBITDA for the last twelve months as of the calculation date, as adjusted for any discontinued EBITDA, and solely for the purpose of calculating the Consolidated Leverage Ratio on a pro forma basis for any material disposition and/or material acquisition. Pro forma Operating EBITDA: Under the 2017 Facilities Agreement, represented Operating EBITDA for the last twelve months as of the calculation date, after IFRS 16 effects, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelvemonth period of any significant disposal that had already been liquidated. Consolidated Coverage Ratio • Under the 2021 Credit Agreement, the ratio is calculated by dividing Consolidated EBITDA by the financial expense for the last twelve months as of the calculation date. • Under the 2017 Facilities Agreement, the ratio was calculated by dividing pro forma Operating EBITDA by the financial expense for the last twelve months as of the calculation date, both including IFRS 16 effects. Financial expense included coupons accrued on the perpetual debentures. CEMEX 2021 INTEGRATED REPORT 176

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of December 31, 2021, 2020 and 2019, under the 2021 Credit Agreement and the 2017 Facilities Agreement, as applicable, the main consolidated financial ratios were as follows:

CONSOLIDATED FINANCIAL RATIOS		REFERS TO THE COMPLIANCE LIMITS AND CALCULATIONS THAT WERE EFFECTIVE ON EACH DATE		
		2021	2020	2019
Leverage ratio	Limit	<=3.75	<=6.25	<=5.25
	Calculation	2.73	4.07	4.17
Coverage ratio	Limit	>=2.75	>=1.75	>=2.50
	Calculation	5.99	3.82	3.86

CEMEX's ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets.

CEMEX will classify all of its non-current debt as current debt if: 1) as of any measurement date CEMEX fails to comply with the aforementioned financial ratios; or 2) the cross default clause that is part of the 2021 Credit Agreement is triggered by the provisions contained therein; 3) as of any date prior to a subsequent measurement date CEMEX expects not to be in compliance with such financial ratios in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) an agreement to refinance the relevant debt on a long-term basis. As a result of such classification of debt as current for noncompliance with the agreed upon financial ratios or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX's lenders' request, they would call for the acceleration of payments due under the 2021 Credit Agreement. That scenario would have a material adverse effect on CEMEX's operating results, liquidity or financial position.

18.2) Other Financial Obligations

As of December 31, 2021 and 2020, other financial obligations in the consolidated statement of financial position were detailed as follows:

	2021			2020		
	CURRENT	NON-CURRENT	TOTAL	CURRENT	NON-CURRENT	TOTAL
I. Leases	$ 265	911	1,176	$ 293	967	1,260
II. Liabilities secured with accounts receivable	602	–	602	586	–	586
	$ 867	911	1,778	$ 879	967	1,846

I. Leases (notes 3.6, 9.1, 16.2 and 25.1)

CEMEX has several operating and administrative assets under lease contracts (note 16.2). As mentioned in note 3.6, CEMEX applies the recognition exemption for short-term leases and leases of low-value assets. Changes in the balance of lease financial liabilities during 2021, 2020 and 2019 were as follows:

	2021	2020	2019
Lease financial liability at beginning of year	$ 1,260	1,306	1,315
Additions from new leases	227	213	274
Reductions from payments	(313)	(276)	(239)
Cancellations and liability remeasurements	27	(9)	(54)
Foreign currency translation and accretion effects	(25)	26	10
Lease financial liability at end of year	$ 1,176	1,260	1,306

CEMEX 2021 INTEGRATED REPORT 177

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix As of December 31, 2021, the maturities of non-current lease financial liabilities are as follows: TOTAL Notes to the Consolidated Financial Statements 2023 $ 233 2024 137 2025 104 2026 70 2027 and thereafter 367 $ 911 Total cash outflows for leases in 2021, 2020 and 2019, including the interest expense portion as disclosed at note 9.1, were $381, $350 and $316, respectively. Future payments associated with these contracts are presented in note 25.1. II. Liabilities secured with accounts receivable As mentioned in note 11, as of December 31, 2021 and 2020, the funded amounts of sale of trade accounts receivable under securitization programs and/or factoring programs with recourse of $602 and $586, respectively, were recognized in “Other financial obligations” in the statement of financial position. 18.3) Fair Value of Financial Instruments Financial assets and liabilities The book values of cash, trade receivables, other accounts receivable, trade payables, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the revolving nature of these financial assets and liabilities in the short-term. The estimated fair value of CEMEX’s non-current debt is level 1 and level 2 and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX. The fair values determined by CEMEX for its derivative financial instruments are level 2. There is no direct measure for the risk of CEMEX or its counterparties in connection with such instruments. Therefore, the risk factors applied for CEMEX’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX or of its counterparties. The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments. CEMEX 2021 INTEGRATED REPORT 178

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements As of December 31, 2021 and 2020, the carrying amounts of financial assets and liabilities and their respective fair values were as follows: 2021 2020 CARRYING CARRYING AMOUNT FAIR VALUE AMOUNT FAIR VALUE Financial assets Derivative financial instruments (notes 15.2 and 18.4) $ 22 22 $ 3 3 Other investments and non-current accounts receivable (note 15.2) 221 221 272 272 $ 243 243 $ 275 275 Financial liabilities Long-term debt (note 18.1) $ 7,306 7,629 $ 9,160 9,687 Other financial obligations (note 18.2) 911 919 967 1,012 Derivative financial instruments (notes 18.4 and 19.2) 30 30 53 53 $ 8,247 8,578 $ 10,180 10,752 As of December 31, 2021 and 2020, assets and liabilities carried at fair value in the consolidated statements of financial position are included in the following fair value hierarchy categories (note 3.6): 2021 LEVEL 1 LEVEL 2 LEVEL 3 TOTAL Assets measured at fair value Derivative financial instruments (notes 15.2 and 18.4) $ – 22 – 22 Investments in strategic equity securities (note 15.2) 14 – – 14 Other investments at fair value through earnings (note 15.2) – 3 – 3 $ 14 25 – 39 Liabilities measured at fair value Derivative financial instruments (notes 18.4 and 19.2) $ – 30 – 30 2020 LEVEL 1 LEVEL 2 LEVEL 3 TOTAL Assets measured at fair value Derivative financial instruments (notes 15.2 and 18.4) $ – 3 – 3 Investments in strategic equity securities (note 15.2) 23 – – 23 Other investments at fair value through earnings (note 15.2) – 3 – 3 $ 23 6 – 29 Liabilities measured at fair value Derivative financial instruments (notes 18.4 and 19.2) $ – 53 – 53 CEMEX 2021 INTEGRATED REPORT 179

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

18.4) Derivative Financial Instruments

During the reported periods, in compliance with the guidelines established by its Risk Management Committee, the restrictions set forth by its debt agreements and its hedging strategy (note 18.5), CEMEX held derivative instruments with the objectives explained in the following paragraphs.

As of December 31, 2021 and 2020, the notional amounts and fair values of CEMEX's derivative instruments were as follows:

	2021		2020	
	NOTIONAL AMOUNT	FAIR VALUE	NOTIONAL AMOUNT	FAIR VALUE
I. Net investment hedge	$ 1,511	3	741	(42)
II. Interest rate swaps	1,005	(18)	1,334	(47)
III. Equity forwards on third party shares	–	–	27	3
IV. Fuel price hedging	145	30	128	5
V. Options	250	6	–	–
	$ 2,911	21	2,230	(81)

The caption "Financial income and other items, net" in the income statement includes certain gains and losses related to the recognition of changes in fair values of the derivative financial instruments during the applicable period, which represented net losses of $6 in 2021, of $17 in 2020 and of $1 in 2019.

I. Net investment hedge

As of December 31, 2021 and 2020, there are Dollar/Mexican peso foreign exchange forward contracts for a notional amount of $761 and $741, respectively, under a program that started in 2017 with a notional of up to $1,250, which can be adjusted in relation to hedged risks, with forward contracts with tenors from 1 to 18 months. CEMEX has designated this program as a hedge of CEMEX's net investment in Mexican pesos, pursuant to which changes in fair market value of these instruments are recognized as part of other comprehensive income in equity. For the years 2021, 2020 and 2019, these contracts generated losses of $4, gains of $53 and losses of $126, respectively, which partially offset currency translation results in each year recognized in equity generated from CEMEX's net assets denominated in Mexican pesos due to the depreciation of the peso in 2021 and 2020 and the appreciation of the peso in 2019.

Moreover, as of December 31, 2021, there are Dollar/Euro cross currency swap contracts for a notional amount of $750, which were entered into in November 2021, with maturity in November 2026. CEMEX has designated the foreign exchange forward component of this program as a hedge of CEMEX's net investment in Euros, pursuant to which changes in fair market of such forward contracts are recognized as part of other comprehensive income in equity, while changes in fair value of the interest rate swap component are recognized within "Financial income and other items, net". For the year 2021, these contracts generated gains of $10, which partially offset currency translation results recognized in equity generated from CEMEX's net assets denominated in Euros due to the depreciation of the Euro in 2021 against the dollar, as well as losses in 2021 of $1 related to the exchange of interest rates in the statement of operations.

II. Interest rate swap contracts

As of December 31, 2021 and 2020, CEMEX held interest rate swaps for a notional amount of $750 and $1,000, respectively, with a fair value representing liabilities of $30 in 2021 and $44 in 2020, negotiated in June 2018 to fix interest payments of existing bank loans bearing Dollar floating rates. During September 2020, CEMEX amended one of the interest rate swap contracts to reduce the weighted strike from 3.05% to 2.56% paying $14 and, in November 2021, CEMEX partially unwound its interest rate swap paying $5, recognized within "Financial income and other items, net" in the statement of operations. In November 2021, these contracts were extended, and they will mature in November 2026. For accounting purposes under IFRS, CEMEX designated these contracts as cash flow hedges, pursuant to which, changes in fair value are initially recognized as part of other comprehensive income in equity and are subsequently allocated through financial expense as interest expense on the related bank loans is accrued. For the years 2021 and 2020, changes in fair value of these contracts generated gains of $23 and losses of $9, respectively, recognized in other comprehensive income.

CEMEX 2021 INTEGRATED REPORT 180

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements In addition, as of December 31, 2021 and 2020, CEMEX held interest rate swaps for a notional of $255 and $334, respectively, negotiated to fix interest payments of existing bank loans referenced to Mexican Peso floating rates and that will mature in November 2023, which fair value represented an asset of $12 in 2021 and a liability of $3 in 2020. During December 2021, CEMEX partially unwound its interest rate swap receiving $3 recognized within “Financial income and other items, net” in the statement of operations. CEMEX designated these contracts as cash flow hedges, pursuant to which, changes in fair value are initially recognized as part of other comprehensive income in equity and are subsequently allocated through financial expense as interest expense on the related bank loans is accrued. For the years ended December 31, 2021 and 2020 changes in fair value of these contracts generated gains of $15 and losses of $3, respectively, recognized in other comprehensive income. III. Equity forwards on third party shares As of December 31, 2020, CEMEX maintained equity forward contracts with cash settlement in March 2022, over the price of 4.7 million shares of Grupo Cementos de Chihuahua, S.A.B. de C.V. (“GCC”). During 2020 and 2019, CEMEX early settled portions of these contracts for 9.2 and 6.9 million shares, respectively. During 2021 CEMEX settled contracts for the remainder 4.7 million shares of GCC. Changes in the fair value of these instruments and early settlement effects generated gains of $2 in 2021, of $1 in 2020 and of $2 in 2019 recognized within “Financial income and other items, net” in the income statement. IV. Fuel price hedging As of December 31, 2021 and 2020, CEMEX maintained swap and option contracts negotiated to hedge the price of certain fuels, primarily diesel and gas, in several operations for aggregate notional amounts of $145 and $128, respectively, with an estimated aggregate fair value representing assets of $30 in 2021 and of $5 in 2020. By means of these contracts, for its own consumption only, CEMEX either fixed the price of these fuels, or entered into option contracts to limit the prices to be paid for these fuels, over certain volumes representing a portion of the estimated consumption of such fuels in several operations. These contracts have been designated as cash flow hedges of diesel or gas consumption, and as such, changes in fair value are recognized temporarily through other comprehensive income and are recycled to operating expenses as the related fuel volumes are consumed. For the years 2021, 2020 and 2019, changes in fair value of these contracts recognized in other comprehensive income represented gains of $22, $7 and $15, respectively. V. Foreign Exchange Options As of December 31, 2021, CEMEX held Dollar/Mexican peso call spread option contracts for a notional amount of $250, maturing in September 2022, negotiated to maintain the value in dollars over such notional amount over revenues generated in pesos. Changes in the fair value of these instruments, generated losses of $5, recognized within “Financial income and other items, net” in the statement of operations. Other derivative financial instruments negotiated during the periods During 2020, CEMEX negotiated Dollar/Peso, Dollar/Euro and Dollar/British Pound foreign exchange forward contracts to sell Dollars and Pesos and buy Euro and British Pounds, negotiated in connection with the voluntary prepayment and currency exchanges under the 2017 Facilities Agreement, for a combined notional amount of $397. For the year 2020, the aggregate results from positions entered and settled, generated losses of $15 recognized within “Financial income and other items, net” in the statements of operation. Additionally, during 2020, CEMEX negotiated Dollar/Euro foreign exchange forward contracts to sell Dollars and buy Euro, negotiated in connection with the redemption of the 4.625% April 2024 Notes. For the year 2020, the aggregate results of these instruments from positions entered and settled, generated gains of $3, recognized within “Financial income and other items, net” in the statement of operations. Moreover, in connection with the proceeds from the sale of certain assets in the United Kingdom (note 5.2), the Company negotiated British Pound/Euro foreign exchange forward contracts to sell British Pounds and buy Euro for a notional amount of $186. CEMEX settled such derivatives on August 5, 2020. During the year 2020, changes in the fair value of these instruments and their settlement generated gains of $9 recognized within “Financial income and other items, net” in the statement of operations. CEMEX 2021 INTEGRATED REPORT 181

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 18.5) Risk Management Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sold or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities. In the ordinary course of business, CEMEX is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petcoke, fly-ash, gypsum and other industrial materials which are commonly used by CEMEX in the production process, and expose CEMEX to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Parent Company’s Board of Directors, which represent CEMEX’s risk management framework and that are supervised by several Committees, CEMEX’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration on a determined market or aligning the currencies portfolio in which CEMEX incurred its debt, with those in which CEMEX generates its cash flows. As of December 31, 2021 and 2020, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 18.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities. The main risk categories are mentioned below: Credit risk Credit risk is the risk of financial loss faced by CEMEX if a customer or counterparty to a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2021 and 2020, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. Exposure to credit risk is monitored constantly according to the payment behavior of debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, CEMEX’s management requires guarantees from its customers and financial counterparties regarding financial assets. The Company’s management has established a policy of low risk tolerance which analyzes the creditworthiness of each new client individually before offering the general conditions of payment terms and delivery. The review includes external ratings, when references are available, and in some cases bank references. Thresholds of purchase limits are established for each client, which represent the maximum purchase amounts that require different levels of approval. Customers that do not meet the levels of solvency requirements imposed by CEMEX can only carry out transactions by paying cash in advance. As of December 31, 2021, considering CEMEX’s best estimate of potential expected losses based on the ECL model developed by CEMEX (note 11), the allowance for expected credit losses was $101. Interest rate risk Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates, which only affects CEMEX’s results if the fixed-rate long-term debt is measured at fair value. All of CEMEX’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. CEMEX’s accounting exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period. CEMEX 2021 INTEGRATED REPORT 182

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Nonetheless, it is not economically efficient to concentrate on fixed rates at a high point when the interest rates market expects a downward trend. That is, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. CEMEX manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce its interest costs. CEMEX could renegotiate the conditions or repurchase the debt, particularly when the net present value of the estimated future benefits from the interest rate reduction are expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt. As of December 31, 2021 and 2020, 10% and 17%, respectively, of CEMEX’s long-term debt was denominated in floating rates at a weighted-average interest rate of LIBOR plus 150 basis points in 2021 and 294 basis points in 2020. These figures reflect the effect of interest rate swaps held by CEMEX during 2021 and 2020. As of December 31, 2021 and 2020, if interest rates at that date had been 0.5% higher, with all other variables held constant, CEMEX’s net income for 2021 and 2020 would have reduced by $7 and $17, respectively, because of higher interest expense on variable rate denominated debt. This analysis does not include the effect of interest rate swaps held by CEMEX during 2021 and 2020. Managing interest rate benchmark reform A fundamental reform of major interest rate benchmarks is being undertaken globally, including the replacement of some interbank offered rates (IBORs) with alternative nearly risk-free rates (referred to as the “IBOR reform”). CEMEX has exposures to IBORs on its financial instruments that will be replaced or reformed as part of these market-wide initiatives. There is uncertainty over the timing and the methods of transition in some jurisdictions in which CEMEX operates. The Company anticipates that the IBOR reform will imply adjustments to its risk management and hedge accounting practices. Nonetheless, in anticipation of this transition, the 2021 Credit Agreement already incorporates a benchmark rate replacement mechanism. Moreover, CEMEX’s derivative instrument contracts contain standard definitions to incorporate robust fallbacks for instruments linked to certain IBORs, with the changes coming into effect from January, 2021. From that date, all new cleared and non-cleared derivatives that reference the definitions include the fallbacks. As of December 31, 2021, with the exemption of certain instrument that have migrated automatically to the alternate risk-free rates under the fallback protocol, CEMEX still has the majority of its debt and derivatives instruments, when applicable, linked to the LIBOR rate. There is no definite date to migrate to the alternate risk-free rates, although CEMEX considers to gradually migrate its financial instruments with no effect in the financial statements. CEMEX’s respective risk management committee monitors and manages the Company’s transition to alternative rates. The committee evaluates the extent to which contracts reference IBOR cash flows, whether such contracts will need to be amended as a result of IBOR reform and how to manage communication about IBOR reform with counterparties. The committee reports to the Parent Company’s Board of Directors quarterly and collaborates with other business functions as needed. It provides periodic reports to management of interest rate risk and risks arising from IBOR reform. Foreign currency risk Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. CEMEX’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, CEMEX’s revenues and costs are generated and settled in various countries and in different currencies. For the year ended December 31, 2021, 22% of CEMEX’s revenues, before eliminations resulting from consolidation, were generated in Mexico, 27% in the United States, 6% in the United Kingdom, 5% in France, 3% in Germany, 3% in Poland, 2% in Spain, 2% in the Philippines, 5% in Israel and 3% in the Rest of EMEAA region, 3% in Colombia, 1% in Panama, 2% in Dominican Republic, 2% in Caribbean TCL, 3% in the Rest of SCA&C, and 11% in CEMEX’s other operations. CEMEX 2021 INTEGRATED REPORT 183

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Foreign exchange results incurred through monetary assets or liabilities in a currency different from its functional currency are recorded in the consolidated statements of operations. Exchange fluctuations associated with foreign currency indebtedness directly related to the acquisition of foreign entities and exchange fluctuations in related parties' long-term balances denominated in foreign currency that are not expected to be settled in the foreseeable future, are recognized in the statement of other comprehensive income. As of December 31, 2021, excluding from the sensitivity analysis the impact of translating the net assets denominated in currencies different from CEMEX's presentation currency, considering a hypothetic 10% strengthening of the dollar against the Mexican peso, with all other variables held constant, CEMEX's net income for 2021 would have decreased by $9, as a result of higher foreign exchange losses on CEMEX's dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetic 10% weakening of the U.S. dollar against the Mexican peso would have the opposite effect.

As of December 31, 2021, 86% of CEMEX's financial debt was Dollar-denominated, 6% was Euro-denominated, 3% was Mexican peso-denominated, 2% was Philippine peso-denominated and 3% was in other currencies. Therefore, CEMEX had a foreign currency exposure arising mainly from the Dollar-denominated versus the several currencies in which CEMEX's revenues are settled in most countries in which it operates. CEMEX cannot guarantee that it will generate sufficient revenues in dollars from its operations to service these obligations. As of December 31, 2021, CEMEX had implemented a derivative financing hedging strategy using foreign exchange options for a notional amount of $250 to hedge the value in dollar terms of revenues generated in pesos to partially address this foreign currency risk (note 18.4). Complementarily, CEMEX may negotiate other derivative financing hedging strategies in the future if either of its debt portfolio currency mix, interest rate mix, market conditions and/or expectations changes.

As of December 31, 2021 and 2020, CEMEX's consolidated net monetary assets (liabilities) by currency are as follows:

		2021					
		MEXICO	UNITED STATES	EMEAA	SCA&C	OTHERS [1]	TOTAL
Monetary assets	$	873	605	1,255	262	193	3,188
Monetary liabilities		1,644	2,701	3,279	659	7,544	15,827
Net monetary assets (liabilities)	$	(771)	(2,096)	(2,024)	(397)	(7,351)	(12,639)
Out of which:							
Dollars	$	(166)	(2,096)	23	(87)	(6,254)	(8,580)
Pesos		(601)	-	-	-	(17)	(618)
Euros		-	-	(762)	1	(384)	(1,145)
Pounds		-	-	(1,191)	-	28	(1,163)
Other currencies		(4)	-	(94)	(311)	(724)	(1,133)
	$	(771)	(2,096)	(2,024)	(397)	(7,351)	(12,639)

		2020					
		MEXICO	UNITED STATES	EMEAA	SCA&C	OTHERS [1]	TOTAL
Monetary assets	$	856	550	1,452	240	419	3,517
Monetary liabilities		1,420	2,480	3,534	680	9,625	17,739
Net monetary assets (liabilities)	$	(564)	(1,930)	(2,082)	(440)	(9,206)	(14,222)
Out of which:							
Dollars	$	(161)	(1,930)	17	(37)	(6,065)	(8,176)
Pesos		(403)	-	-	-	(87)	(490)
Euros		-	-	(743)	-	(2,451)	(3,194)
Pounds		-	-	(1,174)	-	26	(1,148)
Other currencies		-	-	(182)	(403)	(629)	(1,214)
	$	(564)	(1,930)	(2,082)	(440)	(9,206)	(14,222)

[1] Includes the Parent Company, CEMEX's financing subsidiaries, as well as Neoris N.V., among other entities.

CEMEX 2021 INTEGRATED REPORT 184

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Considering that the Parent Company’s functional currency for all assets, liabilities and transactions associated with its financial and holding company activities is the dollar (note 3.4), there is foreign currency risk associated with the translation into dollars of subsidiaries’ net assets denominated in different currencies. When the dollar appreciates, the value of these net assets denominated in other currencies decreases in terms of Dollars, generating negative foreign currency translation and reducing stockholders’ equity. Conversely, when the dollar depreciates, the value of such net assets denominated in other currencies would increase in terms of dollars generating the opposite effect. CEMEX has implemented a Dollar/Mexican peso foreign exchange forward contracts program to hedge foreign currency translation in connection with its net assets denominated in pesos (note 18.4). Equity risk Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX, S.A.B. de C.V.’s and/or third party’s shares. As described in note 18.4, considering specific objectives, CEMEX has negotiated equity forward contracts on third-party shares. Under these equity derivative instruments, there is a direct relationship from the change in the fair value of the derivative with the change in price of the underlying share. All changes in fair value of such derivative instruments are recognized in the income statement as part of “Financial income and other items, net.” During the reported periods effects were not significant. As of December 31, 2021, CEMEX does not have derivative financial instruments based on the price of the Parent Company’s shares or any third-party’s shares. Liquidity risk Liquidity risk is the risk that CEMEX will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, to meet CEMEX’s overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, CEMEX relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. CEMEX is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which it operates, any one of which may materially affect CEMEX’s results and reduce cash from operations. The maturities of CEMEX’s contractual obligations are included in note 25.1. As of December 31, 2021, current liabilities, which included $940 of current debt and other financial obligations, exceed current assets by $1,155. It is noted that as part of its operating strategy implemented by management, the Company operates with a negative working capital balance. For the year ended December 31, 2021, CEMEX generated net cash flows provided by operating activities of $1,855. The Company’s management considers that CEMEX will generate sufficient cash flows from operations in the following twelve months to meet its current obligations and trusts in its proven capacity to continually refinance and replace its current obligations, which will enable CEMEX to meet any liquidity risk in the short-term. In addition, as of December 31, 2021, CEMEX has committed lines of credit under the revolving credit facility in its 2021 Credit Agreement for a total amount of $1,750. CEMEX 2021 INTEGRATED REPORT 185

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

19) OTHER CURRENT AND NON-CURRENT LIABILITIES

19.1) Other Current Liabilities

As of December 31, 2021 and 2020, consolidated other current liabilities were as follows:

		2021	2020
Provisions [a]	$	620	718
Interest payable		92	86
Other accounts payable and accrued expenses [b]		233	267
Contract liabilities with customers (note 4) [c]		257	201
	$	1,202	1,272

[a] Current provisions primarily consist of accrued employee benefits, insurance payments, accruals for legal assessments and others. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

[b] As of December 31, 2021 and 2020, includes $7 and $19, respectively, of the current portion of other taxes payable in Mexico.

[c] As of December 31, 2021 and 2020, contract liabilities with customers included $219 and $161, respectively, of advances received from customers, as well as in 2021 and 2020 the current portion of deferred revenues in connection with advances under long-term clinker supply agreements of $4 and $4, respectively.

19.2) Other Non-Current Liabilities

As of December 31, 2021 and 2020, consolidated other non-current liabilities were as follows:

		2021	2020
Asset retirement obligations [a]	$	553	369
Accruals for legal assessments and other responsibilities [b]		48	27
Non-current liabilities for valuation of derivative instruments		30	53
Environmental liabilities [c]		276	275
Other non-current liabilities and provisions [d,e]		391	273
	$	1,298	997

[a] Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life. The increase in 2021 mainly refers to the decrease in the discount rate as well as update in estimates in CEMEX's operations in the United States.

[b] Provisions for legal claims and other responsibilities include items related to tax contingencies.

[c] Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.

[d] As of December 31, 2021 and 2020, includes $6 and $12, respectively, of the non-current portion of taxes payable in Mexico.

[e] As of December 31, 2021 and 2020, the balance includes deferred revenues of $32 and $42, respectively, that are amortized to the income statement as deliverables are fulfilled over the maturity of long-term clinker supply agreements.

CEMEX 2021 INTEGRATED REPORT 186

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

Changes in consolidated other current and non-current liabilities for the years ended December 31, 2021 and 2020, were as follows:

		2021						
		ASSET RETIREMENT OBLIGATIONS	ENVIRONMENTAL LIABILITIES	ACCRUALS FOR LEGAL PROCEEDINGS	VALUATION OF DERIVATIVE INSTRUMENTS	OTHER LIABILITIES AND PROVISIONS	TOTAL	2020
Balance at beginning of period	$	369	275	27	91	994	1,756	1,524
Additions or increase in estimates		267	1	31	-	2,474	2,773	2,397
Releases or decrease in estimates		(62)	(2)	(9)	(23)	(2,442)	(2,538)	(2,168)
Reclassifications		(19)	-	17	-	6	4	113
Accretion expense		(1)	-	(1)	-	(26)	(28)	(122)
Foreign currency translation		(1)	2	(17)	(31)	37	(10)	12
Balance at end of period	$	553	276	48	37	1,043	1,957	1,756
Out of which:								
Current provisions	$	-	-	-	7	652	659	759

20) PENSIONS AND POST-EMPLOYMENT BENEFITS

Defined contribution pension plans

The consolidated costs of defined contribution plans for the years ended December 31, 2021, 2020 and 2019 were $47, $48 and $50, respectively. CEMEX contributes periodically the amounts offered by the pension plan to the employee's individual accounts, not retaining any remaining liability as of the financial statements' date.

Defined benefit pension plans

Most of CEMEX's defined benefit plans have been closed to new participants for several years. Actuarial results related to pension and other post-employment benefits are recognized in earnings and/or in "Other comprehensive income" for the period in which they are generated, as appropriate. For the years ended December 31, 2021, 2020 and 2019, the effects of pension plans and other post-employment benefits are summarized as follows:

		PENSIONS			OTHER BENEFITS			TOTAL		
NET PERIOD COST (INCOME):		2021	2020	2019	2021	2020	2019	2021	2020	2019
Recorded in operating costs and expenses										
Service cost	$	9	10	10	3	2	2	12	12	12
Past service cost		-	(2)	1	-	1	-	-	(1)	1
Settlements and curtailments		(1)	-	(3)	(1)	(1)	-	(2)	(1)	(3)
		8	8	8	2	2	2	10	10	10
Recorded in other financial expenses										
Net interest cost		26	28	34	5	5	5	31	33	39
Recorded in other comprehensive income										
Actuarial (gains) losses for the period		(257)	181	203	(6)	18	7	(263)	199	210
	$	(223)	217	245	1	25	14	(222)	242	259

CEMEX 2021 INTEGRATED REPORT 187

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of December 31, 2021 and 2020, the reconciliation of the actuarial benefits' obligations and pension plan assets, are presented as follows:

	PENSIONS		OTHER BENEFITS		TOTAL	
	2021	2020	2021	2020	2021	2020
Change in benefits obligation:						
Projected benefit obligation at beginning of the period	$ 2,928	2,651	105	87	3,033	2,738
Service cost	9	10	3	2	12	12
Interest cost	62	70	5	5	67	75
Actuarial (gains) losses	(134)	258	(6)	18	(140)	276
Additions through business combinations	-	1	-	-	-	1
Settlements and curtailments	(1)	-	(1)	(1)	(2)	(1)
Plan amendments	-	(2)	-	1	-	(1)
Benefits paid	(132)	(140)	(7)	(6)	(139)	(146)
Foreign currency translation	(47)	80	(1)	(1)	(48)	79
Projected benefit obligation at end of the period	2,685	2,928	98	105	2,783	3,033
Change in plan assets:						
Fair value of plan assets at beginning of the period	1,693	1,599	1	1	1,694	1,600
Return on plan assets	36	42	-	-	36	42
Actuarial gains	123	77	-	-	123	77
Employer contributions	78	75	7	6	85	81
Benefits paid	(132)	(140)	(7)	(6)	(139)	(146)
Foreign currency translation	(15)	40	-	-	(15)	40
Fair value of plan assets at end of the period	1,783	1,693	1	1	1,784	1,694
Net projected liability in the statement of financial position	$ 902	1,235	97	104	999	1,339

For the years 2021, 2020 and 2019, actuarial (gains) losses for the period were generated by the following main factors as follows:

	2021	2020	2019
Actuarial (gains) losses due to experience	$ (87)	1	5
Actuarial (gains) losses due to demographic assumptions	20	18	(11)
Actuarial (gains) losses due financial assumptions	(196)	180	216
	$ (263)	199	210

In 2021, net actuarial gains due to financial assumptions were mainly driven by moderate increases in the discount rates applicable to the calculation of the benefits' obligations in the United Kingdom, the United States, Germany and Mexico, as market interest rates increased in 2021 as compared to 2020. In addition, there were significant reduction effects in the net projected liability related to adjustments due to experience in the United Kingdom, the United States and Germany for a combined amount of $81. Moreover, the net projected liability significantly decreased by actual returns in plan assets higher than estimated returns for a total of $122, of which $86 refers to the United Kingdom, $13 to the United States and $23 to other countries, partially offset by actuarial losses due to demographic assumption of $20, of which $12 refers to the United Kingdom.

In 2020, net actuarial losses due to financial assumptions were mainly driven by a general decrease in the discount rates applicable to the calculation of the benefits' obligations mainly in the United Kingdom, the United States, and Mexico, as market interest rates decrease globally in 2020 as compared to 2019, partially offset by actual returns in plan assets higher than estimated in the United Kingdom and the United States. In addition, the United Kingdom Government confirmed on November 25, 2020, with effect from February 2030 onwards, Retail Prices Index ("RPI") will be aligned with Consumer Prices Index ("CPI"). The RPI is used to set pension increase assumptions for the United Kingdom pension plans. As a result of this change, in 2020, CEMEX had an increase in its United Kingdom pension liabilities of $54. In 2019, such net actuarial losses were also mainly driven by a general decrease in the discount rates applicable to the calculation of the benefits' obligations mainly in the United Kingdom, the United States, Germany and Mexico, as market interest rates decrease globally in 2019 as compared to 2018, partially offset by actual returns in plan assets higher than estimated in the United Kingdom and the United States.

CEMEX 2021 INTEGRATED REPORT 188

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of December 31, 2021 and 2020, based on the hierarchy of fair values, plan assets are detailed as follows:

	2021				2020			
	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Cash	$ 33	-	-	33	$ 44	-	-	44
Investments in corporate bonds	1	432	-	433	1	474	-	475
Investments in government bonds	85	393	-	478	86	371	-	457
Total fixed-income securities	119	825	-	944	131	845	-	976
Investment in marketable securities	380	109	-	489	341	89	-	430
Other investments and private funds	163	88	100	351	146	55	87	288
Total variable-income securities	543	197	100	840	487	144	87	718
Total plan assets	$ 662	1,022	100	1,784	$ 618	989	87	1,694

The most significant assumptions used in the determination of the benefit obligation were as follows:

	2021				2020			
	MEXICO	UNITED STATES	UNITED KINGDOM	RANGE OF RATES IN OTHER COUNTRIES	MEXICO	UNITED STATES	UNITED KINGDOM	RATES RANGES IN OTHER COUNTRIES
Discount rates	9.25%	2.90%	1.90%	0.4% - 9.3%	7.80%	2.60%	1.50%	0.2% - 9.0%
Rate of return on plan assets	9.25%	2.90%	1.90%	0.4% - 9.3%	7.80%	2.60%	1.50%	0.2% - 9.0%
Rate of salary increases	4.50%	-	3.35%	2.3% - 7.3%	4.50%	-	3.00%	2.3% - 6.8%

As of December 31, 2021, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

	ESTIMATED PAYMENTS
2022	$ 155
2023	139
2024	140
2025	142
2026 – 2031	850

As of December 31, 2021 and 2020, the aggregate projected benefit obligation ("PBO") for pension plans and other post-employment benefits and the plan assets by country were as follows:

	2021			2020		
	PBO	ASSETS	DEFICIT	PBO	ASSETS	DEFICIT
Mexico	$ 200	38	162	$ 216	29	187
United States	270	226	44	305	222	83
United Kingdom *	1,794	1,273	521	1,925	1,214	711
Germany	180	7	173	219	8	211
Other countries	339	240	99	368	221	147
	$ 2,783	1,784	999	$ 3,033	1,694	1,339

* Applicable regulation in the United Kingdom requires to maintain plan assets at a level similar to that of the obligations. Beginning in 2012, the pension fund started to receive annual dividends from a limited partnership (the "Partnership"), whose assets, transferred by CEMEX UK of an approximate value of $553, are leased back to CEMEX UK. The Partnership is owned, controlled and consolidated by CEMEX UK. The annual dividends received by the pension funds in 2021, 2020 and 2019, which increase at a 5% rate per year, were £22.3 ($30), £21.3 ($29) and £20.3 ($27), respectively. In 2037, on expiry of the arrangement, the Partnership will be terminated and under the terms of the agreement, the remaining assets will be distributed to CEMEX UK. Distributions from the Partnership to the pension fund are considered as employer contributions to plan assets in the period in which they occur.

CEMEX 2021 INTEGRATED REPORT 189

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

In some countries, CEMEX has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2021 and 2020, the projected benefits obligation related to these benefits was $69 and $78, respectively, included within other benefits liability. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2021 and 2020 for Mexico were 7% and 8% respectively, for Puerto Rico 3.8% and 6.4%, respectively; for the United Kingdom were 6.9% in both years and for TCL was a rate range between 5.0% and 10.5%, for both years.

Significant events of settlements or curtailments related to employees' pension benefits and other post-employment benefits during the reported periods

In 2021, as an effect of a sale of assets in France (note 5.2), there was a curtailment gain of $1 in its pension plan recognized in the statement of operations for the period. In addition, one of the participating companies in other postretirement benefits of TCL ceased operations in February 2021, resulting in a curtailment gain in other postretirement benefits of $1 reflected in the statement of operations for the period.

During 2020, in connection with the divestiture of Kosmos' assets in the United States (note 5.1), CEMEX recognized a curtailment gain of $1 related to its medical plan. Moreover, in France, CEMEX changed certain formulas of the pension benefits resulting in a past service gain of $2. In addition, in Mexico, CEMEX changed some postretirement benefits resulting in an expense for past services of $1 in 2020. These effects were recognized in the income statement for the year.

During 2019, CEMEX in France closed two legal entities resulting in a curtailment gain of $3, which was recognized in the income statement for the period.

Sensitivity analysis of pension and other post-employment benefits

For the year ended December 31, 2021, CEMEX performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other post-employment benefits as of December 31, 2021 are shown below:

		PENSIONS		OTHER BENEFITS		TOTAL	
ASSUMPTIONS		+50 BPS	-50 BPS	+50 BPS	-50 BPS	+50 BPS	-50 BPS
Discount Rate Sensitivity	$	(178)	200	(5)	5	(183)	205
Salary Increase Rate Sensitivity		6	(5)	1	(1)	7	(6)
Pension Increase Rate Sensitivity		124	(121)	-	-	124	(121)

Multiemployer defined benefit pension plans

In addition to the Company's sponsored plans, certain union employees in the United States and the United Kingdom are covered under multiemployer defined benefit plans administered by their unions. The Company's funding arrangements, rate of contributions and funding requirements were made in accordance with the contractual multiemployer agreements. The combined amounts contributed to the multiemployer plans were $58 in 2021, $56 in 2020 and $64 in 2019. The Company expects to contribute $59 to the multiemployer plans in 2022.

In addition to the funding described in the preceding paragraph, CEMEX negotiated with a union managing a multiemployer plan in the United States the change of the plan from defined benefit to defined contribution beginning on September 29, 2019. This change generated a one-time settlement obligation of $24 recognized in the income statement in 2019 as part of "Other expenses, net," against an accrued liability. Payments are expected to be made over the next 20 years though lump sum payment is allowable.

CEMEX 2021 INTEGRATED REPORT 190

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

21) INCOME TAXES

21.1) Income Taxes for the Period

The amounts of income tax expense in the statements of operations for 2021, 2020 and 2019 are summarized as follows:

		2021	2020	2019
Current income tax expense	$	179	167	138
Deferred income tax expense (income)		(35)	(122)	19
	$	144	45	157

21.2) Deferred Income Taxes

As of December 31, 2021 and 2020, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

		2021	2020
Deferred tax assets:			
Tax loss carryforwards and other tax credits	$	662	777
Accounts payable and accrued expenses		808	558
Intangible assets, net		138	49
Total deferred tax assets, gross		1,608	1,384
Presentation offset regarding same legal entity		(1,046)	(644)
		562	740
Deferred tax liabilities:			
Property, machinery and equipment and right-of-use asset, net		(1,502)	(1,273)
Investments and other assets		(29)	(29)
Total deferred tax liabilities, gross		(1,531)	(1,302)
Presentation offset regarding same legal entity		1,046	644
Total deferred tax liabilities, net in the statement of financial position		(485)	(658)
Net deferred tax assets (liabilities)	$	77	82
Out of which:			
Net deferred tax liabilities in Mexican entities [1]	$	(81)	(77)
Net deferred tax assets in foreign entities [2]		158	159
Net deferred tax assets	$	77	82

[1] Net deferred tax liabilities in Mexico at the reporting date mainly refer to a temporary difference resulting when comparing the carrying amount of property, machinery and equipment, against their corresponding tax values (remaining tax-deductible amount), partially offset by certain deferred tax assets from tax loss carryforwards that are expected to be recovered in the future against taxable income. When the book value is greater than the related tax value results in a deferred tax liability. In 2011, upon transition to IFRS, CEMEX elected to measure its fixed assets at fair value, which resulted in a significant increase in book value, mainly associated with the revaluation of mineral reserves. Such restated amounts are depleted to the income statement in a period close to 35 years, generating accounting expense that is not tax-deductible; hence the temporary difference will gradually reverse over time but does not represent a payment obligation to the tax authority at the reporting date.

[2] Net deferred tax assets in foreign entities in 2021 and 2020 are mainly related to tax loss carryforwards recognized in prior years, mainly in the United States, that are expected to be recovered in the future against taxable income.

CEMEX 2021 INTEGRATED REPORT 191

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

As of December 31, 2021 and 2020, balances of the deferred tax assets and liabilities included in the statement of financial position are located in the following entities:

	2021			2020		
	ASSETS	LIABILITIES	NET	ASSETS	LIABILITIES	NET
Mexican entities	$ 191	(272)	(81)	$ 152	(229)	(77)
Foreign entities	371	(213)	158	588	(429)	159
	$ 562	(485)	77	$ 740	(658)	82

The breakdown of changes in consolidated deferred income taxes during 2021, 2020 and 2019 was as follows:

	2021	2020	2019
Deferred income tax expense (income) in the income statement	$ (35)	(122)	19
Deferred income tax revenue in stockholders' equity	(38)	(41)	(59)
Reclassifications *	78	(12)	3
Change in deferred income tax during the period	$ 5	(175)	(37)

* In 2021, 2020 and 2019, refers to the effects of the reclassification of balances to assets held for sale and related liabilities (note 5.2).

Current and/or deferred income tax relative to items of other comprehensive income during 2021, 2020 and 2019 were as follows:

	2021	2020	2019
Revenue related to foreign exchange fluctuations from intercompany balances (note 22.2)	$ (6)	(19)	(19)
Expense (revenue) associated to actuarial results (note 22.2)	26	(41)	(29)
Revenue related to derivative financial instruments (note 18.4)	(1)	14	(34)
Expense (revenue) from foreign currency translation and other effects	(63)	(14)	4
	$ (44)	(60)	(78)

As of December 31, 2021, consolidated tax loss and tax credits carryforwards expire as follows:

	AMOUNT OF CARRYFORWARDS	AMOUNT OF UNRECOGNIZED CARRYFORWARDS	AMOUNT OF RECOGNIZED CARRYFORWARDS
2022	$ 4,341	4,340	1
2023	274	258	16
2024	426	195	231
2025	185	148	37
2026 and thereafter	9,569	7,221	2,348
	$ 14,795	12,162	2,633

As of December 31, 2021, in connection with CEMEX's deferred tax loss carryforwards presented in the table above, to realize the benefits associated with such deferred tax assets that have been recognized, before their expiration, CEMEX would need to generate $2,633 in consolidated pre-tax income in future periods. Based on the same forecasts of future cash flows and operating results used by CEMEX's management to allocate resources and evaluate performance in the countries in which CEMEX operates, along with the implementation of feasible tax strategies, CEMEX believes that it will recover the balance of its tax loss carryforwards that have been recognized before their expiration. In addition, CEMEX concluded that, the deferred tax liabilities that were considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of CEMEX's deferred tax assets refers to operating segments and tax jurisdictions in which CEMEX is currently generating taxable income or in which, according to CEMEX's management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets.

The Parent Company does not recognize a deferred income tax liability related to its investments in subsidiaries considering that CEMEX controls the reversal of the temporary differences arising from these investments and management is satisfied that such temporary differences will not reverse in the foreseeable future.

CEMEX 2021 INTEGRATED REPORT 192

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

21.3) Reconciliation of Effective Income Tax Rate

For the years ended December 31, 2021, 2020 and 2019, the effective consolidated income tax rates were as follows:

		2021	2020	2019
Earnings before income tax	$	932	(1,302)	238
Income tax expense		(144)	(45)	(157)
Effective consolidated income tax expense rate 1		15.5%	(3.5)%	66.0%

* The average effective tax rate equals the net amount of income tax revenue or expense divided by income or loss before income taxes, as these line items are reported in the income statement.

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to CEMEX, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of operations, which in 2021, 2020 and 2019 were as follows:

	2021		2020		2019	
	%	$	%	$	%	$
Mexican statutory tax rate	30.0	280	30.0	(391)	30.0	71
Difference between accounting and tax expenses, net *	4.8	45	(18.4)	240	111.2	265
Non-taxable sale of equity securities and fixed assets	(3.8)	(35)	1.3	(17)	(13.4)	(32)
Difference between book and tax inflation	23.9	223	(7.1)	92	38.1	91
Differences in the income tax rates in the countries where CEMEX operates *	4.7	44	(0.9)	12	(31.9)	(76)
Changes in deferred tax assets *	(48.7)	(454)	(9.6)	125	(59.8)	(142)
Changes in provisions for uncertain tax positions	2.6	24	0.2	(3)	(5.2)	(12)
Others	2.0	17	1.0	(13)	(3.0)	(8)
Effective consolidated income tax expense rate	15.5	144	(3.5)	45	66.0	157

* In 2020 includes $312, related to the effects of the impairment charges which are basically non-deductible (note 8). In 2019, includes $117 of difference between book and tax foreign exchange fluctuations of the Parent Company.

* Refers mainly to the effects of the differences between the statutory income tax rate in Mexico of 30% against the applicable income tax rates of each country where CEMEX operates and includes the effect related to the change in statutory tax rate in Colombia from 30% to 35%.

* Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to CEMEX's tax loss carryforwards.

The following table compares variations between the line item "Changes in deferred tax assets" as presented in the table above against the changes in deferred tax assets in the statement of financial position for the years ended December 31, 2021 and 2020:

		2021		2020	
		CHANGES IN THE STATEMENT OF FINANCIAL POSITION	AMOUNTS IN RECONCILIATION	CHANGES IN THE STATEMENT OF FINANCIAL POSITION	AMOUNTS IN RECONCILIATION
Tax loss carryforwards generated and not recognized during the year	$	-	9	-	178
Derecognition related to tax loss carryforwards recognized in prior years		(145)	-	(70)	12
Recognition related to unrecognized tax loss carryforwards		19	(460)	82	(84)
Foreign currency translation and other effects		11	(3)	8	19
Changes in deferred tax assets	$	(115)	(454)	20	125

CEMEX 2021 INTEGRATED REPORT 193

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

21.4) Uncertain Tax Positions and Significant Tax Proceedings

Uncertain tax positions

As of December 31, 2021 and 2020, as part of current provisions and non-current other liabilities (note 19), CEMEX has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX. As of December 31, 2021, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements. A summary of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2021, 2020 and 2019, excluding interest and penalties, is as follows:

		2021	2020	2019
Balance of tax positions at beginning of the period	$	27	28	44
Adoption effects of IFRIC 23 credited to retained earnings (note 3.1)		–	–	(6)
Additions for tax positions of prior periods		4	–	–
Additions for tax positions of current period		27	3	4
Reductions for tax positions related to prior periods and other items		(2)	(1)	(13)
Settlements and reclassifications		(5)	(3)	–
Expiration of the statute of limitations		(2)	(2)	(2)
Foreign currency translation effects		(1)	2	1
Balance of tax positions at end of the period	$	48	27	28

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although CEMEX believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to uncertain tax positions, as finalizing audits with the income tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

Significant tax proceedings

As of December 31, 2021, the Company's most significant tax proceedings are as follows:

- The tax authorities in Spain ("the Spanish Tax Authorities") challenged part of the tax loss carryforwards reported by CEMEX España covering the tax years from and including 2006 to 2009. During 2013, the Spanish Tax Authorities notified CEMEX España of fines in the aggregate amount of $518. In April 2014, CEMEX España filed appeals against such resolution before the *Tribunal Económico Administrativo Central* ("TEAC") of the Spanish Tax Authorities. On September 20, 2017, CEMEX España was notified by the TEAC about an adverse resolution to such appeals. CEMEX España filed a recourse against such resolution in November 2017 before the National Court (*Audiencia Nacional*) and applied for the suspension of the payment before the National Court until the case is finally resolved. On January 31, 2018, the National Court notified CEMEX España of the granting of the suspension of the payment, subject to the provision of guarantees on or before April 2, 2018. In this regard, CEMEX España provided the respective guarantees in the form of a combination of a liability insurance policy and a mortgage of several assets in Spain. In November 2018, the National Court confirmed the acceptance of the guarantees by the Spanish Tax Authorities, which ensures the suspension of the payment until the recourses are definitively resolved. On November 30, 2021, the National Court issued a judgment rejecting the appeal filed by CEMEX España against the resolution of the TEAC, confirming the imposed fines. CEMEX España will request the Spanish Supreme Court to admit a cassation appeal against this judgement issued by the National Court. As of December 31, 2021, CEMEX believes an adverse resolution in these proceedings is not probable and no accruals have been created in connection with these proceedings. Nonetheless, it is difficult to assess with certainty the likelihood of an adverse result, and the appeals that CEMEX España has filed could take an extended amount of time to be resolved, but if adversely resolved, these proceedings could have a material adverse impact on CEMEX's results of operations, liquidity or financial position.

CEMEX 2021 INTEGRATED REPORT 194

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements • On March 26, 2021, the Spanish Tax Authorities notified CEMEX España of an assessment for Income Taxes in an amount in euros equivalent to $55 as of December 31, 2021, plus late interest, derived from a tax audit process covering the tax years 2010 to 2014. This assessment has been appealed before the TEAC. In order for the suspension of the payment of the tax assessment to be granted, CEMEX España provided a payment guarantee which was approved by such tax authorities. Moreover, on December 3, 2021, the Spanish Tax Authorities notified CEMEX España of a penalty for an amount in euros equivalent to $78, derived from the tax audit process covering the same period from 2010 to 2014. This assessment is expected to be appealed before the TEAC. Until this appeal is resolved, no payment will be made and the company is not required to furnish a guarantee for the filing of the appeal. As of December 31, 2021, CEMEX believes an adverse resolution in these proceedings are not probable and no accruals have been created in connection with these proceedings. Nonetheless, it is difficult to assess with certainty the likelihood of an adverse result, and the appeals that CEMEX España has filed could take an extended amount of time to be resolved, but if adversely resolved, these proceedings could have a material adverse impact on CEMEX’s results of operations, liquidity or financial position. • On April 6, 2018, CEMEX Colombia received a special proceeding from the Colombian Tax Authority (the “Tax Authority”), where certain deductions included in the 2012 income tax return were rejected. The Tax Authority assessed an increase in the income tax payable by CEMEX Colombia and imposed an inaccuracy penalty for amounts in Colombian pesos equivalent to $31 of income tax and $31 of penalty. On June 22, 2018, CEMEX Colombia filed a response to the special proceeding within the legal term. On December 28, 2018, CEMEX Colombia received an official review settlement ratifying the rejected deductible items and amounts. CEMEX Colombia filed a reconsideration request on February 21, 2019. On January 8, 2020, CEMEX Colombia was notified that, in response to the appeal filed by it, the Tax Authority had confirmed its assessment that CEMEX Colombia is required to pay increased taxes and corresponding penalties, as previously notified on April 6, 2018. On July 1, 2020, CEMEX Colombia filed an appeal against the aforementioned resolution in the Administrative Court of Cundinamarca. In addition, on March 10, 2020, the Tax Authority issued a complementary administrative act, in which the authority claims the payment of the credit balance that was originated in the 2012 tax declaration and that was offset with taxes from subsequent years. CEMEX Colombia filed its response on June 2, 2020. On October 25, 2021, the Tax Authority issued a resolution confirming the imposed penalty due to inadmissible compensation. The penalty is an amount in Colombian pesos equivalent to $14 as of December 31, 2021. CEMEX Colombia filed an appeal before the Administrative Court of Cundinamarca on December 16, 2021. The Administrative Court of Cundinamarca has not responded to the filed appeal, and it is estimated that the procedure will last at least 2 years If the proceeding is adversely resolved in the final stage, CEMEX Colombia must pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the payment date. As of December 31, 2021, at this stage of the proceeding, CEMEX considers that an adverse resolution in this proceeding after conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding; if adversely resolved, CEMEX believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of CEMEX. CEMEX 2021 INTEGRATED REPORT 195

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

- In September 2012, the Tax Authority requested CEMEX Colombia to amend its income tax return for the year 2011 in connection with several deductible expenses including the amortization of goodwill. CEMEX Colombia rejected the arguments of the ordinary request and filed a motion requesting the case to be closed. The 2011 income tax return was under audit of the Tax Authority from August 2013 until September 5, 2018, when CEMEX Colombia was notified of a special proceeding in which the Tax Authority rejected certain deductions included in such income tax return of the year 2011 and determined an increase in the income tax payable and imposed a penalty for amounts in Colombian pesos equivalent to $21 of income tax and $21 of penalty. CEMEX Colombia filed a response to the special proceeding on November 30, 2018 and the Tax Authority notified the official review liquidation on May 15, 2019, maintaining the claims of the special proceeding; therefore, CEMEX Colombia filed an appeal within the legal term on July 11, 2019. On July 6, 2020, CEMEX Colombia was notified about a resolution confirming the official liquidation. On October 22, 2020, CEMEX Colombia filed an appeal against such resolution in the Administrative Court of Cundinamarca and on September 13, 2021 the appeal was admitted. If the proceeding is adversely resolved in its final stage, CEMEX Colombia would have to pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the date of payment. As of December 31, 2021, at this stage of the proceeding, CEMEX considers that an adverse resolution in this proceeding after conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding; if adversely resolved, CEMEX believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of CEMEX.

22) STOCKHOLDERS' EQUITY

The consolidated financial statements are presented in dollars based on IAS 21, *The Effects of Changes in Foreign Exchange Rates* ("IAS 21"), while the reporting currency of the Parent Company is the Mexican Peso. As a result, for the consolidated entity, transactions of common stock, additional paid-in capital and retained earnings are translated and accrued using historical exchange rates of the dates in which the transactions occurred. As a result, although the amounts of total non-controlling interest in the consolidated financial statements and total stockholders' equity of the Parent Company are the same, IAS 21 methodology results in differences between line-by-line items within CEMEX's controlling interest and the Parent Company's stockholders' equity. The official stockholders' equity for statutory purposes is that of the Parent Company as expressed in Mexican pesos. As of December 31, 2021, the line-by-line reconciliation between CEMEX's controlling interest, as reported using the dollar as presentation currency, and the Parent Company's stockholders' equity, using a convenience translation of the balances in pesos translated using the exchange rate of 20.50 pesos per dollar as of December 31, 2021, is as follows:

	AS OF DECEMBER 31, 2021	
	CONSOLIDATED	PARENT COMPANY
Common stock and additional paid-in capital [a]	$ 7,810	5,150
Other equity reserves [a,b]	(1,371)	2,289
Retained earnings [b]	3,388	2,388
Total controlling interest	$ 9,827	9,827

[a] The difference relates to the method of accruing dollars using the historical exchange rates to translate each common stock and additional paid-in capital transaction denominated in Mexican pesos to dollars. The cumulative effect from these changes in exchange rates is recognized against other equity reserves.

[b] The difference relates with the method of accruing dollars using the exchange rates of each month during the period for income statement purposes. The cumulative effect from these changes in exchange rates is recognized against other equity reserves.

As of December 31, 2021 and 2020, stockholders' equity excludes investments in CPOs of the Parent Company held by subsidiaries of $14 (20,541,277 CPOs) and $11 (20,541,277 CPOs), respectively, which were eliminated within "Other equity reserves."

CEMEX 2021 INTEGRATED REPORT 196

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

22.1) Common Stock and Additional Paid-In Capital

As of December 31, 2021 and 2020, the breakdown of consolidated common stock and additional paid-in capital was as follows:

		2021	2020
Common stock	$	318	318
Additional paid-in capital		7,492	7,575
	$	7,810	7,893

Effective as of December 31, 2020, the Company's management approved a restitution to the consolidated line item of "Retained earnings" for $2,481, by means of transfer with charge to the line item of "Additional paid-in capital." This transfer represents a reclassification between line items within CEMEX's consolidated stockholders' equity that does not affect its consolidated amount.

As of December 31, 2021 and 2020 the common stock of CEMEX, S.A.B. de C.V. was presented as follows:

	2021		2020	
Shares [1]	Series A [2]	Series B [2]	Series A [2]	Series B [2]
Subscribed and paid shares	29,457,941,452	14,728,970,726	29,457,941,452	14,728,970,726
Unissued shares authorized for executives' stock compensation programs	881,442,830	440,721,415	881,442,830	440,721,415
Repurchased shares [3]	–	–	756,323,120	378,161,560
Shares that guarantee/guaranteed the issuance of convertible securities [4]	–	–	1,970,862,596	985,431,298
Shares authorized for the issuance of stock or convertible securities [5]	–	–	302,144,720	151,072,360
	30,339,384,282	15,169,692,141	33,368,714,718	16,684,357,359

[1] As of December 31, 2021 and 2020, 13,068,000,000 shares correspond to the fixed portion, and 32,441,076,423 shares as of December 31, 2021 and 36,985,072,077 shares as of December 31, 2020, correspond to the variable portion.

[2] Series "A" or Mexican shares must represent at least 64% of CEMEX's capital stock; Series "B" or free subscription shares must represent at most 36% of CEMEX's capital stock.

[3] Shares repurchased under the share repurchase program authorized by the Company's shareholders (note 22.2).

[4] Refers to those shares that guaranteed the conversion of a series of then outstanding convertible securities (note 18.2).

[5] Shares that were authorized for issuance in a public offering or private placement and/or by issuance of new convertible securities.

On March 25, 2021, stockholders at the annual ordinary shareholders' meeting (the "Shareholders' Meeting") of CEMEX, S.A.B. de C.V. approved: (i) setting the amount of $500 or its equivalent in Mexican Pesos as the maximum amount of resources through year 2021 and until the next ordinary general shareholders' meeting of the Parent Company is held for the acquisition of its own shares or securities that represent such shares; (ii) the decrease of the variable part of the Parent Company's share capital through the cancellation of (a) 1,134 million shares repurchased during the 2020 fiscal year, under the share repurchase program and (b) an aggregate of 3,409.5 million shares that were authorized to guarantee the conversion of then existing convertible securities, as well as for any new issuance of convertible securities and/or to be subscribed and paid for in a public offering or private subscription; and (iii) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee (which reduced its members from four to three) and the Sustainability Committee of the Parent Company.

CEMEX 2021 INTEGRATED REPORT 197

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements On March 26, 2020, the Shareholders’ Meeting of CEMEX, S.A.B. de C.V. approved: (i) setting the amount of $500 or its equivalent in Mexican Pesos as the maximum amount of resources through year 2020 and until the next ordinary Shareholders’ Meeting is held for the acquisition of its own shares or securities that represent such shares; and (ii) the cancellation of shares of repurchased during the 2019 fiscal year and the remained in the Parent Company’s treasury after the maturities of the November 2019 Mandatory Convertible Notes and the 3.72% Convertible Notes, except for the minimal conversion. Under the 2020 share repurchase program, the Parent Company repurchased 378.2 million CEMEX CPOs, at a weighted-average price in pesos equivalent to 0.22 dollars per CPO. The total amount of these CPO repurchases, excluding value-added tax, was $83. On April 8, 2020, the Parent Company announced that, to enhance its liquidity, it suspended the share repurchase program for the remainder of 2020 (note 2). On March 28, 2019, the Shareholders’ Meeting of CEMEX, S.A.B. de C.V. approved: (i) a cash dividend of $150 paid in two installments, the first installment, for half of the dividend was paid on June 17, 2019 and the second installment for the remainder of the dividend was paid on December 17, 2019; (ii) the acquisition of own shares of up to $500 or its equivalent in Mexican pesos, as the maximum amount of resources that through fiscal year 2019, and until the next ordinary annual shareholder’s meeting is held, the Parent Company may be used for the acquisition of its own shares or securities that represent such shares; (iii) a decrease of the Parent Company’s share capital, in its variable part for the amount in pesos equivalent to $0.2826, through the cancellation of 2 billion ordinary, registered and without par-value, treasury shares; (iv) a decrease of the Parent Company’s share capital, in its variable part for the amount in pesos equivalent to $0.0670 by the cancellation of 461 million ordinary, registered and without par-value, treasury shares; (v) the increase of the Parent Company’s share capital in its variable part for the amount of $22 thousands, through the issuance of 150 million ordinary shares. The subscription of shares representing the capital increase was made at a theoretical value of $0.000143 dollars per share. Until December 31, 2019, under the 2019 repurchase program, the Parent Company repurchased 157.7 million CEMEX CPOs, at a weighted-average price in pesos equivalent to 0.3164 dollars per CPO. The total amount of these CPO repurchases, excluding value-added tax, was $50. In connection with the long-term executive share-based compensation programs (note 23), in 2021 and 2020 CEMEX did not issue shares, in 2019, CEMEX issued 27.4 million CPOs generating an additional paid-in capital of $17 associated with the fair value of the compensation received by executives. 22.2) Other Equity Reserves and Subordinated Notes As of December 31, 2021 and 2020, the caption of other equity reserves and subordinated notes was integrated as follows: 2021 2020 Other equity reserves $ (2,365) (2,453) Subordinated notes 994 – $ (1,371) (2,453) Other equity reserves As of December 31, 2021 and 2020, other equity reserves are detailed as follows: 2021 2020 Cumulative translation effect, net of effects from deferred income taxes recognized directly in equity (note 21.2) and derivative financial instruments designated as cash flow hedges $ (722) (508) Cumulative actuarial losses (529) (792) Cumulative coupon payments under perpetual debentures (note 22.4) (1,070) (1,059) Treasury shares repurchased under share repurchase program (note 22.1) – (83) Cumulative coupon payments under subordinated notes 1 (30) –Treasury shares held by subsidiaries (14) (11) $ (2,365) (2,453) 1 Interest accrued under the Parent Company’s subordinated notes described below are recognized as part of other equity reserves. CEMEX 2021 INTEGRATED REPORT 198

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

For the years ended December 31, 2021, 2020 and 2019, the translation effects of foreign subsidiaries included in the statements of comprehensive income were as follows:

		2021	2020	2019
Foreign currency translation result [a]	$	(476)	352	88
Foreign exchange fluctuations from debt [b]		89	(126)	19
Foreign exchange fluctuations from intercompany balances [c]		(13)	(419)	(47)
	$	(400)	(193)	60

[a] These effects refer to the result from the translation of the financial statements of foreign subsidiaries and include the changes in fair value of foreign exchange forward contracts designated as hedge of a net investment (note 18.4).

[b] Generated by foreign exchange fluctuations over a notional amount of debt in CEMEX, S.A.B. de C.V., associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries (note 3.4).

[c] Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of CEMEX España identified and designated as a hedge of the net investment in foreign subsidiaries.

Subordinated notes

On June 8, 2021, the Parent Company issued one series of $1,000 million 5.125% subordinated notes with no fixed maturity. After issuance costs, the Parent Company received $994. Considering that the Parent Company's subordinated notes have no fixed maturity date, there is no contractual obligation for the Parent Company to deliver cash or any other financial assets, the payment of principal and interest may be deferred indefinitely at the sole discretion of CEMEX and specific redemption events, are fully under the Parent Company's control, under applicable IFRS, these subordinated notes issued by the Parent Company qualify as equity instruments and are classified within controlling interest stockholders' equity. The Parent Company has a repurchase option on the fifth anniversary of the subordinated notes. In the event of liquidation of the Parent Company's due to commercial bankruptcy, the subordinated notes would come to the liquidation process according to its subordination after all liabilities.

Coupon payments on the subordinated notes were included within "Other equity reserves" and amounted to $30 in 2021.

22.3) Retained Earnings

The Parent Company's net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the common stock. As of December 31, 2021, the legal reserve amounted to $95. As mentioned in note 22.1, effective as of December 31, 2020, CEMEX incurred a restitution of retained earnings from additional paid-in capital for $2,481.

22.4) Non-Controlling Interest and Perpetual Debentures

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the equity and results of consolidated subsidiaries. As of December 31, 2021 and 2020, non-controlling interest in equity amounted to $444 and $428, respectively. In 2021, 2020 and 2019, non-controlling interests in consolidated net income were $25, $21 and $36, respectively. These non-controlling interests arise mainly from the following CEMEX's subsidiaries:

- In February 2017, CEMEX acquired a controlling interest in TCL, whose shares trade in the Trinidad and Tobago Stock Exchange. As of December 31, 2021 and 2020, there is a non-controlling interest in TCL of 30.17% of its common shares (see note 5.3 for certain relevant condensed financial information).

CEMEX 2021 INTEGRATED REPORT 199

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements • In July 2016, CHP closed its initial offering of 45% of its common shares. Pursuant to the repurchase of CHP’s shares in the market and a public stock right offering. CEMEX’s reduced the non-controlling interest in CHP from 45% in 2018 to 33.22% in 2019 and to 22.16% in 2020 considering the results of a public stock rights offering. CHP’s assets consist primarily of CEMEX’s cement manufacturing assets in the Philippines. • In November 2012, CLH, a direct subsidiary of CEMEX España, concluded its initial offering of common shares. CLH’s assets include substantially all of CEMEX’s assets in Colombia, Panama, Costa Rica, Guatemala and El Salvador. In December 2020, by means of a public share tender offer, CEMEX España increased its ownership in CLH by acquiring 108,337,613 shares of CLH in exchange of $103. As of December 31, 2021 and 2020, there is a non-controlling interest in CLH of 7.74% and 7.63%, respectively, of CLH’s outstanding common shares, excluding shares held in treasury Perpetual debentures As of December 31, 2020, the line item “Non-controlling interest and perpetual debentures” included $449, representing the notional amount of perpetual debentures, which exclude any perpetual debentures held by subsidiaries. In June 2021, considering the issuance of the subordinated notes described above, CEMEX repurchased all series of its outstanding perpetual notes. Until its repurchase, coupon payments on the perpetual debentures were included within “Other equity reserves” and amounted to $11 in 2021, $24 in 2020 and $29 in 2019, excluding in all the periods the coupons accrued by perpetual debentures held by subsidiaries. CEMEX’s perpetual debentures had no fixed maturity date and there were no contractual obligations for CEMEX to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. As a result, these debentures, issued by Special Purpose Vehicles (“SPVs”), qualified as equity instruments under applicable IFRS and were classified within non-controlling interest as they were issued by consolidated entities. Subject to certain conditions, CEMEX had the unilateral right to defer indefinitely the payment of interest due on the debentures. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements. 23) EXECUTIVE SHARE-BASED COMPENSATION CEMEX has long-term restricted share-based compensation programs providing for the grant of the CEMEX’s CPOs to a group of eligible executives, pursuant to which, according to CEMEX’s election, either new CPOs are issued, or CEMEX provides funds to the administration trust owned by the executives for the purchase of a portion or all of the required CPOs in the market for delivery to such executives under each annual program over a service period of four years (the “Ordinary Program”). The Parent Company’s CPOs of the annual grant (25% of each annual Ordinary Program) are placed at the beginning of the service period in the executives’ accounts to comply with a one-year restriction on sale. Moreover, beginning in 2017, for a group of key executives the conditions of the program were modified for new awards by reducing the service period from four to three years and implementing tri-annual internal and external performance metrics, which depending on their weighted achievement, may result in a final payment of the Parent Company’s CPOs at the end of the third year between 0% and 200% of the target for each annual program (the “Key Executives Program”). Under the Ordinary Program and the Key Executives Program (jointly the “Compensation Programs”), the Parent Company provided funds to a broker for the purchase of 93.4 million CPOs in 2021 and 83.8 million CPOs in 2020 and 21.2 million CPOs in 2019 on behalf and for delivery to the eligible executives and issued new shares for 27.4 million CPOs in 2019, that were subscribed and pending for payment in the Parent Company’s treasury. As of December 31, 2021, there are 243.0 million CPOs associated with these annual programs that are required to be delivered in the following years as the executives render services. CEMEX 2021 INTEGRATED REPORT 200

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Beginning January 1, 2013, most of those eligible executives belonging to the operations of CLH and subsidiaries ceased to receive Parent Company’s CPOs and instead started receiving shares of CLH, significantly sharing the same conditions of CEMEX’s plan also over a service period of four years. During 2021, 2020 and 2019, CLH physically delivered 713,927 shares, 1,383,518 shares and 393,855 shares, respectively, corresponding to the vested portion of prior years’ grants, which were subscribed and held in CLH’s treasury. As of December 31, 2021, there are 3,476,865 shares of CLH associated with these annual programs that are expected to be delivered in the following years as the executives render services. Beginning in 2018, those eligible executives belonging to the operations of CHP and subsidiaries ceased to receive Parent Company’s CPOs and instead started receiving shares of CHP, significantly sharing the same conditions of CEMEX’s plan. During 2021 and 2020, CHP provided funds to a broker for the purchase of 16,511,882 and 11,546,350 CHP’s shares in the market, respectively, on behalf and for delivery to the eligible executives. The combined compensation expense related to the programs described above as determined considering the fair value of the awards at the date of grant in 2021, 2020 and 2019, was recognized in the operating results against other equity reserves or a cash outflow, as applicable, and amounted to $77, $29 and $32, respectively, including the cost of CEMEX’s CPOs and the CHP’s shares, as correspond, acquired in the market on behalf of the executives. The weighted-average price per CEMEX CPO granted during the period was determined in pesos and was equivalent to $0.8117 dollars in 2021, $0.3379 dollars in 2020 and $0.6263 dollars in 2019. Moreover, the weighted-average price per CLH share granted during the period as determined in Colombian pesos was equivalent to $0.25 dollars in 2021, $0.72 dollars in 2020 and $1.31 dollars in 2019. As of December 31, 2021 and 2020, there were no options or commitments to make payments in cash to the executives based on changes in the market price of the Parent Company’s CPO, CLH’s shares and/or CHP’s shares. 24) EARNINGS (LOSS) PER SHARE Basic earnings (loss) per share is calculated by dividing net income attributable to ordinary equity holders of the Parent Company (the numerator) by the weighted-average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only on the passage of time should be included in the determination of the basic weighted-average number of shares outstanding. Diluted earnings (loss) per share should reflect in both the numerator and denominator the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would lead to a reduction in basic earnings per share or an increase in basic loss per share. Otherwise, the effects of potential shares are not considered because they generate antidilution. CEMEX 2021 INTEGRATED REPORT 201

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

The amounts considered for calculations of earnings (loss) per share in 2021, 2020 and 2019 were as follows:

		2021	2020	2019
DENOMINATOR (THOUSANDS OF SHARES)				
Weighted-average number of shares outstanding [1]		44,123,654	44,125,288	45,393,602
Capitalization of retained earnings [1]		–	–	–
Effect of dilutive instruments – mandatorily convertible securities (note 18.2) [2]		–	–	–
Weighted-average number of shares – basic		44,123,654	44,125,288	45,393,602
Effect of dilutive instruments – share-based compensation (note 23) [2]		729,292	745,163	470,985
Effect of potentially dilutive instruments – optionally convertible securities (note 18.2) [2]		–	–	1,457,554
Weighted-average number of shares – diluted		44,852,946	44,870,451	47,322,141
NUMERATOR				
Net income (loss) from continuing operations	$	788	(1,347)	81
Less: non-controlling interest net income (loss)		25	21	36
Controlling interest net income (loss) from continuing operations		763	(1,368)	45
Plus: after tax interest expense on mandatorily convertible securities		–	–	1
Controlling interest net income (loss) from continuing operations – for basic earnings per share calculations		763	(1,368)	46
Plus: after tax interest expense on optionally convertible securities		–	4	18
Controlling interest net income (loss) from continuing operations – for diluted earnings per share calculations	$	763	(1,364)	64
Net income (loss) from discontinued operations	$	(10)	(99)	98
BASIC EARNINGS PER SHARE				
Controlling interest basic earnings (loss) per share	$	0.0171	(0.0332)	0.0031
Controlling interest basic earnings (loss) per share from continuing operations		0.0173	(0.0310)	0.0010
Controlling interest basic earnings (loss) per share from discontinued operations		(0.0002)	(0.0022)	0.0021
CONTROLLING INTEREST DILUTED EARNINGS PER SHARE [3]				
Controlling interest diluted earnings (loss) per share	$	0.0168	(0.0332)	0.0031
Controlling interest diluted earnings (loss) per share from continuing operations		0.0170	(0.0310)	0.0010
Controlling interest diluted earnings (loss) per share from discontinued operations		(0.0002)	(0.0022)	0.0021

[1] In 2019, shareholders approved the delivery of a cash dividend (note 22.1).

[2] The number of Parent Company CPOs to be issued under the executive share-based compensation programs, as well as the total amount of Parent Company CPOs committed for issuance in the future under the mandatorily and optionally convertible securities, are computed from the beginning of the reporting period. The number of shares resulting from the executives' stock-based compensation programs is determined under the inverse treasury method.

[3] For 2020 and 2019, the effects on the denominator and numerator of potential dilutive shares generate antidilution; therefore, there is no change between the reported basic earnings per share and diluted earnings per share.

CEMEX 2021 INTEGRATED REPORT 202

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

25) COMMITMENTS

25.1) Contractual Obligations

As of December 31, 2021, CEMEX had the following contractual obligations:

		2021				
OBLIGATIONS		LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS	TOTAL
Long-term debt	$	68	583	2,023	4,753	7,427
Leases •		303	424	238	557	1,522
Total debt and other financial obligations •		371	1,007	2,261	5,310	8,949
Interest payments on debt •		283	709	639	1,014	2,645
Pension plans and other benefits •		155	139	140	992	1,426
Acquisition of property, plant and equipment •		126	70	-	-	196
Purchases of raw materials, fuel and energy •		503	526	366	954	2,349
Total contractual obligations	$	1,438	2,451	3,406	8,270	15,565

• Represent nominal cash flows. As of December 31, 2021, the NPV of future payments under such leases was $1,222, of which, $531 refers to payments from 1 to 3 years and $293 refers to payments from 3 to 5 years.

• The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.

• Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2021.

• Represents estimated annual payments under these benefits for the next 10 years (note 20), including the estimate of new retirees during such future years.

• Refers mainly to the expansion of a cement production line in the Philippines.

• Future payments for the purchase of raw materials are presented based on contractual nominal cash flows. Future nominal payments for energy were estimated for all contractual commitments based on an aggregate average expected consumption per year using the future prices of energy established in the contracts for each period. Future payments also include CEMEX's commitments for the purchase of fuel.

25.2) Other Commitments

As of December 31, 2021 and 2020, CEMEX was party to other commitments for several purposes, including the purchase of fuel and energy, the estimated future cash flows over maturity of which are presented in note 25.1. A description of the most significant contracts is as follows:

- Beginning in April 2016, in connection with the Ventika S.A.P.I. de C.V. and the Ventika II S.A.P.I. de C.V. wind farms (jointly "Ventikas") located in the Mexican state of Nuevo Leon with a combined generation capacity of 252 Megawatts ("MW"), CEMEX agreed to acquire a portion of the energy generated by Ventikas for its overall electricity needs in Mexico for a period of 20 years. The estimated annual cost of this agreement is $21 (unaudited) if CEMEX receives all its energy allocation. Nonetheless, energy supply from wind is variable in nature and final amounts are determined considering the final MW per hour ("MWh") effectively received at the agreed prices per unit.
- On July 27, 2012, CEMEX signed a 10-year strategic agreement with International Business Machines Corporation ("IBM") pursuant to which IBM provides, among others, data processing services (back office) in finance, accounting and human resources; as well as Information Technology ("IT") infrastructure services, support and maintenance of IT applications in the countries in which CEMEX operates.
- Beginning in February 2010, for its overall electricity needs in Mexico CEMEX agreed with EURUS the purchase a portion of the electric energy generated for a period of no less than 20 years. EURUS is a wind farm with an installed capacity of 250 MW operated by ACCIONA in the Mexican state of Oaxaca. The estimated annual cost of this agreement is $70 (unaudited) if CEMEX receives all its energy allocation. Nonetheless, energy supply from wind source is variable in nature and final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

CEMEX 2021 INTEGRATED REPORT 203

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements • CEMEX maintains a commitment initiated in April 2004 to purchase the energy generated by Termoeléctrica del Golfo (“TEG”) until 2027 for its overall electricity needs in Mexico. The estimated annual cost of this agreement is $171 (unaudited) if CEMEX receives all its energy allocation. Nonetheless, final amounts will be determined considering the final MWh effectively received at the agreed prices per unit. • In regards with the above, CEMEX also committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG all fuel necessary for their operations until the year 2027, equivalent to approximately 1.2 million tons of petroleum coke per year. CEMEX covers its commitments under this agreement acquiring the volume of fuel from sources in the international markets and Mexico. • CEMEX Zement GmbH (“CZ”), CEMEX’s subsidiary in Germany, held a long-term energy supply contract until 2022 with STEAG - Industriekraftwerk Rüdersdorf GmbH (“SIKW”) in connection with the overall electricity needs of CEMEX’s Rüdersdorf plant. Based on the contract, each year CZ has the option to fix in advance the volume of energy in terms of MW that it will acquire from SIKW, with the option to adjust the purchase amount one time on a monthly and quarterly basis. The estimated annual cost of this agreement is $18 (unaudited) if CEMEX receives all its energy allocation. • On October 24, 2018, CEMEX, S.A.B. de C.V. entered into an energy financial hedge agreement in Mexico, commencing October 1, 2019 and for a period of 20 years. Through the contract, the Company fixed the megawatt hour cost over an electric energy volume of 400 thousand megawatts hour per year, through the payment of 25.375 dollars per megawatt hour of electric power in exchange for a market price. The committed price to pay will increase 1.5% annually. The differential between the agreed price and the market price is settled monthly. CEMEX considers this agreement as a hedge for a portion of its aggregate consumption of electric energy in Mexico and recognizes the result of the exchange of price differentials described previously in the Income Statement as a part of the costs of energy. During 2021, the Company received $2.5. CEMEX, S.A.B. de C.V. does not record this agreement at fair value since there is not a deep market for electric power in Mexico that would effectively allow for its valuation. 25.3) Commitments From Employee Benefits In some countries, CEMEX has self-insured health care benefits plans for its active employees, which are managed on cost plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2021, in certain plans, CEMEX has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging from 23 thousand dollars to 550 thousand dollars. In other plans, CEMEX has established stop-loss limits per employee regardless of the number of events ranging from 100 thousand dollars to 2.5 million dollars. The contingency for CEMEX if all employees qualifying for health care benefits required medical services simultaneously is significantly. However, CEMEX believes this scenario is remote. The amount expensed through self-insured health care benefits was $59 in 2021, $61 in 2020 and $62 in 2019. CEMEX 2021 INTEGRATED REPORT 204

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix 26) LEGAL PROCEEDINGS Notes to the Consolidated Financial Statements 26.1) Provisions Resulting from Legal Proceedings CEMEX is involved in various significant legal proceedings, the adverse resolutions of which are deemed probable and imply the incurrence of losses and/or cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions and/or losses have been recognized in the financial statements, representing the best estimate of cash outflows. CEMEX believes that it will not make significant expenditure in excess of the amounts recorded. As of December 31, 2021, the details of the most significant events giving effect to provisions or losses are as follows: • As of December 31, 2021, CEMEX had accrued environmental remediation liabilities through its subsidiaries in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste, representing the NPV of such obligations for an amount in pounds sterling equivalent to $241. Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which is generally consistent with the views taken by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. • As of December 31, 2021, CEMEX had accrued environmental remediation liabilities through its subsidiaries in the United States for $70, related to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes; and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages and a final resolution might take several years. CEMEX does not believe that it will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed. • In 2012, in connection with a contract entered into in 1990 (the “Quarry Contract”) by CEMEX Granulats Rhône Méditerranée (“CEMEX GRM”), one of CEMEX’s subsidiaries in France, with SCI La Quinoniere (“SCI”) pursuant to which CEMEX GRM had drilling rights to extract reserves and do quarry remediation at a quarry in the Rhône region of France, SCI filed a claim against CEMEX GRM for breach of the Quarry Contract, requesting the rescission of such contract and damages plus interest for a revised amount in euros equivalent to $76, arguing that CEMEX GRM partially filled the quarry allegedly in breach of the terms of the Quarry Contract. After many hearings, resolutions and appeals over the years, on November 25, 2020, the expert appointed by the court of appeals determined an amount of loss of profits of $0.73 and a cost of backfilling the quarry in $14. In 2020, CEMEX had accrued a provision through its subsidiaries in France for $8 in connection with the best estimate of the remediation costs resulting from this claim. As of December 31, 2021, CEMEX is waiting for the next hearing and final judgement of the Court of Appeal scheduled in June 2022, the provision remains unchanged. Although the final amount may differ, CEMEX considers that any such amount should not have a material adverse impact on CEMEX’s results of operations, liquidity and financial condition. CEMEX 2021 INTEGRATED REPORT 205

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements 26.2) Contingencies from Legal Proceedings CEMEX is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable. Nonetheless, until all stages in the procedures are exhausted in each proceeding, CEMEX cannot assure the achievement of a final favorable resolution. As of December 31, 2021, the most significant contingencies with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows: • In July 2020, an individual filed a class action lawsuit (Acción de Grupo) with a Circuit Civil Court in Colombia against CEMEX Colombia and other two gray Portland cement market participants (the “Colombian Class Action Defendants”). The lawsuit seeks compensation for damages arising from alleged cartel actions for which the Colombian Class Action Defendants were fined in December 2017. The complaint claims that the Colombian Class Action Defendants caused damages to all consumers of gray Portland cement in Colombia during the period of 2010 to 2012. According to the plaintiff’s claims, the Colombian Class Action Defendants should be ordered to pay damages due to the higher price set on gray Portland cement in an amount in Colombian pesos equivalent to $328 determined considering the sales of the three market participants in such period. The Colombian Class Action was initially dismissed, but the plaintiff filed an appeal and, in May 2021, the Circuit Civil Court admitted the claim. Moreover, CEMEX Colombia filed an appeal against the admission of the claim which is pending for resolution. As of December 31, 2021, CEMEX believes that a final adverse resolution in this matter, which could take from five to seven years, is not probable, but if such matter is resolved adversely to CEMEX, such adverse resolution should not have a material adverse impact on CEMEX’s results of operations, liquidity and financial condition. • On September 20, 2018, triggered by heavy rainfall, a landslide causing damages and fatalities (the “Landslide”) occurred in a site located within an area covered by mining rights of APO Land & Quarry Corporation (“ALQC”) in Naga City, Cebu, Philippines. ALQC is a principal raw material supplier of APO Cement Corporation (“APO”), a wholly owned subsidiary of CHP. CEMEX indirectly owns a minority 40% stake in ALQC. On November 19, 2018, 40 individuals and one legal entity (on behalf of 8,000 individuals allegedly affected by the Landslide) filed an environmental class action lawsuit at the Regional Trial Court (the “Court”) of Talisay, Cebu, against CHP, ALQC, APO, the Mines and Geosciences Bureau of the Department of Environment and Natural Resources, the City Government of Naga, and the Province of Cebu. Plaintiffs claim that the Landslide occurred because of the defendants’ gross negligence and seek, among other relief, (a) damages for an amount in Philippine Pesos equivalent to $84, (b) a rehabilitation fund for an amount in Philippine Pesos equivalent to $10, and (c) the issuance of a Temporary Environment Protection Order against ALQC aiming to prevent ALQC from performing further quarrying activities while the case is still pending. This last request was rejected by the Court on August 16, 2019 and after reconsideration, the resolution became final on December 5, 2020. Moreover, on September 30, 2019 the Court dismissed the case against CHP and APO, order that is not yet final and that was appealed by the plaintiffs on November 26, 2019 and that was denied entirely in an order dated November 17, 2021. In such order, the Court dismissed the case against the other parties. As of December 31, 2021, only ALQC remains as a party-defendant in the case. This Court order can still be appealed by the Plaintiffs before the Court of Appeals. As of December 31, 2021, in this stage of the lawsuit, CEMEX is not able to assess with certainty the likelihood of an adverse result in this lawsuit; and CEMEX is neither able to assess if a final adverse result in this lawsuit would have a material adverse impact on its results of operations, liquidity and financial position. • Certain of CEMEX’s subsidiaries in the United States were notified of a grand jury subpoena dated March 29, 2018 issued by the United States Department of Justice (“DOJ”) related to an investigation of possible antitrust law violations in connection with CEMEX’s sales (and related sales practices) of gray Portland cement and slag in the United States and its territories. The objective of this subpoena is to gather facts necessary to make an informed decision about whether violations of U.S. law have occurred. CEMEX cooperated with the DOJ and complied with the subpoena. On December 10, 2021, the DOJ notified CEMEX that it has closed its investigation and the matter is now closed. CEMEX 2021 INTEGRATED REPORT 206

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements • In December 2016, the Parent Company received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that the Parent Company or any of its affiliates violated the law. The Parent Company has been cooperating with the SEC and intends to continue cooperating fully with the SEC. The DOJ also opened an investigation into this matter. In this regard, on March 12, 2018, the DOJ issued a grand jury subpoena to the Parent Company relating to its operations in Colombia and other jurisdictions. The Parent Company intends to cooperate fully with the SEC, the DOJ and any other investigatory entity. As of December 31, 2021, the Parent Company is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or, because of the current status of the SEC investigation and the preliminary nature of the DOJ investigation, the potential sanctions which could be borne by the Parent Company, or if such sanctions, if any, would have a material adverse impact on CEMEX results of operations, liquidity or financial position. • In February 2014, the Egyptian Tax Authority requested Assiut Cement Company (“ACC”), a subsidiary of CEMEX in Egypt, the payment of a development levy on clay used in the Egyptian cement industry for an amount equivalent as of December 31, 2021 to $21 for the period from May 5, 2008 to November 30, 2011. In March 2014, ACC appealed the levy and on September 2014 it was notified that it obtained a favorable resolution from the Ministerial Committee for Resolution of Investment Disputes, which instructed the Egyptian Tax Authority to cease claiming from ACC the payment of the levy on clay. It was further decided that the levy on clay should not be imposed on imported clinker. Nonetheless, in May 2016, the Egyptian Tax Authority challenged ACC´s right to cancel the levy on clay before the North Cairo Court, which referred the cases to Cairo’s Administrative Judiciary Court. These cases have been adjourned by the Commissioners of the Cairo Administrative Judiciary Court, which on November 2, 2020 referred the cases to the Court and established a first hearing session for February 15, 2021 and was adjourned to the May 31, 2021 session. During the session held on May 31, 2021, the Court that is hearing the case decided to refer the case to another Chamber within the same Court considering the nature of the subject. On October 28, 2021 ACC held the first hearing session before the new Chamber. On this session, the court postponed the hearing to the session of January 20, 2022 for ACC lawyers to submit a power of attorney allowing the withdrawal of the court case. CEMEX does not expect that such referral will prejudice ACC’s favorable legal position in this dispute. As of December 31, 2021, CEMEX does not expect a material adverse impact due to this matter in its results of operations, liquidity or financial position. • In September 2012, in connection with a lawsuit submitted to a first instance court in Assiut, Egypt in 2011, the first instance court of Assiut issued a resolution to nullify the Share Purchase Agreement (the “SPA”) pursuant to which CEMEX acquired in 1999 a controlling interest in Assiut Cement Company. In addition, during 2011 and 2012, lawsuits seeking, among other things, the annulment of the SPA were filed by different plaintiffs, including 25 former employees of ACC, before Cairo’s State Council. After several appeals, hearings and resolutions over the years, the cases are held in Cairo’s 7th Circuit State Council Administrative Judiciary Court awaiting the High Constitutional Court to pronounce regarding the challenges against the constitutionality of Law 32/2014 filed by the plaintiffs, which protects CEMEX’s investments in Egypt. These matters are complex and take several years to be resolved. As of December 31, 2021, CEMEX is not able to assess the likelihood of an adverse resolution regarding these lawsuits nor is able to assess if the Constitutional Court will dismiss Law 32/2014, but, regarding the lawsuits, if adversely resolved, CEMEX does not believe the resolutions in the first instance would have an immediate material adverse impact on CEMEX’s operations, liquidity and financial condition. However, if CEMEX exhausts all legal recourses available, a final adverse resolution of these lawsuits, or if the Constitutional Court dismisses Law 32/2014, this could adversely impact the ongoing matters regarding the SPA, which could have a material adverse impact on CEMEX’s operations, liquidity and financial condition. CEMEX 2021 INTEGRATED REPORT 207

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements In addition to the legal proceedings described above in notes 26.1 and 26.2, as of December 31, 2021, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss. 26.3) Other Significant Processes In connection with the cement plant located in the municipality of Maceo in Colombia (the “Maceo Plant”), as described in note 16.1, as of December 31, 2021, the plant has not initiated commercial operations considering several significant processes for the profitability of the investment. The evolution and status of the main issues related to such plant are described as follows: Maceo Plant – Memorandums of understanding • In August 2012, CEMEX Colombia signed a memorandum of understanding (the “MOU”) with the representative of CI Calizas y Minerales S.A. (“CI Calizas”), for the acquisition and transfer of assets mainly comprising land, the mining concession and the shares of Zona Franca Especial Cementera del Magdalena Medio S.A.S. (“Zomam”) (holder of the free trade zone concession). In addition, in December 2013, CEMEX Colombia engaged the same representative of CI Calizas to also represent in the name and on behalf of CEMEX Colombia in the acquisition of certain land plots adjacent to the plant, signing a new memorandum of understanding (the “Land MOU”). Under the MOU and the Land MOU, CEMEX Colombia made cash advances to this representative for amounts in Colombian Pesos equivalent to $13.4 of a total of $22.5, and paid interest accrued over the unpaid committed amount for $1.2, considering the exchange rate as of December 31, 2016 of 3,000.75 Colombian Pesos per Dollar. In September 2016, after confirming irregularities in the acquisition processes by means of investigations and internal audits initiated in response to complaints received, which were reported to Colombia’s Attorney General (the “Attorney General”), providing the findings obtained, and considering that such payments were made in breach of the Parent Company’s and CLH’s policies, the Company decided to terminate the employment relationship with then those responsible for the Planning and Legal areas and accepted the resignation of the then Chief Executive Officer. In December 2016, CEMEX Colombia write off such advances from its investments in progress and cancelled the remaining advance payable. Maceo Plant – Expiration of property process and other related matters • After the signing of the MOU, in December 2012, a former shareholder of CI Calizas, who presumptively transferred its shares of CI Calizas two years before the signing of the MOU, was linked to a process of expiration of property initiated by the Attorney General. Amongst other measures, the Attorney General suspended the sale and ordered the seizure of the assets subject to the MOU, including the shares of Zomam acquired by CEMEX Colombia before the beginning of such process. As a third party acting in good faith and free of guilt, CEMEX Colombia joined the expiration of property process cooperating with the Attorney General. As of December 31, 2021, a final resolution in the expiration of property process, currently under the evidentiary phase, may take between 10 and 15 years from its beginning. As of December 31, 2021, pursuant to the expiration of property process of the assets subject to the MOU and the failures to formalize the purchases under the Land MOU, CEMEX Colombia does not have the legal representation of Zomam, is not the rightful owner of the land and is not the assigned entity of the mining concession. CEMEX 2021 INTEGRATED REPORT 208

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements • In addition, there is an ongoing criminal investigation that resulted in a legal resolution by means of which an indictment was issued to two of the Company’s former officers and to CI Calizas’ representative. CEMEX is not able to anticipate the actions that criminal judges may impose against these people. Moreover, CEMEX Colombia filed a legal recourse for accountability (Rendición de Cuentas) against the representative, in connection with the responsibilities agreed under the Land MOU for the acquisition of certain land plots adjacent to the plant. This legal recourse finalized in 2021 with a definitive resolution favorable to CEMEX Colombia in which it was ordered the transfer to CEMEX Colombia of those land plots acquired by the representative, as well as the return of unused cash advances, equivalent to $1. As of the reporting date, CEMEX Colombia has initiated the corresponding actions to materialize the effects of the aforementioned resolution. Maceo Plant – Lease contract, mandate agreement and operation contract • In July 2013, CEMEX Colombia signed with the provisional depository designated by the former Drugs National Department (then depository of the assets subject to the expiration of property process), which functions after its liquidation were assumed by the Administrator of Special Assets (Sociedad de Activos Especiales S.A.S. or the “SAE”), a lease contract for a period of five years by means of which CEMEX Colombia was duly authorized to build and operate the plant (the “Lease Contract”). Moreover, in 2014, the provisional depository granted a mandate (the “Mandate”) to CEMEX Colombia for an indefinite period for the same purpose of continuing the construction and operation of the plant. On July 15, 2018, the Lease Contract expired. • On April 12, 2019, CEMEX Colombia, CCL and another of its subsidiaries reached a conciliatory agreement with the SAE and CI Calizas before the Attorney General’s Office and signed a contract of Mining Operation, Manufacturing and Delivery Services and Leasing of Properties for Cement Production (the “Operation Contract”), which will allow CEMEX Colombia to continue using the assets subject to the aforementioned expiration of property process for an initial term of 21 years that can be renewed for 10 additional years, provided that the extension of the mining concession is obtained. The Operation Contract was signed by CI Calizas and Zomam with the authorization of the SAE as delegate of these last two companies. In addition to certain one-time initial payments in Colombian pesos equivalent to $1.5 settled in 2019 and 2020 and an annual payment equivalent to 15 thousand dollars to CI Calizas for the use of land adjusted annually for inflation, the Operation Contract includes the following payments: • Once the Maceo Plant begins commercial operations, CEMEX Colombia and/or a subsidiary will pay on a quarterly basis: a) 0.9% of the net sales resulting from the cement produced in the plant as compensation to CI Calizas for the right of CEMEX Colombia to extract and use the mineral reserves; and b) 0.8% of the net sales resulting from the cement produced in the plant as payment to Zomam for cement manufacturing and delivery services, as long as Zomam maintains the Free Zone benefit, or, 0.3% of the aforementioned net sales exclusively for the use of equipment, in case that Zomam losses the benefits as Free Trade Zone. • The Operation Contract will continue in force regardless of the result in the expiration of property process, except that the applicable criminal judge would recognize ownership rights of the assets under expiration of property to CEMEX Colombia and its subsidiary, in which case the Operation Contract would no longer be needed and would be early terminated. • Under the presumption that CEMEX Colombia conducted itself in good faith, CEMEX considers that it will be able to keep ownership of the plant, and that the rest of its investments are protected by Colombian law, under which, if a person builds on the property of a third party, with full knowledge of such third party, this third party may: a) take ownership of the plant, provided a corresponding indemnity to CEMEX Colombia, or otherwise, b) oblige CEMEX Colombia to purchase the land. Nonetheless, had this not be the case, CEMEX Colombia would take all necessary actions to safeguard its rights. If the expiration of property over the assets subject to the MOU is ordered in favor of the State, if the assets were adjudicated to a third party in a public tender offer, considering the signing of the Operation Contract, such third party would have to subrogate to the Operation Contract. As of December 31, 2021, CEMEX is not able to estimate whether the expiration of property over the assets subject to the MOU will be ordered in favor of the State, or, if applicable, if the assets would be adjudicated to a third party in a public tender offer. CEMEX 2021 INTEGRATED REPORT 209

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements Maceo Plant – Resource against the capitalization of Zomam • On December 7, 2020, the Parent Company, acting as shareholder of CEMEX Colombia, filed a lawsuit before the Business Superintendency of Colombia (Superintendencia de Sociedades de Colombia or the “Business Superintendency”), requesting a declaration of inefficiency and subsequent declaration of invalidity and inexistence of the equity contribution in-kind carried out by CEMEX Colombia to Zomam on December 11, 2015. In the event of a favorable resolution, all the effects of the equity contribution would roll back. As a consequence, the assets contributed to Zomam, which had a value of $43, would revert to CEMEX Colombia in exchange for the shares in Zomam it received as a result of the capitalization. As a result of the current consolidation of Zomam, such favorable resolution would not have any effect in CEMEX’s consolidated financial statements. As of December 31, 2021, the legal claim has not yet been admitted by the Business Superintendency. Maceo Plant – Status in connection with the commissioning of the plant • On September 3, 2019, CEMEX Colombia was notified of the resolution issued by Corantioquia’s Directive Council, the regional environmental authority (“Corantioquia”), regarding the approval for the subtraction of a portion of the plant from the Integrated Management District of the Canyon of the Alicante River (“IMD”). On February 16, 2021, Corantioquia notified CI Calizas of the modification of the environmental license by means of the Company may extract up to 990 thousand tons of minerals (clay and limestone) and may produce up to 1,500 thousand metric tons of cement per year, requiring in addition, the modification of the Program of Works and Projects (PWP) of the mining title that is currently in progress in the Secretary of Mines of the Antioquia’s Government, condition that was timely resolved in a favorable manner for the company through authorization issued by that entity on April 8, 2021. On October 22, 2021, a request for amendment of the Environmental License of Maceo Plant was filed, by means of which CEMEX Colombia request to increase the scope of the production of exploding annually up to 1,300 thousand tons of clay and limestone, among other requests. As of December 31, 2021, the Company works with the authorities to expand the mineral extraction license mentioned above so the approved 1,500,000 tons can be produced from Maceo’s own quarry without the need to bring minerals from other locations. Regarding the permits to conclude the construction of several sections of the access road, on November 10, 2020, Maceo’s municipality issued the approval of the Road Infrastructure Intervention project and, on December 11, 2020, issued a decree establishing the public utility of the access road, required authorizations for both, building the road and acquire the required land. In respect to the modification of the permitted land use where the project is located, CEMEX Colombia received favorable criteria from Corantioquia regarding the change of land use because of the approval for the subtraction from the IMD, which was endorsed by the municipality of Maceo on August 29, 2020, which allows for an industrial and mining use compatible with the project. As of December 31, 2021, CEMEX continues working to resolve these matters as soon as possible and limits its activities to those for which it has the relevant authorizations. 27) RELATED PARTIES All significant balances and transactions between the entities that constitute the CEMEX group have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within the CEMEX group; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. Transactions between group entities are conducted on arm’s length terms based on market prices and conditions. When market prices and/or market conditions are not readily available, CEMEX conducts transfer pricing studies in the countries in which it operates to assure compliance with regulations applicable to transactions between related parties. The definition of related parties includes entities or individuals outside the CEMEX group, which, due to their relationship with CEMEX, may take advantage of being in a privileged situation. Likewise, this applies to cases in which CEMEX may take advantage of such relationships and obtain benefits in its financial position or operating results. CEMEX’s transactions with related parties are executed under market conditions. CEMEX 2021 INTEGRATED REPORT 210

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Notes to the Consolidated Financial Statements For the years ended December 31, 2021, 2020 and 2019, in ordinary course of business, CEMEX has entered into transactions with related parties for the sale and/or purchase of products, sale and/or purchase of services or the lease of assets, all of which are not significant for CEMEX and to the best of CEMEX’s knowledge are not significant to the related party, are incurred for non-significant amounts for CEMEX and are executed under market terms and conditions following the same commercial principles and authorizations applied to other third parties. These identified transactions, as applicable, are approved or ratified at least annually by the Parent Company’s Board of Directors. For CEMEX, none of these transactions are material to be disclosed separately. In addition, for the years ended December 31, 2021, 2020 and 2019, the aggregate amount of compensation of CEMEX, S.A.B. de C.V. Board of Directors, including alternate directors, and CEMEX’s top management executives was $50, $35 and $40, respectively. Of these amounts, $26 in 2021, $29 in 2020, $34 in 2019, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, $24 in 2021, $6 in 2020 and $6 in 2019 of the aggregate amounts in each year, corresponded to allocations of Parent Company CPOs under CEMEX’s executive share-based compensation programs. 28) SUBSEQUENT EVENTS On January 4 and 18, 2022, in connection with the committed revolving facility under the 2021 Credit Agreement described in note 18.1, CEMEX drew down $180 and $90, respectively, as part of normal operations for the financing of working capital needs. In January 2022, the Company entered into several multi-year strategic service agreements for an aggregate amount of $500 with six providers over a period of 7 years beginning in January, 2022 for back-office services in the fields of finance, accounting, information technology and human resources services, among others, in the countries in which CEMEX operates. The services to be provided pursuant to these agreements are expected to replace and go beyond those provided pursuant to the strategic agreement signed with IBM in 2012 (note 25.2). CEMEX 2021 INTEGRATED REPORT 211

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Notes to the Consolidated Financial Statements

29) MAIN SUBSIDIARIES

As mentioned in notes 5.3 and 22.4, as of December 31, 2021 and 2020, there are non-controlling interests on certain consolidated entities that are in turn holding companies of relevant operations. The main subsidiaries as of December 31, 2021 and 2020, which ownership interest is presented according to the interest maintained by CEMEX, were as follows:

SUBSIDIARY	COUNTRY	% INTEREST 2021	% INTEREST 2020
CEMEX España, S.A. [1]	Spain	99.9	99.9
CEMEX, Inc.	United States of America	100.0	100.0
CEMEX Latam Holdings, S.A. [2]	Spain	92.3	92.4
CEMEX (Costa Rica), S.A. [3]	Costa Rica	99.4	99.2
CEMEX Nicaragua, S.A. [4]	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia, S.A. [5]	Colombia	99.7	99.7
Cemento Bayano, S.A. [6]	Panama	99.5	99.5
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
Trinidad Cement Limited	Trinidad and Tobago	69.8	69.8
Caribbean Cement Company Limited [7]	Jamaica	79.0	79.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
CEMEX Holdings Philippines, Inc. [8]	Philippines	77.8	77.8
Solid Cement Corporation [9]	Philippines	100.0	100.0
APO Cement Corporation [9]	Philippines	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Czech Republic, s.r.o.	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC [10]	United Arab Emirates	100.0	100.0
Neoris N.V. [11]	The Netherlands	99.8	99.8
CEMEX International Trading LLC [12]	United States of America	100.0	100.0
Sunbulk Shipping Limited [13]	Bahamas	100.0	100.0

[1] CEMEX España is the direct or indirect holding company of most of CEMEX's international operations.

[2] The interest reported excludes own shares held in CLH's treasury. CLH, incorporated in Spain, trades its ordinary shares in the Colombian Stock Exchange under the symbol CLH, and is the indirect holding company of CEMEX's operations in Colombia, Panama, Costa Rica, Guatemala, Nicaragua and El Salvador (note 22.4).

[3] An agreement for the sale of the interest in CEMEX (Costa Rica), S.A. was executed, and closing may take place during the first half of 2022.

[4] Represents CEMEX Colombia, S.A.'s 99% interest and CLH´s 1% interest held indirectly through another subsidiary of CLH.

[5] Represents CLH's direct and indirect interest in ordinary and preferred shares, including own shares held in CEMEX Colombia, S.A.'s treasury.

[6] Represents CLH's 99.483% indirect interest in ordinary shares, which excludes a 0.516% interest held in Cemento Bayano, S.A.'s treasury.

[7] Represents the aggregate ownership interest of CEMEX in this entity of 79.04%, which includes TCL's 74.08% direct and indirect interest and CEMEX's 4.96% indirect interest held through other subsidiaries.

[8] CEMEX's operations in the Philippines are conducted through CHP, a subsidiary incorporated in the Philippines which since July 2016 trades its ordinary shares on the Philippines Stock Exchange under the symbol CHP (note 22.4)

[9] Represents CHP´s direct and indirect interest.

[10] CEMEX España indirectly owns a 49% equity interest in each of these entities and indirectly holds the remaining 51% of the economic benefits, through agreements with other shareholders.

[11] Neoris N.V. is the holding company of the entities involved in the sale of information technology solutions and services.

[12] CEMEX International Trading LLC is involved in the international trading of CEMEX's products.

[13] Sunbulk Shipping Limited is involved mainly in maritime and land transportation and/or shipping of goods worldwide and the handling, administration, hiring of shipments and cargo at ports, terminals and other loading and unloading destinations worldwide, as well as the offering and contracting of services in relation thereto for CEMEX's trading entities and operations.

GRI 102-45

CEMEX 2021 INTEGRATED REPORT 212

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Independent Auditors’ Report To the Board of Directors and Stockholders CEMEX, S.A.B. de C.V. Millions of U.S. Dollars Opinion We have audited the consolidated financial statements of CEMEX, S.A.B. de C.V. and subsidiaries (“the Group”), which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 31, 2021, 2020 and 2019, and notes comprising significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2021 and 2020, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2021, 2020 and 2019 in accordance with International Financial Reporting Standards (IFRS). Basis for Opinion We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key Audit Matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. CEMEX 2021 INTEGRATED REPORT 213

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix EVALUATION OF THE GOODWILL IMPAIRMENT ANALYSIS FOR CERTAIN GROUPS OF CASH-GENERATING UNITS The key audit matter As discussed in notes 3.11 and 17.2 to the consolidated financial statements, the goodwill balance as of December 31, 2021 was $7,984 million, of which $6,449 million relate to the groups of Cash-Generating Units (CGUs) in the United States of America (USA), and $158 million to the groups of CGUs in Spain. The goodwill balance represents 30% of the Group’s total consolidated assets as of December 31, 2021. During 2021, management of the Group recognized impairment of goodwill for $440 million, of which $317 million related to the groups of CGUs in Spain. Goodwill is tested for impairment when required upon the occurrence of internal or external indicators of impairment or at least once a year, during the last quarter of such year. We have identified the evaluation of the goodwill impairment analysis for these two groups of CGUs as a key audit matter because the estimated value in use involved a high degree of subjectivity. Specifically, the discount rate and the long-term growth rate used to calculate the value in use of the two groups of CGUs were challenging and changes to these assumptions had a significant impact on the value in use. How the matter was addressed in our audit Our audit procedures in this area included, among others, the following: We performed sensitivity analyses over the discount rate and the long-term growth rate assumptions to assess their impact on the determination of the value in use of the two groups of CGUs. We evaluated the Group’s forecasted long-term growth rates for these two groups of CGUs by comparing the growth assumptions to publicly available data. We compared the Group’s historical cash flow forecasts to actual results to assess the Group’s ability to accurately forecast. In addition, we involved our valuation specialists, who assisted in: — Evaluating the discount rates for these two groups of CGUs, by comparing them with a discount rate range that was independently developed using publicly available data for comparable entities; and — Developing an estimate of the value in use of the groups of CGUs using the Group’s cash flow forecasts and determining an independently developed discount rate and comparing the results of our estimates to the Group’s estimates of value in use. CEMEX 2021 INTEGRATED REPORT 214

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix EVALUATION OF A TAX PROCEEDING IN SPAIN The key audit matter As discussed in notes 3.14 and 21.4 to the consolidated financial statements, the Group is involved in a significant tax proceeding in Spain related to uncertain tax treatments. The Group recognizes the effect of an uncertain tax treatment when it is probable that it would be accepted by the tax authorities. If an uncertain tax treatment is considered not probable of being accepted, the Group recognizes the effect of such uncertainties in its tax liabilities. We have identified the evaluation of a tax proceeding in Spain and the related disclosures made as a key audit matter because it requires significant challenging auditor judgment and audit effort, due to the nature of the estimates and assumptions, including judgments about the likelihood of loss and the amounts that would be paid in the event of loss. How the matter was addressed in our audit Our audit procedures in this area included, among others, the following: We evaluated the competence and capabilities of the in-house and external tax advisers of the Group that assessed the likelihood of loss and the estimate of the outflow of resources. In addition, together with our tax specialists, we assessed the amounts disclosed by: — Inspecting letters received directly from the Group’s in-house and external tax advisers that assessed the likelihood of loss and the amounts that would be paid in the event of loss to the tax proceeding, comparing these assessments and estimates to those made by the Group; and — Inspecting the latest correspondence between the Group, in-house and external tax advisers of the Group and the various tax authorities, as applicable. We assessed that the disclosures reflect the underlying facts and circumstances of the tax proceeding. CEMEX 2021 INTEGRATED REPORT 215

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix EVALUATION OF CERTAIN LEGAL PROCEEDINGS The key audit matter As discussed in notes 3.12 and 26 to the consolidated financial statements, the Group is involved in legal proceedings in Mexico (Corporate) and Colombia. The Group records provisions for legal proceedings when it is probable that an outflow of resource will be required to settle a present obligation and when the outflow can be reliably estimated. The Group discloses a contingency for legal proceedings whenever the likelihood of loss from the proceedings is considered possible or when it is considered probable, but it is not possible to reliably estimate the amount of the outflow of resources. We have identified the evaluation of certain of these legal proceedings in Mexico (Corporate) and Colombia and the related disclosures made as a key audit matter because it requires significant challenging auditor judgment and audit effort, due to the nature of the estimates and assumptions, including judgments about the likelihood of loss and the amounts that would be paid in the event of loss. How the matter was addressed in our audit Our audit procedures in this area included, among others, the following: We evaluated the competence and capabilities of the in-house and external lawyers of the Group that assessed the likelihood of loss and the estimate of the outflow of resources. In addition, together with our legal specialists, we assessed the amounts disclosed by: — Inspecting letters received directly from the Group’s external and in-house lawyers that assessed the likelihood of loss and the amounts that would be paid in the event of loss to these legal proceedings and comparing these assessments and estimates to those made by the Group; and — Inspecting the latest correspondence between the Group, in-house and external lawyers of the Group and the various authorities or plaintiffs, as applicable. We assessed that the disclosures reflect the underlying facts and circumstances of each legal proceeding. CEMEX 2021 INTEGRATED REPORT 216

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix OTHER INFORMATION Management is responsible for the other information. The other information comprises the information included in the Group’s annual report for the year ended December 31, 2021, to be filed with the National Banking and Securities Commission (Mexico) (Comisión Nacional Bancaria y de Valores) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) (“the Annual Report”) but does not include the consolidated financial statements and our auditors’ report thereon. The Annual Report is expected to be made available to us after the date of this auditors’ report. Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. When we read the Annual Report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance. Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. CEMEX 2021 INTEGRATED REPORT 217

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also: – Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. – Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. – Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. – Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern. – Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. – Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. C.P.C. Joaquín Alejandro Aguilera Dávila KPMG Cárdenas Dosal, S.C. Monterrey, N.L. February 3, 2022 CEMEX 2021 INTEGRATED REPORT 218

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Non-Financial Information

HEALTH AND SAFETY[1]	2019	2020	2021
Fatalities (No.)[2,3]			
Employees	1	3	1
Contractors	5	4	8
Employee Fatality Rate (per 10,000 employees)	0.2	0.8	0.2
Lost Time Injuries (LTIs) (No.)			
Employees	55	49	49
Contractors	43	39	43
Lost Time Injury Frequency Rate (LTI FR) (per million hours worked)[4]			
Employees	0.6	0.5	0.5
Contractors[5]	0.5	0.2	0.2
Employee Lost Time Injury Severity Rate (LTI SR) (lost days per million hours worked)[5]	56.1	66.9	77.6
Employee Total Recordable Injury Frequency Rate (TRI FR) (per million hours worked)	2.6	2.6	2.6
Lost Days from Employee Lost Time Injuries (No.)[5]	1,000	1,127	1,469
Employee Sickness Absence Rate (%)	1.6	2.2	2.0
Employee Occupational Illness Frequency Rate (OIFR) (incidents per million hours worked)[5]	0.2	0.1	0.1
Sites with a Health and Safety Management System implemented (%)	100	100	100
Sites certified with OHSAS 18001 (%)[5]	67	62	58

OUR PEOPLE	2019	2020	2021
Workforce by region (No.)			
Mexico	9,290	12,189	14,866
United States	8,866	8,489	8,963
Europe, Middle East, Africa and Asia	12,828	11,819	11,582
South, Central America and the Caribbean	5,660	5,300	5,325
Others[6]	3,996	3,866	5,388
Total	40,640	41,663	46,124

OUR PEOPLE	2019	2020	2021
Workforce by type of employment contract (%)			
Permanent	92	92	94
Temporary	8	8	6
Workforce by employment type (%)			
Full-time	99	99	99
Part-time	1	1	1
Workforce by position (%)			
Executive	12	11	10
Non-executive	34	35	30
Operational	54	54	60
Workforce by age (%)			
Under 30	15	16	18
31-40	30	31	32
41-50	27	27	26
51 and over	28	25	25
Workforce by gender (%)			
Male	85	84	84
Female	15	16	16
Female employees by position (%)			
Executive	30	21	22
Non-executive	34	35	36
Operational	2	2	3
Women to men remuneration ratio by region			
Mexico	0.83	1.45	1.51
United States	0.93	1.08	1.10
Europe, Middle East, Africa and Asia	0.97	0.95	0.99
South, Central America and the Caribbean	0.96	1.29	1.19
Others[6]	0.54	0.67	0.71
Total	0.93	0.95	0.97

SASB EM-CM-160a.1, SASB EM-CM-160a.2, SASB EM-CM-320a.1

CEMEX 2021 INTEGRATED REPORT 219

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

OUR PEOPLE	2019	2020	2021
Women to men remuneration ratio by position			
Executive	0.71	0.85	0.82
Non-executive	1.00	0.90	0.92
Operational	0.98	0.84	1.05
Employee highest to median compensation ratio by region			
Mexico	78.4	71.7	81.2
United States	23.1	34.4	20.9
Europe, Middle East, Africa and Asia	15.0	22.8	20.2
South, Central America and the Caribbean	65.1	23.3	26.8
Others[4]	47.5	42.3	44.8
Total	25.0	23.8	24.2
CEMEX entry level vs. local minimum wage ratio by region			
Mexico	1.2	1.7	1.4
United States	2.7	1.6	1.9
Europe, Middle East, Africa and Asia	1.2	1.5	1.3
South, Central America and the Caribbean	3.0	1.9	1.8
Others[5]	2.1	2.4	1.3
Total	4.1	2.2	2.2
Increase in annual compensation by region (%)			
Mexico	5.0	4.0	4.0
United States	3.2	3.2	3.2
Europe, Middle East, Africa and Asia	3.8	2.8	2.8
South, Central America and the Caribbean	3.7	4.0	4.0
Others[6]	5.3	1.1	0.9
Total	4.3	3.7	3.7
Employee Turnover (%)			
Voluntary	10.4	6.1	9.6
Involuntary	10.9	7.9	8.5
Total	21.4	14.0	18.1
Employee Voluntary Turnover by gender (%)			
Male	10.4	6.5	10.2
Female	10.5	4.1	6.5
Employee Voluntary Turnover by age (%)			
Under 30	21.1	9.5	17.7
31-40	11.9	5.9	10.1
41-50	7.4	4.5	6.7
51 and over	6.4	5.9	6.0
Employee Involuntary Turnover by gender (%)			
Male	11.5	8.5	9.2
Female	7.9	4.6	5.0

OUR PEOPLE	2019	2020	2021
Employee Involuntary Turnover by age (%)			
Under 30	16.2	10.5	12.9
31-40	11.4	7.5	8.3
41-50	9.3	6.8	7.2
51 and over	9.2	7.9	7.0
Employees covered by a collective bargaining agreement by region (%)			
Mexico	58	49	50
United States	28	28	28
Europe, Middle East, Africa and Asia	61	47	65
South, Central America and the Caribbean	45	21	19
Others[4]	0	0	0
Total	36	36	40
Notice to employees regarding operational changes (average days)	24	18	23
Countries with practices to promote local hiring (%)	72	86	83
Employee training by gender (average hours/year)			
Male	21	11	25
Female	21	11	32
Total	23	10	26
Employee training by position (average hours/year)			
Executive positions	22	10	27
Non-executive	36	11	29
Operational	35	13	14
Investment on Employee Training and Development (US million)	17.7	8.9	8.9
Employees that are engaged to the company [EEI - Employee Engagement Index] (%)[7]	86	89	89
Employee Net Promoter Score (eNPS)[8]			
Mexico	-	-	72
United States	-	-	25
Europe, Middle East, Africa and Asia	-	-	17
South, Central America and the Caribbean	-	-	57
Total	32	48	48

SUSTAINABLE CONSTRUCTION	2019	2020	2021
Installed concrete pavement, volume delivered (million m^2)	1.12	2.82	3.53
Affordable and resource-efficient buildings where CEMEX is involved (million m^2)	0.05	0.39	3.37
Green building projects under certification where CEMEX is involved (million m^2)	5.25	4.98	15.30
Annual sales from cement and ready-mix concrete products with outstanding sustainable attributes (%)	48	53	56

SASB EM-CM-410a.1, EM-CM-410a.2 / GRI 102-41

CEMEX 2021 INTEGRATED REPORT 220

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

SOCIAL IMPACT	2019	2020	2021
Families participating in Patrimonio Hoy (thousand)[9]	616	626	634
Individuals positively impacted from Patrimonio Hoy (thousand)[9]	2,963	3,013	3,053
Livable space enabled by Patrimonio Hoy (thousand m^2)[9]	4,779	4,889	4,994
Families participating in our social and inclusive businesses (thousand)[9]	756	778	797
Individuals positively impacted from our social and inclusive businesses (thousand)[9]	3,596	3,693	3,846
Community partners (i.e. individuals positively impacted from our social initiatives) (thousand)[9]	17,616	23,277	25,391
Countries with volunteering programs (%)	91	100	96
Volunteering programs implemented (No.)	497	529	392
Individuals benefited from volunteering programs (thousand)	227	530	189
Employees participating in volunteering programs (No.)	7,030	2,689	4,762
Employee hours invested in volunteering programs (No.)	28,031	20,498	46,863
Priority sites from all businesses that have implemented Community Engagement Plans (%)	92	90	85
Cement sites that have implemented Community Engagement Plans (%)	96	98	93
Cement sites with Local Stakeholder Management (%)	96	90	91
Cement sites with Community Risks Mapping and Management (%)	94	98	86

CARBON STRATEGY AND ENERGY	2019	2020	2021
Absolute gross CO_2 emissions (million ton)[10]	38.7	37.2	38.1
Absolute net CO_2 emissions (million ton)[10]	36.1	34.9	35.2
Specific gross CO_2 emissions (kg CO_2/ton of cementitious product)[10]	667	658	639
Specific net CO_2 emissions (kg CO_2/ton of cementitious product)[10]	622	620	591
Reduction in CO_2 emissions per ton of cementitious product from 1990 baseline (%)	22.4	22.6	26.2
Scope 1 CO_2 emissions (million ton)	39.0	37.5	38.4
Scope 2 CO_2 emissions (million ton)	3.4	3.4	3.7
Scope 3 CO_2 emissions (million ton)[11]	10.9	10.4	10.7
CO_2 Emissions Intensity (Scope 1 + 2)[12]	3.2	3.2	2.9
Clinker Factor (Cementitious) (%)	77.8	77.0	75.2
Alternative raw material rate (%)[13]	9.6	10.2	11.0
Specific heat consumption (MJ/ton clinker)	3,999	4,024	4,023
Specific power consumption (kWh/ton cem)	122	123	122
Fuel Consumption (TJ)	186,190	181,071	186,927
Power Consumption (GWh)	7,517	7,297	7,583
Total Energy Consumption (GWh)	59,236	57,594	59,507

CARBON STRATEGY AND ENERGY	2019	2020	2021
Fuel Mix (%)			
Primary Fuels	72.0	74.7	70.8
Petroleum coke	39.3	50.5	44.7
Coal	26.3	17.3	18.5
Fuel oil + Diesel	0.7	0.7	1.1
Natural gas	5.7	6.2	6.5
Alternative Fuels	28.0	25.3	29.2
Fossil-based waste	16.8	14.5	18.5
Biomass waste	11.2	10.8	10.7
Clean electricity consumption in cement (%)[14]	30	29	30

WASTE MANAGEMENT	2019	2020	2021
Hazardous waste sent for disposal (thousand ton)	2.4	2.1	2.4
Non-hazardous waste sent for disposal (thousand ton)	427.9	403.4	402.6
Total waste sent for disposal (thousand ton)	430.3	405.5	405.0
Total waste-derived sources managed (thousand ton)[15]	-	-	22,887.3
Ratio of waste-derived sources managed vs. waste sent for disposal	-	-	57
Ratio of own waste recycled vs. sent for disposal	95	94	95

ENVIRONMENTAL AND QUALITY MANAGEMENT	2019	2020	2021
Sites with CEMEX EMS equivalent to ISO14001 (%)	91	92	92
Cement	97	97	98
Ready-mix	90	93	92
Aggregates	93	87	89
Sites with ISO 14001 Certification (%)			
Cement	95	97	82
Ready-mix	43	39	38
Aggregates	55	47	48
Sites with ISO 9001 Certification (%)			
Cement	83	83	76
Ready-mix	47	47	48
Aggregates	42	33	36
Environmental and other sustainability-related investment (US million)	80	78	103
Environmental incidents (No.)			
Category 1 (Major)	0	0	0
Category 2 (Moderate)	30	33	50
Category 3 (Minor)	398	525	505
Complaints	154	141	159

SASB EM-CM-110a.1, SASB EM-CM-110a.2, SASB EM-CM-130a, SASB EM-CM-150a.1

CEMEX 2021 INTEGRATED REPORT 221

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

ENVIRONMENTAL AND QUALITY MANAGEMENT	2019	2020	2021
Social Incidents (No.)	113	79	77
Environmental fines above US$10,000 (No.)	4	6	2
Total Environmental fines (No.)	49	50	47
Environmental fines above US$10,000 (US million)	0.16	0.18	0.07
Total Environmental fines (US million)	0.23	0.27	0.17

AIR QUALITY MANAGEMENT	2019	2020	2021
Clinker produced with continuous monitoring of major emissions (dust, NOx and SOx) (%)	97	97	99
Clinker produced with monitoring of major and minor emissions (dust, NOx, SOx, Hg, Cd, Tl, VOC, PCDD/F) (%)	80	76	92
Absolute dust emissions (ton/year)	1,553	1,585	1,963
Specific dust emissions (g/ton clinker)	36	38	45
Absolute NOx emissions (ton/year)	49,415	54,466	54,244
Specific NOx emissions (g/ton clinker)	1,109	1,274	1,236
Absolute SOx emissions (ton/year)	12,047	9,483	9,833
Specific SOx emissions (g/ton clinker)	270	222	224
Reduction in dust emissions per ton of clinker from 2005 baseline (%)	88	87	85
Reduction in NOx emissions per ton of clinker from 2005 baseline (%)	47	39	41
Reduction in SOx emissions per ton of clinker from 2005 baseline (%)	58	66	66

WATER MANAGEMENT[16]	2019	2020	2021
Total water withdrawals by source (million m^3)[17]	59.0	53.7	57.2
Surface water	15.4	13.9	14.1
Ground water	30.7	26.9	29.2
Municipal water	10.8	9.7	11.1
Harvested rainwater	0.6	0.6	0.6
Sea water	0.0	-	0.0
Quarry water used	0.8	2.2	1.6
External wastewater	0.7	0.4	0.6
Total water discharge by destination (million m^3)[17]	22.8	16.0	15.6
Surface water	15.7	10.5	11.9
Subsurface/well water	6.5	4.0	2.4
Off-site water treatment	0.7	1.1	0.9
Ocean	0.0	0.0	0.4
Beneficial/other	0.0	0.3	0.0

WATER MANAGEMENT[16]	2019	2020	2021
Total water consumption (million m^3)	36.1	37.8	41.6
Cement	13.2	13.2	15.1
Ready-mix	10.8	10.4	11.7
Aggregates	12.1	14.2	14.8
Specific water consumption			
Cement (l/ton)	229	233	255
Ready-mix (l/m³)	214	219	238
Aggregates (l/ton)	100	123	132
Sites with water recycling systems (%)	83	82	82

BIODIVERSITY MANAGEMENT	2019	2020	2021
Active sites with quarry rehabilitation plans (%)	97	99	99
Active quarries located within or adjacent to high biodiversity value areas (No.)	40	40	40
Active quarries located within or adjacent to high biodiversity value areas where Biodiversity Action Plans (BAPs) are implemented (%)	93	98	98
Quarry rehabilitation plans, Biodiversity Action Plans (BAPs), and third party certification (% from target quarries)	72	77	86

CUSTOMERS AND SUPPLIERS	2019	2020	2021
Purchases sourced from locally-based suppliers (%)	90	90	90
Sustainability assessment executed by an independent party for our critical suppliers (% spend evaluated)	44	63	72
Countries that conduct regular customer satisfaction surveys (%)	100	100	100
Net Promoter Score (NPS)	50	68	68

ETHICS AND COMPLIANCE	2019	2020	2021
Reports of alleged breaches to the Code of Ethics received by Local Ethics Committees (No.)	745	620	626
Ethics and compliance cases reported during the year that were investigated and closed (%)	83	83	89
Disciplinary actions taken as a result of reports of non-compliance with the Code of Ethics, other policies or the law (No.)	313	269	277
Target countries that participated on the Global Compliance Program (antitrust and antri-bribery) (%)	100	100	100
Countries with local mechanisms to promote employee awareness of procedures to identify and report incidences of internal fraud, kickbacks, among others (%)	100	100	100
Investigated incidents reported and found to be true related to fraud, kick-backs among others corruption incidents to government officials (No.)	0	0	0
Implementation of Ethics and Compliance Continuous Improvement Program (%)	87	76	89

Footnotes:

1 All KPI data is accurate at the time of reporting and is in accordance with the Global Cement and Concrete Association (GCCA) guidelines
2 Six of the fatalities reported in the table occurred when we did not have direct control of the activities, as defined by the GCCA guidelines
3 In addition, 5 third parties passed away in relation to our operations in 2021
4 Working hours are directly measured and/or obtained using recognized industry methods
5 Cement only
6 Includes Neoris and employees performing corporate functions in different locations
7 Measured through our Workforce Experience survey. Starting 2020, measured every two years
8 2021 eNPS for Neoris was 29 and for corporate functions in different locations was 58
9 Cumulative figures as of year 1998
10 Calculation according to the GCCA Sustainability Guidelines for the monitoring and reporting of CO_2 emissions from cement manufacturing
11 Excluding "use of sold products" of other businesses, 4.1 million tons
12 Scopes 1 + 2 per total revenues in thousand US dollars
13 Calculation according to GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing
14 Our definition of clean electricity includes renewable energy sources such as solar, wind, hydro and biomass, together with power generated from waste heat recovery systems
15 Figure includes non-recyclable waste consumed in our operations as alternative raw material and fuel, alternative/secondary aggregates, own recycled material in our main businesses and other waste managed by the company
16 Classification according to GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing
17 In accordance with the GCCA guidelines, volumes may be measured, calculated or estimated based on equipment conditions or literature, as well as using local assumptions for some operations

GRI 102-48, GRI 102-49 / SASB EM-CM-120a.1, SASB EM-CM-140a.1

CEMEX 2021 INTEGRATED REPORT 222

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Direct Economic Impacts

	2019	2020	2021
Customers: Net sales (1)	12,959	12,814	**14,548**
Suppliers: Cost of sales and operating expenses (2)	8,246	8,076	**9,274**
Employees and their families: Wages and benefits (3)	2,374	2,317	**2,413**
Investments: CAPEX (4) plus working capital	1107	680	**1245**
Creditors: Net financial expense	701	715	**574**
Government: Taxes	179	157	**194**
"Communities: Donations (5) Communities donations as % of pre-tax income"	2.07%	-0.40%	**0.08%**
Shareholders: Dividends (6)	150	0	**0**
Others	-4	178	**153**
Free cash flow from discontinued operations (7)	-110	-48	**-28**
Consolidated free cash flow	461	734	**722**
Net income (loss) before taxes & non controlling interest net income (loss)	238	-1,302	**932**
	2.07%	**-0.40%**	**0.08%**
	4.927	**5.155**	**0.703**

1 Excludes sales of assets
2 Excludes depreciation and amortization
3 Wages and benefits include non-operational and operational employees
4 Capital expenditures for maintenance and expansion
5 Donations as percentage of pre-tax income
6 Dividends paid in cash, this effect doesn't affect the Consolidated Free Cash Flow, it is presented below FCF
7 2019-2020 free cash flow from Latvia & Nordics, part of Germany, France , UK, USA (Kosmos), Spain white cement, Costa Rica and El Salvador
2021 free cash flow from France, Spain white cement, Costa Rica and El Salvador

CEMEX 2021 INTEGRATED REPORT 223

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Independent Limited Assurance Report on Key Indicators of Sustainability Performance (Non-Financial Information) To the Board of Directors of CEMEX, S.A.B. de C.V.: We were engaged by the Administration of CEMEX, S.A.B. de C.V. (hereinafter “CEMEX”) to report on Key Indicators of Sustainability Performance (Non-Financial Information), prepared and presented by the Corporate Sustainability Department of CEMEX, included in the CEMEX 2021 Integrated Report for the period from January 1 to December 31, 2021 (“the Report”), that are detailed in Appendix A attached to this report (the “Contents”), in the form of an independent conclusion of limited assurance, regarding whether, based on the procedures performed and the evidence obtained, nothing has come to our attention that causes us to believe that the Contents are not prepared in all material respects, in accordance with the criteria established in the Standards of the Global Cement and Concrete Association (“GCCA”) and the internal procedure of CEMEX called Social and Environmental Incident Reporting Procedure. Management responsibilities The Corporate Sustainability Department of CEMEX is responsible for the preparation and presentation of the information subject to our review and the information and statements contained within it. CEMEX Management is responsible for designing, implementing, and maintaining the relevant internal control for the preparation and presentation of the information subject to our review, which is free from material errors, whether due to fraud or error. CEMEX Management is also responsible for ensuring that the personnel involved in the preparation of the Contents are adequately trained, the information systems are duly updated and that any change in the presentation of data and/or in the form of reporting, include all significant reporting units. Our responsibilities Our responsibility is to carry out a limited assurance engagement on the information concerning the Contents included in the Report and to express an independent conclusion of limited assurance based on the evidence obtained. We carry out our work based on the International Standard on Assurance Engagements (ISAE) 3000, “Assurance Engagements Other than Audits or Reviews of Historical Financial Information”, issued by the International Auditing and Assurance Standards Board, that standard requires that we plan and perform the engagement to obtain limited assurance about whether, based on our work and the evidence obtained, nothing has come to our attention . (Continue) that causes us to believe that the Contents included in the Report for the period from January 1 to December 31, 2021, are not prepared in all material respects, in accordance with the criteria established in the Standards of the Global Cement and Concrete Association (“GCCA”) and the internal procedure of CEMEX called Social and Environmental Incident Reporting Procedure. KPMG CARDENAS DOSAL S.C. (the “Firm”) applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. We have complied with the independence and other ethical requirements of the Code of Ethics for Professional Accountants issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior. The procedures selected depend on our knowledge and experience of the Contents presented in the Report and other circumstances of the work, and our consideration of the areas in which material errors may occur. When obtaining an understanding of the Contents included in the Report, and other work circumstances, we have considered the processes used to prepare the Contents, in order to design assurance procedures that are appropriate in the circumstances, but not for the purpose of expressing a conclusion as to the effectiveness of CEMEX’s internal control over the preparation and presentation of the Contents included in the Report. Our engagement also included assessing the appropriateness of the main subject, the suitability of the criteria used by CEMEX in the preparation of the Contents, assessing the appropriateness of the methods, policies and procedures, as well as models used. The procedures performed in a limited assurance engagement vary in nature and timing from, and are less in extent than for, a reasonable assurance engagement, and consequently the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained in the case of performing a reasonable assurance engagement. Criteria The criteria on which the preparation of the Contents has been evaluated refer to the established requirements and in accordance with the criteria established in the Standards of the Global Cement and Concrete Association (“GCCA”) and the internal procedure of CEMEX called Social and Environmental Incident Reporting Procedure. (Continue) Inherent limitations Due to the inherent limitations of any internal control structure it is possible that errors or irregularities in the information presented in the Report may occur and not be detected. Our engagement is not designed to detect all weaknesses in the internal controls over the preparation and presentation of the Report, as the engagement has not been performed continuously throughout the period and the procedures performed were undertaken on a test basis. Conclusion Our conclusion has been formed based on, and is subject to, the matters outlined in this report. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our conclusions. Based on the procedures performed and the evidence obtained, as described above, nothing has come to our attention that causes us to believe that the Contents detailed in Appendix A attached to this assurance report, prepared by the Corporate Sustainability Department of CEMEX and included in the Report for the period from January 1 to December 31, 2021, are not prepared in all material aspects, in accordance with the criteria established in the Standards of the Global Cement and Concrete Association(“GCCA”) and the internal procedure of CEMEX called Social and Environmental Incident Reporting Procedure. Restriction of use of our report Our report should not be regarded as suitable to be used or relied on by any party to acquire rights against us other than the Corporate Sustainability Department of CEMEX, for any purpose or in any other context. Any party other than the Corporate Sustainability Department of CEMEXwho obtains access to our report or a copy thereof and chooses to rely on our report (or any part thereof) will do so at its own risk. To the fullest extent permitted by law, we accept or assume no responsibility and deny any liability to any party other than CEMEXfor our work, for this independent limited assurance report, or for the conclusions we have reached. Our report is released to CEMEX, on the basis that it shall not be copied, referred to or disclosed, in whole or in part, without our prior written consent. KPMG CARDENAS DOSAL S.C. Alberto Dosal Montero Partner Monterrey, Nuevo León,March 22nd, 2022 CEMEX 2021 INTEGRATED REPORT 224

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Appendix A Description of the Contents object of the limited assurance engagement. Scope 1 and Scope 2 of CO2 emissions according to the GCCA Sustainability Guidelines for the monitoring and reporting of CO2 emissions from cement manufacturing, including: • Total direct, gross and net CO2 emissions. • Specific gross and net CO2 emissions per ton of cementitious material. Scope 2 CO2 emissions: • Indirect CO2 emissions. Scope 3 CO2 emissions, category “Purchased goods and services”: • CO2 emissions from purchased Clinker. Circular economy indicators according to the GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing, including: • Alternative fuel rate (used in kilns). • Biomass fuel rate (used in kilns). • Specific heat consumption for clinker production. • Clinker / cement (equivalent) factor. • Alternative raw materials rate. Health and safety indicators in accordance with the GCCA Sustainability Guidelines for the monitoring and reporting of safety in cement and concrete manufacturing, including: • Number of fatalities of direct employees, contractors/subcontractors and third parties. • Fatality rate for directly employed. • Lost time injury frequency rate of direct employees. • Lost time injury frequency rate for contractors/subcontractors (on site). • Lost time injury severity rate of direct employees. Other emissions according to the GCCA Sustainability Guidelines for the monitoring and reporting of emissions from cement manufacturing, including: • Overall coverage rate. • Coverage rate continuous measurement. • Absolute and specific dust emissions. • Absolute and specific NOx emissions. • Absolute and specific SOx emissions. Biodiversity indicators according to the GCCA Sustainability Guidelines for quarry rehabilitation and biodiversity management, including: • Percentage of quarries with high biodiversity value where a biodiversity management plan has been implemented. • Percentage of quarries where a rehabilitation plan has been implemented. Water indicators, according to the GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing, including: • Total water consumption = Water withdrawal - Water discharge • Amount of Water consumption per unit of product Number of Environmental Incidents Category 1 and 2 as defined in the internal procedure of CEMEX called CEMEX Environmental and Social Incident Reporting Procedure. Number of Social Incidents Category 1 and 2 as defined in the internal procedure of CEMEX called CEMEX Environmental and Social Incident Reporting Procedure.

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Appendix In this section: 227 Scope and Boundaries of this Report 229 Global Reporting Initiative Index (GRI) 253 Sustainability Accounting Standards Board Response (SASB) 255 Task Force on Climate-related Financial Disclosure Response (TCFD) 272 Terms We Use 273 Cautionary Statement Regarding Forward Looking Statements 274 Investor, Media, and Sustainability Information CEMEX 2021 INTEGRATED REPORT 226

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Scope and Boundaries of this Report Our integrated report aims to provide a holistic analysis of our company’s strategic vision, performance, governance, and value creation GENERAL CONSIDERATIONS CEMEX, S.A.B. de C.V. is incorporated as a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Except as the context otherwise may require, references in this integrated report to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A.B. de C.V. and its consolidated entities. Reporting Scope CEMEX began publishing Environmental, Health, and Safety (EHS) reports in 1996, and has annually published its Sustainable Development Reports since 2003, covering a broad range of issues related to economic, environmental, social, and governance performance. Since 2016, our Integrated Reports are intended to provide a holistic analysis of the company’s strategic vision, performance, governance, and value creation, while fos- tering a more in-depth understanding of the financial and non-financial key performance indicators that the company uses to manage its business over the short, medium, and long term. Boundary and Reporting Period In preparation of this report, we consolidated information from all of our operations. It covers our global cement, ready-mix concrete, aggregates, and urbanization solutions business lines, presenting our financial and non-financial performance, progress, achievements, and challenges during the 2021 calendar year, which is also the company’s fiscal year. Our materiality analysis guided our reporting process, and the issues included in this report particularly match those that CEMEX management and our stakeholders found of highest importance for our operations, as reflected in our recently updated Materiality Matrix covering both financial and sustainability issues. Unless otherwise indicated, the information provided in this report is for the company as a whole. We have included information for the operations in which we have financial and operative control. If a plant is sold, its information is no longer included in our data or considered in our targets. If we have restated certain data sets from previous years because of improvements to our data-collection systems or changes to our business, we have clearly marked each case. Unless something else is explicitly indicated, all monetary amounts are reported in U.S. dollars. All references to “tons” are to metric tons. The information in our 2021 Integrated Report came from several sources, including internal management systems and performance databases, as well as annual surveys applied across all of our operations. We continually aim to improve the transparency and completeness of each report that we produce, while streamlining our processes and the way in which we provide information. To this end, we include a limited assurance statement from KPMG, an independent organization that verified the data and calculation process for our annual indicators associated with CO2 and other emissions, health and safety, circular economy, biodiversity, environmental and social incidents, and water. SASB EM-CM-110a.1 / GRI 102-45, GRI 102-46, GRI 102-48, GRI 102-49 CEMEX 2021 INTEGRATED REPORT 227

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Data Measurement Techniques We employ the following protocols and techniques for measuring the sustainability key performance indicators (KPI) that we report: CO2 emissions: CEMEX reports absolute and specific CO2 emissions following the Global Cement and Concrete Association (GCCA) Sustainability Framework Guidelines and the GCCA Sustainability Guidelines for the monitoring and reporting of CO2 emissions from cement manufacturing (November 2018), based on the CEN Standard EN 19694-3 (Stationary source emissions – Determination of Greenhouse Gas (GHG) emissions in energy-intensive industries – Part 3: Cement Industry). The measurement is based on the mass balance methodology, fully described in the CEN Standard on CO2 emission from the cement industry EN-19694-3, and applied through the spreadsheet of the Cement CO2 Protocol (previously known as WBCSD-CSI Cement CO2 and Energy Protocol v. 3.1). It considers direct emissions occurring from sources that are owned or controlled by the company, excluding those from the combustion of biomass that are reported separately (Scope 1) and indirect emissions from the generation of purchased electricity consumed in the company’s owned or controlled equipment (Scope 2). For countries covered by the European Union Emission Trading System (EU ETS), CO2 data corresponds to the one validated by an independent verifier in accordance with the applicable Accreditation and Verification Regulation. Dust, NOx, and SOx emissions: Absolute and specific figures are calculated based on kiln measurements taken from Continuous Emissions Monitoring Systems (CEMs) (in those sites where kilns are equipped with such technology) or spot analysis. These methods fully comply with GCCA Sustainability Guidelines for the monitoring and reporting of emissions.. All information is reported to CEMEX databases, processed, calculated, and validated to provide a final group value. The values are calculated in Standard for 0°C, 1 atmosphere and 10% Oxygen (O2) content at measuring point. Energy: Fuel consumption indicators are reported to internal CEMEX databases in which “conventional,” “alternative,” and “biomass fuels” are classified according to the Cement CO2 Protocol spreadsheet. Heat values are obtained from on-site analysis (where applicable), provided by suppliers or standards from recognized sources. Clinker factor and alternative fuels: All material consumption is reported to internal CEMEX databases in which “alternative materials” are defined following the standards from the GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing (November 2018). The “clinker/cement factor” is calculated using the Basic Parameters set out in the GCCA Sustainability Framework Guidelines and according to GCCA Sustainability Guidelines for the monitoring and reporting of CO2 emissions from cement manufacturing, procedures indicated in Cement CO2 Protocol spreadsheet with information obtained from the databases. Health and safety: Intelex, which feeds an internal database, collects all related health and safety information from each site and automatically provides the appropriate information to calculate the indicators. The database is configured using the GCCA definitions. Health and safety indicators are calculated according to the Sustainability Guidelines for the monitoring and reporting of safety in cement manufacturing, October 2019 version. GRI Sustainability Reporting Standards To enhance our sustainability communication to our stakeholders and comply with internationally agreed disclosures and metrics, CEMEX uses the GRI Sustainability Reporting Standards to prepare its Sustainable Development Reports. From 2008 to 2013, we met an application level of A+ using GRI-G3. From 2014 to 2016, we applied the GRI-G4 Guidelines. Starting in 2017, we have migrated to the GRI Standards. For the Materiality Disclosures Service, GRI Services reviewed that the GRI Content Index is clearly presented and the references for Disclosures 102-40 to 102-49 align with appropriate sections in the body of the report. Furthermore, our GRI Content Index cross-references with the UN Global Compact Principles and the UN Sustainable Development Goals (SDGs). We have also submitted the current report to the GRI requesting the Materiality Disclosures Service, which is reflected in the corresponding GRI mark. This report has been prepared in accordance with the GRI Standards: Comprehensive option. Our 2021 GRI Content Index is located on pages 229-252 of this report. United Nations Global Compact – Communication on Progress This report also constitutes our Communication on Progress (CoP) toward the commitments of the UN Global Compact (UNGC). As a participant in the UNGC, we work to align our company’s operations and strategies with its 10 principles. As demonstrated within this report, we are also committed to helping the world meet the targets of the Paris Agreement and contribute to the achievement of the UN SDGs. Sustainability Accounting Standard Board (SASB) In 2019, we started reporting aligned to the Sustainability Accounting Standard Board (SASB) industry-specific requirements for the Construction Material Standard. Our 2021 SASB Index is located on pages 253-254 of this report. GRI 102-45, GRI 102-46, GRI 102-48, GRI 102-49, GRI 102-54 CEMEX 2021 INTEGRATED REPORT 228

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Global Reporting Initiative (GRI) Content Index

GRI MATERIALITY DISCLOSURES SERVICE 2022

For the Materiality Disclosures Service, GRI Services reviewed that the GRI content index is clearly presented and the references for Disclosures 102-40 to 102-49 align with appropriate sections in the body of the report.

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
UNIVERSAL STANDARDS						
GRI 101: Foundation 2016						
Organizational profile						
GRI 102: General Disclosures 2016	102-1	Name of the organization.	CEMEX S.A.B. de C.V.			
	102-2	Activities, brands, products, and services.	p.3 - CEMEX at a Glance p.52-55 - Delivering a Superior Customer Experience p.68 - Sustainable and Resilient Infrastructure and Mobility We do not sell products where they are banned.			
	102-3	Location of headquarters.	San Pedro Garza García, México			
	102-4	Location of operations.	p.3 - CEMEX at a Glance p.212 - Main subsidiaries			
	102-5	Ownership and legal form.	CEMEX S.A.B. de C.V. (NYSE: CX / BMV: CEMEXCPO), a holding and operating company, is a publicly traded variable stock corporation with variable capital organized under the laws of Mexico.			
	102-6	Markets served.	p.3 - CEMEX at a Glance p.123 – Selected Consolidated Financial Information			
	102-7	Scale of the organization.	p.3 - CEMEX at a Glance p.11 - CEMEX Value Creation Model p.89 - Global Review of Operations p.123 - Consolidated Income Statements			

CEMEX 2021 INTEGRATED REPORT 229

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
	102-8	Information on employees and other workers.	p.116 - Talent Retention and Attraction p.219 - Non-financial Information - Our People Permanent Employees: male – 83%; female - 17% Temporary Employees: male – 94%; female 6% Permanent employees: 30% Mexico; USA – 21%; EMEAA – 25%; SCA&C 11%; Others 12%. Temporary Employees: MEXICO - 57%; EMEAA - 22%; SCA&C - 21%; Full-time employees: male – 84%; female 16%. Part-time employees: male - 70%; female – 30% Full-time employees: MEXICO - 33%; USA - 20%; EMEAA - 24%; SCA&C - 11%; Others – 12%. Part-time employees: USA - 2%; EMEAA - 50%; SCA&C - 46%; Others - 2%		8.5, 10.3	6
	102-9	Supply chain.	p.3 - CEMEX at a Glance How cement is made https://www.cemex.com/products-services/products/cement#_how-cement-is-made Suppliers https://www.cemex.com/suppliers/overview			3
	102-10	Significant changes to the organization and its supply chain.	p.205 - Notes to the consolidated financial statement			
	102-11	Precautionary Principle or approach	p.109-116 - Risk and opportunities p.45 – Innovation in our Product and Solutions Portfolio Position Paper on Climate Change: https://www.cemex.com/documents/20143/160187/cemex-position-climate-change-2020.pdf			
	102-12	External initiatives.	CEMEX has been a signatory to the UNGC since 2004 and in 2019 CEMEX enrollment changed to participant. For more information, see www.unglobalcompact.org. CEMEX was a founding member of the Cement Sustainability Initiative (CSI), a voluntary sector project of the World Business Council for Sustainable Development established in 1999 and adheres to the Cement Sustainability Initiative's protocol for measuring emissions. As of 2019, responsibilities of the CSI migrated to the Global Cement and Concrete Association (GCCA), for which CEMEX is also a founding member. For more information, see https://gccassociation.org/ CEMEX is also a member of the Carbon Pricing Leadership Coalition.			
	102-13	Memberships of associations	p.19 - Communication Mechanisms with Our Stakeholders Stakeholder engagement https://www.cemex.com/sustainability/sustainability-at-cemex/stakeholder-engagement Global alliances and memberships https://www.cemex.com/sustainability/overview			
Strategy						
GRI 102: General Disclosures 2016	102-14	Statement from the most senior decision-maker	p.6-9 - Letter to Stakeholders			
	102-15	Key impacts, risks, and opportunities.	p.109-116 - Risk and opportunities p.15 - Our 2030 Sustainability Targets p.16 - Engaging Our Stakeholders p.18 – Priorities for Our Stakeholders and CEMEX			
Ethics and integrity						
GRI 102: General Disclosures 2016	102-16	Values, principles, standards and norms of behavior.	Code of Ethics and Business Conduct https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf Company values: https://www.cemex.com/about-us/our-history		16.3	10
	102-17	Mechanisms for advice and concerns about ethics	p.104-108 - Ethics and compliance ETHOSline is a safe and confidential tool to ask questions and report potential violations related to ethics, compliance and governance topics (anonymous option is available, except for France due to local legal requirements). ETHOSline can be accessed either online or throughout intranet and is available to all employees. ETHOSline is open for the public in general.		16.3	10

CEMEX 2021 INTEGRATED REPORT 230

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
Governance						
GRI 102: General Disclosures 2016	102-18	Governance structure	p.92 - Governance Investor Center: https://www.cemex.com/investors/overview			
	102-19	Delegating authority	p.94 - Board Directors p.100 - Board committees p.100 - Sustainability Committee p.101 - Executive Committee https://www.cemex.com/investors/corporate-governance/management-team#navigate For CEMEX, sustainability starts with our Board of Directors and is rolled out across our entire organization. Our Sustainability Committee is comprised of four board members reporting directly to the Board of Directors, along with the Audit and the Corporate Practices & Finance Committees. Members are elected by shareholders. It is supported by our Corporate Sustainability function, which reports to the Vice President of Sustainability, Commercial and Operations Development, who is a member of our Executive Committee. To ensure sustainability is embedded into our entire business strategy, we have coordinators representing each geographical region where CEMEX operates. In parallel, our Global Sustainability Functional Network works to implement our core sustainability initiatives across all of our countries and business lines.			
	102-20	Executive-level responsibility for economic, environmental and social topics.	p.81 - Board committees https://www.cemex.com/investors/corporate-governance/management-team#navigate Our current Executive Vice President Sustainability, Commercial and Operations Development is Juan Romero p. 81			
	102-21	Consulting stakeholders on economic, environmental and social topics.	p.100- Board committees p.100 - Sustainability Committee p.19 - Communication Mechanisms with Our Stakeholders p.104-108 - Ethics and compliance https://www.cemex.com/about-us/ethics-compliance p.108 - ETHOSLine Investor Center: https://www.cemex.com/investors/contact#navigate		16.3, 16.7	
	102-22	Composition of the highest governance body and its committees.	p.92 - Governance Investor Center: https://www.cemex.com/investors/corporate-governance#navigate		5.5, 16.7	
	102-23	Chair of the highest governance body	In May 2014 CEMEX appointed Rogelio Zambrano Lozano as Chairman of the Board of Directors and Fernando A. González Olivieri as Chief Executive Officer.		16.6	
	102-24	Nominating and selecting the highest governance body	We first assess whether that prospective directors meet all legal qualifications and requirements to serve on the board. We then assess whether an individual is qualified based on his/her work performance, knowledge regarding issues relevant to CEMEX, and other experience. Until 2021, members of our Board of Directors were elected on a "group slate basis" at our shareholders meeting. Starting in 2022, each candidate to become a member of the Board of Directors will stand for election by our shareholders meeting individually.		5.5, 16.7	
	102-25	Conflicts of interest	Under Mexican law, any Board of Directors member who has a conflict of interest with CEMEX in any transaction must disclose that fact to the other directors and is prohibited from participating or being present during the deliberations and voting on that transaction. Code of Ethics and Business Conduct, p.25 https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf		16.6	
	102-26	Role of highest governance body in setting purpose, values, and strategy	p.100 - Board committees p.100 - Sustainability Committee Investor Center: https://www.cemex.com/investors/contact#navigate			

CEMEX 2021 INTEGRATED REPORT 231

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 102: General Disclosures 2016	102-27	Collective knowledge of highest governance body	p.100- Board committees p.100 - Sustainability Committee			
	102-28	Evaluating the highest governance body's performance	p.100- Board committees p.100 - Sustainability Committee The board assesses its own performance on a variety of issues, including environmental, social, governance, and economic performance, based on reports received by the different board committees and on an annual assessment during the shareholders meeting. The evaluation is not independent and is constant given that the board has regular meetings. The actions taken in response to evaluation of the performance on environmental, social and governance topics are addressed by the Sustainability Committee.			
	102-29	Identifying and managing economic, environmental, and social impacts	p.100 - Board committees p.100 - Sustainability Committee Investor Center: https://www.cemex.com/investors/contact#navigate Ethics and Compliance: https://www.cemex.com/about-us/ethics-compliance		16.7	
	102-30	Effectiveness of risk management processes.	p109-116 - Risk and opportunities			
	102-31	Review of economic, environmental, and social topics	p.92 - Governance			
	102-32	Highest governance body's role in sustainability reporting	p.100 - Board committees p.100 - Sustainability Committee			
	102-33	Communicating critical concerns	p.100 - Board committees p.104-108 - Ethics and compliance Investor Center: https://www.cemex.com/investors/contact#navigate Ethics and Compliance: https://www.cemex.com/about-us/ethics-compliance			
	102-34	Nature and total number of critical concerns		We do not disclose details of Board meetings.		
	102-35	Remuneration policies	p.103 - Executive Compensation p.124 - Notes to the consolidated financial statements			
	102-36	Process for determining remuneration	CEMEX offers a competitive compensation package based on the responsibility level of the position, and it is designed considering the following: the representation of the labor markets in which a given CEMEX Business Unit competes for talent; the data should be compiled from independent, professional, third party surveys; the data should include market base pay and total cash compensation of comparable companies.			
	102-37	Stakeholders' involvement in remuneration	During the Annual Shareholders Meeting, investors have the opportunity to vote regarding remuneration for CEMEX Board Members.		16.7	
	102-38	Annual total compensation ratio	p.220 - Non financial information – Employee highest to median compensation ratio by region			
	102-39	Percentage increase in annual total compensation ratio	p.220 - Non financial information – Our people - Increase in annual compensation by region (%)			

CEMEX 2021 INTEGRATED REPORT 232

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
Stakeholder engagement						
GRI 102: General Disclosures 2016	102-40	List of stakeholder groups	p.18 – Priorities for Our Stakeholders and CEMEX p.19 – Communication Mechanisms with Our Stakeholders https://www.cemex.com/sustainability/stakeholder-engagement/our-business-partners p.63-73 - Social Impact			
	102-41	Collective bargaining agreements	p.220 - Non-financial information, Employees covered by a collective bargaining agreement by region (%)		8.8	
	102-42	Identifying and selecting stakeholders	p.11 - CEMEX Value Creation Model p.19 - Communication Mechanisms with Our Stakeholders p.52-55 - Delivering a Superior Customer Experience Our Stakeholder Management Model is a step-by-step process by which a business unit identifies the opportunities to engage with stakeholders, sets specific goals, selects the most relevant stakeholders and creates an action plan. The first step to identifying stakeholders is to analyze the issues represented in our Materiality matrix, Public Affairs agenda, Risk agenda and the strategic business plans. For each issue, we identify what objectives we want to achieve and the expected outcomes we are targeting. We then brainstorm the main stakeholder groups related to each issue and set of objectives.			
	102-43	Approach to stakeholder engagement	p.19 - Communication Mechanisms with Our Stakeholders https://www.cemex.com/sustainability/stakeholder-engagement/our-business-partners p.52-55 - Delivering a Superior Customer Experience P.65-72 - Education and Capability Development for Employability CEMEX Net Promoter score for 2021 was 68			
	102-44	Key topics and concerns raised	p.18 - Priorities for Our Stakeholders and CEMEX p.19 - Communication Mechanisms with Our Stakeholders p.52 - Robust Voice of the Customer Program p. 63-72 - Social Impact Our Materiality matrix is the result of a comprehensive analysis where we prioritized our Material issues taking into consideration the number and relevance of stakeholder groups that showed interest in key issues. Our Sustainability Model reflects those issues of greatest concern to both our stakeholders and the company. We have structured this report around the higher and highest Materiality issues and provided detail on how we are responding to concerns in each section of the report.			
Reporting practice						
GRI 102: General Disclosures 2016	102-45	Entities included in the consolidated financial statements	p.212 - Main subsidiaries p.227-228- Scope and Boundaries of this Report			
	102-46	Defining report content and topic Boundaries	p.11 - CEMEX Value Creation Model p.15 - Our 2030 Sustainability Targets p.18 - Priorities for Our Stakeholders and CEMEX p.227-228- Scope and Boundaries of this Report			
	102-47	List of material topics	p.11 - CEMEX Value Creation Model p.15 - Our 2030 Sustainability Targets p.18 - Priorities for Our Stakeholders and CEMEX			

CEMEX 2021 INTEGRATED REPORT 233

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD		DISCLOSURE	PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 102: General Disclosures 2016	102-48	Restatements of information	p.222 - Non financial information, Footnotes p.227-228- Scope and Boundaries of this Report			
	102-49	Changes in reporting	p.222 - Non financial information, Footnotes p.227-228- Scope and Boundaries of this Report			
	102-50	Reporting period	p.227-228- Scope and Boundaries of this Report			
	102-51	Date of most recent report	p.227-228- Scope and Boundaries of this Report			
	102-52	Reporting cycle	p.227-228- Scope and Boundaries of this Report			
	102-53	Contact point for questions regarding the report	p.227-228- Scope and Boundaries of this Report			
	102-54	Claims of reporting in accordance with the GRI Standards	p.228- Scope and Boundaries of this Report			
	102-55	GRI content index	p.228- Scope and Boundaries of this Report Our 2021 GRI Content Index is located on pages 229-253 of this report.			
	102-56	External assurance	p.18 - Priorities for Our Stakeholders and CEMEX p.224-225 - KPMG Limited Security Assurance Report See Annual Report on Form 20-F at https://www.cemex.com/sustainability/esg-reporting-center/global-reports for information relating to services provided by KPMG.			
ECONOMIC TOPICS						
Material topic: Economic performance						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			7
	103-2	The management approach and its components.	p. 11 - CEMEX Value Creation Model			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 201: Economic Performance 2016	201-1	Direct economic value generated and distributed	p.3 - CEMEX at a Glance p.89 - Global Review of Operations https://www.cemex.com/investors/stock-information/dividends#navigate	The economic value by region is subject to confidentiality constraints.	8.1, 8.2.9.1, 9.4, 9.5	

CEMEX 2021 INTEGRATED REPORT 234

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNGC
GRI 201: Economic Performance 2016	201-2	Financial implications and other risks and opportunities due to climate change	p.256 - Task Force on Climate Related Financial Disclosures Response (TCFD) Position paper on climate change: https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Climate_Change.pdf View CEMEX Carbon Disclosure Project submissions: https://www.cemex.com/sustainability/esg-reporting-center/global-reports More information about risks and opportunities arising from climate change can be found in our CDP submission: www.cdp.net		13.1	7
	201-3	Defined benefit plan obligations and other retirement plans	CEMEX complies with minimum legal coverage requirements in all countries where we operate. p.144 -Pensions and other post-employment benefits			
	201-4	Financial assistance received from government	No significant financial assistance was received from any government. We are unaware of any government shareholders. However, one or more governments may be an investor in a fund that holds CEMEX stocks or bonds; in that case, we don't know such ownership to be material.			
Material topic: Market presence						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.3 - CEMEX at a Glance p.227-228- Scope and Boundaries of this Report			7
	103-2	The management approach and its components.	p.92 - Governance			
	103-3	Evaluation of the management approach.	p.104-108 - Ethics and compliance			
GRI 202: Market Presence 2016	202-1	Ratios of standard entry level wage compared to local minimum wage.	p.220 - Non financial information, CEMEX entry level vs. local minimum wage ratio by region		1.2, 5.1, 8.5	6
	202-2	Proportion of senior management hired from the local community.	p.117-121 - Our Commitment to Respect Human Rights p.220 - Non financial information, Countries with practices to promote local hiring (%)		8.5	6
Material topic: Indirect economic impact						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.64-72 - Improving Quality of Life and Well-being			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 203: Indirect Economic Impacts 2016	203-1	Infrastructure investments and services supported	p.46 - CEMEX R&D: A key driver for growth p.63 - Social Impact p.73 - CEMEX UNITE p.219- Non financial information In emerging markets, CEMEX's social impact group uses the Community Engagement Plans to evaluate socio-economic needs and expectations, as well as the impact of the social programs. According to the Plan, we assess real needs, lead and promote formal community meetings, and look to ensure the community is constantly informed about all programs.		5.4, 9.1, 11.2	9

CEMEX 2021 INTEGRATED REPORT 235

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 203: Indirect Economic Impacts 2016	203-2	Significant indirect economic impacts	p.63- Social Impact p.219 - Non financial information CEMEX's indirect economic impacts, particularly those resulting from community initiatives, contribute to international goals and policy agendas associated with health, affordable housing, education, and environmental sustainability.		1.2, 3.8, 8.2, 8.3, 8.5	
Material topic: Procurement practices						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.83 - Responsible Sourcing			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 204: Procurement Practices 2016	204-1	Proportion of spending on local suppliers.	We believe that local sourcing is, in and of itself, a sustainable business practice. It creates jobs, which in turn stimulate local economies, while developing new skills among local workers. Whenever feasible, we support small, locally based suppliers everywhere we operate. The definition of local supplier is specific to each country where we operate. The exact criteria used to select suppliers vary from country to country, but always includes cost, quality, and delivery time. 90% of the purchases in 2020 were sourced by locally-based suppliers. Sustainability principles are also increasingly factored into the decision.		8.3	
Material topic: Anti-corruption						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries			
	103-2	The management approach and its components.	p.86 - CEMEX ETHOS Global Program https://www.cemex.com/about-us/ethics-compliance#ethics			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 205: Anti-corruption 2016	205-1	Operations assessed for risks related to corruption	As part of the ETHOS organization's responsibilities, enhanced monitoring is given to the most sensitive countries concerning corruption risks pertinent to the countries in which we operate. During 2021, our main standalone operations in terms of revenues were: the USA (medium risk), Mexico (high risk), France (low risk), UK (low risk), Israel (medium risk), Germany (low risk), Spain (medium risk), Poland (medium risk), the Philippines (high risk), Colombia (high risk), the Dominican Republic (high risk), and Panama (high risk). We also operate in other countries of which some are low risk, medium risk (such as Jamaica, Trinidad and Tobago, among others), and high risk (such as Haiti, Guatemala, Nicaragua, among others). This risk classification is based on Transparency International's 2021 Corruption Perception Index. We believe Our Code of Ethics and Business Conduct reflects the requirements of the Sarbanes-Oxley Act of 2002 (SOX).		16.5	10
	205-2	Communication and training about anti-corruption policies and procedures	p.107 -Training We use communication resources to distribute our Global Anti-Corruption Policy to all (100%) governance body members and employees. Additionally, our Code of Ethics and Business Conduct is publicly available and contains a Compliant Operations chapter that includes in detail anti-corruption manners were all forms of corruption are explicitly forbidden by CEMEX. In 2021, over 8,800 employees were trained on antitrust, anti-corruption and bribery matters. Regarding our business partners, all (100%) supplier contracts include not only anti-bribery clauses, but also anti-bribery certification letter. During the year, over 90 trust and anti-corruption communication campaigns were launched to all our employees.		16.5	10
	205-3	Confirmed incidents of corruption and actions taken	There were no incidents that met the Foreign Corrupt Practices Act and UK Bribery Act standard for corruption, nor were any legal cases regarding corrupt practices by either our organization or our employees concluded during the reporting period. We continuously monitor our employee's behavior and compel our employees to report any corruption acts through ETHOSline.		16.5	10

CEMEX 2021 INTEGRATED REPORT 236

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
Material topic: Anti-competitive behavior						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	104-108 - CEMEX ETHOS Global Program Code of Ethics - p.14-19 Antitrust Compliance https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 206: Anti-competitive Behavior 2016	206-1	Legal actions for anti-competitive behavior, anti-trust, and monopoly practices	Grievances: Any relevant fines or non-compliance cases are included p.205- Notes to the consolidates financial statements, 26) Legal proceedings		16.3	
ENVIRONMENTAL TOPICS						
Material topic: Materials						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	Position on Climate change - p.8 - Our contribution towards a carbon neutral world https://www.cemex.com/documents/20143/160187/cemex-position-climate-change-2020.pdf CEMEX's position on Alternative Fuels https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Alternative_Fuels.pdf			
	103-3	Evaluation of the management approach.	p.20-23 - Future in Action			
GRI 301: Materials 2016	301-1	Materials used by weight or volume.	Proprietary information.		8.4, 12.2	7,8
	301-2	Recycled input materials used	p.51 - Contributing to alleviate the waste management challenges in metropolises p.221 - Non financial information, Waste management		8.4, 12.2, 12.5	8
	301-3	Reclaimed products and their packaging materials	We do not consider packaging a material issue for our industry. In many of the countries where we operate, most of our cement production is sold in bulk without packaging. Concrete and aggregates do not require any packaging.		8.4, 12.2, 12.5	8
Material topic: Energy						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.20-23 - Future in Action			
	103-3	Evaluation of the management approach.	p.28-32 - Decarbonizing our operations			

CEMEX 2021 INTEGRATED REPORT 237

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 302: Energy 2016	302-1	Energy consumption within the organization.	p.221 - Non financial information, Carbon Strategy and Energy p.221 - Non financial information, Carbon Strategy and Energy, Fuel Consumption In 2021, we substituted 29.2% of primary fuels with alternative fuels p.183 - Non financial information, Carbon Strategy and Energy, Power Consumption Please refer to the GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing https://gccassociation.org/wp-content/uploads/2019/10/GCCA_Guidelines_FuelsRawMaterials_v04_AMEND.pdf All units are available in Cement CO_2 and Energy Protocol, Version 3.1, CO2 Emissions and Energy Inventory: www.cement-co2-protocol.org/en/		7.2, 7.3, 8.4, 12.2, 13.1	7,8
	302-2	Energy consumption outside of the organization.	Production of cement produces CO_2 mostly from sources within the organization: combustion of fossil fuels during the calcination of limestone. Energy consumed outside of the organization is not an issue where we focus our strategy		7.2, 7.3, 8.4, 12.2, 13.	8
	302-3	Energy intensity.	p.221 - Non-financial information, Carbon Strategy and Energy Ratio denominator: kg CO_2/ton of cementitious product Types of energy included in the intensity ratio: Fuels Coverage is 100% of scope 1 emissions in our cement operations (corresponding to 99% of all our scope 1 emissions reported under the CDP).		8.4, 12.2, 13.1	8
	302-4	Reduction of energy consumption.	p.221 - Non financial information, Carbon Strategy and Energy Energy included: Fuels and electricity used during the process of production Baseline: 1990 All units are available in Cement CO_2 and Energy Protocol, Version 3.1, CO_2 Emissions and Energy Inventory: www.cement-co2-protocol.org/en/		7.3, 8.4, 13.1	8,9
	302-5	Reductions in energy requirements of products and services.	p.26 - Our complementary portfolio of products with sustainable attributes p.221 - Non financial information, Carbon Strategy and Energy	We have a number of products and solutions that result in energy savings. We however consider this information confidential and key for our business strategy.	7.3, 8.4, 13.1	8
Material topic: Water and Effluents						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	CEMEX Water Policy: https://www.cemex.com/documents/20143/160082/2020-cemex-water-policy.pdf/ CEMEX Environmental Policy: https://www.cemex.com/documents/20143/11674932/CemexEnvironmentalPolicy.pdf Position Paper on Environmental Management and Biodiversity https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Env_Man_Bio.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.58 - Optimizing water management			

CEMEX 2021 INTEGRATED REPORT 238

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 303: Water and Effluents 2018	303-1	Interactions with water as a shared resource	p.58 - Optimizing water management Cement manufacturing requires water for heavy equipment cooling, for exhaust gas conditioning and for other parts of the process. We take actions to offset our water footprint.		6.4	7, 8
	303-2	Management of water discharge-related impacts	p.58 - Optimizing water management CEMEX Water Policy: https://www.cemex.com/documents/20143/160082/2020-cemex-water-policy.pdf/ CEMEX complies with the GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing https://gccassociation.org/wpcontent/uploads/2019/10/GCCA_Guidelines_Water_v04_AMEND.pdf			
	303-3	Water withdrawal	p.58 - Optimizing water management p. 222 - Non-financial information, Water management To report our water withdrawals by sources CEMEX complies with the "GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing" and their definitions. It also defines operational boundaries, four levels of accuracy for water measurement, guidance on how to report the information and recommendations for meter calibration and maintenance. https://gccassociation.org/wpcontent/uploads/2019/10/GCCA_Guidelines_Water_v04_AMEND.pdf		6.4, 8.4	7, 8
	303-4	Water discharge	p.58 - Optimizing water management p. 222 - Non-financial information, Water management To report our water discharges by sources CEMEX complies with the "GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing" and their definitions. It also defines operational boundaries, four levels of accuracy for water measurement, guidance on how to report the information and recommendations for meter calibration and maintenance. https://gccassociation.org/wpcontent/uploads/2019/10/GCCA_Guidelines_Water_v04_AMEND.pdf			
	303-5	Water consumption	p.58 - Optimizing water management p. 222 - Non-financial information, Water management CEMEX complies with the GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing https://gccassociation.org/wpcontent/uploads/2019/10/GCCA_Guidelines_Water_v04_AMEND.pdf			
Material topic: Emissions						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.108- Our reporting mechanism – ETHOSline Position Paper on Climate Change: https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Climate_Change.pdf Grievances: Any relevant fines or non-compliance cases are included p.205 - Notes to the consolidates financial statements, 26) Legal proceedings		9.4, 12.4, 12.5, 13.1, 13.3, 14.2, 14.3, 15.1	7,8,9
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.20-23 - Future in Action p.28-32 - Decarbonizing our operations p.56-62 - Environmental Excellence			

CEMEX 2021 INTEGRATED REPORT 239

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 305: Emissions 2016	305-1	Direct (Scope 1) GHG emissions	p.221 - Non-financial information, Carbon strategy and energy, Scope 1 CO_2 emissions (million ton) p.227-228- Scope and Boundaries of this report Absolute CO_2 from biomass sources= 1.8 million t CO_2 (including biomass content of mixed fuels) Base year: 1990 following best industry practices (e. g. CSI Protocol). More information about our Scope 1 emissions can be found in our CDP submission: www.cdp.net 100% covered under emissions-limiting regulations		3.9, 12.4, 14.3, 15.2	7,8
	305-2	Energy indirect (Scope 2) GHG emissions	p.221 - Non-financial information, Carbon strategy and energy, Scope 2 CO_2 emissions (million ton) p.227-228- Scope and Boundaries of this report Base year: 1990 following best industry practices (e. g. CSI Protocol). More information about our Scope 2 emissions can be found in our CDP submission: www.cdp.net		3.9, 12.4, 13.1, 14.3, 15.2	7,8
	305-3	Other indirect (Scope 3) GHG emissions	p.221 - Non financial information, Carbon strategy and energy, Scope 3 CO_2 emissions (million ton) p.227-228- Scope and Boundaries of this Report		3.9, 12.4, 14.3, 15	7,8
	305-4	GHG emissions intensity	p.221 - Non-financial information, Carbon strategy and energy GHG emissions included in the intensity ratio: Scope 1 and 2. Scope 1 = 639 kg CO_2/ton of cementitious product Scope 2 = 59 kg CO_2/ton of cementitious product Denominator used: amount of cementitious products produced. Gases Included: CO_2, following the GHG Protocol and the WBCSD CSI Protocol. More information about our GHG emissions intensity ratio can be found in our CDP submission: www.cdp.net		13.1, 14.3, 15	8
	305-5	Reduction of GHG emissions	p.20-23 - Future in Action p.28-32 - Decarbonizing our operations p.221 - Non financial information, Carbon strategy and energy p.227-228- Scope and Boundaries of this Report Report where the reductions in GHG emissions occurred: Scope 1. Gases Included: CO_2, following the GHG Protocol and the WBCSD CSI Protocol. Base year: 1990 following best industry practices (e. g. CSI Protocol).		13.1, 14.3, 15.2	8,9
	305-6	Emissions of ozone-depleting substances (ODS)	Our business does not create significant emissions of ozone-depleting substances.		3.9, 12.4	7,8
	305-7	Nitrogen oxides (NOX), sulfur oxides (SOX), and other significant air emissions	p.57 - Enhancing Air Quality p.222 - Non-financial information, Air quality management CEMEX reports on the air emissions that the GCCA Guidelines for Emissions Monitoring and Reporting in the Cement Industry identifies as the most important from the on-site stationary sources we use in our processes: https://gccassociation.org/wp-content/uploads/2019/10/GCCA_Guidelines_Emissions_v05_AMEND.pdf The standards used in the air emissions measurements, depend on the legal requirements in each country. Standards used also depend from the normal procedures used by the external companies performing the spot measurements. In the case of CEMs (Continuous Measurements), the equipment is maintained, operated, and calibrated according with the standards. Standards used for punctual measurements are EPA, ISO, and EN according to the pollutant and the country. In most cases EPA rules are used for sampling and EPA or ISO methods are used for the calculations at laboratory. All data reported in the stack emissions report is measured even continuously or spot.		3.9, 12.4, 14.3, 15.2	7,8

CEMEX 2021 INTEGRATED REPORT 240

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
Material topic: Waste						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228 - Scope and Boundaries			
	103-2	The management approach and its components.	Position Paper on Environmental Management and Biodiversity: https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Env_Man_Bio.pdf		12.4, 12.5,	
	103-3	Evaluation of the management approach.	p.51 - Contributing to alleviate the waste management challenges in metropolises p.60-62 - Preserving Land, Biodiversity and Ecosystem Services			
GRI 306: Waste 2020	306-1	Waste generation and significant waste-related impacts	p.3 - Our Core Businesses p.51 - Contributing to alleviate the waste management challenges in metropolises In our waste reporting process we record the volumes and end use/destination of kiln dust in our filters, bypass, cooler, and/or precipitator that is either re-used within the kiln system or when leaving the kiln system is subsequently re-cycled, re-covered or disposed of as waste. We also record the volumes and end use/destination of returned and waste ready-mix concrete.		3.9, 6.3, 12.4, 12.5	8
	306-2	Management of significant waste-related impacts	p.51 - Contributing to alleviate the waste management challenges in metropolises p.221 - Non financial information, Waste management Our reporting is based on the Directive 2008/98/EC of the European Parliament and of the Council of 19 November 2008 on waste. We have created a collection system to gather this information and we continue working on rolling out the definitions and methodology to collect this data by disposal method. Our internal Waste Guidelines and corresponding laws and regulations specify how we are to dispose of all waste. Our Guidelines distinguish between waste reused, waste recovered, waste recycled and waste that remains as is (disposed to landfill). From here, these waste streams are classified as hazardous or non-hazardous, disposed externally or internally, as defined by country regulations.			
	306-3	Waste generated	p.221 - Non financial information, Waste management			
	306-4	Waste diverted from disposal	p.221 - Non financial information, Waste management			
	306-5	Waste directed to disposal	p.221 - Non financial information, Waste management			
Material topic: Supplier Environmental Assessment						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.83 - Responsible Sourcing Supplier Code of Conduct: https://www.cemex.com/documents/20143/49059650/supplier-code-of conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 Sourcing Approach: https://www.cemex.com/suppliers/responsible-suppliers#code-of-conduct-when-doing-business-with-us Sustainable Sourcing: https://www.cemex.com/suppliers/sustainable-sourcing			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 308: Supplier Environmental Assessment 2016	308-1	New suppliers that were screened using environmental criteria	p.83 - Responsible Sourcing Our supplier Code of Conduct When Doing Business With Us, takes into account issues like environmental and biodiversity engagement, ensuring basic labor conditions and promoting Health and Safety as a high priority, Strengthening Human Rights, and Enhancing Diversity and Equality.. For more information visit: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09			8
	308-2	Negative environmental impacts in the supply chain and actions taken	We have local initiatives to assess suppliers in each country. In 2021, three critical suppliers were identified to have potential impacts with issues related to the environmental topics. The relationship between none of those companies and CEMEX was terminated, but they must carry out a remediation plan provided by the 3rd party evaluator, if said plan is not implemented it can be decided to terminate the relationship.			8

CEMEX 2021 INTEGRATED REPORT 241

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD		DISCLOSURE	PAGE REFERENCE	OMISSIONS	SDG LINK	UNGC
SOCIAL TOPICS						
Material topic: Employment						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf/			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.74-82 - Building a Better Workforce Experience p.117-121 - Our Commitment to Respect Human Rights			
GRI 401: Employment 2016	401-1	New employee hires and employee turnover	p.219 - Non financial information, Our People, Workforce p.220 - Non financial information, Our People, Employee Turnover (%) p.220 - Non financial information, Our People, Employee Voluntary Turnover by gender (%) p.220 - Non financial information, Our People, Employee Voluntary Turnover by age (%) p.220 - Non financial information, Our People, Employee Involuntary Turnover by gender (%) p.220 - Non financial information, Our People, Employee Involuntary Turnover by age (%) New hires by region: Total: 11,455 | Mexico: 4637 | USA: 2017 | SCA&C: 754 | EMEAA: 1108 | Others: 1470 New hires by gender: Male: 9,542| Female: 1,913 New hires by age: under 30: 4414 | 31-40: 4034 | 41-50: 1977 | 51 & over: 1030	Gathering information by gender and age is not permitted in some countries where we operate.	5.1, 8.5, 8.6, 10.3	6
	401-2	Benefits provided to full-time employees that are not provided to temporary or part-time employees	Number of Countries providing these benefits to Full-Time Employees: Life Insurance 26, Health Care 27, Disability and invalidity coverage 25, Parental leave 26, Retirement Provision 23, Stock Ownership 13 Number of Countries providing these benefits to Part-Time Employees: Life Insurance 7, Health Care 8, Disability and invalidity coverage 7, Parental leave 10, Retirement Provision 9, Stock Ownership 3		3, 5.4, 8.5	
	401-3	Parental leave	In CEMEX, Maternity and parental leave may vary depending on the regulations within the countries where we operate on. But all of them do agree upon the employee's return after parental leave and have policies regarding that matter.	We do not report on this disclosure since this breakdown is not a factor in our decision-making process.	5.1, 5.4, 8.5	6
Material topic: Labor/management relations						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.74-82 - Building a Better Workforce Experience			

CEMEX 2021 INTEGRATED REPORT 242

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNGC
GRI 402: Labor/Management Relations 2016	402-1	Minimum notice periods regarding operational changes.	CEMEX provides an average notice period of 3 weeks. Even though, in some of the countries where we operate the law do not establish minimum days of notice period, CEMEX looks for giving a fair treatment to their employees and in those situations where the staff reductions are required. We look to provide a reasonable time for transition. We regularly provide better severance package than the ones established by the law and in some countries and at certain levels we even support with other services, such as head hunting (relocation).		8.8	3
Material topic: Occupational health and safety						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	Our Values: https://www.cemex.com/about-us/our-history?inheritRedirect=true Health and Safety Policy: https://www.cemex.com/documents/20143/160187/CemexHealthAndSafetyPolicy.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.39 – Our Health and Safety Commitment			
GRI 403: Occupational Health and Safety 2018	403-1	Occupational health and safety management system	p.42 - Building a Strong Health and Safety Culture CEMEX implements a Health and Safety Management System on all sites that goes beyond local regulation and is based on the OHSAS 18001 standards.			
	403-2	Hazard identification, risk assessment, and incident investigation	p.42 - Building a Strong Health and Safety Culture Management of risk is a continuous process and the cornerstone of the CEMEX H&S Management System. We constantly identify hazard and assess the risks associated with our activities. We take action to manage the risk and prevent or reduce the impact of potential incidents. Processes are established and promoted to identify hazards associated with CEMEX activities and to assess risks, control the hazard and manage the risks to acceptable levels. Risk assessments and risk management/control measures are documented and resulting actions implemented through local procedures. Risk assessments are reviewed and updated at specified intervals, as changes are planned or where there is any reason to believe they are no longer valid.			
	403-3	Occupational health services	p.39-44 - Our Health and Safety Commitment Health and Safety specialist are appointed to assist management and others in the management of health and safety. H&S specialist possesses formal, approved qualifications, are competent and have experience in Health and Safety disciplines. Non-Occupational related health checks are offered to all employees. CEMEX Global Data Protection and Privacy Policy https://www.cemex.com/documents/20143/160187/global-data-protection-and-privacy-policy.pdf			
GRI 403: Occupational Health and Safety 2018	403-4	Worker participation, consultation, and communication on occupational health and safety	Senior Health & Safety and Executive Management are responsible for ensuring the CEMEX HSMS is reviewed by the appropriate people at enough intervals. This evaluation shall include (but is not limited to) the review of policies, guidelines, standards, self-assessments, audit results and achievement of performance targets and objectives. Outcomes of Management Reviews are communicated to employees through Central and Regional Management structures. Similarly, employees can use their management structures to provide feedback and suggestions for improvement. This information is considered by the relevant Management Committee and incorporated into scheduled HSMS reviews. 78% of the workforce is represented in formal joint management-worker health and safety committees. Health and Safety committees are managed at a local (country) level.		8.8	6
	403-5	Worker training on occupational health and safety	p.43 - H&S Training: Achieving Our Zero4Life Commitment p.107 - Training Line Managers identify training needs and the competencies necessary for their employees to carry out their assigned work in a healthy and safe manner. Where high-risk tasks and occupations are identified, higher levels of training, awareness and competency shall be carried out. Training is evaluated to determine its effectiveness			

CEMEX 2021 INTEGRATED REPORT 243

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 403: Occupational Health and Safety 2018	403-6	Promotion of worker health	p.39-44 - Our Health and Safety Commitment Operations implement proactive health and wellbeing programs and initiatives to encourage healthy living, both inside and outside of work. Health and wellbeing programs are reviewed against objectives to assess their effectiveness and to continually improve Access CEMEX Global Data Protection and Privacy Policy https://www.cemex.com/documents/20143/160187/global-data-protection-and-privacy-policy.pdf			
	403-7	Prevention and mitigation of occupational health and safety impacts directly linked by business relationships	p.39-44 - Our Health and Safety Commitment Processes are established and promoted to identify hazards associated with CEMEX activities and to assess risks, control the hazard and manage the risks to acceptable levels. Risk assessments and risk management/control measures are clearly documented and resulting actions implemented through local procedures. Risk assessments are reviewed and updated at specified intervals, as changes are planned or where there is any reason to believe they are no longer valid.			
	403-8	Workers covered by an occupational health and safety management system	CEMEX implements its HSMS in all sites			
	403-9	Work-related injuries	p.39- Our Path to Becoming an Injury-free Company p.220 - Non financial information, Health and Safety, Fatalities p.220 - Non financial information, Health and Safety, Employee fatality rate p.220 - Non financial information, Health and Safety, Lost time injuries (LTIs) p.220 - Non financial information, Health and Safety, Lost time injury frequency rate (LTI FR) Types of injury by employees: Another kind of accident - 10%; Contact with moving machinery or something being machined - 22%; Exposed to fire or heat - 6%; Exposure to a harmful substance - 6%; Fall from height - 2%; Hit against something fixed or stationary - 4%; Hit by moving, flying or falling object - 10%; Incidents involving moving vehicles - 4%; Injured whilst handling, lifting or carrying - 8%; Slip, trip or fall at same or uneven levels - 27% Types of injury by contractors: Another kind of accident - 7%; Contact with moving machinery or something being machined - 9%; Fall from height - 21%; Hit against something fixed or stationary - 2%; Hit by moving, flying or falling object - 21%; Incidents involving moving vehicles - 12%; Injured whilst handling, lifting or carrying - 7%; Slip, trip or fall at same or uneven levels - 19%; Trapped by something collapsing - 2%		8.8	
	403-10	Work-related ill health	Processes are established and promoted to identify hazards associated with CEMEX activities and to assess risks, control the hazard and manage the risks to acceptable levels. This includes but is not limited to CEMEX Global Health and Safety Standards.			
Material topic: Training and education						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.74-82 Building a Better Workforce Experience			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 404: Training and Education 2016	404-1	Average hours of training per year per employee.	p.220 - Non-financial information, Employee training by gender (average hours/year) p.220 - Non-financial information, Employee training by position (average hours/year)		4.3, 4.4, 4.5, 5.1, 8.2, 8.5, 10.3	6

CEMEX 2021 INTEGRATED REPORT 244

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 404: Training and Education 2016	404-2	Programs for upgrading employee skills and transition assistance programs.	p.82 - CEMEX University: Capabilities for the Pursuit of Excellence Talent Development: https://www.cemex.com/sustainability/model/core-values-into-every-action#_engaging---retaining-our-talent At CEMEX we support our people in achieving their full potential by providing a comprehensive development offering including: Health and Safety, Building Commercial Capabilities, Leadership Development. CEMEX development philosophy considers experiences as a cornerstone supported by coaching and traditional learning programs. We have shared responsibility for development, the individual commitment to meet development objectives plus feedback and coaching provided from our supervisors and colleagues is considered key for our professional and personal growth.	Transition assistance programs are managed and implemented at the local level and are subjected to local regulations.	8.2, 8.5	
	404-3	Percentage of employees receiving regular performance and career development reviews	Online executives and employees have access to our Intuitional Tool of Performance and Career development reviews. 72% received performance feedback in 2020. Other employees and operators also receive regular performance and career development reviews but are not registered in a global tool; in these cases, managers are responsible for holding feedback and performance review sessions.	Information by gender or employee category is not permitted in some countries where we operate.	5.1, 8.5, 10.3	6
Material topic: Diversity and equal opportunity						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.108 - Our reporting mechanism – ETHOSline p.117-121 - Our Commitment to Respect Human Rights CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf/			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 405: Diversity and Equal Opportunity 2016	405-1	Diversity of governance bodies and employees.	p.92 - Governance p.219-220 - Non financial information, Our people The Board of Directors (highest governance body) has 15 members, 6.66% are women. The Executive Committee is composed of 11 members, 10 of whom are male; 2 are 40-50 years old and 9 are over 50; 6 are from Mexico, 3 from Spain and 2 from the United States.		5.5, 8.5	6
	405-2	Ratio of basic salary and remuneration of women to men.	p.219 - Non-financial information, Women to men remuneration ratio by region p.220 - Non-financial information, Women to men remuneration ratio by position These calculations include all countries where CEMEX operates.		8.5, 10.3	6
Material topic: Non-discrimination						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			

CEMEX 2021 INTEGRATED REPORT 245

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNCG
GRI 103: Management Approach 2016	103-2	The management approach and its components.	p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights Code of Ethics and Business Conduct, p.9 https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf/41558a91-eba4-2265-8681-d16f27240d82 CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.78 - Fostering Workplace Diversity and Inclusion			
GRI 406: Non-discrimination 2016	406-1	Incidents of discrimination and corrective actions taken.	The Ethics Committee received 41 reports related to discrimination. 4 of the discrimination-related reports received remains in process. 13 of the reports we were able to confirm that discrimination occurred, and 24 other accusations were false. In all reports received, measures are implemented and monitored by local ethics committees comprising high level executives from the local business unit.		5.1, 8.8	6
Material topic: Freedom of association and collective bargaining						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.117-121 - Our Commitment to Respect Human Rights CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf/			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 407: Freedom of Association and Collective Bargaining 2016	407-1	Operations and suppliers in which the right to freedom of association and collective bargaining may be at risk	No material risks to freedom of association or collective bargaining were identified. p.220 - Non financial Information - Employees covered by a collective bargaining agreement by region (%) Supplier Code of Conduct: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 Sourcing Approach: https://www.cemex.com/suppliers/responsible-suppliers#code-of-conduct-when-doing-business-with-us		8.8	3
Material topic: Supplier social assessment						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.83- Responsible Sourcing Supplier Code of Conduct: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 Sourcing Approach: https://www.cemex.com/suppliers/sourcing-approach#business-code-of-conduct Sustainable Sourcing Program: https://www.cemex.com/suppliers/responsible-suppliers#sustainability-program			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.118-120 - Human Rights Policy Implementation			

CEMEX 2021 INTEGRATED REPORT 246

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD	DISCLOSURE		PAGE REFERENCE	OMISSIONS	SDG LINK	UNGC
GRI 414: Supplier Social Assessment 2016	414-1	New suppliers that were screened using social criteria	p.83 - Responsible Sourcing		5.2, 8.8, 16.1	2,6
	414-2	Negative social impacts in the supply chain and actions taken	Our Code of Conduct When Doing Business With Us, takes into account issues like environmental and biodiversity engagement, ensuring basic labor conditions and promoting Health and Safety as a high priority, Strengthening Human Rights, and Enhancing Diversity and Equality. For more information visit: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 We have local initiatives to assess suppliers in each country.		5.2, 8.8, 16.1	2
Material topic: Public policy						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	Code of Ethics – p.31 - Political Contributions and activities https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf/41558a91-eba4-2265-8681-d16f27240d82			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 415: Public Policy 2016	415-1	Political contributions	Financial and/or in-kind contributions to political parties, candidates proposed for election, public officials and/or related institutions are to be made in accordance with applicable laws and company policies.		16.5	10
Material topic: Customer health and safety						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	H&S is considered in every phase of product development, from design to disposal. We are committed to abiding by all applicable legislation and H&S requirements when designing our products and have developed Material Safety Data Sheets that describe potential hazards and precautions to take when handling each of our products. Proud of our work, we promote a strong H&S culture.			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 416: Customer Health and Safety 2016	416-1	Assessment of the health and safety impacts of product and service categories	The H&S topics of all of our products are considered at all life cycle stages. We strive to consistently ensure that our products are safe to transport, store, handle, use and dispose of. However, some products may carry risks to people's H&S if the proper precautions are not taken. To prevent such risks, we have compiled a range of product safety sheets which outline any main hazards and precautions that should be taken. For more information, local sales offices should be contacted.			
	416-2	Incidents of non-compliance concerning the health and safety impacts of products and services	Grievances: Any relevant fines or non-compliance cases are included p.205 - Notes to the consolidates financial statements, 26) Legal proceedings		16.3	

CEMEX 2021 INTEGRATED REPORT 247

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD		DISCLOSURE	PAGE REFERENCE	OMISSIONS	SDG LINK	UNGC
Material topic: Marketing and labeling						
GRI 103: Management Approach 2016	103-1	Management Approach	2016 103-1 Explanation of Material topics and its Boundary. p.227-228 - Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.45 - Innovation in our Product and Solutions Portfolio			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 417: Marketing and Labeling 2016	417-1	Requirements for product and service information and labeling	At a local level, we make available to all our customers key information about our products, including: key features, applications, safety precautions, information on how to use and store them, components, contents, and other information. See sample of data sheets: Colombia | UK	The great majority of our products are sold in bulk without labeling or packaging.	12.8	
	417-2	Incidents of non-compliance concerning product and service information and labeling	The company has not identified any material with regulations and voluntary codes during the reporting year.		16.3	
	417-3	Incidents of non-compliance concerning marketing communications	Grievances: Any relevant fines or non-compliance cases are included p.205 - Notes to the consolidates financial statements. 26) Legal proceedings		16.3	
Material topic: Customer privacy						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.52-55 - Delivering a Superior Customer Experience			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 418: Customer Privacy 2016	418-1	Substantiated complaints concerning breaches of customer privacy and losses of customer data	The company has not identified any substantiated complaint during the reporting year.			
Material topic: Socioeconomic compliance						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.104-108 - Ethics and Compliance			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 419: Socioeconomic Compliance 2016	419-1	Non-compliance with laws and regulations in the social and economic area	Grievances: Any relevant fines or non-compliance cases are included p.205 - Notes to the consolidates financial statements. 26) Legal proceedings		16.3	

CEMEX 2021 INTEGRATED REPORT 248

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI Content Index
Appendix: Non-Material disclosures

We have classified the material issues into three categories: high, higher, and highest materiality. CEMEX 2021 Integrated Report focuses on higher and highest classifications. The following, although non-material, are reported in order to compliment the issues presented in our Materiality Matrix and as part of our commitment to transparency. To see more information about our Materiality Analysis go to page 18 of our report

GRI STANDARD			PAGE REFERENCE OR DISCLOSURE	OMISSIONS	SDG LINK	UNCG
ENVIRONMENTAL TOPICS						
Biodiversity						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	CEMEX Biodiversity Policy https://www.cemex.com/documents/20143/11674932/CemexBiodiversityPolicy.pdf Position Paper on Environmental Management and Biodiversity: https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Env_Man_Bio.pdf The CEMEX approach to Biodiversity Conservation: https://www.birdlife.org/sites/default/files/attachments/Biodiversity%20Action%20Plan%20guidance%20%28BAP%29%20by%20CEMEX%20and%20BirdLife.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.60-62 - Preserving Land, Biodiversity and Ecosystem Services			
GRI 304: Biodiversity 2016	304-1	Operational sites owned, leased, managed in, or adjacent to, protected areas and areas of high biodiversity value outside protected areas	p.60-62 - Preserving Land, Biodiversity and Ecosystem Services p.222 - Non-financial information, Biodiversity Management		6.6, 14.2, 15.1, 15.5 17	3,8
	304-2	Significant impacts of activities, products, and services on biodiversity	p.60-62 - Preserving Land, Biodiversity and Ecosystem Services Position Paper on Environmental Management and Biodiversity: https://www.cemex.com/documents/20143/11681621/CEMEX_POSITION_on_Env_Man_Bio.pdf		6.6, 14.2, 15.1, 15.5	8
	304-3	Habitats protected or restored	p.60-62 - Preserving Land, Biodiversity and Ecosystem Services p.222 - Non-financial information, Biodiversity Management		6.6, 14.2, 15.1, 15.5	8
GRI 304: Biodiversity 2016	304-4	IUCN Red List species and national conservation list species with habitats in areas affected by operations	p. 61 - CEMEX-Birdlife 2021 Biodiversity Proximity Study		6.6, 14.2, 15.1, 15.5	8

CEMEX 2021 INTEGRATED REPORT 249

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD			PAGE REFERENCE OR DISCLOSURE	OMISSIONS	SDG LINK	UNGC
Environmental compliance						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.52 - CEMEX Environmental Management System https://www.cemex.com/sustainability/stakeholder-engagement/global-partnerships Total expenditures on insurance for environmental liability = US$ 3 million Grievances: Any relevant fines or non-compliance cases are included p.169 - Notes to the consolidates financial statements, 25) Legal proceedings		9.4, 12.4, 12.5, 13.1, 13.3, 14.2, 14.3, 15.1	
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.56-62 - Environmental Excellence p.20-23 - Future in Action p.28-32 - Decarbonizing our operations			
GRI 307: Environmental Compliance 2016	307-1	Non-compliance with environmental laws and regulations.	p.183 - Non-financial information, Environmental and quality management, Environmental Fines Grievances: Any relevant fines or non-compliance cases are included p.205 - Notes to the consolidates financial statements, 26) Legal proceedings		16.3	8

SOCIAL TOPICS						
Child Labor						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights Code of Ethics and Business Conduct, p.9 https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf/41558a91-eba4-2265-8681-d16f27240d82 CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 408: Child Labor 2016	408-1	Operations and suppliers at significant risk for incidents of child labor	No risks of this kind were identified. At CEMEX we are strongly committed to protecting and respecting the rules regarding child labor in every country we operate. Our company policy is to only hire people who are 18 or older. Our selection and hiring process requires the presentation of government-issued identification, as well as a rigorous investigation of the person's information. This process also extends to our contracted labor suppliers. Only in Brazil, it is obliged by law to hire minors for a learning program carried out by the government.		8.7, 16.2	5

CEMEX 2021 INTEGRATED REPORT 250

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD			PAGE REFERENCE OR DISCLOSURE	OMISSIONS	SDG LINK	UNCG
Forced or compulsory labor						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.18 - Priorities for Our Stakeholders and CEMEX p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	Code of Ethics and Business Conduct, p.9 https://www.cemex.com/documents/20143/160115/code-of-ethics.pdf/41558a91-eba4-2265-8681-d16f27240d82		1	
	103-3	Evaluation of the management approach.	CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf			
GRI 409: Forced or Compulsory Labor 2016	409-1	Operations and suppliers at significant risk for incidents of forced or compulsory labor	In CEMEX, no one is forced to perform hazardous tasks against their will or tasks that are detrimental to their health or well-being. We strive for our operations in every country comply with the local laws and we take measures to prevent workers from falling into debt bondage through company loans. All our employees are free to leave the company anytime and we do not offer any benefit used as a leverage to force labor.		8.7	4
Security practices						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries			
	103-2	The management approach and its components.	p.19 - Communication Mechanisms with Our Stakeholders p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 410: Security Practices 2016	410-1	Security personnel trained in human rights policies or procedures	Training sessions were conducted with employees regarding policies and procedures related to human rights, harassment and Code of Ethics. Part of this training goes to security personnel as we do not differentiate per type of employee while implementing our Human Rights training program.		16.1	1
Rights of indigenous peoples						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights CEMEX Human Rights Policy p. 3, https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf/			1
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 411: Rights of Indigenous Peoples 2016	411-1	Incidents of violations involving rights of indigenous peoples	We are not aware that any violations involving rights of indigenous people have taken place in our operations.		2.3	1

CEMEX 2021 INTEGRATED REPORT 251

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

GRI STANDARD			PAGE REFERENCE OR DISCLOSURE	OMISSIONS	SDG LINK	UNCG
Human rights assessment						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.108 - ETHOSline p.117-121 - Our Commitment to Respect Human Rights CEMEX Human Rights Policy https://www.cemex.com/documents/20143/160187/cemex-policy-statement.pdf			1
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX			
GRI 412: Human Rights Assessment 2016	412-1	Operations that have been subject to human rights reviews or impact assessments	p.120 - Human Rights Due Diligence p.121- Moving Forward to Close the Gap		5,10,16	1
	412-2	Employee training on human rights policies or procedures	p.108 - ETHOSline p.107 - Training			1
Supplier social assessment						
GRI 103: Management Approach 2016	103-1	Explanation of Material topics and its Boundary.	p.227-228- Scope and Boundaries of this Report			
	103-2	The management approach and its components.	p.83-85- Responsible Sourcing p.118 - Human Rights Policy Implementation Supplier Code of Conduct: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 Sourcing Approach: https://www.cemex.com/suppliers/sourcing-approach#business-code-of-conduct Sustainable Sourcing: https://www.cemex.com/suppliers/responsible-suppliers#sustainability-program			
	103-3	Evaluation of the management approach.	p.18 - Priorities for Our Stakeholders and CEMEX p.19 – Communication Mechanisms with Our Stakrholders			
GRI 414: Supplier Social Assessment 2016	414-1	New suppliers that were screened using social criteria	p.83-85- Responsible Sourcing Code of Conduct When Doing Business With Us, which takes into account issues like Environmental and biodiversity engagement, ensuring basic labor conditions and promoting Health and Safety as a high priority, Strengthening Human Rights, and Enhancing Diversity and Equality. For more information visit: https://www.cemex.com/documents/20143/49059650/supplier-code-of-conduct_EN_2019.pdf/b67b560b-47e0-aebb-c325-041accaa5f09 We have local initiatives to assess suppliers in each country.		5.2, 8.8, 16.1	2,6
	414-2	Negative social impacts in the supply chain and actions taken			5.2, 8.8, 16.1	2

CEMEX 2021 INTEGRATED REPORT 252

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Sustainability Accounting Standards Board - Content Index

In 2019, we started reporting aligned to the Sustainability Accounting Standard Board (SASB) for the applicable industry-specific requirements.

SASB CODE	DEFINITIONS	UNITS	REFERENCE
EM-CM-000.A	Production by major product line	Metric tons (t)	CEMEX at a Glance p. 3
Greenhouse Gas Emissions			
EM-CM-110a.1.	Gross global Scope 1 emissions,	Metric tons (t) CO_2-e	CO_2 Emissions in the Cement-to-Concrete value chain p.23, Non-Financial Information p.221
EM-CM-110a.1.	Percentage covered under emissions-limiting regulations	Percentage (%)	Scope and Boundaries, p. 227
EM-CM-110a.2.	Discussion of long-term and short-term strategy or plan to manage Scope 1 emissions, emissions reduction targets, and an analysis of performance against those targets	n/a	Future in Action p. 20-37, Non-Financial Information p. 221
Air Quality			
EM-CM-120a.1.	Air emissions: NOx, SOx, particulate matter (PM10)	ton/year	Environmental Excellence (Enhancing Air Quality) p. 57, Non-Financial Information p.222
Energy Management			
EM-CM-130a.1.	Total energy consumed	GWh	Future in Action (Decarbonizing our Operations) p. 28-32, Non-Financial Information p.221
	Percentage grid electricity	Percentage (%)	
	Percentage alternative	Percentage (%)	
	Percentage renewable	Percentage (%)	
Water management			
EM-CM-140a.1.	Total fresh water withdrawn	Million m3	Environmental Excellence (Optimizing Water Management) p. 58-59, Non-Financial Information p. 222
	Percentage recycled	Percentage (%)	
	Percentage in regions with High or Extremely High Baseline Water Stress	Percentage (%)	

CEMEX 2021 INTEGRATED REPORT 253

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

Waste Management			
EM-CM-150a.1.	Amount of waste generated	Thousand tons	Innovation in our Product and Solutions Portfolio (Contributing to Alleviate the Waste Management Challenges in Metropolises) p. 51, Non-Financial Information p.221
	Percentage hazardous	Percentage (%)	
	Percentage recycled	Percentage (%)	
Biodiversity Impacts			
EM-CM-160a.1.,	Description of environmental management policies and practices for active sites	n/a	Environmental Excellence (Preserving Land, Biodiversity, and Ecosystem Services) p. 60-62, Non-Financial Information p. 222
EM-CM-160a.2.	Terrestrial acreage disturbed	n/a	
	Percentage of impacted area restored	Percentage (%)	
Workforce Health & Safety			
EM-CM-320a.1.,	Total recordable incident rate (TRIR), Near Miss Frequency Rate (NMFR)	Rate	Our Health and Safety Commitment, p. 39-44, Non-Financial Information, p. 219
Product Innovation			
EM-CM-410a.1.	Percentage of products that qualify for credits in sustainable building design and construction certifications	Percentage (%)	Sustainable Products and Solutions (Our complementary portfolio of products with sustainable attributes) p. 26, Annual sales from cement and ready-mix concrete products with outstanding sustainable attributes (%) p. 220
EM-CM-410a.2.	Total addressable market and share of market for products that reduce energy, water, and/or material impacts during usage and/or production	Percentage (%)	

CM – Construction Materials Industry Standard

CEMEX 2021 INTEGRATED REPORT 254

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Task Force on Climate-related Financial Disclosure Response (TCFD) GOVERNANCE Disclose the organization’s governance around climate-related risks and opportunities a) Describe the board’s oversight of climate-related risks and opportunities. Our Board of Directors is ultimately responsible for supervising the overall operation of our company and is composed of qualified directors who provide appropriate oversight. In addition, one member of our audit committee meets the requirements of a “financial expert,” as defined by SOX. Chaired by Rogelio Zambrano, our Board of Directors consists of 15 directors, ten of whom qualify as independent directors according to criteria specified under Mexican Securities Law1. During 2021, our board met five times to report on a wide range of relevant issues, including sustainability-related concerns and financial strategy, with average board meeting attendance of approximately 93%. Our Board Committees2 include the Corporate Practices and Finance Committee, the Audit Committee, and the Sustainability Committee. Sustainability Committee Armando J. García Segovia President Ian Christian Armstrong Zambrano Francisco Javier Fernández Carbajal Marcelo Zambrano Lozano Members of our Sustainability Committee bring different skills and experience to managing climate-related risks and opportunities: Business Strategy, Energy, Environmental, Climate Change and Sustainability and Risk Management. During 2022, we expect to have our CEO as a member of the Sustainability Committee. Sustainability Committtee Areas of Expertise ENVIRONMENTAL, BUSINESS CLIMATE STRATEGY CHANGE AND SUSTAINABILITY RISK ENERGY MANAGEMENT The Sustainability Committee particularly provides board-level oversight on Climate Action and CO2 Management Strategy. The members of the Sustainability Committee are appointed by our shareholders. The Committee is comprised of four members of the Board of Directors and meets four times a year, and is normally briefed by the Sustainability Corporate Director and the Executive Vice President for Sustainability, Commercial and Operations Development. These briefings include in-depth reviews of previously defined topics (at the end of the previous year) as well as unforeseen recent developments that are considered material enough to be brought to the Board’s attention or that require guidance from the Sustainability Committee. During 2021, the Sustainability Committee met four times with a meeting attendance of 100%. 1 As of December 31, 2021 2 For more information about these Board-Level Committees, please refer to page 100 in our 2021 Integrated Report. The board-level Sustainability Committee responsibilities are: Ensuring sustainable development is embedded in our strategy. Supporting our Board of Directors in fulfilling its responsibility to shareholders regarding our company’s sustainable growth. Evaluating the effectiveness of sustainability programs and initiatives. Assisting our Chief Executive Officer and senior management team regarding the strategic direction on sustainability. Endorsing our sustainability model, priorities, and key indicators– this explicitly includes all topics related to climate change and CO2 emissions. CEMEX 2021 INTEGRATED REPORT 255

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix The President of the Sustainability Committee is the primary responsible for the oversight of the Climate Action Strategy in CEMEX and is an independent member of our Board of Directors. As a public company in Mexico and in the U.S., on March 26, 2020, CEMEX, S.A.B. de C.V. held an ordinary general shareholders’ meeting in which the shareholders for the first time approved the appointment of the members of the Sustainability Committee; that is, we have elevated the appointment of the members to be made at the shareholder level instead of at the board of directors’ level. The responsibilities of the committee president are set forth in the Sustainability Committee role; examples of the type of decisions the president makes are the implementation of CEMEX’s Future in Action program and the revision and resources assurance of the CO2 Reduction Roadmap initiatives site by site. In 2021, CEMEX launched its Future in Action program. This is a long-term program focused on developing low-carbon products, solutions, and processes to reach our ultimate goal of delivering net-zero CO2 concrete by 2050. It concentrates on significantly reducing direct and indirect CO2 emissions from our operations, as well as providing sustainable and innovative solutions for society. As part of this program, CEMEX is leveraging on the CO2 Reduction Roadmap, initially developed in 2018 and launched across all our cement sites to model and assess the carbon mitigation potential that can be seized from each installation considering different factors. The roadmap was revisited in late 2020 to increase the level of ambition to a Well Below 2°C Scenario. To know more about our Future in Action program and CO2 Roadmap, please visit pages 20-37 from our Integrated Report. In 2021, the scheduled agenda for the Sustainability Committee meetings included the following related to climate change: CEMEX Integrated Report Structure and Content. Sustainability KPI’s Annual Performance , progress against our 2030 targets and improvement plan. Global and Regional Sustainability Risks and Opportunities Agenda Update. Climate Change Strategy and CO2 Management. The Sustainability Committee discussions in 2021 were enriching and led to valuable outcomes related to climate change, such as: New more ambitious 2030 global emissions target, bringing forward the previous one to 2025, validated by Science Based Targets Initiative (SBTi). Future in Action targets and roadmap enhancement. Deeper analysis of ESG risks and opportunities—especially climate-related. Water Action Plans (WAPs) in all priority sites and first pilot in second priority sites. Strengthening of biodiversity conservation efforts. Renewed focus on disclosure compliance with ESG-related matters. Clean electricity strategy. Construction of major air emissions online visualization tool. CEMEX Sustainability Learning Pathway as a dedicated employee training: special focus on climate-action related to our Future in Action program. Joining the Business Ambition for 1.5°C of the We Mean Business Coalition in partnership with the SBTi and the U.N. Global Compact. Joining The Race to Zero Campaign of the U.N. Framework Convention on Climate Change (UNFCCC). Founding member of the U.N. Global Compact CFO Taskforce for the Sustainable Development Goals (SDGs). Founding member of the First Movers Coalition, announced in COP26. Launch of the Sustainability-linked Financing Framework. CEMEX 2021 INTEGRATED REPORT 256

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix b) Describe management’s role in assessing and managing climate-related risks and opportunities. At the executive level, our CEO and members of our Executive Committee (ExCo) oversee the day-today operation of our company. They develop, refine, and direct the implementation of our business strategy. Climate-related topics are presented to the ExCo on a monthly basis to review progress and performance and to receive instructions if any adjustment is required. The Executive Vice President Sustainability, Commercial, and Operations Development, reporting directly to the company CEO, is a position in the Executive Committee to oversee the areas of Sustainability, Operations & Technology, Energy, R&D & IP Management, Health & Safety, Procurement, Commercial, and Digital Marketing. In coordination with the rest of the company, the areas that constitute this Vice Presidency comprise the functions directly related to the Sustainability and Climate Change strategy of the company and contribute to the integration and completion of all the climate-related initiatives and programs, for example, the CO2 Roadmap and our Future in Action Program. Without excellent coordination of all these areas, CEMEX could not progress effectively in achieving its internal and external goals. Specifically, the Sustainability function oversees all cross-functions of the company (all business and all departments) and directly manages sustainability topics that are embedded throughout the organization. The responsibilities with respect to climate change include: Monitoring the company’s performance in terms of CO2 emissions and related KPIs. Monitoring of the company’s CO2 Roadmap implementation and resources assurance for the execution of the reduction initiatives and presentation to the ExCo/Board for approval. Coordinating the Future in Action Program. Assessment of climate-related risks and opportunities (responsible for climate-related topics in integrated risk assessment) together with Enterprise Risk Management function in collaboration with regional units. Preparation of targets and initiatives for approval by the Executive Committee and Board of Directors. Implementation of approved targets and initiatives. BOARD OF DIRECTORS Sustainability Committee Corporate Practices and Finance Committee CEO Audit Committee EXECUTIVE COMMITTEE EVP Sustainability, Region Commercial, and Operations Other EVP* Presidents Development Regional Sustainability Head of Global Coordinators Sustainability * Enterprise Risk Management (ERM) included Link to remuneration CEMEX has established a consistent set of targets for specific net CO2 emissions (kg CO2/ton of ce-mentitious product) at global, regional, national, and plant levels, and these are linked to our publicly disclosed 2025 and 2030 targets. These targets are a mandatory part of the performance evaluation for the CEO, Executive Committee members (regional level), Country Managers (business unit level) and are transmitted in a top-bottom approach to the following levels across the organization. As part of this effort, all regional cement operations leaders and cement plant heads were required to assign at least 20% of their individual performance results weight to their specific CO2 emissions result; the individual performance results are part of their variable compensation scheme. During 2022, CEMEX’s institutional variable compensation plan will integrate a CO2 emissions reduction metric for approximately 4,500 employees, who are eligible for a variable compensation payment. Internal Carbon Pricing In late 2020, CEMEX designed a methodology to implement an internal carbon price that allows the measurement of the financial performance in each one of our cement plants, reflecting a cost for CO2 emissions that simulates that all of our sites in the world operate under an emission trading system (ETS) similar to Europe’s ETS, which is the most advanced scheme. Every year, we update the price of carbon according to the latest projection on the market price in Europe, and that is used across all of our geographies, allowing our local managers to make operational and investment decisions taking into consideration the impact of CO2 emissions in their present and future financial performance. CEMEX 2021 INTEGRATED REPORT 257

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

STRATEGY

Disclose the actual and potential impacts of climate-related risks and opportunities on the organization's businesses, strategy, and financial planning where such information is material.

a) Describe the climate-related risks and opportunities the organization has identified over the short, medium, and long term.

CEMEX's definition of short-, medium-, and long-term horizons is as follows[3]:

SHORT-TERM HORIZON	MEDIUM-TERM HORIZON	LONG-TERM HORIZON
0-3 years, based on our 2025 strategy	**3-6 years**, based on our 2030 strategy	**6-35 years**, from 2030 onwards

CEMEX identifies and calculates the impact of the main risks and defines as a "substantive impact" any impact that:

- Affects at least 15% of our business units, regardless of their financial or strategic impact.
- Or affects a whole Region, regardless of its financial or strategic impact.
- Or, regardless of the number of business units affected, the financial or strategic impact is higher than 1% over the total expected yearly EBITDA results within a 10-year period or threatens its competitiveness.
- Or the impact is higher than 5% over the specific expected EBITDA of a business unit within a 10-year period or threaten its competitiveness.
- Or, as per shareholder or Executive Committee request.

As part of our risks identification process, we evaluate their relevance to be included in our risk type assessment. The following is a brief description of some of the main short, medium, and long-term risk types faced by CEMEX and their corresponding mitigation strategies:

RISK TYPE	TIME-HORIZON	DESCRIPTION	EXAMPLE
TRANSITION RISKS			
Current regulation	Short	Several CEMEX operations are currently subject to climate change-related legislation, including emissions trading systems (European Union, California) and taxes (e.g., Colombia, Mexico). Given the significant implications that even small changes to e.g., free allocation to our operations or overall scarcity of allowances can have, it is paramount for CEMEX to follow closely current developments and adjust our risk adjustment and strategy accordingly.	Carbon tax on just liquid and gas (coal and petcoke are excluded) fossil fuels in Colombia is already impacting our operational cost, mainly related to transport. The same happens with the current regulation in Mexico, where all fossil fuels, excluding Natural Gas, are taxed, so this taxation is directly impacting our operational cost.
Emerging regulation	Short	CEMEX fully supports the implementation of the Paris Agreement and collaborates with governments worldwide to define and implement Nationally Determined Contributions (NDCs). On a quarterly basis, the CEMEX "CO_2 Regulation Focus Group", comprised of Public Affairs, Operations, and Sustainability members in each region, shares the insights from this collaboration with governments and identifies any risk in emerging regulations.	The trial period for the new Emissions Trading System (ETS) in Mexico has already started with a planned duration of 3-years, and it will have a noticeable impact on our operations. We are in close collaboration with governments through CANACEM (Mexican Cement Association) on the revision of the new ETS regulation during its trial period. The same exercise was done for all countries in our SCA&C region; carbon tax regulation vs. ETS has been analyzed in terms of emissions and economic impact of each scenario, and we evaluate the impact of the potential ETS implementation in Colombia in the next 2-years.

Response / Mitigation Efforts

- CEMEX has set and publicly announced its 2030 target of a 40% reduction in CO_2 per ton of cementitious material, for which it developed a CO_2 Roadmap including specific reduction initiatives for each cement site and identifying the resources (CAPEX) and calendar for their implementation. Our target has been validated by the SBTi and is aligned with its Well Below 2°C scenario. The roadmap has been verified by Carbon Trust, ensuring the technical feasibility of the considered technologies as well as adequate governance and a robust strategy to reduce emissions. Each region monitors monthly its site-by-site plan to ensure its implementation and resources allocation.
- CEMEX's fourth core business, Urbanization Solutions, also plays a key role in climate-related risks mitigation by generating sustainable alternatives for metropolises growth, providing the market with high-efficient building solutions, and promoting circular economy through enhanced waste management schemes for cities.

3 Please note these definitions of short, medium and long-term only apply to this exercise, particularly our assessment of climate-related risks and opportunities, and should not be used for interpreting any other CEMEX communication.

CEMEX 2021 INTEGRATED REPORT 258

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix TIME- RISK TYPE DESCRIPTION EXAMPLE HORIZON TRANSITION RISKS Legal Short Although we are currently not subject to any climate change-re- Water scarcity in some areas where we operate is one exam-lated litigation, the increasing attention and commitment of ple of how the legal proceedings and regulatory matters are governments to comply with NDC will evolve in more robust included in the quarterly revision. The control from the legal legislation and compliance surveillance, meaning an increase in perspective is the strict compliance of each water withdrawal litigation or penalties risk. CEMEX Central Legal department is permit to avoid any disturbance in the water layer and a po-monitoring on a quarterly basis all “Regulatory Matters and Le- tential legal action derived from it. Another example of legal gal Proceedings” applicable to our company, including all those risk is every time more demanding enhanced emissions-re-related to climate change. porting obligations and air emissions limits; we are analyzing this risk as a potential emerging regulation and from the legal perspective in case of not meeting the new revised limits. Technology Long Technology is the key lever for CEMEX to significantly reduce its CO2 CEMEX is involved in the design and development stage of footprint in the long run. CEMEX is involved in new R&D products EU-funded projects like LEILAC project, ABSALT, CO2OLHEAT, (such as our proprietary low-CO2 clinker) and other new technol- and eCOCO2, among others, and California and Texas plants ogies projects on Carbon Capture. CEMEX has an R&D depart- were granted with two DOE funds to execute a feasibility study ment evaluating and assessing new climate-change technologies on Carbon Capture, one with membranes and other one with (proprietary or external) and a dedicated multidisciplinary team amines. to evaluate new technologies in the market. CEMEX usually works under the H2020 EU scheme and new EU Innovation Fund, and is also collaborating with NPC in the U.S. in Carbon Capture, Utilization and Storage (CCUS) technologies, which can help us to manage transition risks. The technology is considered a risk in some installations where not implementing new technologies could result in a non-profitable operation. Market Medium The main impact on markets is likely to happen via regulation. The The low-carbon product demand trend is assessed and crossed impact of market developments that are not driven by regulation with R&D development to adapt our facilities to the expected is likely to be rather small in the short term, and changes are ex- demand (e.g., lightweight concrete, fiber reinforced concrete) pected to occur very slowly. Nonetheless, CEMEX has identified this and also linked to building solutions obligations imposed by reg-as a key topic in the long run as it has the potential to reshape the ulations (e.g., adaptation of existing buildings to energy efficiency industry and is integrating it into its CO2 strategy. Types of market obligations in a local/country basis). trends that are likely to become relevant in the medium term include demand for low-carbon products or products for better energy efficiency of buildings, as it is now being pursued, for instance, in the EU Taxonomy. Low carbon products or high-efficiency products demand is closely monitored by our commercial department and our R&D in constant research of innovative solutions. n Early detection, development, and commercialization and/ or partnership with disruptive and revolutionary construction projects or companies through CEMEX Ventures. n As the development of emerging technologies is key to meeting our 2050 carbon neutrality ambition for concrete, the role that CEMEX plays in different research consortiums and partnerships, together with the outcomes of new-technologies mapping, are being monitored on a monthly basis by the CEMEX CO2 Taskforce. This taskforce is a multidisciplinary group with the participation of Sustainability, Operations and Technology, R&D, Energy, Supply Chain, and CEMEX Ventures. n CEMEX R&D is continuously enhancing our solutions portfolio based on the increasing demand for more sustainable products. A recent example is Vertua®, a family of products that started with a range of concrete with a low or neutral CO2 footprint launched in several markets in 2020 and extended to all CEMEX geographies in 2021. This extensive family of products includes currently low carbon cements, concrete, as well as admixtures globally available. n To mitigate reputational risk, CEMEX is actively involved in industry associations, including the Global Cement and Concrete Association (GCCA), from which concrete is promoted as a suitable building material to cope with climate change. Concrete plays a critical role in making cities sustainable and resilient, as it is the most durable and disaster-resistant among all construction materials. CEMEX 2021 INTEGRATED REPORT 259

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

RISK TYPE	TIME-HORIZON	DESCRIPTION	EXAMPLE
TRANSITION RISKS			
Reputation	Short	For the time being, the key reputation risks are related to our investors, but in the future, it cannot be ruled out that also customers will increasingly base their purchasing decisions on our reputation. CEMEX is in constant exchange with its stakeholders to understand their views and expectations. This risk is monitored on a regular and coordinated basis by the Public Affairs, Sustainability, and Investor Relations areas. The most important channels in the context of climate change are: ■ Regular stakeholder surveys evaluating our image and materiality matrix. ■ Dialogue with the investment community (e.g., institutional investors, financial and sustainability analysts). ■ Review of external reports by, e.g., NGOs, authorities, or media.	An example of this kind of reputation risk is "the perception" the markets could have of the cement sector, as it is seen as a big contributor to CO_2 global emissions, so this could affect our sales (risk) but also create some opportunities (need to extend the new low carbon products portfolio). We are monitoring in our risk assessment this potential risk, identifying the customer needs through the constant exchange with them, and this allows us to quickly identify this "lack of confidence" in our product and constantly monitor the press releases related to give the proper answer and take the correct actions. Additionally, we are actively participating in those cement associations of the locations where we are present, so we also discuss reputation risk and take actions accordingly (response to media). All these sources are considered when including the reputation risk and its consequences in sales in the risk-assessment process.
PHYSICAL RISKS			
Acute physical	Short	The assessment of acute physical climate risks, mainly extreme weather events such as tropical cyclones, is a constant task in our Enterprise Risk Management (ERM) system. This includes both the updating of local emergency plans as well as the collaboration with the insurer to understand the potential changes in insured risks.	All areas with natural-disaster high occurrence probability are identified, and the impacts are assessed in terms of production losses and reconstruction cost.
Chronic physical	Medium	CEMEX operates a number of terminals and also plants directly on the coast, where chronic physical risks such as rising sea levels could impact our operations continuity, so this physical risk could become a medium-term problem for the company. Another example of chronic physical risk being monitored is the water scarcity in the areas where we operate, to ensure the operation continuity.	To assess the impact of the water scarcity chronic physical risk, we evaluate the cost increase associated to other water sources or production losses.

- To mitigate acute physical risks, CEMEX implemented a Business Continuity Program (BCP) for each of its sites to minimize the potential impact of a disruptive event in our operations. This program integrates guidelines for emergency support, crisis management, and business recovery. The definition of the CEMEX BCPs ensures business resilience and operation recovery in the case of force-majeure events, ensuring the fulfillment of our commitments with our clients and a quick return to business as usual.

- To mitigate the impact of the water stress risk, we executed a detailed assessment in all our sites to identify potential water scarcity using the World Resources Institute Aqueduct tools. Based on the resulting map, we have set a 2030 target to implement a Water Action Plan (WAP) in all those priority sites where high-risk water stress was identified. Additionally, we developed water stress scenarios mapping for 2030 and 2040, and during 2021 we implemented 2030 targets for freshwater withdrawals reduction in our cement, aggregates and ready-mix businesses.

CEMEX 2021 INTEGRATED REPORT 260

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

After evaluating the different types of risks and opportunities, there is a prioritization process according to their potential financial impact. In the following tables we provide a more detailed description of some of these specific risks and opportunities.

CLIMATE-RELATED RISKS	DESCRIPTION
RISK TYPE: Current regulation **PRIMARY CLIMATE-RELATED RISK DRIVER:** Carbon pricing mechanisms **TIME HORIZON:** Short-term **MAGNITUDE OF IMPACT:** High **PRIMARY POTENTIAL FINANCIAL IMPACT:** Increased direct costs **LIKELIHOOD:** Likely	CEMEX supports carbon pricing, particularly in the form of cap-and-trade, as the most effective and efficient means to combat climate change. However, it is essential that a pricing system is well designed, maintaining fair competition preserving both the industry and the climate effects if a carbon-leakage occurs; competition does not refer only to regulated and unregulated geographies, but also among potential substitute products (e.g., concrete vs. asphalt, timber or steel). CEMEX evaluates the risk of the transition to a carbon pricing regulation in those Countries with a regulation already in place that will certainly evolve to a next phase/taxation scheme or those with an announced new regulation in the short-term. The facilities are (1) California (one cement plant within the scope) with a CCA carbon price floor average (2021-2030) of 26.7 USD/t. (2) All EU cement Operations (EUA 2021: 53.70 EUR/t - EUA 2030: 110 EUR/t - 2050: 200 EUR/t; UKA 2021: 55.69 GBP/ton - 2030 and 2050 aligned with EUA prices). (3) Colombia: tax on liquid and gas fossil fuels (Carbon tax Colombia 2021: 17,660 COP/ ton of CO_2 contained in liquid and gas fuels (e.g., gasoline: 159 COP/gallon). (4) Mexico: tax on fossil fuels in place (Petcoke tax 2021: 20.3767 MXN/petcoke ton; 2022: 21.8784 MXN/petcoke ton). (5) Other geographies are monitored quarterly in the "CO_2 Regulation focus Group" meetings to determine their middle-term impact. To mitigate the impact of increasing the operating cost derived from strengthening the GHG (CO_2) regulation and increasing the GHG pricing, in CEMEX, we have our cement plant-by-plant CO_2 Roadmap, which includes all the initiatives to reduce CO_2 and needed to accomplish our 2030 targets. We have identified, evaluated, and prioritized close to 300 initiatives to be executed during this decade. Besides, CEMEX also actively participates in developing CCUS (Carbon Capture Utilization and Storage) technologies as a long-term solution in an open collaboration platform.
RISK TYPE: Acute physical **PRIMARY CLIMATE-RELATED RISK DRIVER:** Increased severity and frequency of extreme weather events such as cyclones and floods **TIME HORIZON:** Short-term **MAGNITUDE OF IMPACT.** Medium-high **PRIMARY POTENTIAL FINANCIAL IMPACT:** Increased capital expenditures **LIKELIHOOD:** About as likely as not	Increased frequency and strength of tropical cyclones (and other extreme storms) can cause direct damage to our operations. All the operations are assessed by FM Global, our global insurer, and the CEMEX Technical team under the Loss-Prevention Program (LPP). Derived from this assessment, we get the "Loss Expectancies-Property Damage," the "Loss Expectancies-Time Element," and the "remediation cost" to eliminate or mitigate the risk of physical damage due to an acute or chronic climate-related event. The "Loss Expectancies-Property Damage" evaluates the cost of the physical damage to equipment or infrastructure. The" Loss Expectancies-Time Element" evaluates the production loss and the cost derived from the activities to restore the original production. The Loss Expectancies are evaluated with the "total financial loss model" developed by FM Global, which effectively calculates the true value of resilience. The probability of occurrence of these natural hazards (flooding, windstorms) in a site is evaluated with the help of several proprietary maps of windstorm, flooding, and others available like seismic, wildfires..., built on information from the NASA, Research Centers, Universities, and other governmental, local sources mainly in the U.S. Additionally, to manage the physical risks (mainly for disruptive risks) CEMEX takes a structured and homogeneous approach worldwide, our Business Continuity Program (BCP), as explained above.
RISK TYPE: Acute physical **PRIMARY CLIMATE-RELATED RISK DRIVER:** Increased severity and frequency of extreme weather events such as cyclones and floods **TIME HORIZON:** Medium-term **MAGNITUDE OF IMPACT:** Medium-high **PRIMARY POTENTIAL FINANCIAL IMPACT:** Decreased revenues due to reduced production capacity **LIKELIHOOD:** About as likely as not	Increased frequency and strength of tropical cyclones (as well as other extreme storms) can also cause loss of production in our operations due to the time to recover the plant to its original production before the event. As commented above, all the operations are assessed by FM Global, our global insurer, and the CEMEX Technical team to calculate the "Loss Expectancies-Time Element" and the "remediation cost" to eliminate or mitigate the risk of production loss due to an acute or chronic climate-related event, as extreme climate events can disrupt the supply of crucial inputs and product outputs. "The Loss Expectancies-Time Element," evaluated with the "total financial loss model," provides an estimation of the loss of production together with the cost expended during the time to recover the plant to its production levels prior to the event. Additionally, we have our BCPs to manage physical risks.

CEMEX 2021 INTEGRATED REPORT 261

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CLIMATE-RELATED OPPORTUNITIES	DESCRIPTION
OPPORTUNITY TYPE: Products and services **PRIMARY CLIMATE-RELATED OPPORTUNITY DRIVER:** Development of new products or services through R&D and innovation **TIME HORIZON:** Short-term **MAGNITUDE OF IMPACT:** Medium **PRIMARY POTENTIAL FINANCIAL IMPACT:** Increased revenues resulting from increased demand for products and services **LIKELIHOOD:** Likely	CEMEX believes that concrete products, due to its versatility and robustness to build resilient infrastructure, can help combat and prevent the detrimental consequences of climate change by protecting people, property, and the environment, by providing the level of climate-proofing that will become mandatory as national building codes are revised to cope with more extreme weather events. Additionally, in the Net-Zero by 2050 published by IEA, they recognized that when economies are developing, per capita cement and other materials demand tends to rise; during the last two decades, cement growth its demand by 2.4-times in response to global economic and population expansion. They also mention that an increase in demand is foreseen for cement as it is required to build additional transport infrastructure (roads, cycles, cars, and trucks) and energy infrastructure, e.g., power plants and wind turbines to adapt to new Net-Zero Scenarios. As CEMEX has a high presence in markets in developing countries (South-Central America and the Caribbean, Mexico, Philippines, Egypt...), it is likely that the demand for concrete products increases first to attend the societal growth needs and then due to the need of adapting buildings and infrastructure to expected climate change effects, mainly in those geographies most exposed to extreme weather events, in our specific case Southern US, Latin America, and South-East Asia. For instance, we observed a slightly higher demand, mainly in Latin America and the Philippines, of products like Promptis® Rapid-hardening concrete that develops compressive strength to demold and move elements in four hours, so helped sites recover time lost during lockdowns and catch up with construction schedules, and Pervia®, a solution for draining pavement that makes it easier for water to permeate and be conducted to a water management system. The strategy to realize the opportunity for increasing the concrete demand to respond to societal needs quickly and affordably is to promote the benefit of innovative products and technologies. That is why, in 2019, CEMEX developed a new division called "Urbanization Solutions." Through Urbanization Solutions, CEMEX capitalizes on its expertise in building materials to offer complementary solutions to solve the most pressing societal needs: resilient buildings and infrastructure appropriate for disaster relief, energy efficiency, and affordability.
OPPORTUNITY TYPE: Products and services **PRIMARY CLIMATE-RELATED OPPORTUNITY DRIVER:** Development and/or expansion of low emission goods and services **TIME HORIZON:** Short-Medium term **MAGNITUDE OF IMPACT:** High **PRIMARY POTENTIAL FINANCIAL IMPACT:** Increased revenues through access to new and emerging markets **LIKELIHOOD:** Likely	Several studies have concluded that buildings are responsible for around 40% of global energy consumption and a similar percentage of GHG emissions. Therefore, it is crucial that the energy efficiency of buildings be improved, and the most likely way to achieve this is via more stringent energy efficiency standards for buildings. This could open several opportunities for CEMEX: ■ Significantly lowering the total energy consumption of buildings and helping to design the "sustainable cities of the future" will most likely require an increased replacement or refurbishment of existing buildings, which means more construction activity. ■ It is widely recognized that concrete's thermal properties make it an excellent structural material for energy-efficient buildings in both cold and hot climates, implying that the consumption of concrete per unit is likely to increase under more stringent efficiency standards. ■ More stringent building codes are likely to foster the development of new materials and constructive solutions; this could give innovative companies like CEMEX a competitive edge and could allow for higher margins on these already existing and new higher performance products being developed. A very specific example was showcased on the British TV program Grand Designs: the Corrigall "Concrete House" exemplifies the spirit of collaboration between our R&D, customers, architects, and engineers that CEMEX is always pursuing. The objective was to minimize, if not eliminate, conventional steel reinforcement while achieving very high thermal efficiency. Using CEMEX Resilia® ultra-high-strength and CEMEX hyper ductile fiber-reinforced concrete, the outcome was the first building in the UK where steel reinforcement was reduced by 75%, embodying a 39% reduction of CO_2 in the concrete structure or the equivalent of 120 tCO_2. Our Insularis® concrete technology was also used to achieve high thermal insulation, reducing the structure's thermal bridges and its overall energy consumption by 17%. Besides, we have also seen an increase in the demand for low-carbon products across different regions, as is the case of Vertua®, CEMEX's family of net-zero and low carbon products, which includes concrete, cement, aggregates, and admixtures. CEMEX performs R&D projects by detecting first the future needs and challenges of the society; to detect the future needs and evaluate existing and emerging technologies, we work with the "Tech Intelligence Program," comprised of 52 CEMEX members of different disciplines gathered to collaborate evaluating "technology alerts" (emerging or already developed). A survey is done to collect their impressions on the technology and develop the solution afterward.

CEMEX 2021 INTEGRATED REPORT 262

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

CLIMATE-RELATED OPPORTUNITIES	DESCRIPTION
OPPORTUNITY TYPE: Energy source **PRIMARY CLIMATE-RELATED OPPORTUNITY DRIVER:** Use of lower-emission sources of energy **TIME HORIZON:** Medium-Long term **MAGNITUDE OF IMPACT:** Medium **PRIMARY POTENTIAL FINANCIAL IMPACT:** Reduced direct costs **LIKELIHOOD:** Very likely	Both the environment and CEMEX's revenues can benefit from co-processing if the right waste management regulation is in place. It will enable the development of a profitable waste management business by, for instance, imposing taxes and bans on landfills. This could lead to an increase in the availability of alternative fuels at a lower cost and reduce CO_2 emissions. The benefits of co-processing (switching from conventional fossil fuels to Alternative Fuels, mainly RDF (Refuse Derived Fuels)) are sometimes not widely understood in our areas of influence, especially in those regions with a lack of or low regulatory enforcement, like Latin America, Asia, and Africa and some areas in the USA, which are precisely the CEMEX markets that are expected to be most positively impacted, as they are the ones with more opportunity to increase the Alternative Fuels rates at a lower fuel cost. Our operations in countries like Germany, where the waste directive and the appropriate economic instruments to develop profitable waste management business are fully in place, reach year over year alternative fuel substitution rates of 75%-80%, while CEMEX 2021 average was 29.2%. To realize the opportunity to increase the use of lower-emissions sources of energy in our kilns, we have several lines of action: (1) Contact the Local/Regional/National administrations to promote the implementation of the proper regulation. (2) We also promote co-processing in our communities and with our main stakeholders. (3) We also take a proactive approach in developing our own waste management businesses, which are sometimes difficult if the regulatory incentives are not in place. The foundation by CEMEX of "Pro Ambiente" in Mexico, a company specializing in managing industrial, agricultural and domestic waste to be co-processed in our kilns, is an example of how the company materialized this opportunity.

For further information related to our risks and opportunities, please refer to our CDP response, section C2. Our CDP response with 2021 information will be uploaded in our website as soon as it is available.

CEMEX 2021 INTEGRATED REPORT 263

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix b) Describe the impact of climate-related risks and opportunities on the organization’s businesses, strategy, and financial planning. The influence by area of climate-related risks and opportunities in CEMEX’s business and strategy is presented below, alongside some cases that exemplify situations the company faced and how these were solved. Products and Services Climate-related risks and mainly opportunities have already adapted our short-term strategy to commercialize products that support the low-carbon transition and value-added products globally. Cement and concrete already provide several important characteristics for a low-carbon transition, such as longevity, resistance, wide availability, etc. Nonetheless, there is still a significant potential for Supply chain and/or value chain Climate Change plays an increasingly important role in selecting suppliers, particularly for electrical energy, impacting our short- and medium-term strategies. As a result, we have been reducing our scope 2 emissions for more than a decade by sourcing electricity from renewable sources, getting a 30% of our cement operations electricity consumption from clean sources in 2021. The most prominent example was the development of the Eurus and Ventika I and II wind farms in Mexico with a combined capacity of more than 500 MW. In 2021 we enhanced our commitment by setting a target of 55% of the electricity coming from clean energy sources in cement in 2030. Additionally, we are also working on reducing our transport and logistics emissions through piloting electric vehicles into our ready-mix fleet, using renewable diesel, and implementing electromobility solutions. Please visit page 32 of our Integrated Report for more information about these efforts. further developments to, e.g., decrease its embodied carbon, improve the insulating properties of concrete, further increase its strength, or implement smart functions to increase maintenance intervals and technical lifetimes. As one of the industry leaders, CEMEX will continue to be at the forefront of these developments with the help of our R&D department. The demand for products with sustainability attributes like energy efficiency, resource efficiency, and low CO2 footprint, among others, has doubled in the last five years, and we forecast an additional 5% increase annually in the medium-long term period. Therefore, our portfolio of products is being adapted continuously to address this demand. To know more about our sustainable products and solutions, please visit pages 24-27 in our Integrated Report. SITUATION TASK ACTION CEMEX analyzed the cement electricity supplies in late 2018 and evaluated the options to reduce our intensity and the cost-effectiveness of the alternatives. In 2021, we redefined our clean power target for 2030 and designed a low-carbon transition plan for scope 2. Our goal, having a 55% in clean energy consumption in cement production, is part of the SBTi verification. CEMEX UK renewed its contract with Engie to supply 100% from renewable sources and CEMEX Poland signed a contract to supply its operations with renewable power. Since this contract in the UK started in late 2018, we have reduced our CO2 emissions by over 100,000 tons/year. In June 2021, this partnership was extended for three more SITUATION CEMEX observed demand for low-carbon products mainly in Europe and other countries like Colombia. RESULT years. In Poland, the operations have reduced their CO2 emissions by around 200,000 tons/year thanks to this renewable energy supply. TASK ACTION RESULT CEMEX aimed to offer a new low-carbon range of concrete products to the market. In 2019, R&D developed an innovative geopolymer-based concrete achieving a footprint reduction of up to 70% compared to traditional structural concrete. The new product results from intensive research, becoming the first product available on the market. With the geopolymer-based concrete, Vertua® Ultra Zero, we developed Vertua® Classic and Vertua® Plus, reducing the emissions by 30% and 50%, respectively. CEMEX also offers the customer the compensation of the remaining emissions, partnering with Natural Capital Partners in Europe and getting a Carbon Neutral Product certification. In early 2020 we successfully launched to the market the Vertua® low-carbon concrete range, first in France, and then we rolled it out to UK, Germany, and Colombia. In 2021, we extended the Vertua® concrete offer to the rest of the markets where we have presence, being now a family of products that comprises not only concrete, but also cement, and admixtures. Moreover, regarding downstream services, within the same short and mid-term timeframe, CEMEX provides different Green Building Certification Services, like ecoperating® building certification, urban development consultancy, green building certification, bio-climatic architecture, energy-efficient engineering together with sustainable materials and solutions development. CEMEX 2021 INTEGRATED REPORT 264

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Investment in R&D CEMEX is committed to delivering net-zero CO2 concrete in 2050, so the R&D investment is a key player in our short, mid and long-term strategies for all our cement and concrete operations worldwide. According to different studies, like the IEA-CSI Technology Roadmap 2018 and IEA Net-Zero by 2050, one of the major contributors to our emissions reduction to achieve carbon neutrality will be the capture and storage or utilization of CO2 emitted from our processes. The role and relevance of CEMEX’s Global R&D department is now essential, as well as the participation of CEMEX Ventures in the research of low-carbon solutions offered by companies and start-ups, like the agreement we signed with Carbon Clean, a global leader in low-cost CO2 amine-based capture technology. Besides, CEMEX launched in late 2019 a “CO2 Task Force” focus group involving Operations, R&D, Sustainability, CEMEX Ventures, Logistics, Energy, and regional representatives to streamline the analysis and participation in the further research. As a result, CEMEX is now participating in more than 30 innovation projects and aims to build a demonstration pilot in seven of our facilities. To know more about our engagement in Operations Under the umbrella of our Future in Action program, CEMEX elaborated a very comprehensive low carbon transition plan for a short and medium-term time horizon. We developed a detailed roadmap site by site with specific actions to achieve our 2030 Scope 1 and 2 targets by implementing different technical measures like increasing the use of Alternative Fuels, particularly biomass, upgrading inefficient technology assets like our new kiln in Poland, increasing the use of clinker substitutes or changing portfolio products to more added cements mainly in SCA&C (South-Central America and the Caribbean), Mexico and US, where the swap to Type I-L cements has been deployed during the past three years. We also adopted some organizational measures such as awareness-raising, monitoring and reporting of emissions, and extensive use of our proprietary carbon footprint tool. To reinforce this commitment, all the operations are set an annual emissions reduction goal already linked to their remuneration and now also impacting their country’s EBITDA. these innovation projects, please visit page 33 in our Integrated Report. SITUATION CEMEX has a low carbon transition plan in place for its operations (CO2 Roadmap) that is being followed up monthly. SITUATION TASK ACTION RESULT The major contributor to achieving our 2050 neutrality ambition is carbon capture, so CEMEX needed to get involved in capture research by partnering and participating with consortiums. The goal is to get a portfolio of cost-effective and scalable capture technologies, so we need to explore and get involved in the different alternatives. CEMEX is determined to be disruptive and started conversations with Synhelion. The radically new approach replaces fossil fuels in cement plants with high-temperature solar heat and captures 100% of the carbon emissions, which are then utilized as feedstock for fuel production, enabling cement manufacturing to achieve net-zero level. This is made possible by the unprecedented temperature levels of solar heat provided by Synhelion’s technology and its pioneering process to turn CO2 into synthetic drop-in fuels, such as kerosene, diesel, and gasoline. CEMEX announced their collaboration in September 2020, aiming to build a pilot to be finished in 2023. So far, this partnership has already produced the world’s first solar clinker. TASK ACTION RESULT CEMEX CEO wants to ensure that its low carbon transition plan is accomplished in a timely manner in all the sites at the scheduled pace. In late 2020, CEMEX designed a methodology to implement an internal carbon price that allows the measuring of the financial performance in each one of our cement plants, reflecting a cost for CO2 emissions that simulates that all of our sites in the world operate under an emission trading system (ETS) similar to Europe’s ETS, which is the most advanced scheme, that together with the link to remuneration, strengthen the accomplishment of the planned activities. In 2021, we started to monitor on a monthly basis the Year-to-date (YTD) performance vs. YTD goal for 100% of our cement sites. Example: Panama has a monthly/YTD target for Net kgCO2/cementitious ton, and it is compared to its monthly/YTD performance. The difference is multiplied to the price of carbon updated according to the latest projection on the market price in Europe, impacting its monthly EBITDA. All the efforts to accomplish our roadmap led in 2021 to the largest CO2 reduction for our company in a year, -4.7%, confirming we are on the right track to achieve our 2025 and 2030 targets. CEMEX 2021 INTEGRATED REPORT 265

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Influence on different areas of financial planning: INFLUENCED FINANCIAL PLANNING ELEMENT DESCRIPTION Revenues are mainly affected by the increase in sales expected for the new resilient and low carbon products. The impact on our revenues has already been noted. However, we notice that as soon as our customers understand the magnitude and importance of having a lower carbon footprint and product life cycle assessment, the opportunity will be even more significant. Therefore, our R&D is constantly adapting our product portfolio to meet customer and society needs. Revenues To factor these opportunities into our financial planning process, we consider that this product has a medium magnitude impact. We estimate the sales increase expected annually and calculate the associated revenues. The magnitude of the impact on sales has been so far around a 0.5%, which is still very low, but we expect a medium impact in the middle term and a medium-high one in the long term, impacting 100% of our business units. The operating cost (direct and indirect) is already being impacted by changes in regulations that increase operating production costs, mainly in European cement operations and in California. We include this operating cost increase effect within the OCF (Operating Cash Flow) forecast in the short term (5 Year Business Plan) and moreover, considering the OCF impact in the middle term by simulating the already known rules of Phase IV (in EU and California) and also the mitigation actions we are carrying out to reduce the impact Direct and indirect costs (CO2 Roadmap). Another impact in the financial planning costs is the Alternative Fuels strategy when the price lowers or is expected to lower. We find new alternative fuel opportunities in very specific areas (UK) with a 5% cost decrease compared to previous contracts. The impact of this lever is still low, and it is just affecting some EU operations (mainly UK and Poland), but we are including the potential effect in the middle term financial planning process (5 Year Business Plan, which is updated annually and every time a relevant change arises). Capital allocation and expenditures have an important role for all identified risks and all identified opportunities, so it is factored within our financial planning process with a high impact. While climate change-related risks and opportunities are relevant for all kinds of capital, the main areas where they factor into the CEMEX planning process are the following: n Financial capital: systematic consideration of costs induced by GHG regulation (e.g., taxes, the cost for purchase of allowances) in the evaluation of investment projects; Capital allocation and expenditures general stress testing of our mid-term financial planning by applying an internal carbon price according to the latest projection on the market price in Europe per metric ton of CO2 (average price) and a sensitivity analysis with different prices to evaluate the robustness of the investment. n Human Capital: Increasingly stronger focus on climate change-related topics, e.g., R&D into low-carbon technologies and products; further development of climate management and related processes; investigation of the life-cycle impact of our products and services; transparent communication around the company’s carbon strategy, performance, and advantages of our products and services. n Natural Capital: evaluation of mineral deposits for raw materials for low-carbon products; evaluation of projects to grow biomass as an alternative fuel; evaluation of carbon offset generation. All climate-related risks and opportunities are systematically integrated into the evaluation of acquisitions and divestments. The results depend on the size of the transaction but may range from low impact to be a substantial part of the overall value; as a systematic approach, the climate-related risk is always considered in our acquisition and divestment planning process, factored with a high impact magnitude. For instance, we announced the temporary closing of two operations in Spain in 2018 and one in the UK in Acquisitions and divestments 2020. One of the drivers to take this decision was the higher specific emissions of these operations, as there was a production cost increase expected there in the long term. An example of the impact is that our climate change/low carbon investment increased by more than 25%, and it is planned to increase much more in the coming years, as it is considered in our “CO2 Roadmap”. The access to capital is an opportunity that is already affecting our operations with a medium impact, and we have foreseen a potential to become a high impact risk. Investors, particularly institutional ones, increasingly consider climate-related risks and opportunities in the evaluation of their portfolios. CEMEX maintains an open and transparent dialogue with all interested investors, informing them about the company’s strategy and performance. Besides, during 2021, CEMEX launched the Sustainability-linked Framework, Access to capital one of the most comprehensive in the building materials sector which further aligns our corporate sustainability commitments to our financial strategy as part of our Future in Action Program. In November 2021, we successfully closed a US$3.25 billion syndicated credit agreement, being the first debt to be issued under this Framework. Additionally, we get subsidies in the context of the EU “Innovation Funds” to support our new R&D technologies, and we were granted too with DOE (US) funding for innovation. CEMEX 2021 INTEGRATED REPORT 266

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

c) Describe the resilience of the organization's strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario.

CEMEX assesses the resilience of its medium and long-term climate strategy with different climate scenarios. Up to 2020, we used as reference the RCP-IPCC (RCP 6.0, RCP 4.5); the 2DS (IEA-CSI Cement Low-Carbon Technology Roadmap 2018); and B2DS of the IEA-Energy Technology Perspectives 2017 (ETP2017) climate-related scenarios.

In early 2021, we updated the reference scenarios to the latest ones developed by IEA, the World Energy Outlook 2020, and revisited them in October 2021, when the World Energy Outlook 2021 was published and the underlying assumptions on macro-drivers, policies and techno-economic inputs were adjusted.

The new scenarios included in the evaluation of our strategy resiliency are the Stated Policies Scenario (STEPS), the Sustainable Development Scenario, and the Net Zero emissions by 2050 Scenario (NZE).

The worst case temperature scenario is now the STEPS, which does not take it for granted that governments will reach all announced goals. Instead, it takes a granular sector-by-sector look, considering not only existing policies but also of those that are under development, like the "Fit for 55" package. The SDS and NZE are also considered to evaluate the resiliency of our strategy, as more restrictive transitional scenarios.

SCENARIO NAME	STATED POLICIES	SUSTAINABLE DEVELOPMENT	NET ZERO EMISSIONS BY 2050
Short name - external reference scenario	STEPS	SDS	NZE
Temperature range (2030-2050-2100): (Confidence level: 50%)	(1.5°C - 2°C - 2.6°C)	(1.5°C - 1.7°C - 1.6°C)	(1.5°C - 1.5°C - 1.4°C)
Reference temperature scenario	> 2°C Scenario	Well Below 2°C	Net-Zero emissions by 2050 - 1.5°C
Source	IEA - Energy Outlook 2021	IEA - Energy Outlook 2021	IEA - Energy Outlook 2021
RELEVANT UNDERLYING ASSUMPTIONS			
Industry policies and incentives to technology development	Different measures depending on the geography. EU: New Industrial Strategy and country-level spending on green industry pilots, circular economy and hydrogen. U.S.: Investments from a Department of Energy program to decarbonize manufacturing. LATAM: No incentives, except in Brazil.	In all geographies, policies to support increasing deployment of CCUS and hydrogen, to support circular economy, enhanced minimum energy performance standards by 2025 for electric motors and mandatory energy audits.	Relies on a much more rapid pace of technology innovation than has typically been achieved in the past and at a competitive cost. Most new clean technologies in heavy industry demonstrated at scale in 2030 and more than 90% of heavy industrial production is low emissions in 2050. In 2035, we expect to capture 25% of the carbon in our facilities, and in 2050, 90% of the carbon.
Building sector policies	Different measures depending on the geography. EU: Country-level incentives for renovation and appliance upgrades, new building codes, and clean heating incentives and investment. Egypt: minimum performance standards for incandescent lamps. U.S.: Updated minimum energy performance standards. LATAM: no building policies in place but for Argentina.	Mandatory energy conservation building codes, including net-zero emissions requirement for all new buildings by 2030 at the latest.	Universal energy access and all new buildings are zero carbon-ready and 85% of all buildings are zero carbon-ready in 2050.
Carbon price (IEA reference) USD/ton	EU: 2030: 65 / 2040: 75 / 2050:90 Colombia, Mexico: 2030: 15 / 2040: 20 / 2050: 30 US: Price only in California.	Advanced economies: 2030: 120 / 2040: 170 / 2050: 200 Colombia and Mexico with NZ pledge: 2030: 40 / 2040: 110 / 2050: 160	Advanced economies: 2030: 130 / 2040: 205 / 2050: 250 Developing economies: 2030:15 / 2040: 35 / 2050: 55
Cement demand and demand of low carbon products	CAAGR: +0.7 in 2030 and -0.2 in 2050 Low carbon products demand increase +0.1	CAAGR: +0.7 in 2030 and -0.4 in 2050 Low-carbon products demand increase +0.2	CAAGR: -0.20 in 2030 and -0.3 in 2050 Low-carbon products demand increase +0.5

CEMEX 2021 INTEGRATED REPORT 267

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix SCENARIO NAME STATED POLICIES SUSTAINABLE DEVELOPMENT NET ZERO EMISSIONS BY 2050 Short name - external reference scenario STEPS SDS NZE STRATEGY EFFECTIVENESS: RISKS AND OPPORTUNITIES PROBABILITY IMPACT PROBABILITY IMPACT PROBABILITY IMPACT RISKS LOW MED HIGH LOW MED HIGH LOW MED HIGH LOW MED HIGH LOW MED HIGH LOW MED HIGH Reduced market demand for higher- carbon products/commodities Physical: Increased business interruption and damage across operations and supply chains with consequences for input costs, revenues, asset values, and insurance claims Increased input/operating costs for high carbon activities under regulated markets (even threats to securing license to operate) Risk of stranded assets: plants that cannot be easily upgraded and close to end of their lifetime OPPORTUNITIES Impact for the risk refers to the company’s exposure to the specific risk. Impact for the opportunity is the capitalization the company can have on the opportunity. Increased demand for energy-efficient, lower-carbon products and services New technologies available at competitive cost that disrupt markets Access to competitive energy sources (AF cost) Opportunity to enhance reputation and brand value The results of the analysis confirm that CEMEX’s carbon strategy is in general robust. CEMEX is aware that climate action is the biggest challenge of our times. With the Future in Action program, we remain committed to becoming a net-zero CO2 company by 2050. We will provide greener products and services for a more sustainable and circular world. We will continue working to achieve 2030 targets of reducing our net specific CO2 emissions by 35% compared to our 1990 baseline; mid-term performance validation to guarantee achievement While working to reach our goal of delivering net-zero CO2 concrete by 2050, in 2022 we will validate our 2050 climate targets to be in line with the Science Based Targets initiative Also, CEMEX will continue investing in research and development to deliver innovative building materials and solutions to build climate-smart urban projects, sustainable buildings, and climate-resilient infrastructures, while capitalizing on CX Ventures, Urbanization Solutions, and strategic partnerships. We remain committed to identifying and investing in new technologies needed to achieve our 2050 target, and it will be strengthened in the most carbon-constrained scenarios. CEMEX 2021 INTEGRATED REPORT 268

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix RISK MANAGEMENT a) Describe the organization’s processes for identifying and assessing climate-related risks. b) Describe the organization’s processes for managing climate-related risks. c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organization’s overall risk management. CEMEX’s Risk Management Process At CEMEX, identifying, assessing, discussing, mitigating, and monitoring risks and opportunities is part of an integral process that considers all types of potential risks and opportunities, including climate-related ones that could impact the company’s strategic objectives. The Enterprise Risk Management (ERM) and the Sustainability functions have primary responsibility for conducting this process. CEMEX’s risk management model is a combination of both a ‘bottom-up’ and ‘top-down’ system, that is, one that connects top management insights with the rest of the organization to manage risks and opportunities comprehensively. The risk management process is implemented in a standardized way by the ERM representatives who are present at global, regional, and country levels. The risk and opportunity agendas are developed twice a year and updated on an ongoing basis. A sustainability specialist focuses on regulatory and other risks (such as reputational or market), whereas physical risks related to climate change (e.g., increased probability of flooding, potential interruptions of the supply chain) are covered by regional and local representatives. In addition, the Sustainability expert in the ERM network collaborates with regional and local sustainability staff to monitor and analyze corresponding developments. For example, regional experts constantly follow legislative developments related to CO2 and meet every quarter to share their progress, analyze potential impacts for CEMEX, and immediately report any material changes (such as new emission taxes or important adjustments to emissions trading systems) to the ERM network and Corporate Sustainability. Once the risks are fully identified, CEMEX’s Global risk agenda is developed and presented to the Executive Committee and the Board of Directors for its insight and approval. The Global Risk Agenda is formally updated twice a year. All contributors (direct and indirect) constantly monitor the evolution of important topics (regulatory, scientific and other developments), and changes identified as material will trigger a process designed to ensure that appropriated adjustments are implemented. Through its Sustainability Committee, the Board of Directors oversees and discusses in detail the climate-related risks and opportunities previously identified in the Global risk agenda. These risks and opportunities are included in the Sustainability Risk & Opportunity Agenda. The following is an example of how this process is applied to a transitional risk. One of the most important risks identified is the transition to a new or an update of the carbon regulation. 1. Risk Identification: Sustainability and ERM monitor the status of each country in regard to carbon regulation. Different situations exist: some countries are already regulated, and the regulation will evolve in the short-term (e.g., European Union and California); in other countries, there is a short-term plan to implement a new carbon regulation (e.g., Mexico); and in some countries, there is no short-term risk, but a medium or long-term is considered. 2. Risk Assessment: the financial impact of the transitional risk is evaluated in terms of CO2 and cost, and the goal is to minimize this impact. 3. Risk Discussion: CEMEX has launched Future in Action to address climate action and has developed the cement site-by-site plan “CEMEX CO2 Roadmap”, to identify and list all of the carbon reduction initiatives specific for each site regardless of carbon regulation in place. The plan has to be tracked, and the resources ensured for full implementation. 4. Risk Mitigation: the result of the action is that, after the implementation of all the identified initiatives, the financial impact can be significantly reduced by close to -20%. The following is an example of how the described process is applied to a physical risk, which is the increase of extreme storm events that can disrupt the supply of crucial inputs. 1. Risk Identification: Increased frequency and strength of tropical storms and hurricanes can cause a disruption in supply to our operations. The ERM function selects those operations with a higher probability of an extreme event happening, based mainly on historical events derived from climate change patterns (e.g., Dominican Republic, Colombia, and Puer-to Rico from our South-Central America & Caribbean region). 2. Risk Assessment: The physical risk is evaluated in order to identify all potential impacts that could limit CEMEX from achieving strategic objectives. 3. Risk Discussion: To manage the risk, the ERM function takes a structured and homogeneous global approach by implementing a Business Continuity Program (BCP) to minimize the potential impact of a disruptive event in our businesses. Under the scope of the BCP, a business recovery plan is implemented in each identified site, and it enables the continuity and recovery of operations. ERM develops recovery strategies for PREPSI (People, Resources, Equipment, Premises, Suppliers, and Information). The loss of PREPSI is considered in two stages: operational continuity (by temporarily continuing to provide the goods or services agreed with our customers) and a return to business as usual (recovering business back to normal levels of operation). 4. Risk Mitigation: The result of the implementation of BCP is the reduction of the impact of an extreme event, as we decrease the recovery time of the affected operation by, for instance, increasing the supplies inventories or identifying a backup supply. CEMEX 2021 INTEGRATED REPORT 269

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix The Risk Management Process at CEMEX Our risk management process is an ongoing systematic approach present in corporate, regions, countries, and operational business units. It is a proactive, preventive, and corrective approach to address all potential risks and identify opportunities. There is a full coordination with Sustainability and the climate action strategy of the company. RISK MONITORING Risk and opportunity developments are continuously monitored through several channels and a broad variety of reports are employed to inform senior management about their development. Relevant changes are promptly communicated to decision makers. RISK IDENTIFICATION Main risks and opportunities are identified using a combination of a bottom-up and a top-down approach and employing several techniques that include, but are not limited to, risk interviews, online risk surveys, and risk workshops. Focus is on both strategic and operational issues. RISK ASSESSMENT Risks and opportunities are assessed employing qualitative and quantitative methods to determine their potential impact and likelihood of materialization in a specific timeframe. We prioritize risks and opportunities based on their expected impact or relevance to CEMEX’s strategic objectives. DISCUSSION ON RISK AND MITIGATION STRATEGY AT THE EXECUTIVE COMMITTEE Main risks and opportunities are integrated into the enterprise risk and opportunity agenda, which is discussed by senior management at a global, regional, and country levels. Senior management reviews and updates risk mitigation strategies and assigns a risk owner to be responsible for the risk treatment. RISK MITIGATION Mitigation strategies with a specific action plan for each risk are implemented. ERM representatives follow up on the risk treatment strategy and, in some cases, act as coordinators of ad-hoc task forces focused to mitigate specific risks. Our risk management process adheres to international best practices from the Risk Management Society (RIMS) and Business Continuity Institute (BCI). It is compliant with ISO 31000:2018-Risk management standards and ISO 22300:2018-Business continuity management systems. Furthermore, this process is conducted in compliance with our company’s values, laws of the countries where we operate, and our Code of Ethics and Business Conduct. RISK OVERSIGHT AT BOARD LEVEL Through the Corporate Practices and Finance Committee, the Board of Directors has oversight of the mitigation strategies. CEMEX 2021 INTEGRATED REPORT 270

Company Overview | How We Create Value | Future in Action | Our Progress in 2021 | Financial Performance | Governance | Performance in Detail | Appendix

METRICS AND TARGETS

Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material.

a) Disclose the metrics used by the organization to assess climate-related risks and opportunities in line with its strategy and risk management process.

b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks.

GHG EMISSIONS	2019	2020	2021
Absolute gross CO_2 emissions (million tons)[1]	38.7	37.2	38.1
Absolute net CO_2 emissions (million tons)[1]	36.1	34.9	35.2
Specific gross CO_2 emissions (kg CO_2/ton of cementitious product)[1]	667	658	639
Specific net CO_2 emissions (kg CO_2/ton of cementitious product)[1]	622	620	591
Reduction in CO_2 emissions per ton of cementitious product from 1990 baseline (%)	22.4	22.6	26.2
Scope 1 CO_2 emissions (million tons)	39.0	37.5	38.4
Scope 2 CO_2 emissions (million tons)	3.4	3.4	3.7
Scope 3 CO_2 emissions (million tons)[2]	10.9	10.4	10.7
CO_2 Emissions Intensity (Scope 1 + 2)[3]	3.2	3.2	2.9
CO_2 Avoided Emissions (million tons)	7.5	8.6	10.2
CO_2 Emissions from Biogenic Carbon (million tons)[1]	1.9	1.7	1.8
Scope of emissions covered by an ETS/carbon taxation regime (% Scope 1)	33.6	36.0	34.7

ALTERNATIVE RAW MATERIALS & WASTE MGMT.	2019	2020	2021
Clinker Factor (Cementitious) (%)	77.8	77.0	75.2
Alternative raw material rate (%)[4]	9.6	10.2	11.0
Total waste sent for disposal (thousand ton)	430.3	405.5	405.0
Total waste-derived sources managed (thousand ton)[7]	-	-	22,887.3
Ratio of waste-derived sources managed vs. waste sent for disposal	-	-	57
Ratio of own waste recycled vs. sent for disposal	95	94	95

WATER USE[6]	2019	2020	2021
Total water withdrawals by source (million m³)	59.0	53.7	57.2
Total water discharge by destination (million m³)	22.8	16.0	15.6
Total water consumption (million m³)	36.1	37.8	41.6
Specific water consumption: Cement (l/ton)	229	233	255
Specific water consumption: Ready-mix (l/m³)	214	219	238
Specific water consumption: Aggregates (l/ton)	100	123	132
Sites with water recycling systems (%)	83	82	82

ENERGY CONSUMPTION	2019	2020	2021
Specific heat consumption (MJ/ton clinker)	3,999	4,024	4,023
Specific power consumption (kWh/ton cem)	122	123	122
Fuel Consumption (TJ)	186,190	181,071	186,927
Power Consumption (GWh)	7,517	7,297	7,583
Total Energy Consumption (GWh)	59,236	57,594	59,507
Primary Fuels - Fuel Mix (%)	72.0	74.7	70.8
Petroleum coke	39.3	50.5	44.7
Coal	26.3	17.3	18.5
Fuel oil + Diesel	0.7	0.7	1.1
Natural gas	5.7	6.2	6.5
Alternative Fuels - Fuel Mix (%)	28.0	25.3	29.2
Fossil-based waste	16.8	14.5	18.5
Biomass waste	11.2	10.8	10.7
Clean electricity consumption in cement (%)[5]	30	29	30

c) Describe the targets used by the organization to manage climate-related risks and opportunities and performance against targets.

CLIMATE-RELATED TARGETS	2025 TARGETS	2030 TARGETS	2050 TARGETS
Kg. of CO_2/ ton cementitious material (Reduction from 1990 baseline)	520 35% Reduction	< 475 > 40% Reduction	Net-zero CO_2 concrete
Alternative fuels (%)	43	50	
Clinker factor (%)	74	71	
Clean electricity consumption in cement (%)	40	55	

To know more about our climate-related targets, please refer to our CDP report.

1 Calculation according to the GCCA Sustainability Guidelines for the monitoring and reporting of CO_2 emissions from cement manufacturing.
2 Excluding "use of sold products" of other businesses, 4.1 million tons.
3 Scopes 1 + 2 per total revenues in thousand US dollars.
4 Calculation according to GCCA Sustainability Guidelines for co-processing fuels and raw materials in cement manufacturing.
5 Our definition of clean electricity includes renewable energy sources such as solar, wind, hydro and biomass, together with power generated from waste heat recovery systems.
6 Classification according to GCCA Sustainability Guidelines for the monitoring and reporting of water in cement manufacturing.
7 Figure includes non-recyclable waste consumed in our operations as alternative raw material and fuel, alternative/ secondary aggregates, own recycled material in our main businesses and other waste managed by the company.

CEMEX 2021 INTEGRATED REPORT 271

Company Overview How We Create Value Terms We Use Financial American Depositary Shares (ADSs) are a means for non- U.S.-based corporations to list their ordinary equity on an American stock exchange. Denominated in US dollars, they confer full rights of ownership to the corporation’s underlying shares, which are held on deposit by a custodian bank in the company’s home country or territory. In relation to CEMEX, Citibank, N.A. is the depositary of CEMEX’s ADSs and each ADS represents 10 CPOs. The CEMEX ADSs are listed on the New York Stock Exchange. Euribor (Euro Interbank Offered Rate) is the rate at which interbank term deposits in euros are being offered within the eurozone between prime banks. Free cash flow CEMEX defines it as Operating EBITDA minus net interest expense, maintenance and expansion capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation and coupon payments on our perpetual notes). LIBOR (London Interbank Offered Rate) is a reference rate based on the interest rates at which banks borrow unsecured funds from other banks in London. Maintenance capital expenditures equal investments incurred with the purpose of ensuring the company’s operational continuity. These include capital expenditures on100277-004-Part-223Mar22 18:58Page 276Future in Action Our Progress in 2021Financial Performance Governance Performance in Detail projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies. Net debt equals total debt (debt plus convertible bonds and financial leases) minus cash and cash equivalents. Operating EBITDA equals operating earnings before other expenses, net, amortization and depreciation expenses. Ordinary Participation Certificates (CPOs) are issued under the terms of a CPO Trust Agreement governed by Mexican law and represent two of CEMEX’s series A shares and one of CEMEX’s series B shares. This instrument is listed on the Mexican Stock Exchange .pp equals percentage points Strategic capital expenditures equal investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. TIIE (Tasa de Interés Interbancaria de Equilibrio) is a measure of the average cost of funds in pesos in the Mexi-can interbank money market. Total debt plus other financial obligations is defined by CEMEX as current and non-current debt plus liabilities secured with account receivables and leases. It is not a GAAP measure. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating accounts payable. Industry Aggregates are inert granular materials, such as stone, sand, and gravel, which are obtained from land-based sources (mainly quarries) or by dredging marine deposits. They give ready-mix concrete its necessary volume and add to its overall strength. Under normal circumstances, one cubic meter of fresh concrete contains two metric tons of gravel and sand. Clinker is an intermediate cement product made by sintering limestone, clay, and iron oxide in a kiln at around 1,450 degrees Celsius. One metric ton of clinker is used to make approximately 1.1 metric tons of gray Portland cement. Fly ash is a combustion residue from power plants that can be used as a non-clinker cementitious material. Gray Portland cement is a hydraulic binding agent with a composition by weight of at least 95% clinker and up to 5% of minor component (usually calcium sulfate). Blended Portland cement has lower clinker factor, usually below 90% which results in lower carbon emissions. Both traditional and blended Portland cement, when mixed with aggregates and water, produces concrete or mortar. Installed capacity is the theoretical annual production capacity of a plant; whereas effective capacity is a plant’s actual optimal annual production capacity, which can be 10–20% less than installed capacity. Metric ton is the equivalent of 1.102 short tons. Petroleum coke (pet coke) is a byproduct of the oil refining process that can be incorporated into the cement production process as fuel, in substitution of fossil fuels such as natural gas or coal. Pozzolana is a fine, sandy volcanic ash. Ready-mix concrete is a mixture of cement, aggregates, and water. Slag is the byproduct of smelting ore to purify metals. Appendix

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Cautionary statement regarding forward looking statements This report contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed” or other similar words. These forward-looking statements reflect, as of the date such forward-looking statements are made, or unless otherwise indicated, CEMEX’s current expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CEMEX’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on us or our consolidated entities, include, but are not limited to: the impact of pandemics, epidemics or outbreaks of infectious diseases and the response of governments and other third parties, including with respect to the novel strain of the coronavirus identified in China in late 2019 and its variants (“COVID-19”), which have affected and may continue to adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor con- fidence and consumer spending, as well as availability of, and demand for, our products and services; the cyclical activity of the construction sector; our exposure to other sectors that impact our and our clients’ businesses, such as, but not limited to, the energy sector; availability of raw materials and related fluctuating prices; competition in the markets in which we offer our products and services; general political, social, health, economic and business conditions in the markets in which we operate or that affect our operations and any significant economic, health, political or social developments in those markets, as well as any inherent risks to international operations; the regulatory environment, including environmental, energy, tax, antitrust, and acquisition-related rules and regulations; our ability to satisfy our obligations under our material debt agreements, the indentures that govern our outstanding notes and our other debt instruments and financial obligations, including our subordinated notes with no fixed maturity; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; the impact of our below investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; loss of reputation of our brands; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing initiatives for our products and generally meet our “Operation Resilience” strategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; weather conditions, including but not limited to, excessive rain and snow, and disasters such as earthquakes and floods; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement; terrorist and organized criminal activities as well as geopolitical events; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; and natural disasters and other unforeseen events (including global health hazards such as COVID-19); and Readers are urged to read this report and carefully consider the risks, uncertainties and other factors that affect CEMEX’s business and operations. The information contained in this report is subject to change without notice, and we are not obligated to publicly update or revise forward-looking statements after the date hereof or to reflect the occurrence of anticipated or unanticipated events or circumstances. Readers should review future reports filed by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mex-icana de Valores). This report also includes statistical data regarding the production, distribution, marketing, and sale of cement, ready-mix concrete, clinker, aggregates, and urbanization solutions. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CEMEX’s prices for CEMEX’s products. We generated some of this data internally, and some was obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this report. CEMEX 2021 INTEGRATED REPORT 273

Company Overview How We Create Value Future in Action Our Progress in 2021 Financial Performance Governance Performance in Detail Appendix Investor, Media, and Sustainability Information Exchange Listings Contact and Feedback Bolsa Mexicana de Valores Corporate Communications Headquarters (BMV) and Public Affairs CEMEX, S.A.B. de C.V. Mexico corporate.communications@cemex.com Av. Ricardo Margain Zozaya 325 Ticker Symbol: CEMEXCPO 66265, San Pedro Garza Garcia, Listed securities: CPO Media Relations Contact N.L. Mexico (representing two Series A mr@cemex.com Tel: +52 (81) 8888-8888 shares and one Series B share) Phone: +52 (81) 8888-4327 New York Stock Exchange Investor Relations Contact (NYSE) ir@cemex.com twitter.com/cemex United States From the US: 1 877 7CX NYSE Ticker symbol: CX From other countries: +1 (212) 317-6000 facebook.com/cemex Listed securities: ADS (each ADS representing 10 CPOs) Sustainability Contact instagram.com/cemex sd@cemex.com Web Address youtube.com/cemex www.cemex.com © 2022 CEMEX S.A.B DE C.V. All rights reserved. CEMEX 2021 INTEGRATED REPORT 274